UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES

EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

ASTA FUNDING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies: Asta Funding Inc. common stock, par value $0.01 per share.

(2)

Aggregate number of securities to which transaction applies:

2,915,721 shares of common stock outstanding (includes 406,867 shares of common stock underlying outstanding employee stock options with an exercise price less than $13.10 per share) as of August 25, 2020 (consisting of 6,974,632 shares of common stock outstanding (including shares of company stock options) as of August 25, 2020 minus 4,058,911 shares held by the Stern Group (as defined below) (the “Rollover Shares”)).

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Exchange Act Rule 0-11(c), the filing fee of $4,522.14 was determined by multiplying 0.0001298 by the aggregate merger consideration of $34,839,292.35. The aggregate merger consideration was calculated as the sum of (i) the product of (a) 2,508,854 outstanding shares of common stock (excluding shares of company stock options) as of August 25, 2020 to be acquired in the merger, multiplied by (b) the per share merger consideration of $13.10, plus (ii) the product of (x) 406,867 shares of common stock underlying outstanding employee stock options with an exercise price of $13.10 or less, multiplied by (y) $4.85, representing the difference between the $13.10 per share merger consideration and the $8.25 weighted average exercise price of such options. The Rollover Shares are not included in the foregoing calculation as they are being contributed to Parent (as defined below) immediately prior to the consummation of the merger.

(4)	Proposed maximum aggregate value of transaction: $34,839,292.35

(5)	Total fee paid: 4,522.14

☒	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Asta Funding, Inc.

August 25, 2020

Dear Stockholder:

You are cordially invited to attend a virtual special meeting of stockholders of Asta Funding, Inc. (the “Company” or “we”) to be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., Eastern time. There will not be a physical meeting location. The virtual special meeting can be accessed by visiting https://web.lumiagm.com/298425117 (password: astafund2020), where you will be able to listen to the meeting live, submit questions and vote online. Please note that you will not be able to attend the virtual special meeting in person at a physical location. We have chosen to hold a virtual, rather than an in-person, meeting because we are sensitive to the public health and travel concerns our stockholders may have and recommendations that public health officials have issued in light of the evolving novel coronavirus (“COVID-19”) situation and believe that a virtual stockholder meeting provides greater access to those who may want to attend.

At the meeting, you will be asked to:

•

consider and vote on a proposal to adopt the Agreement and Plan of Merger dated as of April 8, 2020, and as amended by Amendment No. 1 on June 25, 2020 (“Amendment No. 1” and together, the “merger agreement,” unless the context otherwise requires), by and among the Company, Asta Finance Acquisition Inc. (“Parent”) and Asta Finance Acquisition Sub Inc., a wholly-owned subsidiary of Parent (which, along with Parent, is an affiliate of Gary Stern, the Company’s Chief Executive Officer), pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $13.10 in cash and we will become a wholly-owned subsidiary of Parent (the “merger”); and

•

consider and vote upon a proposal to approve one or more adjournments of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

The Company will also transact other such business as may properly come before the stockholders at the virtual special meeting or any adjournment or postponement thereof.

If our stockholders adopt the merger agreement and the merger is completed, you will be entitled to receive $13.10 in cash for each share of our common stock that you own immediately prior to completion of the merger (unless you have properly exercised your appraisal rights with respect to such shares). Upon completion of the merger, we will become a wholly-owned subsidiary of Parent.

Our board of directors, acting upon the unanimous recommendation of a special committee of independent and disinterested members of our board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company, has (without the participation of Gary Stern) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group).

Our board of directors (without the participation of Gary Stern) recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Approval of the proposal to adopt the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the virtual special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone by following the instructions described in the enclosed proxy statement. The failure to vote your shares of our common stock will have the same effect as a vote against the proposal to adopt the merger agreement.

The enclosed proxy statement provides you with information about the virtual special meeting, the merger agreement, the merger and other related matters to be considered by the stockholders of the Company. A copy of the merger agreement is attached as Annex A to the proxy statement and Amendment No. 1 to the merger agreement is attached as Annex B to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety prior to voting your shares. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

On behalf of our board of directors, I thank you for your support and urge you to vote in favor of the adoption of the merger agreement.

Sincerely,

/s/David Slackman

David Slackman

Chairman of the Special Committee

The accompanying proxy statement is dated August 25, 2020 and is first being mailed, with the form of proxy, to our stockholders on or about August 25, 2020.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE MERGER, PASSED UPON THE MERITS OR FAIRNESS OF THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE PROPOSED MERGER, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

Asta Funding, Inc.

NOTICE OF VIRTUAL SPECIAL MEETING OF STOCKHOLDERS

To Be Held on September 25, 2020

TO THE STOCKHOLDERS OF ASTA FUNDING, INC.:

Notice is hereby given that a virtual special meeting of the stockholders of Asta Funding, Inc., a Delaware corporation (the “Company”), will be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., eastern time, which virtual special meeting can be accessed by visiting https://web.lumiagm.com/298425117 (password: astafund2020) for the following purposes:

1.

Merger Proposal. To consider and vote on a proposal to adopt the Agreement and Plan of Merger (the “merger agreement”), dated as of April 8, 2020, and as amended on June 25, 2020, by and among the Company, Asta Finance Acquisition Inc. (“Parent”) and Asta Finance Acquisition Sub Inc., a wholly-owned subsidiary of Parent (which, along with Parent, is an affiliate of Gary Stern, the Company’s Chief Executive Officer), pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $13.10 in cash and we will become a wholly-owned subsidiary of Parent (the “merger”); and

2.

Adjournment Proposal. To consider and vote upon a proposal to approve one or more adjournments of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

The Company will also transact other such business as may properly come before the stockholders at the virtual special meeting or any adjournment or postponement thereof.

The merger agreement and the merger are more fully described in the accompanying proxy statement, which you should read carefully in its entirety before voting.

Our board of directors has fixed the close of business on August 21, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, this virtual special meeting and any adjournment or postponement thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the virtual special meeting.

Our board of directors, acting upon the unanimous recommendation of a special committee of independent and disinterested members of our board of directors, which committee was formed for the purpose of evaluating an offer by Gary Stern to take the Company private, has (without the participation of Gary Stern) approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and has determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group).

OUR BOARD OF DIRECTORS (WITHOUT THE PARTICIPATION OF GARY STERN) RECOMMENDS THAT YOU VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT AND “FOR” APPROVAL OF THE ADJOURNMENT OF THE VIRTUAL SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT.

Your vote is very important, regardless of the number of shares you own. The approval of the adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. If you abstain or do not vote on the adoption of the merger agreement, it will have the same effect as a vote by you against the adoption of the merger agreement.

Whether or not you plan to attend the virtual special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone. Properly executed proxy cards with no instructions indicated on the proxy card will be voted FOR the adoption of the merger agreement and FOR approval of the adjournment of the virtual special meeting, if necessary or appropriate to solicit additional proxies to approve the proposal to adopt the merger agreement.

If your shares are held in “street name,” which means through a brokerage firm, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. If you do not instruct your broker, bank or other nominee how to vote, your shares will not be voted on any proposal on which your broker, bank or other nominee does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker, bank or other nominee can register your shares as being present at the meeting for the purposes of determining the presence of a quorum but will not be able to vote on matters for which specific authorization is required. If you do not instruct your broker, bank or other nominee how to vote, it will have the same effect as a vote against the adoption of the merger agreement.

If you attend the virtual special meeting, you may revoke your proxy and cast your vote at the virtual special meeting via the virtual meeting website, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. Your attendance at the virtual special meeting alone will not revoke your proxy.

If you hold your shares in “street name,” you must obtain a legal proxy from your broker, bank or other nominee in order to vote at the virtual special meeting. Please contact your broker, bank or other nominee for instructions on how to obtain such a legal proxy. If your shares are held by a broker, bank or other nominee, and you plan to attend the virtual special meeting, please also have available at the virtual special meeting this legal proxy and your statement evidencing your beneficial ownership of our common stock. Instructions on who can attend and participate via Internet, including how to demonstrate proof of stock ownership, are posted at www.voteproxy.com. Please carefully review the instructions in the enclosed proxy statement and the enclosed proxy card, the information forwarded by your broker, bank or other nominee, or www.voteproxy.com regarding each of these options.

Stockholders who do not vote in favor of the adoption of the merger agreement have the right to demand appraisal of the fair value of their shares of our common stock, as determined by the Court of Chancery of the State of Delaware, if the merger is completed, but only if they perfect their appraisal rights and the other requirements of the Delaware General Corporation Law are satisfied. A copy of the Delaware statutory provisions relating to appraisal rights is attached as Annex D to the proxy statement, and a summary of these provisions can be found under “Appraisal Rights” on page 68 in the proxy statement.

The enclosed proxy statement provides you with information about the virtual special meeting, the merger agreement, the merger and other related matters to be considered by our stockholders. A copy of the merger agreement is attached as Annex A to the proxy statement and Amendment No. 1 to the merger agreement is attached as Annex B to the proxy statement. We encourage you to read the proxy statement and the merger agreement carefully and in their entirety prior to voting your shares. You also may obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission by following the instructions listed in the section of the accompanying proxy statement entitled “WHERE YOU CAN FIND MORE INFORMATION.”

You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, we will send instructions to you regarding the procedure for exchanging your stock certificates for the cash merger consideration.

By order of the Board of Directors,

/s/ Seth Berman

Seth Berman

General Counsel and Secretary

Englewood Cliffs, New Jersey

August 25, 2020

ASTA FUNDING, INC.

210 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

(201) 567-5648

PROXY STATEMENT – DATED August 25, 2020

GENERAL INFORMATION

PROXY STATEMENT

The enclosed proxy is solicited by the board of directors of Asta Funding, Inc. (the “Company,” “we” or “us”) for use at the special meeting of stockholders to be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., Eastern time. A stockholder giving a proxy has the right to revoke it by giving written notice of such revocation to the Secretary of the Company at any time before it is voted, by submitting to the Company a duly-executed, later-dated proxy, or by voting the shares subject to such proxy by written ballot at the virtual special meeting. The presence at virtual special meeting of a stockholder who has given a proxy does not revoke such proxy unless such stockholder files the aforementioned notice of revocation or votes by written ballot. The proxy statement is dated August 25, 2020.

This proxy statement, the enclosed form of proxy and our Annual Report on Form 10-K for the year ended September 30, 2019, which includes our consolidated financial statements, are first being mailed to stockholders on August 25, 2020. All shares represented by valid proxies pursuant to this solicitation (and not revoked before they are exercised) will be voted as specified in the proxy. Proxy cards that are returned signed, but without voting instructions, will be voted in accordance with the recommendations of the board of directors. Our board of directors recommends that you vote “FOR” the adoption of the merger agreement and “FOR” approval of the adjournment of the virtual special meeting to solicit additional proxies, if necessary or appropriate, to approve the proposal to adopt the merger agreement.

The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries by mail, telephone, facsimile or e-mail or in person without additional compensation payable with respect thereto. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy-soliciting material to the beneficial owners of stock held of record by such persons, and we will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. All costs relating to the solicitation of proxies will be borne by us including expenses in connection with the preparation and mailing of the proxy statement, form of proxy and any other material furnished to the stockholders by us in connection with the Meeting.

The Company has engaged Laurel Hill Advisory Group, LLC (“Laurel Hill”) to solicit proxies in connection with the virtual special meeting. Laurel Hill’s fee for its proxy solicitation services is $6,000, in addition to out-of-pocket expenses. If the Company authorizes Laurel Hill to commence a telephone solicitation campaign of retail and selected unvoted stockholders, those outbound calls will be billed at a rate of $5.50 per contact plus set up and telephone number look-up charges. Inbound phone calls received from stockholders will be billed at $5.50 per call.

Important Notice Regarding the Availability of Proxy Materials for the Special Virtual Meeting of Stockholders to Be Held on September 25, 2020.

This proxy statement, the accompanying form of proxy card and our Annual Report on Form 10-K for the fiscal year ended September 30, 2019, including financial statements, are available on the internet at http://www.astafunding.com. Under the rules issued by the Securities and Exchange Commission, we are providing access to our proxy materials both by sending you this full set of proxy materials and by making our proxy materials available to you free of charge on the Internet.

Throughout this proxy statement, all references to the “Company,” “Asta Funding,” “we,” “us,” and “our” refer to Asta Funding, Inc., unless otherwise indicated or the context otherwise requires. You are being asked to consider and approve the adoption of the “merger agreement” which sets forth the terms pursuant to which the “merger” will be effectuated. In addition to the Company, Asta Finance Acquisition Inc. and Asta Finance Acquisition Sub Inc., which we may refer to as “Parent” and “Merger Sub,” respectively, or collectively as “Parent Parties” in this proxy statement, are parties to the merger agreement. Both Parent and Merger Sub are affiliated with Gary Stern, the Company’s Chief Executive Officer, and certain family members and affiliates of Gary Stern, which we may refer to as “the Stern Group,” in this proxy statement. Lincoln International LLC, who served as financial advisor to the Special Committee of our board of directors, may be referred to in this proxy statement as “Lincoln.”

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and may not contain all of the information that is important to you. We encourage you to read carefully the remainder of this proxy statement, including the attached annexes and the other documents to which we have referred you, because this section does not provide all the information that might be important to you with respect to the merger and the other matters being considered at the virtual special meeting of stockholders. See also “Where You Can Find More Information” on page 107 of this proxy statement. We have included references to other portions of this proxy statement to direct you to a more complete description of the topics presented in this summary.

Parties to the Merger (page 14)

Asta Funding, Inc.

Asta Funding, Inc., a Delaware corporation, is engaged in several business segments in the financial services industry including funding of personal injury claims, through our wholly owned subsidiaries Sylvave, LLC, Simia Capital, LLC and Arthur Funding LLC, social security disability advocacy through our wholly owned subsidiaries GAR Disability Advocates, LLC (“GAR”) and Five Star Veterans Disability, LLC and the business of purchasing, managing for our own account and servicing distressed consumer receivables, including charged off receivables and semi-performing receivables. Our principal executive offices are located at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Our telephone number is (201) 567-5648. Our common stock trades on the NASDAQ Global Select Market under the symbol “ASFI.” See “Important Information Regarding Asta” beginning on page 93 of this proxy statement for a more detailed discussion of the Company.

Parent Parties

Asta Finance Acquisition Inc. (“Parent”) is a Delaware corporation formed on December 26, 2019, and Asta Finance Acquisition Sub Inc. (“Merger Sub”) is a Delaware corporation formed on December 26, 2019 and is a wholly owned subsidiary of Parent. Each of the Parent and Merger Sub (together, the “Parent Parties”) was formed for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. None of the Parent Parties has engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The Parent Parties are affiliated with the Stern Group. See “Important Information Regarding the Parent Parties and the Stern Group” beginning on page 101 of this proxy statement for a more detailed discussion of the Parent Parties.

The Purpose of the Virtual Special Meeting of the Stockholders (page 66)

You will be asked to consider and vote upon the proposal to adopt the Agreement and Plan of Merger, dated as of April 8, 2020, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated June 25, 2020 (“Amendment No. 1” and together, the “merger agreement,” unless context otherwise requires), by and among Parent, Merger Sub and the Company. The merger agreement provides that at the effective time of the merger, Merger Sub will be merged with and into the Company (the “merger”), with the Company surviving the merger as a wholly-owned subsidiary of Parent. At the effective time of the merger, each share of common stock of the Company (the “Common Stock”) outstanding immediately prior to the effective time of the merger (other than certain excluded shares and shares held by any of the Company’s stockholders who are entitled to and properly exercise appraisal rights under Delaware law (“dissenting shares”)) will be converted into the right to receive $13.10 in cash, without interest (the “merger consideration”), less any applicable withholding taxes, whereupon all such shares will be automatically canceled and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Shares of Common Stock held by any of the Parent Parties (including the shares held by the members of the Stern Group, which shares will be contributed to Parent prior to the merger) and by the Company or any wholly-owned subsidiary of the Company will not be entitled to receive the merger consideration.

Following and as a result of the merger, the Company will become a privately held company, wholly-owned by Parent, which in turn will be owned by the following entities and individuals:

●	Gary Stern, our Chief Executive Officer, President and Chairman of our board of directors
●	Ricky Stern, our Senior Vice President and President of GAR
●	Arthur Stern, our former Chairman Emeritus and former director
●	GMS Family Investors LLC, a Delaware limited liability, the sole manager of which is Ricky Stern
●	Emily Stern, the daughter of Gary Stern and sister of Ricky Stern
●	Asta Group, Incorporated, a Delaware corporation owned, in part, by Gary Stern, Ricky Stern, Arthur Stern, and Emily Stern, and for which Gary Stern serves as a director
●

The Ricky Stern Family 2012 Trust, the Emily Stern Family 2012 Trust, the Ricky Stern 2012 GST Trust, and the Emily Stern 2012 GST Trust, each of which are trusts for which Gary Stern and Ricky Stern (or both) serve as trustees

The Virtual Special Meeting of Stockholders of Asta Funding, Inc. (Page 66)

The virtual special meeting of our stockholders will be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., Eastern time. There will not be a physical meeting location. The virtual special meeting can be accessed via webcast by visiting https://web.lumiagm.com/298425117 (password: astafund2020), where you will be able to listen to the meeting live, submit questions and vote online. Please note that you will not be able to physically attend the virtual special meeting in person. At the virtual special meeting, our stockholders will be asked to vote on a proposal to adopt the merger agreement and, if necessary or appropriate, to approve one or more adjournments of the virtual special meeting for the purpose of soliciting additional proxies if there are not sufficient votes to approve the proposal to adopt the merger agreement.

The Merger; Closing (Page 72)

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the merger agreement, until amended in accordance with their terms or by applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

The merger will become effective at the time (which we refer to as the “effective time” of the merger) when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company agree in writing and specify in the certificate of merger in accordance with the Delaware General Corporation Law (“DGCL”).

The closing of the merger will take place on a date which will be the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing.

Treatment of Options (Page 73)

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company stock options with respect to any of such holder’s Company stock options, each Company stock option, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $13.10, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to (a) the product of (i) the excess, if any, of $13.10 over the exercise price per share of Common Stock subject to such Company stock option multiplied by (ii) the total number of shares of Common Stock subject to such Company stock option, without interest, less (b) such amounts as are required to be withheld or deducted under applicable tax provisions.

Recommendation of Our Board of Directors (Page 29)

After deliberation and consultation with its legal advisors, and acting upon the recommendation of the Special Committee which was advised by its own legal and financial advisors, our board of directors has determined (without the participation of Gary Stern) that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group). Our board of directors (without the participation of Gary Stern) recommends that our stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. See “Proposal No. 1—The Merger—Special Factors - Recommendation of our Board of Directors” beginning on page 29 of this proxy statement for a more detailed discussion of the recommendation of our board of directors.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $13.10 per share of Company Common Stock, which represents a premium of approximately 13.2% to the 30-trading day average stock price of $11.57 as of June 24, 2020,  a premium of approximately 25.1% to the average closing share price of our common stock for the 90 days ended on June 24, 2020, a premium of approximately 42.0% to the average price of our common stock during the 52 weeks prior to June 24, 2020 and a premium of approximately 17.6% to the last trading day before the announcement that the Company, Parent and Merger Sub had entered into an amendment to the merger agreement, of $11.14.

Opinion of the Financial Advisor to the Special Committee of Our Board of Directors (Page 36)

On June 19, 2020, Lincoln rendered its opinion to the Special Committee of the Board of Directors of Asta Funding, Inc. to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the merger consideration of $13.10 per share in cash to be received by the holders of shares of common stock of Asta Funding, Inc. (other than Gary Stern and members of the Stern Group) in the proposed transaction, was fair, from a financial point of view, to the holders of such shares.

Lincoln’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the non-Stern Group holders of the merger consideration to be received by such stockholders in the proposed transaction and did not address any other aspect or implication of the proposed transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Lincoln’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln in connection with the preparation of its opinion. However, neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the proposed transaction or otherwise.

Interests of Our Directors and Officers in the Merger (Page 26)

In considering the recommendation of our Special Committee and board of directors with respect to the merger agreement, our stockholders should be aware that certain of our directors and executive officers have certain interests in the merger that are different from, or in addition to, the interests of stockholders generally. These interests may create potential conflicts of interest. In particular, as is described elsewhere in this proxy statement, Gary Stern, who is Chairman of the Board, President and Chief Executive Officer of the Company, is a director, officer and stockholder of Parent and will be a controlling stockholder of Parent after completion of the merger.

Our board of directors was aware of and discussed and considered these interests when it approved the merger. These interests may create potential conflicts of interest.

Financing the Merger

In connection with entering into the merger agreement, the Stern Group has entered into a rollover commitment letter in favor of the Parent. Pursuant to this commitment letter, the Stern Group has committed to transfer, contribute and deliver the shares of our common stock that they directly own to the Parent in exchange for common stock of the Parent.

Parent entered into a Commitment Letter with Bank Leumi USA, dated April 3, 2020, as amended on June 25, 2020, as further amended on August 25, 2020. Pursuant to this debt commitment letter, Bank Leumi has committed to provide a loan facility to Parent for purposes of funding the merger consideration. The loan is expected to have a floating interest rate based on 1-month LIBOR plus 150 basis points, but in any event, no less than 2.7% per annum, and will have an expected maturity date one month after the closing date of the loan. The loan is intended to be secured by a valid first-priority perfected security interest in cash collateral and eligible securities of the Parent Parties and us.

Gary Stern has executed and delivered a limited guarantee in our favor as a condition and inducement for us to enter into the merger agreement. Pursuant to this limited guarantee, Gary Stern is guaranteeing certain obligations of the Parent Parties in connection with the merger agreement.

Regulatory Approvals Required for the Merger (Page 61)

In connection with the merger, we are required to file a certificate of merger with the Secretary of State of Delaware in accordance with the DGCL after the approval of the merger agreement by our stockholders.

Material U.S. Federal Income Tax Consequences (Page 63)

Generally, the receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction to our stockholders for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the shares of our stock surrendered. A non-U.S. holder of our common stock generally will not be subject to U.S. federal income tax on the gain recognized upon the receipt of cash in exchange for our common stock pursuant to the merger unless the gain is effectively connected with the conduct of a trade or business in the United States or the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met.

The tax consequences of the merger to any particular stockholder may vary depending on his, her or its particular circumstances. Due to the individual nature of tax consequences, each stockholder is urged to consult his, her or its own tax advisor as to the specific tax consequences to such stockholder of the merger, including the effects of any applicable U.S. federal state, local, foreign, estate, gift or other tax laws.

 Conditions to the Merger (Page 77)

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions at or prior to the effective time of the merger, unless waived in writing by all parties:

●	the proposal to adopt the merger agreement has been approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Common Stock entitled to vote thereon;

●

the proposal to adopt the merger agreement has been approved by the affirmative vote of holders of at least a majority of the outstanding shares of the Common Stock entitled to vote thereon, other than the Parent, the Stern Group and any other officers and directors of the Company and any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

●

there is no injunction or similar order prohibiting the consummation of the merger (i) by a governmental entity having jurisdiction over the business of the Company and its subsidiaries (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability; and

●

there is no law prohibiting or making illegal the merger (i) by any governmental entity in a jurisdiction in which the business of the Company and its subsidiaries is conducted (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the effective time of the merger:

●

the representations and warranties of the Company in the merger agreement relating to (i) capitalization, (ii) dividends, (iii) the absence of any material adverse effect since September 30, 2019, (iv) finder’s and broker’s fees and (v) takeover laws and rights agreements must be true and correct (except, subject to certain exceptions, for such inaccuracies as are de minimis) both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date;

●

the representations and warranties of the Company in the merger agreement relating to (i) the Company’s subsidiaries, (ii) corporate authority and (iii) outstanding indebtedness must be true and correct in all material respects both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date;

●

the other representations and warranties of the Company in the merger agreement (except those listed in the above preceding bullet points) must be true and correct both when made and as of the closing date of the merger or, with respect to certain representations and warranties, as of a specified date, except where the failure to be true and correct would not result in a material adverse effect, as described under “The Merger Agreement—Conditions to the Merger” beginning on page 77;

●	the Company must have performed in all material respects all obligations that it is required to perform under the merger agreement prior to the closing date of the merger; and

●	the Company must have delivered to Parent an officer’s certificate stating that the conditions set forth above have been satisfied.

Conditions to Our Obligations

Our obligation to complete the merger is subject to the satisfaction or waiver of the following further conditions at or prior to the effective time of the merger:

●

the representations and warranties of the Parent Parties in the merger agreement must be true and correct in all material respects both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date), except where the failure to be true and correct would not impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under the merger agreement;

●	the Parent Parties must have performed in all material respects all obligations that they are required to perform under the merger agreement prior to the closing; and

●	the Parent Parties must have delivered to the Company an officer’s certificate stating that the conditions set forth above have been satisfied.

Restrictions on Solicitations of Other Offers (Page 79)

The merger agreement provides that, subject to certain exceptions, until the effective time of the merger (or, if earlier, the termination of the merger agreement), we must not, and must cause our subsidiaries and representatives not to:

●

initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●

execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement);

●

enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by the merger agreement or breach its obligations thereunder, or propose or agree to do any of the foregoing;

●

fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; provided, however, if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it may release any person from its standstill or similar obligations solely for purposes of enabling such person to confidentially submit to the Company’s board of directors an acquisition proposal;

●

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

●	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

Notwithstanding the foregoing, from the date of the merger agreement until the date that the Company stockholder approvals have been obtained, following the receipt by the Company of an unsolicited bona fide written acquisition proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such acquisition proposal solely to the extent necessary to clarify the terms of such acquisition proposal and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, (A) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (B) that the failure to take the actions set forth in clauses (x) and (y) below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Delaware Law, then the Company may, in response to such acquisition proposal, (x) furnish access and non-public information with respect to the Company and the Company subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such person regarding such acquisition proposal.

Termination of the Merger Agreement (Page 87)

The merger agreement may be terminated at any time by mutual written consent prior to the effective time of the merger, whether before or after stockholder approval has been obtained. In addition, either the Company or Parent may terminate the merger agreement if:

●

the merger has not been completed by December 31, 2020 (the “termination date”), as long as the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of the failure to consummate the merger on or before such date;

●

any final nonappealable injunction or similar order that permanently enjoins or otherwise prohibits the consummation of the merger has been issued (i) by a governmental entity having jurisdiction over the business of the Company and its subsidiaries (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability, and the party seeking to terminate the merger agreement has used the required efforts to prevent, oppose and remove such injunction; or

●

the proposal to adopt the merger agreement has been submitted to the stockholders of the Company for approval and the required vote has not been obtained, provided, that Parent shall not have the right to terminate the merger agreement if the failure to obtain the Stockholder Approval is due to the failure of the members of the Stern Group to vote the shares of Common Stock beneficially owned or controlled by the members of the Stern Group in favor of the approval of the adoption of the merger agreement in accordance with the terms and conditions of the Stern Group Voting Agreement.

Parent may terminate the merger agreement:

●

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Company which would result in a failure of certain conditions relating to the Company’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, so long as the Parent is not then in material breach of their representations, warranties, agreements or covenants contained in the merger agreement; or

●

if the Company’s board of directors or the Special Committee does not include its recommendation to vote in favor of the proposal to adopt the merger agreement in this proxy statement or changes its recommendation, the Company enters into an alternative acquisition agreement, the Company’s board of directors or the Special Committee approves or recommends any alternative proposal or publicly proposes to take any of the previous actions, or a tender or exchange offer constituting an alternative proposal has been commenced and the Company has not sent to its stockholders within ten business days a statement disclosing that the Company’s board of directors or the Special Committee recommends rejection of such tender or exchange offer; in each case, so long as Parent terminates the merger agreement within thirty calendar days of the occurrence of any of the foregoing.

The Company may terminate the merger agreement:

●

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Parent Parties which would result in a failure of certain conditions relating to the Parent Parties representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants contained in the merger agreement;

●

prior to the approval of the proposal to adopt the merger agreement by the Company’s stockholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that substantially concurrently with such termination, the Company must enter into such definitive agreement and pay to Parent the termination fee described under “The Merger Agreement —Termination Fees and Expenses; Reimbursement of Expenses” beginning on page 88 and 89; or

●

if (i) all conditions to the Parent Parties’ obligation to consummate the merger have been satisfied, (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to consummate the merger have been satisfied or the Company is willing to waive any unsatisfied condition and stands ready, willing and able to consummate the closing on such date, (iii) the Parent Parties fail to consummate the merger within three business days following the date the merger was required to close and (iv) the Company stood ready, willing and able to consummate the closing during those three business days.

Termination Fees and Expenses (Page 88)

The Company will be required to pay to Parent an amount equal to $400,000 in cash if:

●

the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that made an alternative acquisition proposal that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements; or

●

Parent terminates the merger agreement because the Board or any committee thereof (including the Special Committee) has changed its recommendation and the event giving rise to such termination is the submission of an acquisition proposal by a person or group that made an alternative acquisition proposal that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements; or

●

the merger agreement is terminated under certain circumstances and, within twelve months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated; or

●	the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal in any circumstance other than those referred to above; or

●	Parent terminates the merger agreement because the Board or the Special Committee has changed its recommendation in any circumstances, other than those referred to above.

Parent will be required to pay to the Company an amount equal to $500,000 in cash if the Company terminates the merger agreement:

●	as a result of a material breach by any of the Parent Parties of the merger agreement that cannot be cured by the termination date or is not cured within thirty days of notice;

●

because (i) the merger is not consummated upon the satisfaction or waiver of all closing conditions, (ii) the Company has irrevocably notified Parent in writing that all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive any unsatisfied conditions, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required pursuant to the merger agreement and (iv) the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the merger; or

●

because the effective time of the merger has not occurred on or before the termination date, if, at the time of or prior to such termination, the Company would have been entitled to terminate the merger agreement pursuant to the immediately foregoing bullet point.

The Company will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent and its respective affiliates in connection with the merger agreement and the financing and the transactions contemplated thereby, up to a maximum amount of $250,000, if the Company or Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. Any such amount may be credited against a Company termination fee, if any, payable to the Parent.

Specific Performance (Page 89)

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of the merger agreement and an injunction or injunctions restraining such breach or threatened breach.

Appraisal Rights (Page 68)

If the merger is completed, under Delaware law, holders of common stock who do not vote in favor of adopting the merger agreement will have the right to seek appraisal of the fair value of their shares of common stock as determined by the Court of Chancery of the State of Delaware, but only if they comply with all requirements of Delaware law, which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of common stock intending to exercise such holder’s appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights.

Market Price of the Common Stock and Dividend Information (Page 100)

The closing price of our common stock on the Global Select Market of The NASDAQ Stock Market, LLC, which we may refer to as the NASDAQ Global Select Market, on June 24, 2020, the last trading day prior to the public announcement of the merger agreement amendment, was $11.14. The $13.10 that will be paid to holders of our common stock in exchange for each share of our common stock they hold represents a premium of approximately 25.1% to the average closing share price of our common stock for the 90 days ended on June 24, 2020 and a premium of approximately 42.0% to the average price of our common stock during the 52 weeks prior to June 24, 2020.

QUESTIONS & ANSWERS ABOUT THE VIRTUAL SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions about the merger, the merger agreement and the virtual special meeting. These questions and answers may not address all questions that are important to you as a stockholder of Asta Funding, Inc. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, including in its annexes, all of which you should read carefully. See also “Where You Can Find More Information” beginning on page 107.

Q:	Why am I receiving this proxy statement?

A:

We have agreed to merge under the terms of a merger agreement that is described in this proxy statement. A copy of the merger agreement and Amendment No. 1 to the merger agreement are attached to this proxy statement as Annex A and Annex B, respectively. You should carefully read this proxy statement in its entirety.

In order for the merger to be completed, stockholders holding a majority of the outstanding shares of our common stock must vote to adopt the merger agreement. You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of common stock with respect to such matters.

We will hold a virtual special meeting of stockholders in order to seek approval of the proposal to adopt the merger agreement and other related matters on which we urge you to vote. This proxy statement contains important information about these matters as well as the virtual special meeting of stockholders. The enclosed voting materials allow you to vote your shares of our common stock without attending the virtual special meeting of stockholders.

Your vote is important. We encourage you to vote your shares of common stock as soon as possible.

Q:	What is the purpose of the virtual special meeting?

A:

At the virtual special meeting, the holders of our common stock will act upon the matters outlined in this proxy statement, including a proposal to adopt the merger agreement and a proposal to approve one or more adjournments of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement, and in the discretion of the proxy holders, on any other proposals to be voted on at the virtual special meeting.

For specific information regarding the merger agreement and adjournment, see “Proposal No. 1—The Merger” beginning on page 14 and “Proposal No. 2– Adjournment of the Virtual Special Meeting” on page 104, respectively.

Q:	Where and when is the virtual special meeting?

A:

The virtual special meeting of our stockholders will be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., eastern time. There will not be a physical meeting location. The virtual special meeting can be accessed via webcast by visiting https://web.lumiagm.com/298425117 (password: astafund2020), where you will be able to listen to the meeting live, submit questions and vote online. We encourage you to allow ample time for online check-in, which will open at 9:00 a.m. Eastern Time. Please note that you will not be able to physically attend the virtual special meeting in person.

Q:	Why is the Company merging?

A:

After deliberation and consultation with its legal advisors as well as a special committee of independent and disinterested members of the board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company and was advised by its own legal and financial advisors, our board of directors has determined (without the participation of Gary Stern) that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group).

Q:	How does the board of directors recommend that I vote?

A:

Our board of directors (without the participation of Gary Stern) recommends that our stockholders vote FOR the proposal to adopt the merger agreement; and FOR the proposal to approve one or more adjournments of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement. See “Special Factors—Recommendations of our Board of Directors” beginning on page 29 of this proxy statement for a more detailed discussion of the recommendation of our board of directors.

Q:	What will happen if the merger is not completed?

A:

If the proposal to adopt the merger agreement is not approved by the Company’s stockholders, or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of Common Stock will continue to be listed and traded on NASDAQ Global Select Market. Under specified circumstances, the Company may be required to pay Parent (or one or more of its designees) a termination fee of $400,000 or the documented out-of-pocket expenses of the Parent Parties and their affiliates, up to a maximum amount of $250,000, or Parent may be required to pay the Company a termination fee of $500,000. See “The Merger Agreement—Termination Fees and Expenses; Reimbursement of Expenses” beginning on page 88.

Q:	What will happen in the merger?

A:

We and our businesses will be acquired by Parent in a cash merger transaction. At the completion of the merger, we will become a wholly-owned subsidiary of Parent. As a result, shares of our common stock will no longer be listed on any stock exchange, including the NASDAQ Global Select Market, or quotation system, and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Q:	Why was the original merger agreement amended?

A:

Amendment No. 1 amended the merger agreement to reflect an increase in the merger consideration from $11.47 per share in cash to $13.10 per share in cash following negotiations between the independent special committee of our board of directors and the Stern Group. For more information about the background of and reasons for Amendment No. 1, see “Special Factors—Background of the Merger” beginning on page 14 and “Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 29.

Q:	What will a stockholder of the Company receive if the merger is completed?

A:

In exchange for each share of our common stock owned and outstanding at the effective time of the merger, each stockholder will receive a cash payment per share of $13.10 unless such stockholder properly exercises and does not withdraw its appraisal rights under the Delaware General Corporation Law, which we may refer to as the DGCL, with respect to such shares (as described below). For example, if a stockholder owns 100 shares of common stock, such stockholder will receive $1,310.00 in cash in exchange for their shares of common stock. You will not own any shares of the capital stock in the Company following completion of the merger.

Q:	What will a holder of the Company’s stock options receive if the merger is completed?

A:

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company stock options with respect to any of such holder’s Company stock options, each Company stock option, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $13.10, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to (a) the product of (i) the excess, if any, of $13.10 over the exercise price per share of Common Stock subject to such Company stock option multiplied by (ii) the total number of shares of Common Stock subject to such Company stock option, without interest, less (b) such amounts as are required to be withheld or deducted under applicable tax provisions

Q:	Will I have appraisal rights if I dissent from the merger?

A:

Yes. Under the DGCL, you have the right to seek appraisal of the fair value of your shares of our common stock, as determined by the Court of Chancery of the State of Delaware, if the merger is completed, but only if (a) you do not vote in favor of adoption of the merger agreement, (b) you deliver a written demand before the vote (as described elsewhere in this proxy statement), (c) you continuously hold through the effective time of the merger the shares for which you demand appraisal and (d) you meet the other requirements of the DGCL. See “The Virtual Special Meeting of Stockholders of Asta Funding, Inc.—Appraisal Rights” beginning on page 68 of this proxy statement for a more detailed discussion of appraisal rights and the text of DGCL Section 262 attached as Annex D to this proxy statement. Failure to follow the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.

Q:	Should I send in my stock certificates now?

A:

No. After the merger is completed you will receive written instructions from the exchange agent on how to exchange your stock certificates for the cash merger consideration. Please do not send in your stock certificates with your proxy.

Q:	When do you expect the merger to be completed?

A:	We are working toward completing the merger as quickly as practicable after the virtual special meeting of stockholders and currently anticipate that the merger will be completed as promptly as possible. However, there can be no assurances that the merger will be completed at all, or if completed, that it will be completed as promptly as possible following the virtual special meeting.

Q:	Who is entitled to vote at the virtual special meeting?

A:

Our board of directors has fixed the close of business on August 21, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the virtual special meeting and any adjournment or postponement thereof. Only holders of our common stock at the close of business on the record date are entitled to vote at the virtual special meeting.

Q:	What is a quorum for the virtual special meeting?

A:

There must be a quorum for the virtual special meeting of stockholders to be held. The holders of a majority of the issued and outstanding shares of our common stock entitled to vote, present in person via the live webcast or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the virtual special meeting of stockholders. Only holders of record of our common stock on the record date will be entitled to vote at the virtual special meeting of stockholders. All shares of our common stock represented at the virtual special meeting of stockholders, but not voting, including abstentions, will be counted as present for determining the presence or absence of a quorum. On the record date, there were 6,567,765 shares of common stock outstanding and entitled to vote. Thus, 3,283,883 shares of common stock must be represented by proxy or by stockholders present and entitled to vote at the virtual special meeting to have a quorum.

Q:	What vote of the Company’s stockholders is required to adopt the merger agreement?

A:

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date. In addition, it is a condition precedent in the merger agreement that we obtain the affirmative vote (in person via the live webcast or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.

Q:

What vote of the Company’s stockholders is required to adopt the proposal to adjourn the virtual special meeting, if necessary or appropriate to solicit additional proxies to approve the proposal to adopt the merger agreement?

A:

Approval of the proposal regarding adjournment of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement require the approval of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon.

Q:	What do I need to do now?

A:

We urge you to read this proxy statement carefully, including its annexes, and consider how the merger will affect you. If you are a stockholder of record, you can ensure your shares are voted at the special meeting by completing, dating, signing and returning the enclosed proxy card in the enclosed prepaid envelope or by voting through the Internet or by telephone. If you hold your shares in “street name,” you can ensure that your shares are voted at the special meeting by instructing your broker, bank or other nominee how to vote, as discussed below. Please do not send in your stock certificates with your proxy.

Q:	How do I cast my vote?

A:	If you are the record owner of your shares, you may vote:

•	Via Internet by casting your vote at www.voteproxy.com using the Internet voting instructions printed on your proxy card;

•

Via telephone. To submit a proxy by calling the toll-free number on the proxy card before 11:59 p.m., Eastern Time, on September 24, 2020. You will then be prompted to enter the control number printed on your proxy card and to follow the subsequent instructions. Submitting a proxy by telephone is available 24 hours a day;

•	By signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope; or

•

By casting your vote at the virtual special meeting via www.voteproxy.com. There will not be a physical meeting location. Any stockholder can attend the virtual special meeting by visiting www.voteproxy.com, where stockholders may vote and submit questions during the meeting. Instructions on who can attend and participate via Internet, including how to demonstrate proof of stock ownership, are posted at www.voteproxy.com.

If you hold your shares in “street name,” you should follow the procedures provided by your broker, bank or other nominee.

If you return your signed proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted FOR the adoption of the merger agreement and FOR the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares?

A:

Yes, but only if you instruct your broker, bank or other nominee how to vote your shares. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not provide instruction on how to vote your shares, your shares will not be voted on the merger proposal and the effect will be the same as a vote by you against the adoption of the merger agreement. We urge you to contact your broker, bank or other nominee promptly to ensure that your vote is counted.

Q:     May I attend the virtual special meeting and vote in person?

A:

Yes. All stockholders as of the record date may attend the virtual special meeting online and holders of our common stock may vote in person. If your shares of our common stock are held in “street name,” you must obtain a legal proxy from your broker, bank or other nominee and bring your statement evidencing your beneficial ownership of our common stock in order to attend the virtual special meeting and vote in person via the Internet.

Whether or not you plan to attend the virtual special meeting, and unless you hold your shares in “street name,” please submit your proxy through the Internet or by telephone or complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope.

Q:	Can I change my vote after I have delivered my proxy?

A:	If you submit your proxy through the Internet or by mail, you may revoke your proxy at any time before the vote is taken at the virtual special meeting in any of the following ways:

•	filing an instrument of revocation or a duly executed proxy bearing a later date by mail to our secretary at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632;

•	casting your vote at the virtual special meeting via the virtual meeting website.

If your shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the virtual special meeting.

Your attendance at the virtual special meeting alone does not automatically revoke your proxy.

Q:	What do I do if I receive more than one proxy or set of voting instructions?

A:

If you hold shares of our common stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the special meeting. Each of these should be voted and returned separately in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares of our common stock are voted.

Q:	What happens if I sell my shares of the Company’s common stock before the virtual special meeting?

A:

The record date for stockholders entitled to vote at the virtual special meeting is earlier than both the date of the virtual special meeting and the consummation of the proposed merger. If you transfer your shares of our common stock after the record date but before the virtual special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the virtual special meeting but will transfer the right to receive the per share merger consideration to the person to whom you transfer your shares.

Q:	Will a proxy solicitor be used?

A:

This solicitation is made on behalf of our board of directors. We have retained Laurel Hill Advisory Group, LLC, which we may refer to as Laurel Hill, to assist our officers, directors and employees in the solicitation of proxies for the virtual special meeting of stockholders. We estimate that we will pay Laurel Hill a fee of approximately $6,000. We have also agreed to reimburse Laurel Hill for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Laurel Hill against certain losses, costs and expenses.

Q:	Who can help answer my questions?

A:	If you have additional questions about the matters described in this proxy statement or how to submit your proxy, or if you need additional copies of this proxy statement, you should contact:

2 Robbins Lane, Suite 201

Jericho, New York 11753

Banks and Brokers Call (516) 933-3100

All Others Call Toll-Free (888) 742-1305

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” on page 107 of this proxy statement.

Neither the SEC nor any state securities regulatory commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger agreement or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the information contained in this proxy statement. Any representation to the contrary is a criminal offense.

PROPOSAL NO. 1—THE MERGER

This section of the proxy statement describes the principal aspects of the proposed merger. While we believe that this description covers the material terms of the merger and the related transactions, this summary may not contain all of the information that is important to Asta Funding stockholders. You can obtain a more complete understanding of the merger by reading the merger agreement and Amendment No. 1 to the merger agreement, copies of which are attached to this proxy statement as Annex A and Annex B, respectively. You are encouraged to read the merger agreement and the other annexes to this proxy statement carefully and in their entirety.

SPECIAL FACTORS

Parties to the Merger

Asta Funding, Inc.

Asta Funding, Inc., a Delaware corporation, is engaged in several business segments in the financial services industry including funding of personal injury claims, through our wholly owned subsidiaries Sylvave, LLC, Simia Capital, LLC and Arthur Funding LLC, social security disability advocacy through our wholly owned subsidiaries GAR Disability Advocates, LLC and Five Star Veterans Disability, LLC, and, through our wholly owned subsidiaries Palisades Collection, LLC, Palisades Acquisition XVI, LLC, Palisades XIX, LLC, Palisades Acquisitions XXIII, LLC and VATIV Recovery Solutions, LLC, the business of purchasing, managing for our own account and servicing distressed consumer receivables, including charged off receivables, and semi-performing receivables. For additional information, please visit www.astafunding.com. Our principal executive offices are located at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Our telephone number is (201) 567-5648. Our common stock trades on the NASDAQ Global Select Market under the symbol “ASFI.” Please see the section entitled “Important Information Regarding Asta” beginning on page 93 of this proxy statement.

Asta Finance Acquisition Inc.

The Parent is a Delaware corporation formed on December 26, 2019 for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The Parent is affiliated with the Stern Group. Gary Stern serves as the sole officer and director of the Parent. Upon consummation of the merger, the stockholders of the Parent will be the members of the Stern Group, with their respective holdings being proportional to the shares of our Common Stock contributed to the Parent. The Parent is the sole stockholder of Merger Sub and, upon consummation of the merger, will be our sole stockholder. The address of the Parent is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753. Please see the section entitled “Important Information Regarding the Parent Parties and the Stern Group” beginning on page 101 of this proxy statement.

Asta Finance Acquisition Sub Inc.

The Merger Sub is a Delaware corporation formed on December 26, 2019 for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The Merger Sub is wholly owned by Parent, and will merge with and into the Company, with the Company as the surviving corporation. The address of Merger Sub is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753. Please see the section entitled “Important Information Regarding the Parent Parties and the Stern Group” beginning on page 101 of this proxy statement.

Background of the Merger

As part of their ongoing oversight and management of the Company’s business, the board of directors and senior management of the Company regularly review and assess the Company’s operations, performance, prospects and strategic direction, and evaluate the possibility of pursuing various strategic transactions and other strategic alternatives as part of ongoing efforts to strengthen the business and enhance stockholder value, while taking into account economic, regulatory, competitive and other conditions.

On October 30, 2019, Gary Stern, the Chairman, President and Chief Executive Officer and a major stockholder of the Company, submitted to the board of directors of the Company a non-binding offer to acquire all of the outstanding shares of common stock of the Company at a price of $10.75 per share and take the company private (sometimes referred to as the “proposed transaction”). In his initial proposal, Gary Stern stated that he was not interested in taking the Company private unless the transaction was approved by a special committee of independent directors and the Company obtained an affirmative vote of the majority of the minority stockholders, which include stockholders other than Gary Stern or members of the Stern Group, in favor of the proposed transaction. Additionally, in his initial proposal, Gary Stern stated that he was not interested in selling his shares in the Company to a third party or participating in any merger or other strategic transaction involving any third party, and did not intend to vote in his capacity as a stockholder in favor of any such alternative transaction.

On October 30, 2019, the board of directors adopted a resolution at a meeting, in which it appointed a special negotiating committee of independent and disinterested directors to consider and negotiate the proposed transaction (“Special Committee”), and appointed David Slackman (“Mr. Slackman”), Timothy Bishop (“Mr. Bishop”) and Michael Monteleone (“Mr. Monteleone”) as members of the Special Committee and appointed Mr. Slackman as Chair of the Special Committee.

On October 31, 2019, David Slackman interviewed Tannenbaum Helpern Syracuse & Hirschtritt, LLP (“Tannenbaum”) for the role of independent legal counsel for the Special Committee.

On November 1, 2019, the Special Committee retained Tannenbaum to act as legal counsel to the Special Committee.

The board of directors adopted a resolution by unanimous written consent, dated November 2, 2019, that, among other things, authorize and delegate to the Special Committee the exclusive power and authority of the board of directors to: (1) establish, approve, modify, monitor and direct the process and procedures related to the review and evaluation of the proposed transaction, including the authority to determine not to proceed with any such process, procedures, review or evaluation and the authority not to recommend the proposed transaction; (2) respond to any communications, inquiries or proposals regarding the proposed transaction; (3) review, evaluate, investigate, pursue and negotiate the terms and conditions of the proposed transaction with Gary Stern (sometimes referred to as “Mr. Stern”) or any other party the Special Committee deems appropriate; (4) determine on behalf of the board of directors and the Company whether the proposed transaction is advisable and is fair to, and in the best interests of, the Company and its stockholders (or any subset of the stockholders of the Company that the Special Committee determines to be appropriate); (5) reject or approve the proposed transaction; (6) recommend to the board of directors the consummation of the proposed transaction; (7) review, analyze, evaluate and monitor all proceedings and activities of the Company related to the proposed transaction; (8) investigate the Company, the potential buyer, the proposed transaction and matters related thereto as it deems appropriate; (9) consider, evaluate, and make recommendations to the board of directors concerning, other transactions presented to the Special Committee involving the acquisition of all of the outstanding common stock of the Company, or similar going private transactions; (10) retain such financial, legal and other advisers as the Special Committee may deem to be necessary or appropriate; and (11) take such other actions as the Special Committee may deem to be necessary or appropriate for the Special Committee to discharge its duties.

The board of directors also resolved not to recommend any going private transaction or any alternative transaction without a prior favorable recommendation by the Special Committee.

Between November 3, 2019 and November 7, 2019, representatives of Tannenbaum held discussions with two potential financial advisors (previously identified by the Special Committee members), who would be retained as financial advisor to assist the Special Committee in evaluating and negotiating the proposed transaction and provide an opinion as to the fairness of any proposed consideration to the stockholders of the Company (excluding any members of the Stern Group) in connection with the proposed transaction.

On November 4, 2019, a putative derivative action was filed by Daniel Litten, on behalf of the Company, asserting claims against certain current and former directors and officers of the Company regarding certain transactions occurring between March 2016 through December 2018 (the “Litten action”).

On November 7, 2019, Tannenbaum reported to the Special Committee on its discussions with the financial advisor candidates to the Special Committee. The Special Committee requested that Tannenbaum contact a third financial advisor candidate, arrange for the three candidates to meet with the Special Committee and present their respective proposals for an engagement by the Special Committee.

On November 13, 2019, the Special Committee held a meeting at the Tannenbaum offices in New York City, at which representatives of Tannenbaum were present. During the meeting, the three financial advisor candidates, Marshall Stevens, Lincoln and Duff & Phelps, presented their respective proposals for an engagement by the Special Committee. Representatives from each candidate presented their background, experience and expertise in mergers and acquisitions advisory matters, public company transactions, and going private transactions. In light of Gary Stern’s offer, which noted that he was not interested in selling his shares in the Company to a third party or participating in any merger or other strategic transaction involving any third party, and did not intend to vote in his capacity as a stockholder in favor of any such alternative transaction, it was determined that the Special Committee’s financial advisors would not solicit any other potential buyers for the Company or alternative transactions. The members of the Special Committee and Tannenbaum conducted a vigorous interview with each candidate.

On November 20, 2019, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present, and discussed and reviewed the three financial advisor candidates taking into consideration the background, experience and fees of each candidate. On the basis of Lincoln’s knowledge, background and deal experience, the Special Committee unanimously selected Lincoln to serve as its financial advisor for the proposed transaction. The Special Committee also discussed the Litten action.

On November 22, 2019, the Special Committee entered into an engagement letter agreement with Lincoln and the Company, in which the parties agreed that the Special Committee would retain Lincoln to act as its financial advisor in connection with the proposed going private transaction.

During November 2019 and December of 2019, representatives of Lincoln met with members of the Company’s management team both in person at the Company’s executive offices and telephonically. Representatives of Lincoln also commenced a review of the Company and reviewed and analyzed the macroeconomic and competitive challenges facing the Company and the industries in which the Company operates.

In early December 2019, following discussions with defense counsel to the Company and Tannenbaum with respect to the Litten action, the Special Committee decided to form a subcommittee of the Special Committee dedicated to evaluating the Litten action as it related to the proposed transaction (the “Litten action subcommittee”). The Special Committee determined that Mr. Slackman, a named defendant in the Litten action, would not be a member of the subcommittee to the Special Committee and would not take part in these discussions because he was a defendant in the action. The members of the subcommittee were Mr. Monteleone and Mr. Bishop.

On December 4, 2019, the Special Committee (with Mr. Monteleone unavailable and absent) held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. Representatives of Lincoln discussed their meetings with the Company’s management team and requested that the Company provide a seven-year forecast for fiscal years 2020-2026, for purposes of Lincoln’s preliminary analysis of the Company and the proposed transaction. The Special Committee informed the representatives of Lincoln that the Company ordinarily only prepares annual forecasts and the Company’s management team may not have the capabilities to provide a seven-year forecast. The Special Committee and representatives of Lincoln discussed the various segments of the Company’s business and the outlook for each segment. The Special Committee discussed that the personal injury division was not profitable. It was also noted, however, that GAR, as an ongoing business was somewhat profitable, with low to medium growth. The Special Committee noted that, although the Company may purchase new consumer receivable portfolios in future periods, it may not be able to purchase consumer receivable portfolios domestically at favorable prices or terms. There was also a discussion at the meeting between the Company and representatives of Lincoln about future projected expenses. The Special Committee noted that one of the benefits of the merger transaction would be that the public company expenses would be eliminated. Additionally, Mr. Slackman, Chair of the Special Committee, expressed his view that it would be unlikely that the Company could find a buyer for the portfolios for the consumer receivables collection business and that the net present value of cash flow is most relevant for ascertaining the value of the Company.

In discussing the requested forecast, Mr. Slackman suggested that the Chief Financial Officer (“CFO”) of the Company, Steven Leidenfrost, a disinterested party to the proposed transaction, have ultimate authority over the forecast, as opposed to Gary Stern, and that the former CFO of the Company, Bruce Foster, who had only left the Company in September 2019, could be available to help with preparing the forecast.

On December 9, 2019, the Company submitted its seven-year forecast (the “Initial Management Forecast”) to the Special Committee for its review. The Initial Management Forecast baseline projections were based on actual 2019 revenues for the first half of fiscal year 2019.

On December 10, 2019, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum, representatives of Lincoln, Steven Leidenfrost, the Company’s CFO, and Monika Dasgupta, Controller of the Company, were present, to discuss the Initial Management Forecast. The Special Committee asked Steven Leidenfrost to provide the assumptions for the Initial Management Forecast. The Special Committee also discussed the treatment of certain expenses in the forecast. Additionally, Steven Leidenfrost noted that while management believed GAR would be profitable, it would not be experiencing meaningful growth.

On December 15, 2020, representatives of Tannenbaum spoke with the Company’s general counsel, Seth Berman, and its CFO, Steven Leidenfrost, to discuss Lincoln’s due diligence requests and, ongoing accounting matters such as the closing of the books and quarterly reporting, deferred tax assets and management forecasts and projections.

On December 16, 2019, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. The Special Committee members discussed with representatives of Lincoln and Tannenbaum the Initial Management Forecast and the Special Committee’s outlook for the Company. The Special Committee raised concerns about the Initial Management Forecast. The Special Committee discussed the viability of certain divisions of the Company, including GAR and the Five Star Veterans, Social Security and Disability claims business. In light of the fact that the Initial Management Forecast presented declining revenues and no growth assumptions, the discussion then turned to the possibility of cutting certain corporate expenses. Finally, the Special Committee discussed with representatives of Lincoln the appropriate metrics that should be used to value the Company. At the time of the meeting, members of the Special Committee expressed their view that it was premature to discuss a valuation for the Company until management addressed the Special Committee’s concerns with respect to the Initial Management Forecast.

On December 18, 2019, the Special Committee held a meeting at Tannenbaum’s offices in New York City, at which representatives of Tannenbaum and Lincoln were present. The Special Committee reviewed financial forecasts for the Company prepared by management of the Company. Representatives of Lincoln provided an update with respect to Lincoln’s preparation of a preliminary financial analysis of the Company.

On December 19, 2019, the board of directors met and determined that the compensation for the Special Committee members for their service on such committee would be $15,000 for Mr. Bishop and Mr. Monteleone, respectively, and $30,000 for Mr. Slackman, for his service as the chair of the Special Committee. This compensation is consistent with the amounts paid to the members of the Special Committee in their capacities as members of the board of directors, and consistent with past payment amounts to those directors who serve on special committees to the board of the directors.

Representatives of Lincoln also reported to the Special Committee that on December 17, 2019, as part of Lincoln’s review of the financial forecasts for the Company, and at the request of the Special Committee, representatives from Lincoln met with Ricky Stern and Gary Stern, as members of the Company’s executive team, and discussed the Company’s corporate expenses and allocation of costs. A principal concern raised by the members of the Special Committee with respect to the Initial Management Forecast was its projection of corporate and public company expenses throughout the business. This concern was due in large part to the lack of anticipated growth throughout the Company’s business segments projected over the 7 years forecasted which was not offset with meaningful reductions in corporate and public company expenses. The Special Committee reviewed and approved for Lincoln’s use an alternative forecast for corporate expenses for Lincoln to use along with the Initial Management Forecast in its preliminary financial analysis. At the end of the meeting, representatives of Lincoln informed the Special Committee that it would be preparing a preliminary financial analysis of the Company.

On December 27, 2019, the Litten action subcommittee, consisting of Messrs. Monteleone and Bishop, held a meeting at which representatives of Tannenbaum were present. The parties discussed a process for considering whether the claims in the Litten action had merit in order to determine whether any value should be placed on the action for the purposes of determining the overall value of the Company.

On December 30, 2019, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. At the meeting, representatives of Lincoln presented Lincoln’s preliminary financial analysis of the Company using the Initial Management Forecast and incorporating the alternative forecast for corporate expenses. Representatives of Lincoln reviewed with the Special Committee the methodologies in its preliminary financial analysis, including, among other things, a preliminary analysis of the high end of the equity value of the Company, the book value of the Company (which the presentation noted was for reference only), an illustrative perspective on potential negotiation positions, the Company’s corporate overhead expenses, the trading history of the Company’s common stock and an illustrative analysis of premiums paid in recent transactions in the diversified financials industry. After a review and discussion of Lincoln’s preliminary financial analysis, the Special Committee decided to indicate, in its negotiations with Gary Stern, that the book value of the Company was a factor that should be considered in valuing the Company, and at the conclusion of the meeting made the decision to discuss its views on value with Gary Stern and seek an increase in price with respect to the proposed transaction from Mr. Stern.

On December 31, 2019, Mr. Slackman had a teleconference with Gary Stern, his attorneys, including a representative of Moomjian, Waite & Coleman, LLP (“MWC”), and representatives of Tannenbaum and Lincoln. The parties discussed Lincoln’s preliminary financial analysis of the Company. Mr. Slackman informed Gary Stern that the book value of the Company was approximately $13.00 per share, and while the Special Committee understood that other factors would be considered when determining a reasonable price in the proposed transaction, the Special Committee requested that he increase his offer. Gary Stern disagreed with relative importance of book value, and stated he would not be interested in a transaction at more than $11.00 per share. Mr. Stern explained that the GAR business, the Company’s most profitable arm, had suffered a significant decline in the six months ended on December 31, 2019, which had not been considered in the Initial Management Forecast. Additionally, Mr. Stern did not agree that all of the Company’s expenses associated with being a public company would immediately cease following consummation of the proposed transaction, Directors and Officers (“D&O”) insurance and accountant costs would remain, and also that a high level of fixed costs would result in negative cash flow at some point during the seven year projection period. In addition, Mr. Stern stated that he disagreed with the numbers used in the GAR forecast of the Initial Management Forecast. Ricky Stern, the Chief Executive Officer of GAR, did not review the GAR portion of the Initial Management Forecast prior to its distribution to the Special Committee.

After Gary Stern left the meeting, Mr. Slackman discussed with the representatives from Tannenbaum and Lincoln the concerns Mr. Stern raised as to the possibility of outdated numbers and/or assumptions in the Initial Management Forecast, such as the absence of the latest actual cash collected for the fiscal period ending December 31, 2019. Of note was the fact that Mr. Stern had not reviewed the Initial Management Forecast prior to its distribution to the Special Committee. Since Mr. Stern was an integral part of the Company’s management team with overall oversight for its businesses as the President and Chief Executive Officer, the Special Committee viewed his understanding of the metrics and assumptions used in the Initial Management Forecast as important and not to be wholly disregarded, despite Mr. Stern’s position as the principal of the acquiror in the proposed merger. After a long discussion with the representatives from Tannenbaum and Lincoln, taking into account, among other things, the concerns raised as to the numbers and assumptions used in the Initial Management Forecast, as well as the concerns regarding projections of corporate and public company expenses, Mr. Slackman suggested that the Company should revise the Initial Management Forecast to include more accurate and supportable assumptions. The Company subsequently prepared and provided a revised forecast (the “First Revised Management Forecast”) to the Special Committee. Due to the material changes from the Initial Management Forecast reflected in the First Revised Management Forecast, representatives of Lincoln, at the request of the Special Committee, requested the Company’s management to provide a memorandum explaining how the First Revised Management Forecast was formulated.

On January 2, 2020, representatives of Lincoln, Tannenbaum and Lincoln’s outside counsel held a telephonic meeting at which the parties discussed the vetting process for the First Revised Management Forecast delivered by the Company to the Special Committee. Later that day, Steven Leidenfrost provided the Special Committee and representatives of Tannenbaum and Lincoln with the requested explanatory memo. The memorandum described the assumptions included in the First Revised Management Forecast and noted that it reflected actual cash collected related to GAR revenue for the six months ended December 31, 2019. The memorandum also explained that the First Revised Management Forecast projected reduced revenue for GAR and income (loss) before taxes. Additionally, the First Revised Management Forecast re-allocated a portion of the annual executive salary of GAR’s president as part of the Company’s corporate overhead expenses, and provided for a 2% growth rate for GAR beginning in 2022.

On January 3, 2020, the Special Committee held a telephonic meeting at which representatives of Tannenbaum and Lincoln were in attendance, and Steven Leidenfrost, Monika Dasgupta and Ricky Stern, members of the Company’s management team, joined the meeting. Prior to the management team joining the meeting, Mr. Slackman reported to the Special Committee his discussions with Gary Stern on December 31, 2019. The Special Committee, and representatives of Lincoln and Tannenbaum also discussed the importance of having the best currently available financial forecasts for the Company. The Special Committee members and representatives of Lincoln discussed the differences and similarities between the Initial Management Forecast and the First Revised Management Forecast. It was noted that, per the explanatory memorandum concerning the GAR segment provided to the Special Committee from the management team, the Initial Management Forecast and the First Revised Management Forecast included assumptions around direct expenses, but not corporate expenses. Also, the Initial Management Forecast and First Revised Management Forecast differed in that revenue and net income were lower in the First Revised Management Forecast. Representatives of Lincoln also reported at this meeting that Gary Stern told representatives of Lincoln and Mr. Slackman that he was willing to increase his offer from $10.75 to $11.00 per share. However, the Special Committee members expressed skepticism that $11.00 was the best and highest price per share that Gary Stern would offer, based on the previous preliminary financial analysis reviewed by the Special Committee. The Special Committee members questioned the appropriateness of a forecast that reduced revenue without also forecasting reduced expenses.

After the members of the management team joined the January 3, 2020 meeting, the Special Committee asked the management team to explain the differences between the Initial Management Forecast and the First Revised Management Forecast. The members of the management team explained that the First Revised Management Forecast reflected the most recent six-month trend for GAR revenue rather than the trend from the first six-months of fiscal 2019. The most recent six-month trend indicated that GAR’s revenue was trending lower. One contributing factor that the management team mentioned was the fact that there was an acceleration in processing disability benefit applications by the Federal government, and other industry factors, which were out of the Company’s control. The Special Committee requested that members of the management team produce a revised forecast and consider how it could reduce Company expenses in later years of the forecast so as to correlate to the reduction of revenue over the seven year period. The members of the management team agreed to prepare a revised forecast for the Company, noting that they had not considered the levels of operating expenses in light of the forecasted revenue, nor were future growth assumptions included. At the Special Committee’s suggestion, management agreed to also use a longer history of GAR’s cash collections and include future growth assumptions in the revised forecast.

On January 3, 2020, the Litten action subcommittee held a meeting, at which representatives of Tannenbaum were present. The parties further discussed the process of evaluating the Litten action. A representative from Tannenbaum advised that he would schedule calls with litigation counsel for the parties involved in the Litten action to discuss their respective positions concerning the lawsuit.

On January 6, 2020, in connection with the Litten action, representatives of Tannenbaum had a conference call with the Company’s litigation defense counsel, a representative from Pepper Hamilton LLP (now known as Troutman Pepper Hamilton Sanders LLP), and with a representative from Abrams & Bayliss LLP, the litigation defense counsel for Louis Piccolo, Mr. Slackman, Mark Levenfus and Bruce Foster. The parties discussed the merits of the claims alleged in the Litten action.

On January 6, 2020, the Company’s management team prepared revisions to the seven year forecast for GAR and presented the second revised consolidated seven year forecast for the Company (the “Second Revised Management Forecast”), along with an explanatory memorandum, to the Special Committee. The Special Committee noted that the Second Revised Management Forecast reflected updated financial information for GAR, but did not yet address the Special Committee’s concerns around the levels of forecasted operating expenses in light of a reduction in forecasted revenue or the need to include future growth initiatives

On or about January 8, 2020, a motion to dismiss the Litten action complaint was filed on behalf of all individual defendants and the Company as nominal defendant.

On January 9, 2020, representatives of Tannenbaum held a conference call with respect to the Litten action with plaintiff’s counsel, a representative from Faruqi & Faruqi, LLP. At the meeting, plaintiff’s counsel provided a general view of the Litten action. Plaintiff’s counsel noted that it was too early in the litigation process to state the damages or consider the monetary value of the claims.

On January 10, 2020, the Litten action subcommittee held a telephonic meeting, at which representatives of Tannenbaum were present. A representative from Tannenbaum explained that the role of the Litten action subcommittee was to evaluate the merits of the Litten action and, if it found the claims to have merit, attempt to assign some value to those claims in connection with the proposed transaction. There was then a discussion regarding the specific claims asserted by the plaintiff in the Litten action. Tannenbaum then reported on its January 6, 2020 conference call with certain defense counsel and its January 9, 2020 conference call with plaintiff’s counsel.

The Litten action subcommittee requested Tannenbaum to prepare a memorandum on behalf of the Special Committee, analyzing the merits and potential value, if any, of the Litten action.

On January 16, 2020, the Special Committee held a meeting, at which members of the Special Committee and representatives of Tannenbaum and Lincoln were present. At the meeting, representatives of Lincoln reviewed with the Special Committee its updated preliminary financial analysis of the Company using the Second Revised Management Forecast, including, among other things, an updated preliminary analysis of the equity value of the Company, the book value of the Company, and the Company’s corporate overhead expenses. Representatives of Lincoln also reviewed with the Special Committee a preliminary financial analysis of the Company on a sum-of-the-parts basis using the Second Revised Management Forecast for each of the Company’s business segments (including the Company’s corporate overhead). Lincoln’s updated preliminary financial analysis, which was based on market data through January 15, 2020, also reflected updated values for the Company’s cash and marketable securities as of such date. At the meeting, the Special Committee discussed the Initial Management Forecast, the First Revised Management Forecast and Second Revised Management Forecast, as well as the GAR projections set forth therein, and the Special Committee determined to instruct representatives of Lincoln to use the Second Revised Management Forecast going forward for purposes of Lincoln’s future analyses.

On January 17, 2020, Tannenbaum provided the Litten action subcommittee with the memorandum in which it evaluated the merits and value, if any, of the Litten action. Tannenbaum concluded that it believed the claims were unlikely to survive a motion to dismiss, and that there are likely no meaningful financial damages associated with the claims. Further, Tannenbaum concluded that it believed there was a reasonable basis for the Special Committee not to attribute value to the Litten action in evaluating an adequate offer price per share in the proposed transaction.

On January 19, 2020, the Litten action subcommittee held a telephonic meeting, at which representatives from Tannenbaum attended. A discussion was held concerning the memorandum previously provided to the Litten action subcommittee. The subcommittee members advised Tannenbaum that they reviewed certain documents related to the transactions involved in the complaint. The subcommittee also agreed that no value should be attributed to the claims in the Litten action for the purpose of evaluating the going-private transaction.

A meeting of the full Special Committee was also held on January 19, 2020 following the meeting of the Litten action subcommittee, at which a representative of Tannenbaum was present. At the beginning of the meeting, Mr. Monteleone and Mr. Bishop, in their capacity as members of the Litten action subcommittee, stated that, in their view, no value should be attributed to the claims in the Litten action for the purpose of evaluating the going-private transaction. During the meeting, the Special Committee authorized Mr. Slackman to request that Gary Stern increase his offer of $11.00 per share. The Special Committee also authorized Mr. Slackman to preliminarily accept an offer that is no less than $11.00 per share as a basis to negotiate the merger agreement. Following the meeting, Mr. Slackman and Gary Stern discussed increasing Mr. Stern’s offer, and Mr. Stern agreed to offer $11.05 per share, which Mr. Slackman preliminarily accepted on behalf of the Special Committee as a basis to negotiate the merger agreement.

On January 20, 2020, counsel for the Stern Group, MWC, sent a draft merger agreement to Tannenbaum.

From January 20, 2020 until the execution of the merger agreement on April 8, 2020, the Special Committee, Mr. Stern and their respective legal advisors exchanged several drafts of, and engaged in numerous discussions and negotiations concerning the terms of, the merger agreement and the Stern Group voting agreement. Significant areas of discussion and negotiation included the amount of the merger consideration; the scope and terms of the representations, warranties and covenants, including the interim operating restrictions; the circumstances in which the Company would be permitted to terminate the agreement and the termination-related fees payable in connection therewith; and the consequences for certain breaches of the agreement.

On January 24, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. A representative from Tannenbaum discussed the most recent draft of the merger agreement, which he distributed to the Special Committee on January 23, 2020. The representative from Tannenbaum discussed the remaining open issues in the merger agreement and answered questions posed by the Special Committee members. Following the meeting, Tannenbaum distributed a revised draft of the merger agreement to MWC.

On January 30, 2020, representatives of Tannenbaum and Mr. Monteleone, in his capacity as a member of the Company's Audit Committee and the Special Committee, had a telephonic conference call. The membership of the Company's Audit Committee and the Special Committee consists of the same individuals, i.e., Messrs. Slackman, Monteleone and Bishop. These members, in their capacities as members of the Audit Committee and the Special Committee, requested the Company's management to prepare a new forecast and include in the forecast a business plan to address the previously requested growth initiatives, as the prior forecasts did not plan for any meaningful growth, which both the Special Committee and Audit Committee regarded as a concern for the future outlook of the Company, and to reflect the proper alignment of forecasted expenses with forecasted revenue in light of the projected decline in revenues and net income.

From February 3, 2020 through February 12, 2020, members of the Special Committee and representatives of Tannenbaum held numerous conversations with members of the Company’s management team to discuss the development of a new seven-year forecast for the Company and a new business plan. The new forecast would address the existing concerns of the Special Committee about expenses and future growth, and would include the available financial results of the first fiscal quarter of 2020.

On February 7, 2020, MWC sent a revised draft of the merger agreement to Tannenbaum.

On February 17, 2020, in light of the discussions between the members of the Special Committee and the Company’s management team between February 3, 2020 and February 12, 2020, Steven Leidenfrost distributed to the Special Committee and representatives of Tannenbaum, a third, and final, revised seven-year forecast (the “Final Management Forecast”) and supporting memorandum detailing assumptions used and processes utilized in developing such forecast. The Final Management Forecast included revenue associated with future growth plans, including plans for a new business segment to be involved in small business lending, and an alignment of forecasted operating expenses with forecasted revenue. As a result, the Final Management Forecast addressed the concerns raised by the Special Committee, as well as the Audit Committee.

The Final Management Forecast was prepared by numerous members of the Company’s management team. David Cavill, Director of Business Intelligence prepared the Final Management Forecast for the Company’s Consumer Receivables business. Monika Dasgupta, Corporate Controller, prepared the Company’s business segments portion of the Final Management Forecast, including GAR, Five Star Veterans Disability LLC (“Five Star”) and Personal Injury, and corporate portion of the Final Management Forecast, which includes certain non-allocated administrative costs, interest income and various other non-operating income and expenses and assets including cash and cash equivalents, investments in equity securities and available-for-sale debt securities, settlement receivable, property and equipment, goodwill, deferred taxes and other assets. Ricky Stern, as Senior Vice President and President of GAR reviewed and approved the GAR and Five Star forecast. Lou Piccolo, a member of the Company’s board of directors who is not a member of the Special Committee provided consulting services to the Company in preparing the Small Business Lending business plan. Key assumptions and forecast information with respect to such Small Business Lending plan were reviewed with Gary Stern, in his capacity as the President and Chief Executive Officer of the Company. Gary Stern, in his role as President and Chief Executive Officer, provided strategic directions, and assumptions regarding the Personal Injury business, Consumer Receivables business and overhead expenses. Gary Stern also reviewed and approved the final forecasted results used in the Final Management Forecast. Steven Leidenfrost, Chief Financial Officer, reviewed the Final Management Forecast for accuracy within the forecasted worksheet, and overall reasonableness. Mr. Leidenfrost also reviewed and approved the assumptions used by David Cavill, Louis Piccolo and Monika Dasgupta.  Ricky Stern reviewed and approved the assumptions used for GAR and Five Star.

On February 18, 2020, the Special Committee and a representative from Tannenbaum held a telephonic meeting to discuss the Final Management Forecast and explanatory memorandum from Steven Leidenfrost on behalf of the Company.

On February 21, 2020, the Final Management Forecast was approved by the Special Committee for Lincoln’s use and shared with representatives of Lincoln.

On February 27, 2020, Seth Berman, general counsel to the Company, sent Tannenbaum a revised draft of the merger agreement, which included comments from the Company’s Accounting Department. Tannenbaum forwarded such draft to MWC.

On February 29, 2020, the Special Committee entered into an amendment (the “Engagement Letter Amendment No. 1”) to the engagement letter agreement with Lincoln, dated November 22, 2019 with Lincoln, to increase the fees to be paid to Lincoln as a result of the additional work conducted by Lincoln in connection with the several revised management forecasts that the Special Committee asked Lincoln to review.

On March 13, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. At the meeting, representatives of Lincoln reviewed with the Special Committee its updated preliminary financial analysis of the Company using the Final Management Forecast, including an updated preliminary financial analysis of the items Lincoln reviewed with the Special Committee in Lincoln’s previous presentation on January 16, 2020. Representatives of Lincoln also discussed with the Special Committee its preliminary financial analysis of the proposed small business lending segment, identified by Company management in the Final Management Forecast. Lincoln’s preliminary financial analysis, which was based on market data through March 12, 2020, also reflected the actual results of the Company, including its cash position, through December 31, 2019, and the value of the Company’s marketable securities as of March 12, 2020, which had increased significantly. The Special Committee then discussed with representatives of Lincoln the current offer price of $11.05 per share, as compared to the preliminary financial analysis in Lincoln’s presentation, which included an indicated equity value range for the Company of $11.28 to $11.68 per share. After discussion, the Special Committee determined that the current offer price of $11.05 per share was insufficient based on the improvement in the Company’s balance sheet. The Special Committee authorized Mr. Slackman and Mr. Monteleone to contact Gary Stern and request that his offer be increased.

Following the Special Committee meeting on March 13, 2020, Mr. Slackman, Mr. Monteleone and a representative of Lincoln had a telephonic meeting with Gary Stern to discuss the Special Committee’s determination that the $11.05 offer price was insufficient and to present the case to Mr. Stern for increasing his offer for the Company. Mr. Stern proposed $11.25 per share, and Messrs. Slackman and Monteleone told Mr. Stern that the Special Committee would not consider such price. Messrs. Slackman and Monteleone asked Mr. Stern to increase his $11.05 offer by $0.59 to $11.64 per share, but Mr. Stern was unwilling to agree to such an increase. Following an extensive discussion, Mr. Stern agreed to increase his offer to $11.47 per share, which reflected an increase of $0.42 per share that was equal to the per share increase in the cash and cash equivalents, investments and available-for-sale securities on the Company’s balance sheet as of December 31, 2019 as compared to September 30, 2019. Messrs. Slackman and Monteleone agreed to present this price to the Special Committee at its next meeting.

On March 16, 2020, the Special Committee held a telephonic meeting with representatives of Lincoln and Tannenbaum present. Mr. Slackman reported on the discussion with Gary Stern, in which he offered $11.47 per share. After much discussion, the Special Committee unanimously approved Mr. Stern’s latest offer of $11.47 per share. On March 16, 2020, a representative from Tannenbaum communicated to Mr. Stern’s counsel that the Special Committee supported Mr. Stern’s $11.47 per share offer.

On March 19, 2020, Mr. Stern called Mr. Slackman to discuss the impact of COVID-19 on the Company’s collection efforts with respect to several categories of receivables and Mr. Stern’s belief that an $11.47 per share offer price was not justified by the current operating and economic environment. Over the next several days, Mr. Stern’s counsel and lawyers from Tannenbaum had several teleconferences to discuss COVID-19, the merger process and the offer price. In the last of those discussions, Mr. Stern agreed that he would not withdraw his $11.47 offer or try to negotiate a lower price.

On March 26, 2020, the Special Committee held a telephonic meeting with representatives of Tannenbaum to discuss the state of the draft merger agreement and open issues therewith.

From April 3 through April 7, 2020, counsel for the Stern Group, the Company and the Special Committee continued to negotiate the merger agreement. At this time, certain open issues remained on the draft merger agreement, including the amount of the termination fees. On April 6, 2020, the members of the Special Committee were given a draft of the merger agreement and ancillary documents in substantially final form. On April 7, 2020, the parties came to an agreement on all of the open issues and a revised draft of the merger agreement was distributed to the members of the Special Committee, the Company, the Stern Group and each party’s respective legal and financial advisors.

On April 8, 2020, the Special Committee held a meeting at which representatives of Tannenbaum and Lincoln were present. Representatives of Tannenbaum discussed the process and procedures undertaken by the Special Committee and their fiduciary duties. Representatives of Lincoln delivered Lincoln’s opinion as to the fairness of the merger consideration of $11.47 per share in cash to be received by the holders of shares of Company common stock (other than Gary Stern and members of the Stern Group) in the proposed transaction. Following the delivery of Lincoln’s opinion, the Special Committee, after discussions on the merits of the proposed transaction, unanimously approved the resolution to recommend the board of directors approve the proposed transaction and determined that the merger and the other transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, the Company and the Company stockholders (other than Gary Stern and members of the Stern Group).

Following the Special Committee meeting, the board of directors held a telephonic meeting to hear and discuss the Special Committee’s unanimous recommendation as to the proposed transaction. The board of directors thereafter (without the participation of Gary Stern) determined that the merger and the other transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, the Company and the Company’s stockholders (other than Gary Stern and members of the Stern Group) and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement. The board of directors also (without the participation of Gary Stern) resolved that the merger agreement be submitted for consideration by the stockholders of the Company at a special meeting of stockholders and recommended (without the participation of Gary Stern) that the stockholders of the Company vote to adopt the merger agreement.

Later that same day, the Company and Parent, Merger Sub and the applicable Stern Group members executed the merger agreement and the ancillary documents thereto.

On the evening of April 8, 2020, the Company issued a joint press release and filed a Current Report on Form 8-K announcing the merger transaction and the execution of the merger agreement.

In light of the execution of the merger agreement, on April 14, 2020, the parties to the Litten action entered into a joint stipulation and submitted a proposed order to stay proceedings in the Litten action until the earlier of: (i) an announcement by the Company of the completion or cancellation of the merger; or (ii) June 30, 2020. The court granted the parties’ stipulation and proposed order the same day.

On May 22, 2020, RBF Capital, LLC (“RBF”), a stockholder owning approximately 8.9% of the outstanding shares of the Company, provided the Company with an offer letter to buy the outstanding shares of the Company for $13.00 per share (“RBF Proposal”). This information was also disclosed in a Schedule 13D, filed on May 22, 2020.

On May 26, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. The Special Committee and representatives of Tannenbaum discussed the RBF Proposal. The Special Committee and Tannenbaum discussed the terms of the Agreement and Plan of Merger relating to other acquisition proposals and options for potential next steps in light of the RBF Proposal.  After lengthy discussions, it was determined that the representatives from Tannenbaum would have a discussion with counsel for each of the Stern Group and RBF and that the Special Committee would meet again on May 29, 2020.

Following the May 26, 2020 Special Committee meeting, representatives of Tannenbaum had separate discussions with RBF and its counsel, the Company’s counsel, and with the Stern Group’s counsel.

On May 28, 2020, the Company’s securities counsel received two letters and a draft complaint from attorneys for certain stockholders in connection with the Company's preliminary proxy statement, filed May 7, 2020, which were subsequently shared with the Special Committee.  The letters and draft complaint contained allegations regarding the adequacy of disclosures in the preliminary proxy statement, particularly with respect to the disclosures relating to financial projections.

On May 29, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. At the meeting, the Special Committee and representatives of Tannenbaum continued to discuss the RBF Proposal. The Special Committee discussed the potential re-engagement and role of Lincoln in connection with the RBF Proposal. Representatives from Tannenbaum then reported on their conversation with RBF and stated that RBF provided information concerning its background and how long it would take to conduct diligence, if the Company was willing to share information with RBF. The representatives of Tannenbaum then reported on their discussions with counsel for the Company, as well as counsel for the Stern Group.

The Special Committee also discussed how to ascertain whether the members of the Stern Group would be willing to sell their respective shares to a third party. After further discussion, the Special Committee asked representatives of Tannenbaum, as its counsel, to request counsel for the Stern Group to formally state whether or not the members of the Stern Group were interested in selling shares in response to the RBF Proposal. The Special Committee also requested that the Tannenbaum representatives ask counsel for the Stern Group whether the Stern Group was willing to have a discussion with RBF concerning its proposal. The Special Committee also discussed the potential outcomes of a vote of the Company’s minority stockholders with respect to the Stern Group’s current proposal in light of the RBF Proposal.

The Special Committee also discussed the two letters and draft complaint received by the Company, and shared with the Special Committee, from attorneys for certain stockholders concerning the adequacy of disclosures in the preliminary proxy statement. The Special Committee noted that those concerns would be considered in the amended proxy statement.

On May 29, representatives from Tannenbaum had a call with the Stern Group’s counsel to discuss the RBF Proposal and their position with respect thereto.

On June 1, 2020, the Special Committee received a formal letter from Mr. Stern, on behalf of the Stern Group and pursuant to the Special Committee’s request, which reiterated the Stern Group’s position stated in its original offer letter that the Stern Group was not interested in selling its shares in the Company or participating in a merger or other strategic transaction with a third party and would not vote its shares in favor of such a transaction

On June 2, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. During the meeting, the representatives of Tannenbaum reported on their discussions with the Stern Group’s counsel, as well as the June 1, 2020 letter from Mr. Stern. The Special Committee further discussed the Stern Group’s position, as set forth in the letter.

The Tannenbaum representatives also reported that the Stern Group’s counsel preferred that the Special Committee communicate with RBF with respect to the RBF Proposal rather than the Stern Group doing so. A representative of Tannenbaum requested that the Stern Group confirm in writing that it would not view the Special Committee’s communications with RBF to constitute a breach of the merger agreement, and counsel for the Stern Group agreed to provide such confirmation and did so in writing on June 2, 2020.  Following a discussion, the Special Committee determined by unanimous vote to authorize Mr. Slackman to conduct such discussions with RBF on behalf of the Special Committee, with Tannenbaum as counsel to the Special Committee, after the written confirmation was received from the Stern Group’s counsel.

The Special Committee and representatives of Tannenbaum also discussed various potential scenarios relating to the RBF Proposal, which would depend upon the outcome of the Special Committee’s discussions with representatives of RBF and the Stern Group. Additionally, there were discussions about the Special Committee’s duties and responsibilities in connection with responding to the RBF Proposal.

On June 4, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. At the meeting, the Special Committee discussed a draft non-disclosure agreement, to be executed by RBF and its affiliates and the Company, in connection with preliminary discussions regarding the RBF Proposal. Such draft agreement had been distributed to the Special Committee prior to the meeting. The Special Committee then discussed the potential role of Lincoln in assisting the Special Committee with evaluating the RBF Proposal, if they were to re-engage Lincoln. Among the topics that were discussed were whether or not the Special Committee should request an updated opinion from Lincoln in light of the RBF Proposal, as well as whether further information was needed from the Company.  Following this discussion, the Special Committee directed Mr. Slackman and the representatives from Tannenbaum to have a preliminary conversation with representatives of Lincoln to update them on the new developments concerning RBF. It was also decided that after Mr. Slackman conferred with RBF, the Special Committee should meet with representatives of Lincoln to discuss what further steps the Special Committee and Lincoln should take.

On June 4, 2020, the Company entered into a non-disclosure agreement with RBF and its affiliate, to govern any preliminary discussions between the Company and RBF and its affiliates.

On June 5, 2020, Mr. Slackman and a representative of Tannenbaum had a telephonic meeting with RBF and Richard Fullerton, President of RBF, and RBF’s counsel. During the meeting, Mr. Fullerton discussed some of the reasons why RBF was interested in acquiring the Company. Mr. Slackman and a representative from Tannenbaum informed the RBF representatives that Gary Stern reiterated to the Special Committee his previously stated position of not being willing to sell his shares in the Company to a third party. Mr. Fullerton inquired if that included the whole Stern Group or just Gary Stern and the representative of Tannenbaum reported that it included the entire Stern Group. Mr. Fullerton expressed his view that RBF raising its $13.00 per share offer would be futile in light of the Stern Group’s position.  Mr. Slackman and the representative of Tannenbaum asked Mr. Fullerton if RBF would be supportive of an increased offer from the Stern Group in light of their position that they did not intend to sell their shares  of the Company’s stock to a third party. Mr. Fullerton responded that there could be a number that RBF would be willing to sell at, but did not indicate what that number was. Mr. Slackman and the Tannenbaum representative then asked if the RBF team would be interested in joining a call hosted by the Special Committee with the Stern Group regarding the RBF Proposal and/or a potential increased offer that the Special Committee would seek from the Stern Group. The RBF team indicated that they would be interested in participating in such a discussion.

 On June 8, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. Mr. Slackman and a representative of Tannenbaum reported on the call they had on June 5, 2020 with RBF and Richard Fullerton, President of RBF, and RBF’s counsel. Following the discussion of the RBF meeting, the Special Committee members authorized Mr. Slackman to participate in the call with the RBF team and the Stern Group, along with representatives from Tannenbaum.

The next item of discussion at this meeting was the re-engagement of Lincoln to advise the Special Committee in evaluating the RBF Proposal and to potentially render an opinion as to the fairness of the RBF Proposal.  The Special Committee determined that it would re-engage Lincoln and planned to hold a meeting at which representatives of Lincoln would be present to discuss with the Special Committee its request for an opinion with respect to the RBF Proposal.  The Special Committee authorized Mr. Slackman to reach out to representatives of Lincoln to express the Special Committee’s interest in re-engaging Lincoln and to ask representatives of Lincoln to propose terms to the Special Committee for Lincoln’s re-engagement.

The Special Committee also discussed different strategies for negotiating with both RBF and the Stern Group in light of the terms of the merger agreement.

On June 10, 2020, Mr. Slackman and a representative of Tannenbaum had a call with Gary Stern, counsel for the Stern Group, Richard Fullerton from RBF and its counsel, which was arranged at the request of the Special Committee. During the call, Mr. Fullerton explained why he did not believe $11.47 was adequate consideration in connection with the merger. Mr. Stern reiterated the Stern Group’s position that, even in light of RBF’s current $13.00 per share offer for the Company, the members of the Stern Group were not interested in selling their respective shares in the Company to a third party under any circumstances. After considerable discussion among the parties, the call ended with no agreement in place and no indication that RBF or the Stern Group were interested in continuing the discussions.

Following the meeting with the RBF team and the Stern Group team, a representative of Tannenbaum had a call with the Stern Group’s counsel, at which the representative from Tannenbaum asked if the Stern Group was receptive to increasing its offer above $11.47 per share. The Stern Group’s counsel reported that Mr. Stern might be receptive to offering a higher price closer to $13.00 per share or slightly more. During this call, the representative from Tannenbaum informed Stern Group’s counsel that the Special Committee intended to re-engage Lincoln as its financial advisor to assist it with the evaluation of RBF’s $13.00 per share offer and/or any other subsequent offer made by the Stern Group.

Later that same day, following the call with the Stern Group’s counsel, a representative of Tannenbaum and Mr. Slackman had a call with Mr. Fullerton from RBF. During this call, Mr. Fullerton informed Mr. Slackman and the representative of Tannenbaum that RBF disagreed with the $11.47 price as a fair price, and that RBF would support a $13.50 per share offer. Mr. Fullerton also indicated that RBF was open to a price below $13.50.

Also on June 10, 2020, following the call with Mr. Fullerton, Mr. Slackman had a call with Mr. Stern. During the call, Mr. Stern questioned why re-engaging Lincoln was required, to which Mr. Slackman advised Mr. Stern to talk to his counsel and have his counsel contact a representative of Tannenbaum. They also discussed the possibility of Mr. Stern raising his offer to $13.00 or more per share.

Later that day, the Special Committee received a letter from counsel to the Stern Group. The letter stated that Mr. Stern and the Stern Group believed that there was no reasonable basis for the Special Committee to conclude that the RBF Proposal constituted, or could reasonably be expected to lead to, a Superior Proposal, as that term is defined in the merger agreement. Thus, the Stern Group was ready, willing and able to proceed with the merger agreement on its current terms. Nevertheless, the letter stated that the Stern Group was prepared to increase its offer to $12.00 per share.  The letter further stated that if the Stern Group were to so increase its offer, it did not anticipate that the Special Committee would waste the parties’ time or the Company’s money consulting with a financial advisor given the increased amount of the offer over the $11.47 offer for which the Special Committee had already received a fairness opinion.

On June 11, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum were present. Mr. Slackman and a representative of Tannenbaum reported on the numerous discussions they had with members of the RBF team and the Stern Group team on June 10, 2020. The Special Committee then discussed the letter it received from the Stern Group’s counsel on June 10, 2020, regarding the $12.00 offer.  Representatives of Tannenbaum advised the Committee that they believed Mr. Stern’s counsel’s position was without merit, and that the Special Committee was not precluded under the merger agreement from considering the RBF Proposal or from seeking further advice from Lincoln.

At this meeting, the Special Committee also discussed when to re-engage Lincoln, and what Lincoln’s role would be with respect to advising the Special Committee in evaluating the RBF Proposal, or any new proposal by Mr. Stern.  The Special Committee discussed the proposed terms of Lincoln’s re-engagement, which had been set forth in a draft engagement letter and sent to the Special Committee members prior to the meeting. The Special Committee determined that it would re-engage Lincoln while the Special Committee simultaneously continued to try to negotiate a deal between Mr. Stern and RBF in which Mr. Stern would substantially increase his offer. The Special Committee determined to schedule a meeting at which representatives of Lincoln would be present to discuss with the Special Committee the RBF Proposal and whether the Special Committee would request an opinion with respect to the RBF Proposal. The Special Committee authorized Mr. Slackman to reach out to representatives of Lincoln to invite them to the next Special Committee meeting.

The Special Committee asked a representative of Tannenbaum to talk to MWC, counsel to the Stern Group, to inquire as to whether the Stern Group would still consider making a $13.00 per share offer, since the representative from MWC indicated in the earlier call that he was willing to communicate that request to the Stern Group. Additionally, the Special Committee authorized Mr. Slackman and a representative of Tannenbaum to talk to RBF to determine what price per share it would consider fair and would support from the Stern Group.

On June 11, 2020, following the Special Committee meeting, representatives of Tannenbaum spoke to counsel for the Stern Group, to discuss a process for the Special Committee to operate as the negotiating agent to bring the Stern Group and RBF to a negotiated transaction at a price acceptable to the Special Committee and RBF.  Later that day, representatives of Tannenbaum spoke to counsel and asked whether the Stern Group would be agreeable to a price substantially in excess of $11.47 but less than the $13.50 per share price that RBF had asked for in an earlier call, if the Special Committee were to negotiate with RBF and get them to support an increased offer from the Stern Group. Counsel said the Stern Group was open to the Special Committee attempting to negotiate an increased price acceptable to the Stern Group and RBF.

On June 12, 2020, Mr. Slackman and a representative of Tannenbaum had a call with Richard Fullerton from RBF and his counsel, whereby, after an extensive discussion, Mr. Fullerton advised that he believed $13.10 would be a fair price that RBF would fully support, and he would agree to rescind the RBF Proposal and enter into a voting agreement at that price. Following this discussion, representatives from Tannenbaum had a call with Stern Group counsel, in which they informed Stern Group counsel that RBF would be agreeable to a $13.10 per share offer from the Stern Group. Stern Group counsel informed the representatives from Tannenbaum that they would discuss this price with Mr. Stern.

Between June 12 and 14, 2020, Mr. Slackman had a number of discussions with Louis Piccolo, a member of the board of directors. In his first discussion with Mr. Piccolo, in which Mr. Piccolo inquired about the status of the negotiations, Mr. Slackman explained why he thought Mr. Stern should increase his per share offer price.  Following this call, Mr. Piccolo spoke to Mr. Stern and reported to Mr. Slackman that Mr. Stern did not want to increase his offer above $12.00 per share. Mr. Slackman explained to Mr. Piccolo that Mr. Stern probably would not obtain the requisite votes of the minority stockholders to approve an offer price of $12.00, in light of the RBF Proposal of $13.00. Mr. Piccolo later informed Mr. Slackman that he had a further conversation with Mr. Stern in which Mr. Piccolo reiterated the points raised by Mr. Slackman in support of an increased offer by Mr. Stern.  Following these discussions, on June 14, 2020, Mr. Stern informed Mr. Slackman that he was open to increasing the Stern Group’s offer to $13.00 per share or higher.

On the morning of June 15, 2020, a representative from Tannenbaum received an email from the Stern Group’s  counsel stating that Mr. Stern was not inclined to raise his offer to the levels being requested and that, if he were to raise his offer, he felt that $12.00 per share was a fair price, substantially higher than the price he originally offered and at the high end of the indicated equity value range of the Company included in Lincoln’s presentation to the Special Committee on April 8, 2020.  This email was shared with the members of the Special Committee.

Later that morning, a representative of Tannenbaum received another email from the Stern Group’s counsel stating that Mr. Stern believed that it might be helpful if the Special Committee could facilitate another all hands call with RBF to see if some resolution could be reached.  Following receipt of this email and the distribution of the email to the members of the Special Committee, Mr. Slackman called a representative from Tannenbaum to discuss the possibility of Mr. Slackman calling Mr. Stern to report their discussions with RBF and the $13.10 proposed offer price. The representative of Tannenbaum agreed that Mr. Slackman should call Mr. Stern to discuss and negotiate an increased offer price from Mr. Stern of $13.10 per share which the Special Committee believed was attractive and which Mr. Fullerton indicated was the minimum amount RBF would accept.

Immediately following this call, Mr. Slackman called Mr. Stern and described his call with RBF from Friday, June 12, 2020, and the $13.10 price point recommended by RBF. Mr. Slackman urged Mr. Stern to agree to the price of $13.10 per share and not continue to negotiate for a lower price. Mr. Stern acquiesced and stated he would have his lawyer contact representatives from Tannenbaum. Shortly thereafter, a representative of Stern Group’s counsel called a representative from Tannenbaum and informed him that the Stern Group was willing to increase its offer to $13.10 per share.

Later in the day on June 15, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. Prior to representatives of Lincoln joining the meeting, Mr. Slackman and a representative from Tannenbaum reported to the Special Committee the foregoing discussions, leading up to the $13.10 offer made by the Stern Group. In the discussion that followed, the members of the Special Committee stated that the price of $13.10 per share was a very favorable price for the stockholders in light of the previous offer of $11.47 per share and the financial analyses that Lincoln had performed with respect to that offer. In the course of a discussion amongst the members of the Special Committee and the representatives of Tannenbaum, regarding the next steps, it was suggested that RBF should be asked to enter into a voting agreement in which it would agree to vote its shares in favor of the going private deal from the Stern Group at $13.10.

After representatives of Lincoln joined the meeting, representatives from Lincoln and the Special Committee discussed the status of the Company’s financials for the quarter ended March 31, 2020.  The Special Committee then inquired about Lincoln delivering an updated opinion with respect to the fairness of the $13.10 per share offer from the Stern Group.  Representatives of Lincoln described the process for providing an updated opinion and also explained what information Lincoln would need from the Company in order to render an opinion. During the course of this meeting, members of the Special Committee and representatives of Lincoln discussed the assumptions set forth in the RBF Proposal in support of its assessment of the value of the Company.

After the representatives of Lincoln left the meeting, there was a further conversation about RBF’s valuation of the Company. It was decided that Mr. Slackman should request that representatives of Lincoln be ready to discuss RBF’s assumptions and assessment of the value of the Company at its next meeting with the Special Committee.

There was then further extensive discussion about the assumptions RBF was making in its Schedule 13D filing, and members of the Special Committee expressed the view that these assumptions were not applicable to evaluating the overall value of the Company, particularly to bidders other than RBF. In their discussions, members of the Special Committee noted, among other things, that because of the age of the portfolios being carried by the Company’s business segments, they would not be easy to price or sell. Mr. Monteleone noted, that while RBF was in a unique position to reduce costs by taking on some of the responsibilities of the Company’s current management, other acquirors of the Company would not necessarily be in a similar position to reduce such expenses. Additionally, it was noted by members of the Special Committee that the RBF Proposal was preliminary, and that due diligence outside of publicly available information had not yet been conducted by RBF, and as such, the offer was not necessarily a true or accurate indication of the value of the Company.

On June 15, 2020, following the Special Committee meeting, the Special Committee entered into a second amendment (the “Engagement Letter Amendment No. 2”) to the engagement letter agreement with Lincoln, dated November 22, 2019, and as amended on February 29, 2020, to increase the fees to be paid to Lincoln as a result of the additional work conducted by Lincoln related to the revised merger consideration of $13.10 per share offered by Mr. Stern and the Special Committee’s evaluation of such offer.  On June 17, 2020, the Company’s Chief Financial Officer informed representatives of Lincoln that following his review, the Final Management Forecast had been updated to include the Company’s actual results of the quarter ended March 31, 2020 and that there were no material changes to such Final Management Forecast.  The Company’s Chief Financial Officer provided a certificate to representatives of Lincoln on June 19, 2020 as to the assumptions used in the Final Management Forecast.

On June 19, 2020, the Special Committee held a telephonic meeting, at which representatives of Tannenbaum and Lincoln were present. Prior to representatives of Lincoln joining the meeting, representatives from Tannenbaum discussed the process going forward in light of the $13.10 per share offer made by Mr. Stern following the Special Committee’s negotiations with RBF. Additionally, prior to representatives of Lincoln joining the meeting, the Special Committee discussed the updated financial analysis prepared by Lincoln, which served as an update to the financial analysis presented to the Special Committee on April 8, 2020. The Special Committee noted that the updated financial analysis reflected that the range of values per share were $11.31 (low), $12.07 (mid), $12.91 (high), which were below the $13.10 price per share that the Stern Group was willing to offer. The Special Committee also discussed, among other things, the portion of the updated financial analysis which contained a summary of the key changes from the April 8, 2020 presentation by Lincoln. For further information regarding Lincoln's presentation to the Special Committee dated June 19, 2020, see “Special Factors -- Opinion of the Financial Advisor to the Special Committee of Our Board of Directors” beginning on page 36.

Once representatives of Lincoln joined the meeting, representatives of Lincoln delivered to the Special Committee Lincoln’s opinion to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the merger consideration of $13.10 per share in cash to be received by the holders of shares of Company common stock (other than Gary Stern and members of the Stern Group) in the proposed transaction, was fair, from a financial point of view, to the holders of such shares. Representatives of Lincoln also reviewed with the Special Committee the updated financial analysis.  The Special Committee and representatives of Lincoln discussed the assumptions identified by RBF at the time it made its offer of $13.00 per share, and it was noted that RBF had not conducted diligence outside of publicly available information. Prior to leaving the meeting, the Special Committee members then requested a written copy of Lincoln’s opinion.

After representatives of Lincoln left the meeting, the Special Committee members continued to discuss the $13.10 offer.  It was noted that the Stern Group’s offer was above the high end of the range of values in the updated financial analysis and appeared to be a favorable price for stockholders.  After a lengthy discussion, the Special Committee, upon motion made and duly seconded, unanimously approved a resolution to recommend that the board of directors approve the proposed transaction at $13.10 per share and determined that the merger and the other transactions contemplated by the amended merger agreement were advisable and fair to, and in the best interests of, the Company and the Company’s stockholders (other than Gary Stern and members of the Stern Group).  Subsequently that day, the full board of directors of the Company met by teleconference, without the participation of Gary Stern, and determined that the merger and the other transactions contemplated by the amended merger agreement were advisable and fair to, and in the best interests of, the Company and the Company’s stockholders (other than Gary Stern and members of the Stern Group).

On June 25, 2020, the Company, Parent and Merger Sub executed Amendment No. 1. Additionally, in connection with the execution of the Amendment No. 1, RBF entered into a Settlement and Voting Agreement with the Company (“RBF voting agreement”), pursuant to which RBF has, among other things, agreed to vote the shares of Common Stock beneficially owned by it, or that may become beneficially owned by it during the term of the agreement, in favor of adopting of the merger agreement, and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement.  RBF and its affiliates beneficially own 8.9% of the outstanding shares of the Company, or approximately 23.3% of the outstanding shares of Common Stock of the Company entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.  Accordingly, RBF’s anticipated vote in favor of the merger represents approximately 46.6% of the vote required by holders of shares of Common Stock of the Company entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.

On July 7, 2020, in light of the further developments since April 14, 2020 described herein, the parties to the Litten action submitted a joint stipulation extending the stay in that matter until the earlier of (i) an announcement by the Company of the completion or cancellation of the merger; or (ii) September 30, 2020, and the Court entered an order granting the parties’ joint stipulation on July 8, 2020.

Interests of Our Directors and Executive Officers in the Merger

Certain executive officers of the Company and members of our board of directors may be deemed to have interests in the merger that are different from or in addition to the interests of our stockholders generally. Our board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the merger. Described below are the interests of the current executive officers of our management and members of our board of directors.

●	Ricky Stern and his father, through the Parent, would own the Company.
●	The dismissal of the Litten action for certain of the Company’s officers and directors, including Gary Stern, Ricky Stern, Mr. Slackman and Louis A. Piccolo.

With regard to our directors serving on the Special Committee and the Board (other than Mr. Stern), areas where their interests may differ from those of stockholders in general relate to the impact of the transaction on the directors’ outstanding equity awards and the provision of indemnification and insurance arrangements pursuant to the merger agreement and the Company’s certificate of incorporation, bylaws and indemnification agreements, which reflect the fact that, by their service on the Board, they may be subject to claims arising from such service. Because of their existing compensation arrangements, the differences in interests for our executive officers involve the possible receipt of the following types of payments and benefits that may be triggered by or otherwise relate to the merger:

•	cash payments under executive officer severance agreements;
•	the treatment of executive officer equity awards;
•	the provision of indemnification and insurance arrangements pursuant to the merger agreement; and
•	related benefits.

These interests are described in more detail below, and certain of them are quantified in the tables below. In addition, Parent has the right, under the merger agreement, to negotiate and enter into agreements with other executive officers prior to the closing of the merger pursuant to which our executive officers would roll over some or all of their shares of Common Stock or Company options into Parent equity interests, though no agreements, arrangements or understandings with respect to any such potential investment exist between the Parent Parties and any executive officer (other than Gary Stern and Ricky Stern) as of the date of this proxy statement.

Payments to the Special Committee

The members of the Special Committee evaluated and negotiated the merger agreement and evaluated whether the merger is in the best interests of the Company’s unaffiliated stockholders. Mr. Stern did not participate in the deliberations of the Special Committee regarding the merger agreement and the transactions contemplated by the merger agreement. The members of the Special Committee were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the merger agreement and the merger and in recommending to the stockholders that the merger agreement be adopted. See “Special Factors—Background of the Merger” beginning on page 14 and “Special Factors—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 29 for a further discussion of these matters. You should take these interests into account in deciding whether to vote “FOR” the proposal to adopt the merger agreement.

In consideration of the time and effort required of the members of the Special Committee in connection with evaluating strategic alternatives available to the Company, the proposed merger (including negotiating the terms and conditions of the merger agreement), and possible negotiations with parties making alternative acquisition proposals, the Board (excluding Gary Stern) determined that each member of the Special Committee received a $15,000, during the duration of their service on the Special Committee plus out of pocket expenses. The Chairman of the Special Committee received $30,000, plus out of pocket expenses. These fees are not dependent on the closing of the merger or on the Special Committee’s or the Board’s approval of, or recommendations with respect to, the merger or any other transaction. As of the date of the filing of this proxy statement, the aggregate amount paid to the Chairman of the Special Committee for his service on the Special Committee was approximately $30,000, and the aggregate amount paid to each of the other Special Committee members for their service on the Special Committee was approximately $15,000.

Payments to Directors and Executive Officers

Severance and Change-in-Control Benefits

None of our Named Executive Officers are currently providing services under an employment agreement, and upon a termination by the Company, they would not receive severance benefits pursuant to any formal plan or program currently in place. Prior to his resignation, Mr. Foster was a party to an employment agreement with us. His employment agreement provided for severance benefits upon an involuntary termination by the Company. However, no severance benefits became payable to Mr. Foster in connection with his voluntary resignation from the Company on September 22, 2019.

Outstanding Option Awards at Fiscal Year-End

The following table provides information on exercisable options held by the Named Executive Officers on August 20, 2020. As of August 20, 2020 none of the Named Executive Officers held unvested stock option or stock awards. More information can be found in the Company’s Annual Report on Form 10-K, for the fiscal year ended September 30, 2019, as amended.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gary Stern	60,000	-	$7.63	12/15/20	-	-
	100,000	-	$7.77	12/13/21	-	-
	50,000	-	$8.49	12/12/23	-	-
					-	-
Ricky Stern	10,000	-	$8.36	12/22/21	-	-
	20,000	-	$9.57	12/18/22	-	-
	20,000	-	$8.49	12/12/23	-	-
					-	-
Seth Berman	30,000	-	$7.63	12/15/20	-	-
	30,000	-	$7.77	12/13/21	-	-
	20,000	-	$9.57	12/18/22	-	-
	20,000	-	$8.49	12/12/23	-	-

The merger agreement provides that, unless otherwise agreed by Parent and a holder of outstanding options, as of the effective time of the merger, each of the outstanding options, whether vested or unvested, will be cancelled and will entitle the holder thereof to receive, as soon as reasonably practicable after the effective time (but in any event no later than the first payroll date after the effective time), an amount in cash equal to the product of (i) the total number of shares subject to the option immediately prior to the effective time times (ii) the excess, if any, of the per share merger consideration over the exercise price per share under such option, less any required withholding taxes.

The following table sets forth, as of August 20, 2020, for each of our directors and executive officers holding stock options: (a) the aggregate number of shares of Company common stock subject to vested stock options and the value of such vested stock options, on a pre-tax basis, at the per share merger consideration; (b) the aggregate number of unvested stock options that will vest in connection with the merger, assuming the director or executive officer remains employed by the Company at the effective time of the merger, and the value of those unvested stock options, on a pre-tax basis, at the per share merger consideration; (c) the aggregate number of shares of Company common stock subject to vested and unvested stock options for each individual, assuming the director or executive officer remains employed by the Company at the effective time of the merger; and (d) the aggregate amount of consideration that we expect to pay to all such individuals with respect to their stock options in connection with the merger.

	Number of Securities Underlying Unexercised Options # Exercisable	Options Exercise Price	Option Expiration	Options Exercise	Merger Consideration Price	Merger Consideration	Merger Compensation
Directors:	#	$	Date	Amount	$	Amount	Amount
Louis Piccolo	30,000	$7.63	12/15/2020	$228,900.00	$13.10	$393,000.00	$164,100.00
	35,000	$7.77	12/13/2021	$271,950.00	$13.10	$458,500.00	$186,550.00
	37,500	$9.57	12/18/2022	$358,875.00	$13.10	$491,250.00	$132,375.00
Total	102,500			$859,725.00		$1,342,750.00	$483,025.00

David Slackman	30,000	$7.63	12/15/2020	$228,900.00	$13.10	$393,000.00	$164,100.00
	5,000	$7.77	12/13/2021	$38,850.00	$13.10	$65,500.00	$26,650.00
	7,500	$9.57	12/18/2022	$71,775.00	$13.10	$98,250.00	$26,475.00
Total	42,500			$339,525.00		$556,750.00	$217,225.00
Officers:
Seth Berman	30,000	$7.63	12/15/2020	$228,900.00	$13.10	$393,000.00	$164,100.00
	30,000	$7.77	12/13/2021	$233,100.00	$13.10	$393,000.00	$159,900.00
	20,000	$9.57	12/18/2022	$191,400.00	$13.10	$262,000.00	$70,600.00
	20,000	$8.49	12/12/2023	$169,800.00	$13.10	$262,000.00	$92,200.00
Total	100,000			$823,200.00		$1,310,000.00	$486,800.00
Combined Total	245,000			$2,022,450.00		$3,209,500.00	$1,187,050.00

Recommendation of Our Board of Directors

After deliberation and consultation with its legal advisors, and acting upon the recommendation of the Special Committee, which retained and was advised by its own financial and legal advisors, our board of directors has determined (without the participation of Gary Stern) that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group). Our board of directors recommends (without the participation of Gary Stern) that our stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal.

In considering the recommendation of our board of directors with respect to the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or are in addition to, the interests of our stockholders. Please see the section entitled “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 26 of this proxy statement.

Reasons for the Merger and Recommendation of Our Board of Directors

At a meeting held on June 19, 2020 our board of directors, acting upon the unanimous recommendation of the Special Committee, without the participation of Gary Stern, approved the merger agreement, as amended, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group), approved the execution and delivery by the Company of the merger agreement and the consummation of the merger transactions, resolved that the merger agreement be submitted for consideration by the stockholders at the virtual special meeting and recommended that our stockholders vote FOR adopting the merger agreement.

In making its recommendation, our board of directors (without the participation of Gary Stern) considered the recommendation of the Special Committee. In addition, our board of directors and the Special Committee consulted with our outside legal and financial advisors and our senior management team at various times, and considered a number of factors, in its analysis of the fairness of the merger to the unaffiliated stockholders, that they believed supported their decision to approve and recommend the merger and the merger agreement, including the following principal factors:

●

the merger consideration of $13.10 per share represents a premium of approximately 13.2% to the 30-trading day average stock price as of June 24, 2020, the last trading day before the merger was approved;

●

the merger consideration of $13.10 per share represents a premium of approximately 51.5% to the 30-trading day average stock price as of April 7, 2020, the last trading day before the merger was announced.

●	the Company Common Stock traded as low as $6.51 during the 52 weeks prior to the announcement of the execution of the merger agreement Amendment No. 1 on June 25, 2020;

●	The fact that if the Company were to stay public, the stock price could experience significant declines and trade at prices substantially below the offer price for the foreseeable future;

●

the opinion of Lincoln delivered to the Special Committee on June 19, 2020, to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the merger consideration of $13.10 per share in cash to be received by the holders of shares of Company common stock (other than Gary Stern and members of the Stern Group) in the proposed transaction, was fair, from a financial point of view, to the holders of such shares. A copy of such written opinion is included as Annex C to this proxy statement and described in the section entitled “Special Factors— Opinion of the Financial Advisor to the Special Committee of Our Board of Directors” beginning on page 36;

●	the fact that the merger consideration finally agreed to was the result of multiple negotiated increases with Mr. Stern from his initial offer of $10.75 per share;

●

the fact that the Special Committee and the board of directors believed that the $13.10 per share price to be paid in respect of each share of Company Common Stock was the highest price that Gary Stern would be willing to pay and represented the best value reasonably available to the Company’s unaffiliated stockholders;

●

the fact that the Special Committee and the board of directors believed that the Company’s unaffiliated stockholders could not, as a practical matter, receive more than the Stern Group’s offer of $13.10 per share in light of the Stern Group’s advising the Special Committee in writing that they were not interested in selling any shares in the Company to a third party or participating in any merger or other strategic transaction involving any third party, and did not intend to vote in their capacity as stockholders in favor of any such transaction;

●

the fact that the $13.10 offer was above the high end of the range of indicated equity values provided in the updated financial analysis prepared by Lincoln and presented to the Special Committee on June 19, 2020;

●

the probability that it could take a considerable period of time, if ever, before the trading price of the Company common stock would reach and sustain at least the per share merger consideration value of $13.10, as adjusted for present value;

●

the Special Committee’s analyses that the merger is more favorable to the Company’s stockholders than the possible alternatives to the merger, including seeking to continue to execute the Company’s existing business plan;

●

the Special Committee’s consideration of the current state of the economy, the stock market and financial markets and its assessment of the state of the industry in which the Company operates, the competitive landscape, customer relationships, organic and non-organic growth opportunities, the capital expenditures that would be required to maintain or enhance the Company’s competitive position, the need to meet customer demands and the uncertainty surrounding forecasted economic conditions, both in the near term and the long term as well as generally and within the Company’s industry in particular, as compared to the certainty of all-cash merger consideration;

●	the likelihood that the merger would be completed based on, among other things (not in any relative order of importance):

o

Parent’s agreement to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement;

o	Parent’s offer not being subject to a financing contingency;

o

receipt of a debt commitment letter, as amended, the terms thereof and the reputation of the financial institution named therein, which increase the likelihood of the debt financing being available (see “The Merger—Financing the Merger” beginning on page 61

o

the likelihood and anticipated timing of completing the proposed merger in light of the scope of the conditions to completion, including that there were no anticipated significant regulatory approvals that are required to close the merger;

o

Mr. Stern’s execution of a limited guarantee in the Company’s favor, guaranteeing, subject to the limitations described therein, the payment of certain payment obligations that may be owed by Parent Parties pursuant to the merger agreement, including the payment of any reverse termination fee that may become payable following termination of the merger agreement in specified circumstances, subject to an overall cap of $600,000;

o

the fact that the merger agreement provides that, in the event of a failure of the merger to be consummated under certain circumstances, Parent will pay the Company a $500,000 termination fee, as described under “The Merger Agreement – Termination Fees and Expenses – Parent Termination Fees” beginning on page 88; and

o

the Company’s ability, under certain circumstances pursuant to the merger agreement, to seek specific performance to prevent breaches of the merger agreement, as described under “The Merger Agreement – Specific Performance” beginning on page 89 and enforce specifically the terms of the merger agreement;

●

the ability of the Special Committee, prior to approval by the Company’s stockholders, to withhold, withdraw or modify its recommendation to stockholders concerning the transactions contemplated by the merger agreement in connection with a superior proposal or if any event or circumstance becomes known to the board of directors that is material to the Company and its subsidiaries, taken as a whole, that was not known or reasonably foreseeable (or the impact of which was not known or reasonably foreseeable) to the board of directors or the Special Committee, if the board of directors determines in good faith, after consultation with outside legal counsel and upon recommendation thereof by the Special Committee, that the failure to so withhold, withdraw or modify its recommendation would be reasonably likely to be inconsistent with its fiduciary duties (subject to Parent’s ability to terminate the merger agreement and collect the termination fee), as described under “The Merger Agreement—Restrictions on Solicitations of Other Offers” beginning on page 79;

●	the fact that the voting agreement entered into by the members of the Stern Group with Parent will terminate automatically if the merger agreement is terminated in accordance with its terms;

●

the fact that the largest unaffiliated stockholder, RBF, has entered into a voting agreement pursuant to which it will vote in favor of the transactions and further, that the voting agreement will terminate automatically if the merger agreement is terminated in accordance with its terms;

●

the rights of Company stockholders to demand appraisal of their shares and receive payment of the “fair value” of such shares pursuant to Section 262 of the DGCL if they comply in all respects with Section 262 of the DGCL and the absence of any closing conditions in the merger agreement related to the exercise of appraisal rights by Company stockholders;

●	the lack of anticipated growth in the Company’s forecasts and business plan over the next few years;

●

the fact that the consideration to be paid in the proposed merger is all cash, which provides certainty of value and liquidity to the unaffiliated stockholders and allows the unaffiliated stockholders not to be exposed to the risks and uncertainties relating to the prospects of the Company (including the prospects described in management’s projections summarized under “Special Factors—Management Estimates” beginning on page 45);

●

Tannenbaum advising the Special Committee that there is unlikely to be any merit to the Litten action, and as a result, the Litten action subcommittee determined to attribute no value to the Company in connection with the Litten action;

●	the unpredictable nature of several of the Company’s business segments;

●	the Company’s largest historical sources of revenue and cash-flow, consumer receivables, being in run-off and the portfolios shrinking each quarter as collections are made;

●	the value of the Company’s cash and cash-equivalents and securities held-for sale on its balance sheet;

●	the difficulty of continuing to service the Company’s business segments and portfolios while trying to reduce head-count and expenses while maintaining profitability;

●

the possibility that it could take a considerable period of time before, and that there could be significant uncertainty as to whether, the trading price of Company Common Stock would reach and sustain a trading price of at least equal to the per share merger consideration of $13.10, as adjusted for present value, following any withdrawal of the Stern Group’s offer;

●

the fact that the merger consideration of $13.10 per share for the Common Stock represents a premium of approximately 42% to the average price of our common stock during the 52 weeks prior to June 24, 2020.

●

the fact that after a long process, following the announcement of Gary Stern’s offer on November 1, 2019 until July 24, 2020, RBF’s $13.00 per share offer was made and no other unaffiliated third party offers were made to purchase the outstanding shares of the Company Common Stock, except for the RBF $13.00 per share offer, which RBF, despite negotiations with the Special Committee, did not raise;

●

the fact that Mr. Stern and the members of the Stern Group are not interested in selling their shares in the Company or participating in a merger or other strategic transaction with a third party and have disclosed in writing that they would not vote their shares in favor of such a transaction; and

●

the fact that the merger and the merger agreement are subject to approval by the Company’s stockholders, including the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.

The Special Committee and our board of directors (without the participation of Gary Stern) also weighed the factors described above against the following factors and risks that generally weighed against entering into the merger agreement (not in any relative order of importance):

●

the merger would preclude the Company’s stockholders from having the opportunity to participate in the future performance of the Company’s assets and any potential future appreciation of the value of our common stock;

●	the merger agreement imposes restrictions on soliciting competing acquisition proposals from third parties;

●

the termination fee to be paid to Parent under the circumstances specified in the merger agreement, which, while as a percentage of the equity value of the Company not owned by the Stern Group is within a customary range for similar transactions, may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, the Company, or may reduce the price offered by such other parties in a competing bid (see “The Merger Agreement—Termination Fees and Expenses” beginning on page 88);

●	the Company’s large balance of cash and cash equivalents and available for sale debt securities;

●

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which, subject to specific exceptions, could delay or prevent the Company from undertaking capital expenditures and business opportunities it would otherwise undertake absent the pending completion of the merger, as described under “The Merger Agreement—Conduct of Business Prior to Closing” beginning on page 76;

●

the fact that significant costs are involved in connection with entering into and completing the merger and substantial time and effort of management is required to complete the merger, potentially resulting in disruptions to the operation of the Company’s business;

●	the fact that the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, suppliers and customers;

●

the fact that, while the Company expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, and, as a result, the merger may not be consummated;

●	the risk that the debt financing contemplated by the debt commitment letter will not be obtained, resulting in the Parent Parties’ not having sufficient funds to complete the transaction;

●	the effects that a failure to consummate the merger could have on the price of the Company’s common stock and on the market’s perceptions of the Company’s prospects;

●	the fact that certain key members of senior management might choose not to remain employed with the Company prior to the completion of the merger; and

●

the fact that the receipt of cash in exchange for shares of Company common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes for the Company’s stockholders that are U.S. holders (other than Gary Stern and members of the Stern Group).

In the course of reaching the determinations and decisions and making the recommendations described above, that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders, our board of directors (without the participation of Gary Stern) and the Special Committee also considered the following factors relating to the procedural safeguards that our board of directors and the Special Committee implemented to permit the Special Committee to effectively represent the interests of the Company’s unaffiliated stockholders:

●

the fact that the Special Committee, which consisted of three independent and disinterested directors, met, along with the independent legal counsel to the Special Committee and Special Committee’s independent financial advisors, twenty-five times between October 30, 2019, the date the committee was formed, and June 19, 2020;

●	the recognition by the Special Committee that it had the authority not to recommend the merger or any other transaction to the board of directors;

●	the recognition by the independent directors that they, collectively representing a majority of the board of directors, had the authority not to approve the merger or any other transaction;

●

the fact that, other than their receipt of board of directors’ fees and their interests described under “Special Factors - Interests of Our Directors and Executive Officers in the Merger” beginning on page 26, and the interests of Mr. Slackman relating to the dismissal of the Litten action, as described in “Special Factors - Background of the Merger” on page 14, members of the Special Committee do not have interests in the merger different from, or in addition to, those of the Company’s stockholders generally;

●

the Special Committee’s negotiations with both Mr. Stern and RBF, which, among other things, resulted in an increase in the offer price from $10.75 per share of Company common stock to $13.10 per share of Company common stock;

●	the Special Committee’s complete independence in selecting its own legal and financial advisors;

●

although the Special Committee and the Company did not retain any representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating a transaction or preparing a report, the fact that the Special Committee was advised by Lincoln, as financial advisor, and by Tannenbaum, as legal advisor;

●	the Special Committee’s causing of the management of the Company to revise and justify their forecasts on several occasions;

●

the extensive time permitted to conduct due diligence, investigate the value of the Litten action, and analyze and negotiate increases in the Stern Group’s various offers and the RBF $13.00 per share offer; and

●

the fact that each of the members of the Special Committee (comprised of all independent and disinterested directors) unanimously voted to recommend to the board of directors that it, and thereafter the board of directors (other than Gary Stern) unanimously voted to, approve and declare advisable the merger agreement, the merger and the transactions contemplated by the merger agreement, and declare that it is fair to and in the best interests of the Company and the unaffiliated stockholders of the Company that the Company enter into the merger agreement and consummate the merger on the terms and subject to the conditions set forth in the merger agreement.

In considering the recommendation of our board of directors with respect to the proposal to adopt the merger agreement, you should be aware that our directors and executive officers may have interests in the merger that are different from, or in addition to, yours. The Special Committee and our board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section entitled “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 26 of this proxy statement.

In the course of reaching its decision to recommend to the board of directors that it approve and declare advisable the merger agreement, the merger and the transactions contemplated therein, the Special Committee did not seek to determine a pre-merger going concern value for the Common Stock to determine the fairness of the merger consideration to the Company’s unaffiliated stockholders. Further, the Special Committee did not consider net book value, which is an accounting concept, as a primary factor in assessing the fairness of the merger to the Company and its unaffiliated stockholders, because of its belief that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical acquisition costs and therefore not a relevant measure in the determination of the fairness of the merger. Net book value does not take into account the prospects of the Company, contingent liabilities, market conditions, trends in the industries in which the Company operates, the business risks inherent in those industries or the probability that such net book value could be achieved in a liquidation or other similar restructuring. Further, the Special Committee did not believe that net book value on its own accurately reflects the Company’s present market value. The Special Committee believes that the trading price of the Common Stock represents the best available indicator of the Company’s going concern value and that the merger consideration is fair to the Company’s unaffiliated stockholders.

The Special Committee was not aware of any firm offers made by any unaffiliated person, other than the Stern Group, during the past two years for a merger, sale or other transfer of all or any substantial part of the Company’s assets, or purchase of the Company’s securities that would enable the holder to exercise control of the Company.

The foregoing discussion of the information and factors considered by the Special Committee and our board of directors in reaching their conclusions and recommendations in connection with the fairness of the merger to the Company’s unaffiliated stockholders are not intended to be exhaustive, but includes the material factors considered by the Special Committee and the board of directors. In view of the variety of factors considered in connection with its evaluation of the fairness of the merger and the complexity of these matters, the Special Committee and our board of directors did not find it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. The Special Committee and our board of directors did not undertake to make any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination. The Special Committee based its recommendation to our board of directors on the totality of the information presented and our board of directors considered all of the foregoing factors as a whole and based its recommendation on the totality of the information presented.

Based upon the foregoing, the board of directors and Special Committee believes that the merger agreement, the merger and the other transactions contemplated by the merger agreement, are fair to, and in the best interest of, the Company’s unaffiliated stockholders.

Purposes and Reasons of the Company for the Merger

The Company’s purpose for engaging in the merger is to enable its stockholders to receive $13.10 per share of Company Common Stock, which represents a premium of approximately 13.2% to the 30-trading day average stock price of $11.57 as of June 24, 2020, a premium of approximately 25.1% to the average closing share price of our common stock for the 90 days ended on June 24, 2020, a premium of approximately 42.0% to the average price of our common stock during the 52 weeks prior to June 24, 2020 and a premium of approximately 17.6% to the last trading day before the announcement that the Company, Parent and Merger Sub had entered into Amendment No. 1, of $11.14. The Company believes its long-term objectives can best be pursued as a private company. The Company has determined to undertake the merger at this time based on the conclusions, determinations and reasons of the Special Committee and the board of directors described in detail above under “Special Factors—Background of the Merger” beginning on page 14 and “Special Factors—Recommendation of Our Board of Directors; Special Factors—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 29.

Purposes and Reasons of the Parent Parties and the Stern Group for the Merger

Each of the Parent Parties and the Stern Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties and the Stern Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the Company Common Stock will cease to be publicly traded. The purpose of the merger is to effectuate the transactions contemplated by the merger agreement. Each of the Parent Parties and the Stern Group believe that structuring the transaction in such manner is preferable to other alternative transaction structures because (i) it will enable Parent to directly acquire all of the outstanding shares of the Company at the same time and (ii) it will allow the Company to cease to be a publicly registered and reporting company.

Each of the Parent Parties and the Stern Group believe that it is in the best interests of the Company to operate as a privately held entity. Given the changing nature of the Company’s business, particularly as it relates to the run-off of the consumer receivable portfolios, the increased regulatory scrutiny, and the high expense and declining benefit of being a public company without having been successful at unlocking stockholder value, the Parent Parties and the Stern Group believe that now is an opportune time to take the Company private.  The Parent Parties and the Stern Group believe that, as a privately held entity, the Company will have greater operational flexibility to pursue alternatives that it would not have as a public company, and management will be able to concentrate on long-term growth, reducing the focus on the quarter-to-quarter performance often emphasized by the public equity market’s valuation of the Common Stock. Each of the Parent Parties and the Stern Group also believe that the merger will provide the Company with flexibility to pursue transactions with a risk profile that may be unacceptable to many public stockholders, and that these transactions can be more effectively executed as a private company. As a result of being privately held, the Company will also enjoy certain additional efficiencies, such as a reduction of the time devoted by its management and certain other employees to compliance with the reporting and other requirements applicable to a public company.

Parent Parties’ and the Stern Group’s Position as to the Fairness of the Merger

Each of the Parent Parties and the Stern Group is making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of each of the Parent Parties and the Stern Group should not be construed as a recommendation to any Company stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

The Parent Parties and the Stern Group have interests in the merger that are different from, and in addition to, those of the other security holders of the Company, including the interests that are described under “—Interests of Our Directors and Executive Officers in the Merger.” In light of these different interests, and the fact that Gary Stern is an officer and director of the Company and Ricky Stern is an officer of the Company, the board of directors established a Special Committee consisting solely of independent and disinterested directors who are not affiliated with any of the Stern Group or the Parent Parties, are not employees of the Company or any of its affiliates and have no financial interest in the merger different from, or in addition to, the Company’s stockholders (other than their interests described under “Special Factors—Interests of Our Directors and Executive Officers in the Merger” beginning on page 26) to negotiate with, among others, the Parent Parties, with the assistance of independent legal and financial advisors. None of the Parent Parties nor the Stern Group participated in the deliberations of the Special Committee or the board of directors regarding, or received advice from the Company’s legal advisors or financial advisors as to, the substantive or procedural fairness of the merger to the Company’s unaffiliated stockholders. For these reasons, each of the Parent Parties and the Stern Group does not believe that their interests in the merger influenced the decision of the Special Committee or the board of directors with respect to the merger agreement or the merger.

None of the Parent Parties nor Stern Group has performed, or engaged a financial advisor to perform, any valuation or other analysis for the purposes of assessing the fairness of the merger to the Company’s unaffiliated stockholders. Based on the knowledge and analysis of each of the Parent Parties and the Stern Group of available information regarding the Company, as well as discussions with the Company’s senior management regarding the Company and its business and the factors considered by, and the analysis and resulting conclusions of, the Board and the Special Committee discussed under “Special Factors—Reasons for the Merger and Recommendation of our Board of Directors” beginning on page 29, each of the Parent Parties and the Stern Group, believes that the merger is substantively and procedurally fair to the Company’s unaffiliated stockholders. In particular, each of the Parent Parties and the Stern Group believes that the proposed merger is substantively and procedurally fair to the Company’s unaffiliated stockholders based on its consideration of the following factors, among others:

●

the Special Committee determined, by unanimous vote of all members of the Special Committee, and the board of directors determined, by the vote of all members of the board of directors (other than Mr. Stern, who did not participate in such determination), that the transactions contemplated by the merger agreement, including the merger, are advisable and are fair to, and in the best interests of, the Company’s unaffiliated stockholders;

●

the current and historical market prices of the Common Stock, including the market performance of the Common Stock relative to the common stock of other participants in the industries in which the Company operates and general market indices, and the fact that the merger consideration of $13.10 per share for the Common Stock represents a premium of approximately 25.1% to the average closing share price of our common stock of $10.47 for the 90 days ended on June 24, 2020 and a premium of approximately 42.0% to the average price of our common stock of $9.22 during the 52 weeks prior to June 24, 2020;

●

the merger consideration of $13.10 per share represents a premium of approximately 51.5% to the 30-trading day average stock price as of April 7, 2020, the last trading day before the merger was announced.

●

the $13.10 per share merger consideration and the other terms and conditions of the merger agreement resulted from arm’s-length negotiations among the Parent Parties and their advisors, the Special Committee and its advisors, and RBF and its advisors;

●

the merger consideration is all cash, allowing the Company’s unaffiliated stockholders to immediately realize a certain and fair value for all of their shares of Common Stock and, as a result, to no longer be exposed to the various risks and uncertainties related to continued ownership of Common Stock;

●

notwithstanding that the opinion of Lincoln was provided solely for the information and assistance of the Special Committee and none of the Parent Parties are entitled to, and did not, rely on such opinions, the fact that the Special Committee received an opinion from Lincoln to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the $13.10 per share in cash to be received by the holders shares of Common Stock of the Company (other than Gary Stern and members of the Stern Group) in the proposed transaction, was fair, from a financial point of view, to the holders of such shares;

●

the fact that the Parent Parties have obtained committed debt financing for the merger from nationally recognized financing source with a limited number of conditions to the consummation of the debt financing and the absence of a financing condition in the merger agreement;

●

the merger agreement requires that it be adopted not only by the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock, but also the affirmative vote of the holders of at least a majority of the outstanding shares of the Common Stock held by stockholders entitled to vote thereon other than the Parent Parties, the Stern Group and any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary;

●

the Special Committee consists solely of directors who are not officers or employees of the Company or any of its subsidiaries and are not affiliated with the Parent Parties or the Stern Group, and, other than receipt of reasonable and customary fees for attending meetings and their other interests described under “—Interests of Our Directors and Executive Officers in the Merger,” to the knowledge of the Parent Parties, such directors have no financial interest in the merger different from, or in addition to, the Company’s unaffiliated stockholders;

●

the Company’s ability, under certain circumstances, to terminate the merger agreement in order to enter into a definitive agreement providing for a superior proposal, subject to paying a termination fee of $400,000 (see “The Merger Agreement—Termination Fees and Expenses; Company Termination Fee” beginning on page 88);

●

the Special Committee retained and received advice from Lincoln, as financial advisor, and Tannenbaum, as legal advisor, each of which has extensive experience in transactions similar to the merger; and

●

the availability of appraisal rights under Delaware law to holders of Common Stock who do not vote in favor of the adoption of the merger agreement and who comply with all of the required procedures under Delaware law, which allows such holders to seek appraisal of the fair value of their stock as determined by the Court of Chancery of the State of Delaware.

The foregoing discussion of the factors considered by each of the Parent Parties and the Stern Group in connection with the fairness of the merger is not intended to be exhaustive but is believed to include material factors considered by them. The Parent Parties and the Stern Group did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their position as to the fairness of the merger. Rather, each of the Parent Parties and the Stern Group made its fairness determination after considering all of the foregoing factors as a whole. The Parent Parties and the Stern Group believe these factors provide a reasonable basis upon which to form their belief that the merger is fair to the Company’s unaffiliated stockholders. This belief should not, however, be construed as a recommendation to any Company stockholder to vote in favor of the proposal to adopt the merger agreement. None of the Parent Parties nor the Stern Group make any recommendation as to how stockholders of the Company should vote their shares of Common Stock on the proposal to adopt the merger agreement.

Opinion of the Financial Advisor to the Special Committee of Our Board of Directors

On June 19, 2020, Lincoln rendered its opinion to the Special Committee of the board of directors of the Company to the effect that, as of the date of such opinion and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Lincoln as set forth in its written opinion, the merger consideration of $13.10 per share in cash to be received by the holders of shares of common stock of the Company (other than Gary Stern and members of the Stern Group) in the proposed transaction, was fair, from a financial point of view, to the holders of such shares.

Lincoln’s opinion was directed to the Special Committee (in its capacity as such) and only addressed the fairness, from a financial point of view, to the non-Stern Group holders of the merger consideration to be received by such stockholders in the proposed transaction and did not address any other aspect or implication of the proposed transaction, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Lincoln’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Lincoln in connection with the preparation of its opinion. However, neither Lincoln’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Special Committee, any security holder of the Company or any other person as to how to act or vote with respect to any matter relating to the proposed transaction or otherwise.

In arriving at its Opinion, Lincoln, among other things:

●	discussed the terms and circumstances surrounding the proposed transaction with the Special Committee and its legal counsel, and certain members of management of the Company;

●

met with the Special Committee, and met with certain members of management of the Company at the Company’s offices in Englewood Cliffs, New Jersey, in each case to discuss the business, financial outlook and prospects of the Company;

●	reviewed the merger agreement and a draft of Amendment No. 1, dated June 18, 2020;

●

reviewed a letter addressed to Lincoln by management of the Company which contained, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, Lincoln by or on behalf of the Company, dated June 19, 2020;

●

reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal years ended September 30, 2015 through September 30, 2019 and the Company’s unaudited interim financial statements on Form 10-Q filed with the SEC for the three and six months ended March 31, 2020;

●

reviewed the Company’s unaudited business segment financial statements and pro forma financial information for the fiscal years ended September 30, 2018 through September 30, 2019 and the three and six months ended March 31, 2020, which the Company’s management identified as being the most current financial statements available;

●

reviewed the Final Management Forecast for the Company and each of its business segments, provided to Lincoln by management of the Company and approved for Lincoln’s use by the Company and the Special Committee;

●

reviewed and discussed with the Special Committee the Final Management Forecast and certain extensions thereof through the fiscal year ending September 30, 2029 with respect to the Company’s consumer receivables segment, and through the fiscal year ending September 30, 2028 with respect to the Company’s corporate overhead (for purposes of this section, the “Extended Management Projections”);

●

reviewed the financial terms of the proposed transaction and compared those terms with the financial terms of certain business combinations and other transactions as of the date hereof, that Lincoln deemed relevant;

●

reviewed certain financial and other information for the Company, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities as of the date hereof, none of which is directly comparable to the Company, that Lincoln deemed relevant;

●	performed certain valuation and comparative analyses including a discounted cash flow analysis and an analysis of selected public companies that Lincoln deemed relevant; and

●	considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that Lincoln deemed relevant.

In preparing its Opinion, Lincoln relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information Lincoln reviewed, and Lincoln did not assume any responsibility for the independent verification of any of such information. With respect to the Final Management Forecast and other financial information provided to Lincoln by management of the Company, Lincoln assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results of the Company and the other matters covered thereby. With respect to the Extended Management Projections, Lincoln reviewed and discussed such projections and other financial information with the Special Committee, and Lincoln was advised by the Special Committee and assumed, that the Extended Management Projections were a reasonable basis upon which to evaluate the proposed transaction. At the direction of the Special Committee, Lincoln used the Final Management Forecast and the Extended Management Projections in performing its analyses and in arriving at its Opinion. Lincoln assumed no responsibility for the assumptions, estimates and judgments on which the Final Management Forecast, the Extended Management Projections, the interim financial statements and other financial information were based, and Lincoln expressed no opinion with respect to the Final Management Forecasts, the Extended Management Projections, or the interim financial statements and other financial information. In addition, Lincoln was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or Parent, or any of their respective subsidiaries, nor was Lincoln furnished with any such evaluations or appraisals. Lincoln did not undertake an independent analysis of any potential or actual litigation, possible unasserted claims or other contingent liabilities, to which the Company was, is or may be a party or was, is or may be subject, or of any possible unasserted claims or other contingent liabilities to which the Company was, is or may be a party or was, is or may be subject. With regard to the information provided to Lincoln by the Company, Lincoln relied upon the assurances of management of the Company that they were unaware of any facts or circumstances that would make such information materially incomplete or misleading. Lincoln also assumed that there was no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to Lincoln. With the Special Committee’s consent, Lincoln also assumed that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the proposed transaction, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on the Company or the proposed transaction, and that the proposed transaction would be consummated in accordance with the terms of the amended merger agreement and other documents made available to Lincoln, without waiver, modification or amendment of any term, condition or agreement therein that was material to Lincoln’s analysis.

Lincoln was not requested to, and did not, seek alternative candidates for a transaction with the Company. Lincoln relied upon the fact that the proposed transaction would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations. Representatives of the Company have advised Lincoln, and Lincoln further assumed, that the final terms of the draft Amendment No. 1 and the proposed transaction would not vary materially from those set forth in the copies or drafts, as applicable, reviewed by Lincoln. Lincoln’s Opinion was and is necessarily based on financial, economic, market and other conditions as they existed on and the information made available to Lincoln as of the date thereof. Although subsequent developments may affect Lincoln’s Opinion, Lincoln does not have any obligation to update, revise or reaffirm its Opinion. Lincoln’s opinion noted that, as the Special Committee was aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and Lincoln expressed no view or opinion as to any potential effects of such volatility on the Company or the proposed transaction.

It is understood that Lincoln’s Opinion was for the use and benefit of the Special Committee in connection with the proposed transaction. Neither Lincoln’s Opinion nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without Lincoln’s prior written consent, except that the Company may reproduce a copy of Lincoln’s Opinion in full in any document that is required to be filed with the SEC and required to be mailed by the Company to holders of shares of Company common stock relating to the proposed transaction. Lincoln’s Opinion only addressed the fairness from a financial point of view of the merger consideration to be received by the non-Stern Group holders in the proposed transaction and did not address any other terms, aspects or implications of the proposed transaction, or any agreements, arrangements or understandings entered into in connection with the proposed transaction or otherwise. In addition, Lincoln’s Opinion did not address the relative merits of the proposed transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company or the Special Committee, nor did it address or constitute a recommendation regarding the decision of the Special Committee to recommend the proposed transaction, or the decision of the Board to authorize the execution of Amendment No. 1 or to engage in the proposed transaction. Lincoln’s Opinion was authorized for issuance by the Fairness Opinion Committee of Lincoln. Lincoln’s Opinion does not constitute advice or a recommendation to the Special Committee, the Company or any security holder as to how it should act or vote on any matter relating to the proposed transaction or otherwise. Lincoln expressed no opinion as to what the market price or value of the shares of Company common stock would be after the announcement of the proposed transaction. Lincoln also expressed no opinion about the amount or nature of the compensation to the Company’s officers, directors or employees, or class of such persons in connection with the proposed transaction relative to the merger consideration in the proposed transaction or otherwise.

Lincoln Presentations

Lincoln delivered presentations to the Special Committee on December 30, 2019, January 16, 2020, March 13, 2020, April 8, 2020 and June 19, 2020 (together, the “Lincoln Presentations”). The summaries of the Lincoln Presentations in this proxy statement are qualified in their entirety by reference to the full text of the Lincoln Presentations, copies of which have been attached as exhibits to the transaction statement on Schedule 13E-3. For further information regarding the Final Management Forecast and the Extended Management Projections, see the full text of the June 19, 2020 Lincoln Presentation, a copy of which has been attached as an exhibit to the transaction statement on Schedule 13E-3.

Summary of Lincoln’s Financial Analysis

Set forth below is a summary of the material financial analyses in the June 19, 2020 Presentation reviewed by Lincoln with the Special Committee on June 19, 2020 in connection with rendering Lincoln’s Opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Lincoln. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Lincoln. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before June 18, 2020 and is not necessarily indicative of then-current market conditions.

The following summary of Lincoln’s financial analyses includes information presented in tabular format. Several financial analyses were employed and no one method of analysis should be regarded as critical to the overall conclusion reached. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the relevance of particular techniques. Each of the analyses conducted was carried out to provide a particular perspective of the merger consideration. In order to fully understand the analyses, the tables must be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Lincoln’s financial analyses. Considering the tables below without considering the full narrative description of Lincoln’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses. Lincoln did not form a conclusion as to whether any individual analysis, when considered in isolation, supported or failed to support its opinion as to the fairness of the merger consideration. Lincoln did not place any specific reliance or weight on any individual analysis, but instead, concluded that its analyses, taken as a whole, supported its opinion.

For purposes of its analyses, Lincoln reviewed a number of financial metrics including:

•	EBIT—means earnings before interest and taxes;

•	EBITDA—generally, the amount of the relevant company’s earnings before interest, taxes, depreciation and amortization for a specified time period;

•

Enterprise value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities) plus the value as of such date of its net debt (the value of its outstanding indebtedness, preferred stock and capital lease obligations less the amount of cash on its balance sheet); and

•	Equity Value—generally, the value as of a specified date of the relevant company’s outstanding equity securities (taking into account its options and other outstanding convertible securities).

Sum-of-the-parts Analysis

Lincoln performed a sum-of-the-parts financial analysis to determine a range of indicated equity values for the Company and a range of indicated values per share of Company common stock. Lincoln calculated these indicated value ranges by performing a discounted cash flow analysis for each of the business segments of the Company based on the Final Management Forecast and the Extended Management Projections, as applicable, approved for Lincoln’s use by the Special Committee. Lincoln also performed a selected public companies / M&A transactions analysis to determine a range of indicated enterprise values for the Personal Injury Claims segment and a selected public companies analysis to determine a range of indicated enterprise values for the Social Security Disability Advocacy/GAR segment.

Lincoln derived the range of indicated equity values of the Company by calculating (i) the value of the March 31, 2020 balances of Company’s cash and cash equivalents, investments and available for sale securities using market prices as of June 18, 2020, plus (ii) the indicated enterprise value ranges for each of the business segments of the Company (consumer receivables, personal injury claims, GAR/social security disability advocacy and small business lending), minus corporate overhead expenses (with and without the effect of corporate taxes), plus (iii) the value of the Company’s other assets (the present value of the tax benefits of the Company’s net operating losses, the Company’s 49% ownership interest in a joint venture with Serlefin Peru, the Company’s settlements receivable relating to a lawsuit filed by the Company against a third-party servicer, and the Company’s other assets). The resulting low, midpoint and high equity values for the Company were then divided by the number of fully-diluted shares outstanding to determine a range of indicated values per share of Company common stock. This analysis resulted in the following range of indicated equity values per share of Company common stock, compared to the merger consideration of $13.10 per share.

Low	Midpoint	High
$11.31	$12.07	$12.91

Discounted Cash Flow Analysis - Consumer Receivables Segment

Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Consumer Receivables business segment of the Company based on the Final Management Forecast and the Extended Management Projections, as applicable, for the fiscal years ending September 30, 2020 through September 30, 2029. Lincoln defines “free cash flow” as the cash generated by the Consumer Receivables business segment that is available either to reinvest, service debt or to distribute to stockholders. Lincoln calculated the Consumer Receivables business segment’s projected unlevered free cash flows by taking its earnings before interest and taxes (“EBIT”), subtracting taxes, adding back depreciation, and subtracting the change in working capital and capital expenditures. The projected unlevered free cash flows were then discounted to their net present value using an estimate of the Company’s weighted average cost of capital of 14.0% and applying a range of plus-or-minus 2.5% to derive an illustrative range of discount rates of 11.5% to 16.5%. Based on discussions with Company management, the Consumer Receivables business segment, which had not made any new portfolio purchases in several years, was assumed for purposes of this analysis to be liquidated at the end of fiscal year 2029 following its substantially complete run-off. Accordingly, no terminal value calculation was included in Lincoln’s discounted cash flow analysis for the Consumer Receivables business segment.

Based on these assumptions, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value range for the Consumer Receivables business segment of approximately $16.3 million to $17.8 million.

Discounted Cash Flow Analysis - Personal Injury Claims Segment (Simia Capital, LLC and Sylvave, LLC)

Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Personal Injury Claims business segment which includes legal entities Simia Capital, LLC (“Simia”) and Sylvave, LLC (“Sylvave”) based on the Final Management Forecast for the fiscal years ending September 30, 2020 through September 30, 2024. Lincoln defines “free cash flow” as the cash generated by Simia and Sylvave that is available to reinvest, service debt or to distribute to stockholders. Lincoln calculated Simia and Sylvave’s projected unlevered free cash flows by taking the total amount of principal and interest collections from Simia’s and Sylvave’s portfolio, and subtracting operating expenses and pro forma taxes for the business segment. The projected unlevered free cash flows were then discounted to their net present value using an estimate of the Company’s weighted average cost of capital of 14.0% and applying a range of plus-or-minus 2.5% to derive an illustrative range of discount rates of 11.5% to 16.5%. Based on discussions with Company management, Simia and Sylvave, which have had no new personal injury claims portfolio fundings in several years, were assumed for purposes of this analyses to be fully wound down by the end of fiscal year 2024. Accordingly, no terminal value calculation was included in Lincoln’s discounted cash flow analysis for Simia and Sylvave.

Based on these assumptions, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value range for Simia and Sylvave of approximately $2.95 million to $3.15 million.

Selected Public Companies Analysis - Personal Injury Claims Segment (Arthur Funding)

Lincoln reviewed and compared certain financial information of the Personal Injury Claims business segment legal entity Arthur Funding, LLC (“Arthur Funding”) to corresponding financial multiples, metrics and ratios for publicly traded companies in the specialty finance industry:

The tables below identify the companies reviewed and summarize certain observed trading multiples of the selected public companies as of June 18, 2020.

Company Name	Market Capitalization	Equity Value as a Multiple of:
	($ millions)	Book Value	Tangible Book Value	LTM Earnings
Arrow Global Group PLC	199.4	0.76x	NMF	5.4x
Axactor SE	130.6	0.39x	0.52x	5.9x
Cembra Money Bank AG	2,951.1	2.62x	3.40x	17.6x
Collection House Limited	103.3	0.86x	1.06x	NMF
Credit Acceptance Corporation	7,740.0	3.93x	3.93x	20.0x
Encore Capital Group, Inc.	1,163.5	1.26x	NMF	10.6x
KRUK Spolka Akcyjna	521.5	1.11x	1.17x	18.9x
PRA Group, Inc.	1,775.2	1.62x	2.67x	19.4x
Average	1,823.1	1.57x	2.12x	13.9x
Median	842.5	1.18x	1.92x	17.6x

Note: “NMF” means not meaningful figure.

Source: S&P Capital IQ and public filings.

None of the selected public companies were identical to Arthur Funding. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of Arthur Funding. Although none of these selected public companies is directly comparable to Arthur Funding, Lincoln selected these companies for its analysis based on their geographic footprint, relative size, historical and projected financial performance and profitability, to that of Arthur Funding. For purposes of its analysis, Lincoln used certain publicly available historical financial data for the selected public companies. This analysis produced valuation multiples of selected financial metrics which Lincoln utilized to estimate the enterprise value of Arthur Funding.

Selected M&A Transactions Analysis - Personal Injury Claims Segment (Arthur Funding)

Lincoln reviewed publicly available information related to the precedent acquisition transactions in the specialty finance industry listed in the table below, including each transaction’s equity value as a multiple of book value and last-twelve-month earnings. The selection of these transactions was based, among other things, on the target company’s industry, the relative size of the transaction compared to the proposed transaction, and the availability of public information related to the selected transaction.

Date	Target	Acquiror	Equity Value	Equity Value as a Multiple of:
			($ millions)	Book Value	LTM Earnings
July 2014	Aktiv Kapital ASA	Portfolio Recovery Associates, Inc. (aka PRA Group, Inc.)	872.6	2.02x	6.1x
June 2013	Asset Acceptance Capital Corp.	Encore Capital Group, Inc.	215.2	1.43x	36.6x
March 2012	Aktiv Kapital ASA	Geveran Trading Co., Ltd.	1,416.3	0.94x	5.4x
Average			834.7	1.46x	16.0x
Median			872.6	1.43x	6.1x

Source: S&P Capital IQ and public filings.

No company or transaction utilized in the precedent transactions analysis was identical or directly comparable to Arthur Funding or the proposed transaction.

In order to estimate a range of indicated equity values for Arthur Funding, Lincoln applied a selected range of book value multiples of 1.25x to 1.50x to Arthur Funding’s book value of $519,900 as of June 15, 2020. Arthur Funding’s book value represents the Company’s investment in Arthur Funding as of such date. This analysis resulted in an indicated equity value range for Arthur Funding of approximately $0.65 million to $0.78 million. The indicated equity value range for Arthur Funding was equivalent to the indicated enterprise value range for Arthur Funding on account of Arthur Funding having no segment-level leverage.

Valuation multiples were selected, in part, by taking into consideration historical and projected financial performance metrics of Arthur Funding relative to such metrics of the selected public companies and selected M&A transactions, and other factors including, but not limited to, geographic footprint, relative size, historical and projected financial performance and profitability, the length of time Arthur Funding has been originating new business, and Arthur Funding’s revenue and earnings composition.

Lincoln calculated an indicated enterprise value range for the Personal Injury Claims business segment by adding the indicated value ranges for the Simia, Sylvave and Arthur Funding legal entities that were derived using the discounted cash flows analysis, selected public companies analysis, and selected M&A transactions analysis described above. Based on these analyses, this resulted in a range of indicated enterprise values for the Personal Injury Claims business segment of approximately $3.6 million to $3.9 million.

Discounted Cash Flow Analysis - Social Security Disability Advocacy Segment (GAR)

Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Social Security Disability Advocacy business segment of the Company, or GAR, based on the Final Management Forecast for the fiscal years ending September 30, 2020 through September 30, 2026. Lincoln defines “free cash flow” as the cash generated by GAR that is available either to reinvest, service debt or to distribute to stockholders. Lincoln calculated GAR’s projected unlevered free cash flows by taking its earnings before interest and taxes (“EBIT”), subtracting taxes, adding back depreciation, and subtracting the change in working capital and capital expenditures. Lincoln calculated the terminal value of GAR using an assumed perpetuity growth rate of 2.0%, based on discussions with Company management regarding its view of the long-term growth rate of GAR. The projected unlevered free cash flows for the fiscal years ending September 30, 2020 through September 30, 2026 and terminal value of GAR as of September 30, 2026 were then discounted to their net present value using an estimate of the Company’s weighted average cost of capital of 14.0% and applying a range of plus-or-minus 1.5% to derive an illustrative range of discount rates of 12.5% to 15.5%. The net present values of the unlevered free cash flows and the terminal value of GAR were then added together to determine a range of indicated enterprise values for GAR.

Based on these assumptions, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value range for GAR of approximately $7.8 million to $10.1 million.

Selected Public Companies Analysis - Social Security Disability Advocacy Segment (GAR)

Lincoln reviewed and compared certain financial information of GAR to corresponding financial multiples, metrics and ratios for the selected public companies listed above in the Selected Public Companies Analysis - Personal Injury Claims Segment (Arthur Funding).

In order to estimate a range of indicated enterprise values for GAR based on the selected public companies analysis, Lincoln applied a selected range of enterprise value to EBITDA multiples of 5.0x to 6.0x to GAR’s projected fiscal year 2021 EBITDA of approximately $1.3 million. This analysis resulted in an indicated enterprise value range for GAR of approximately $6.3 million to $7.6 million.

Valuation multiples were selected, in part, by taking into consideration historical and projected financial performance metrics of GAR relative to such metrics of the selected public companies, including, but not limited to, the size of GAR on a revenue and EBITDA basis, historical and projected EBITDA margins compared to the selected public companies, and historical and projected revenue and EBITDA growth compared to the selected public companies.

None of the selected public companies were identical to GAR. As a result, a complete valuation analysis cannot be limited to a quantitative review of the selected public companies, but also requires complex considerations and judgments concerning differences in financial and operating characteristics of such companies, as well as other factors that could affect their value relative to that of GAR. Although none of these selected public companies is directly comparable to GAR, Lincoln selected these companies for its analysis based on their geographic footprint, relative size, historical and projected financial performance and profitability, to that of GAR. For purposes of its analysis, Lincoln used certain publicly available historical financial data for the selected public companies summarized below. This analysis produced valuation multiples of selected financial metrics which Lincoln utilized to estimate the enterprise value of GAR. These valuation multiples are set forth below. The estimated 2021 enterprise value to EBITDA multiples for the selected public companies in this analysis ranged from a low of 1.8x to a high of 4.2x, with a median of 3.6x.

Company Name	Enterprise Value	Enterprise Value as a Multiple of:
	($ millions)	LTM EBITDA	2020 EBITDA	2021 EBITDA	LTM Revenue
Arrow Global Group PLC	N/A	NMF	NMF	NMF	NMF
Axactor SE	1,254.8	4.3x	7.9x	4.2x	4.27x
Cembra Money Bank AG	N/A	NMF	NMF	NMF	NMF
Collection House Limited	208.7	1.6x	2.0x	1.8x	1.64x
Credit Acceptance Corporation	N/A	NMF	NMF	NMF	NMF
Encore Capital Group, Inc.	4,395.4	3.3x	3.1x	2.8x	3.26x
KRUK Spolka Akcyjna	1,132.8	4.1x	4.6x	3.6x	4.10x
PRA Group, Inc.	4,585.0	4.4x	4.4x	4.0x	4.43x
Average	2,315.3	3.5x	4.4x	3.3x	3.54x
Median	1,254.8	4.1x	4.4x	3.6x	4.10x

Note: “N/A” means not available; “NMF” means not meaningful figure.

Source: S&P Capital IQ and public filings.

Lincoln calculated an indicated enterprise value range for GAR of approximately $6.4 million to $8.1 million by calculating the average of the range of enterprise values that were derived from the discounted cash flows analysis and selected public companies analysis of GAR described above.

Discounted Cash Flow Analysis - Small Business Lending Segment

Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows of the Small Business Lending business segment of the Company based on the Final Management Forecast for the fiscal years ending September 30, 2021 through September 30, 2026. Lincoln defines “free cash flow” as the cash generated by the Small Business Lending business segment that is available either to reinvest, service debt or to distribute to stockholders. Lincoln calculated the Small Business Lending business segment’s projected unlevered free cash flows by taking its earnings before interest and taxes (“EBIT”), subtracting taxes and subtracting the Company’s net investment in the Small Business Lending segment. Lincoln calculated the terminal value of the Small Business Lending business segment using a terminal book value multiple of 1.50x, based on an analysis of selected public companies in the small business lending industry. The projected unlevered free cash flows for the fiscal years ending September 30, 2021 through September 30, 2026 and terminal value of Small Business Lending as of September 30, 2026 were then discounted to their net present value using a range of discount rates of 17.5% to 22.5% based on an estimate of venture-like rates of return given the uncertainty and risk associated with the early-stage development nature of the Small Business Lending business segment. The net present values of the unlevered free cash flows and the terminal value of the Small Business Lending business segment were then added together to determine a range of indicated enterprise values for the Small Business Lending business segment.

This analysis indicated an estimated enterprise value range for the Small Business Lending business segment of approximately $20,000 to $2.57 million.

Discounted Cash Flow Analysis - Corporate Overhead

Lincoln performed a discounted cash flow analysis of the projected unlevered free cash flows related to the Company’s corporate overhead expenses, with and without the effect of corporate taxes, based on the Final Management Forecast and the Extended Management Projections, as applicable, for the fiscal years ending September 30, 2020 through September 30, 2028. Lincoln defines “free cash flow” as the cash generated (or used by) the Company related to its corporate overhead expenses that is available either to reinvest, service debt or to distribute to stockholders. Lincoln calculated the projected unlevered free cash flows related to the Company’s corporate overhead expenses by taking its earnings before interest and taxes (“EBIT”) (which for corporate overhead expenses was a negative number), subtracting taxes, adding back depreciation, and subtracting capital expenditures and the change in working capital. The projected unlevered free cash flows were then discounted to their net present value using an estimate of the Company’s weighted average cost of capital of 14.0% and applying a range of plus-or-minus 2.5% to derive an illustrative range of discount rates of 11.5% to 16.5%. Based on discussions with the Special Committee and with the Special Committee’s approval, Lincoln assumed that the Company would cease operating when each of the Company’s consumer receivables segment and Simia and Sylvave segments have liquidated, and the Company’s other business segments have matured and would be able to be sold to facilitate a wind down of the Company. Accordingly, no terminal value calculation was included in Lincoln’s discounted cash flow analysis for corporate overhead expenses of the Company.

Based on these assumptions, Lincoln’s discounted cash flow analysis indicated an estimated enterprise value range for the corporate overhead expenses of the Company (pre-tax) of approximately $(26.2) million to $(29.6) million, and an estimated enterprise value range for the corporate overhead expenses of the Company (post-tax) of approximately $(18.6) million to $(21.0) million, resulting in an overall range (calculated by taking the low end of the pre-tax range and the high end of the post-tax range) of approximately $(21.0) million to approximately $(26.2) million.

Other Presentations by Lincoln

December 30, 2019 Presentation

The December 30 Presentation referenced, for informational purposes, among other things: (i) an overview of Lincoln’s valuation methodology; (ii) a preliminary analysis of the high end of the equity value of the Company, which resulted in an indicated equity value of $11.76 per share; (iii) a preliminary analysis of the book value of the Company (for reference only), which resulted in an indicated equity value of $13.23 per share; (iv) an illustrative perspective on potential negotiation positions; and (v) a preliminary analysis of the Company’s corporate overhead expenses.

January 16, 2020 Presentation

The January 16 Presentation referenced, for informational purposes, among other things: (i) preliminary analyses that were substantially similar to those contained in the December 30 Presentation and updated based on then-current market information; (ii) a preliminary financial analysis of the Company on a sum-of-the-parts basis using the Second Revised Management Forecast for each of the Company’s business segments (including an analysis of the Company’s corporate overhead expenses, without the effect of corporate taxes), which resulted in an indicated equity value range of $10.72 to $10.93 per share; and (iii) updated values for the Company’s cash and marketable securities based on market data available as of January 15, 2020.

March 13, 2020 Presentation

The March 13 Presentation referenced, for informational purposes, among other things: (i) preliminary analyses that were substantially similar to those contained in the January 16 Presentation and updated based on then-current market information; (ii) a per-share value bridge from the January 16 Presentation; (iii) updated values for the Company’s cash and marketable securities based on market data available as of March 12, 2020; and (iv) a preliminary financial analysis of a new potential business segment, small business lending, identified by Company management in the Final Management Forecast. The preliminary financial analysis resulted in an indicated equity value range for the Company of $11.28 to $11.68 per share.

April 8, 2020 Presentation

The April 8 Presentation referenced, among other things: (i) analyses that were substantially similar to those contained in the June 19 Presentation (except that the estimated enterprise value range for the corporate overhead expenses of the Company was calculated without the effect of corporate taxes) and based on then-current market information and the Final Management Forecast; and (ii) updated values for the Company’s cash and marketable securities based on market data available as of April 6, 2020. The financial analysis resulted in an indicated equity value range for the Company of $11.32 to $11.70 per share.

Miscellaneous

Lincoln and its affiliates provide a range of investment banking and financial advisory services and, in that regard, may in the future provide investment banking and other financial services to the Company, Gary Stern or members of the Stern Group or their respective affiliates, for which Lincoln and its affiliates would expect to receive customary compensation. During the two year period prior to the date of its opinion and other than in connection with services to the Special Committee related to the proposed transaction, Lincoln and its affiliates have not been engaged to provide investment banking or financial advisory services to the Company, Gary Stern or the Stern Group, and Lincoln has not received any compensation from the Company, Gary Stern or the Stern Group during such period for any such services. Lincoln will receive a fee of $350,000 from the Company for its services related to the proposed transaction, $100,000 of which was paid upon the execution of Lincoln’s engagement letter, $75,000 of which was paid upon the execution of the Engagement Letter Amendment No. 1, $100,000 of which was paid upon Lincoln informing the Special Committee that Lincoln was prepared to render an opinion on April 8, 2020, $37,500 of which was paid upon the execution of the Engagement Letter Amendment No. 2, and $37,500 of which was paid upon Lincoln informing the Special Committee that Lincoln was prepared to render an opinion on June 19, 2020. No portion of Lincoln’s fees are contingent upon the consummation of the proposed transaction. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Lincoln and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, Gary Stern or members of the Stern Group, other participants in the proposed transaction or certain of their respective affiliates or security holders, for which advice and services Lincoln and its affiliates have received and may receive compensation.

 Management Estimates

We do not, as a matter of course, publicly disclose financial projections as to future financial performance, earnings or other results (other than guidance regarding revenue and earnings per share for the current year) and are especially cautious of making financial projections because of unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction, we provided our board of directors, the Special Committee and Lincoln with certain management estimates, which contained certain non-public financial forecasts that were prepared by our management, which we may refer to as Management Estimates.

A summary of the financial projections included in the Final Management Forecast, which we also refer to as the Management Estimates has been included below. This summary is not being included in this document to influence your decision whether to vote for or against the proposal to adopt the merger agreement, but is being included because these Management Estimates, as well as the Initial Management Forecast, First Revised Management Forecast and Second Revised Management Forecast (the “Preliminary Forecasts”), were made available to our board of directors, the Special Committee and Lincoln. The inclusion of this information should not be regarded as an indication that our board of directors or its advisors or any other person considered, or now considers, such Management Estimates and Preliminary Forecasts to be material or to be necessarily predictive of actual future results, and this information should not be relied upon as such. Our management’s internal financial projections, upon which the Management Estimates and the Preliminary Forecasts were based, are subjective in many respects. There can be no assurance that these financial forecasts will be realized or that actual results will not be significantly higher or lower than forecasted.

In addition, the Management Estimates and the Preliminary Forecasts were not prepared with a view toward public disclosure or toward complying with generally accepted accounting principles in the United States of America, which we may refer to in this proxy statement as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP financial measures or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Management Estimates, nor have they expressed any opinion or any other form of assurance on such information or its achievability.

The Final Management Forecast, which was utilized by the Special Committee’s financial advisor in analyzing the offer of the Stern Group, was prepared by numerous members of the Company’s management team. David Cavill, Director of Business Intelligence prepared the Final Management Forecast for the Company’s Consumer Receivables business. Monika Dasgupta, Corporate Controller, prepared the Company’s business segments portion of the Final Management Forecast, including GAR, Five Star and Personal Injury, and corporate portion of the Final Management Forecast, which includes certain non-allocated administrative costs, interest income and various other non-operating income and expenses and assets including cash and cash equivalents, investments in equity securities and available-for-sale debt securities, settlement receivable, property and equipment, goodwill, deferred taxes and other assets. Ricky Stern, as Senior Vice President and President of GAR reviewed and approved the GAR and Five Star forecast. Lou Piccolo, a member of the Company’s board of directors who is not a member of the Special Committee provided consulting services to the Company in preparing the Small Business Lending business plan. Key assumptions and forecast information with respect to such Small Business Lending plan were reviewed with Gary Stern, in his capacity as the President and Chief Executive Officer of the Company. Gary Stern, in his role as President and Chief Executive Officer, provided strategic directions, and assumptions regarding the Personal Injury business, Consumer Receivables business and overhead expenses. Gary Stern also reviewed and approved the final forecasted results used in the Final Management Forecast. Steven Leidenfrost, Chief Financial Officer, reviewed the Final Management Forecast for accuracy within the forecasted worksheet, and overall reasonableness. Mr. Leidenfrost also reviewed and approved the assumptions used by David Cavill, Louis Piccolo and Monika Dasgupta.  Ricky Stern reviewed and approved the assumptions used for GAR and Five Star.

The Management Estimates, and the Preliminary Forecasts, were based on a number of variables and assumptions that are inherently uncertain and may be beyond our control. Our management team believes that the assumptions that our management used as a basis for this projected financial information were reasonable at the time our management prepared the Management Estimates and the Preliminary Forecasts, given the information our management had at the time. Important factors that may affect actual results and cause these Management Estimates not to be achieved include, but are not limited to, risks and uncertainties relating to our business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions and other factors described or referenced under “Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2019 and Form 10-Q for the six months ended March 31, 2020. In addition, the Management Estimates reflect assumptions that are subject to change and do not reflect revised prospects for our business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that the Management Estimates will be realized or that our future financial results will not materially vary from the Management Estimates.

Those assumptions included, but were not limited to:

Consumer Receivables (Finance Income)

●

The Company recognizes revenue on a cost recovery method in accordance with Generally Accepted Accounting Principles (GAAP). Under the cost recovery method no income is recognized until the cost of the portfolio has been fully recovered. Once a consumer receivables portfolio cost has been recovered all consumer receivable cash collections are recognized as revenue (Finance Income) when received.

●	Finance Income reflects actual results through March 31, 2020.
●

No new consumer receivable portfolios were assumed to be purchased through the 2026 forecast period. As a result, forecasted finance income through 2026 is expected to decline each forecast year as the existing consumer receivables portfolios wind down. Forecasted revenues through 2026 (Finance Income) are an estimate of monthly collections for consumer receivables over the estimated collection period of seven years.

●

Finance Income was computed using the Company’s proprietary forecasting model for domestic consumer receivables and Serlefin’s performance model for international consumer receivables. Certain assumptions used in these models were developed based on historical performance of several consumer receivable categories (credit card, telecom, personal loan, etc.). In addition, the age of the customer account and the number of months from purchase of the portfolio are factored into the model. The proprietary forecasting model is adjusted annually based on actual performance unless there is an impairment of a portfolio, which results in a portfolio adjustment during the year.

Personal Injury

The Company’s personal injury claims business segment is comprised of purchased interests in personal injury claimants who are a party in personal injury claims litigation.

●	Personal Injury claims revenue reflects actual results through March 31, 2020.
●

The Company historically funded personal injury claims in Simia and Silvave.  These entities are no longer funding any new advances, but continue to collect on outstanding personal injury claim advances. Forecasted revenue for the remainder of fiscal year 2020 (April – September 30, 2020) for Simia and Sylvave is $588,000.

●

Arthur Funding is the vehicle through which the Company will continue funding its personal injury claims business. The Company’s investment in the Arthur Funding personal injury claims portfolio is projected to be:

o	$250,000 per quarter for the third and fourth quarters of fiscal 2020.
o	$500,000 per quarter for the first and second quarters of fiscal 2021.
o	$750,000 per quarter for the third and fourth quarters of fiscal 2021.
o	$1,000,000 per quarter starting in fiscal 2022 for an annual total of $4,000,000 per year, through 2026.
●	Management estimates that a personal injury claims advance will be recovered in 24 months from the date of the advance.
●

Open personal injury claims revenue is estimated and accrued based on the expected realization for each individual personal injury claims advance. An outstanding advance is charged interest at a 17.5% interest rate every six months compounded every six months.

●	Bad debt expense for Arthur Funding is estimated to be 5% of the funded personal injury claim amount.

Social Security Disability Advocacy (GAR and Five Star)

●	GAR and Five Star revenue reflects actual results through March 31, 2020.
●

GAR revenues for 2020 were forecasted based on annualizing actual revenues from July 2019 through December 2019, which averaged approximately $317,000 per month. Management believes this estimate better reflects the actual performance of GAR.

●	GAR revenues for 2021 were forecasted based on a monthly average of $371,000 per month.
●	Five Star revenue was expected to be: $150,000 in 2020; $75,000 in 2021 and $0 in 2022 and thereafter.
●	GAR revenue forecasts 2% growth per year starting in 2022, reflecting an approximate 2% growth rate in the overall economy.

Small Business Lending

●	Management’s revenue estimates are based on an assumption that each advance will be recovered at 117% of the original advance amount based on a five - month recovery period.
●	Individual advances are not expected to exceed $50,000.
●	Bad debt expense was determined to be 5% of aggregate advances made in each year of the forecast.
●

In addition to bad debt expense, overhead expenses for this business include salaries for up to three individuals and advertising/marketing costs (including the costs of out-sourcing the financial operations of this business).

Other Income

●

The forecast for other income (dividends and interest from the Company’s investments in available for sale debt securities (primarily US Treasuries) and equity securities) is based on the estimated dollar amount of U.S. Treasury investments held at September 30 of each forecast year, multiplied by an assumed U.S. Treasury rate of 1.6%.

                Income Taxes Expense

●	Income tax expense reflects actual results through March 31, 2020

●	The Company used a total tax rate of 30.0% (21.0% federal and 9.0% for state income taxes) in determining forecasted income tax expense.

Overall Assumptions

●	The forecast was prepared with the assumption that the Company remains a public company for the entirety of the forecast period.

Management Estimates (June 19, 2020)

Asta Funding, Inc. & Subsidiaries

Consolidated Income Statement

	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025	FY 2026

Finance Income	$10,267,000	$7,889,000	$6,138,000	$5,022,000	$4,214,000	$2,915,000	$2,239,000
Personal injury claims income	776,000	661,000	1,739,000	2,344,000	2,370,000	2,361,000	2,361,000
Small Business Lending Fee Income	-	923,000	2,407,000	4,087,000	5,549,000	5,857,000	6,197,000
Disability fee income	3,684,000	4,528,000	4,542,000	4,633,000	4,726,000	4,821,000	4,917,000

Total Revenue	14,727,000	14,001,000	14,826,000	16,086,000	16,859,000	15,954,000	15,714,000

Other Income	1,089,000	1,067,000	965,000	901,000	837,000	773,000	693,000

	$15,816,000	$15,068,000	$15,791,000	$16,987,000	$17,696,000	$16,727,000	$16,407,000

Expenses	$13,080,000	$12,759,000	$13,305,000	$13,995,000	$13,790,000	$13,509,000	$13,603,000

Income before taxes	2,736,000	2,309,000	2,486,000	2,992,000	3,906,000	3,218,000	2,804,000

Income tax expense (benefit)	919,000	693,000	746,000	898,000	1,172,000	965,000	841,000

Net income	$1,817,000	$1,616,000	$1,740,000	$2,094,000	$2,734,000	$2,253,000	$1,963,000

Asta Funding, Inc.

Balance Sheet

	FY 2020	FY 2021	FY 2022	FY 2023	FY 2024	FY 2025	FY 2026
	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026
ASSETS
CASH AND CASH EQUIVALENTS	$1,947,000	$1,931,000	$2,220,000	$1,853,000	$1,258,000	$1,680,000	$1,746,000

INVESTMENTS	8,111,000	8,234,000	8,234,000	8,234,000	8,234,000	8,234,000	8,234,000

AVAILABLE-FOR-SALE SECURITIES	65,216,000	64,556,000	58,816,000	55,212,000	52,044,000	46,312,000	40,500,000

CONSUMER RECEIVABLES	817,000	313,000	57,000	(32,000)	(32,000)	(32,000)	(32,000)

INVESTMENT IN PERSONAL INJURY CLAIMS	3,543,000	5,368,000	8,315,000	8,492,000	7,693,000	7,702,000	7,713,000

EQUITY METHOD INVESTMENT (SERLEFIN)	223,000	223,000	223,000	223,000	223,000	223,000	223,000

ACCOUNTS RECEIVABLE - GAR	212,000	212,000	212,000	212,000	212,000	212,000	212,000

DUE FROM THIRD PARTY COLLECTION AGENCIES AND ATTORNEYS	464,000	142,000	109,000	88,000	72,000	49,000	38,000

INVESTMENT IN SMALL BUSINESS LENDING	–	2,485,000	7,673,000	14,508,000	22,752,000	30,991,000	39,096,000

SETTLEMENTS RECEIVABLE	319,000	–	–	–	–	–	–

PREPAID AND INCOME TAXES RECEIVABLE	68,000	–	–	–	–	–	–

FURNITURE AND EQUIPMENT - NET	24,000	77,000	38,000	49,000	60,000	21,000	19,000

DEFERRED INCOME TAXES	9,021,000	8,328,000	7,582,000	6,684,000	5,812,000	5,178,000	4,825,000

GOODWILL	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000

OTHER ASSETS	1,415,000	1,235,000	1,300,000	1,300,000	1,300,000	1,300,000	1,300,000

TOTAL ASSETS	$92,790,000	$94,514,000	$96,189,000	$98,233,000	$101,038,000	$103,280,000	$105,284,000

LIABILITIES

TOTAL LIABILITIES	1,927,000	2,035,000	1,970,000	1,920,000	1,991,000	1,980,000	2,021,000

STOCKHOLDERS' EQUITY

TOTAL STOCKHOLDERS' EQUITY	90,863,000	92,479,000	94,219,000	96,313,000	99,047,000	101,300,000	103,263,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$92,790,000	$94,514,000	$96,189,000	$98,233,000	$101,038,000	$103,280,000	$105,284,000

ASTA FUNDING, INC.
CONSOLIDATED CASH FLOW STATEMENT

	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026

Net Income	$1,817,000	$1,616,000	$1,740,000	$2,094,000	$2,734,000	$2,253,000	$1,963,000

Net cash provided by operating activities	2,827,000	2,897,000	1,870,000	2,567,000	3,815,400	3,228,000	2,808,000

Net cash provided by investing activities	(5,188,000)	(2,913,000)	(1,581,000)	(2,934,000)	(4,410,400)	(2,806,000)	(2,742,000)

Net cash provided by (used in) financing activities	-	-	-	-	-	-	-

Net Increase (decrease) in cash	(2,361,000)	(16,000)	289,000	(367,000)	(595,000)	422,000	66,000

Cash at the beginning of period	$4,308,000	$1,947,000	$1,931,000	$2,220,000	$1,853,000	$1,258,000	$1,680,000

Cash at end of period	$1,947,000	$1,931,000	$2,220,000	$1,853,000	$1,258,000	$1680,000	$1,746,000

Management Estimates (February 21, 2020)

Asta Funding, Inc. and Subsidiaries Consolidated Income Statement For Each of the Fiscal Years 2020-2026.
	2020	2021	2022	2023	2024	2025	2026

Finance Income	$10,498,000	$7,889,000	$6,138,000	$5,022,000	$4,214,000	$2,915,000	$2,239,000
Personal injury claims income	733,000	661,000	1,739,000	2,344,000	2,370,000	2,361,000	2,361,000
Small Business Lending Fee Income	-	923,000	2,407,000	4,087,000	5,549,000	5,857,000	6,197,000
Disability fee income	3,772,000	4,528,000	4,542,000	4,633,000	4,726,000	4,821,000	4,917,000
Total Revenue	15,003,000	14,001,000	14,826,000	16,086,000	16,859,000	15,954,000	15,714,000

Other Income	1,198,000	1,067,000	965,000	901,000	837,000	773,000	693,000

Total Income	$16,201,000	$15,068,000	$15,791,000	$16,987,000	$17,696,000	$16,727,000	$16,407,000

Expenses	$12,162,000	$12,759,000	$13,305,000	$13,995,000	$13,790,000	$13,509,000	$13,603,000

Income before taxes	4,039,000	2,309,000	2,486,000	2,992,000	3,906,000	3,218,000	2,804,000

Income tax expense (benefit)	1,172,000	693,000	746,000	898,000	1,172,000	965,000	841,000

Net income	$2,867,000	$1,616,000	$1,740,000	$2,094,000	$2,734,000	$2,253,000	$1,963,000

Asta Funding, Inc. Balance Sheet
	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026
ASSETS
CASH AND CASH EQUIVALENTS	$1,248,000	$1,796,000	$2,265,000	$3,022,000	$3,427,000	$3,849,000	$3,915,000
INVESTMENTS	8,234,000	8,234,000	8,234,000	8,234,000	8,234,000	8,234,000	8,234,000
AVAILABLE-FOR-SALE SECURITIES	66,567,000	65,907,000	60,167,000	55,463,000	51,295,000	45,563,000	39,751,000
CONSUMER RECEIVABLES	808,000	304,000	48,000	–	–	–	–
INVESTMENT IN PERSONAL INJURY CLAIMS	4,109,000	5,934,000	8,881,000	9,058,000	8,259,000	8,268,000	8,279,000
EQUITY METHOD INVESTMENT (SERLEFIN)	278,000	278,000	278,000	278,000	278,000	278,000	278,000
ACCOUNTS RECEIVABLE - GAR	203,000	203,000	203,000	203,000	203,000	203,000	203,000
DUE FROM THIRD PARTY COLLECTION AGENCIES AND ATTORNEYS	515,000	142,000	109,000	88,000	72,000	49,000	38,000
INVESTMENT IN SMALL BUSINESS LENDING	–	2,485,000	7,673,000	14,508,000	22,752,000	30,991,000	39,096,000
SETTLEMENTS RECEIVABLE	436,000	–	–	–	–	–	–
PREPAID AND INCOME TAXES RECEIVABLE	68,000	–	–	–	–	–	–
FURNITURE AND EQUIPMENT - NET	13,000	66,000	27,000	38,000	49,000	10,000	8,000
DEFERRED INCOME TAXES	8,676,000	7,983,000	7,237,000	6,339,000	5,467,000	4,833,000	4,480,000
GOODWILL	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000
OTHER ASSETS	1,135,000	775,000	775,000	775,000	775,000	775,000	775,000

TOTAL ASSETS	$93,700,000	$95,517,000	$97,307,000	$99,416,000	$102,221,000	$104,463,000	$106,467,000

LIABILITIES
TOTAL LIABILITIES	1,654,000	1,855,000	1,905,000	1,920,000	1,991,000	1,980,000	2,021,000

STOCKHOLDERS' EQUITY
TOTAL STOCKHOLDERS' EQUITY	92,046,000	93,662,000	95,402,000	97,496,000	100,230,000	102,483,000	104,446,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$93,700,000	$95,517,000	$97,307,000	$99,416,000	$102,221,000	$104,463,000	$106,467,000

ASTA FUNDING, INC. CONSOLIDATED CASH FLOW STATEMENT For Each of the Fiscal Years 2020-2026

	2020	2021	2022	2023	2024	2025	2026

Net Income	$2,867,000	$1,616,000	$1,740,000	$2,094,000	$2,734,000	$2,253,000	$1,963,000

Net cash provided by operating activities	4,005,000	3,221,000	2,050,000	2,632,000	3,815,400	3,228,000	2,808,000

Net cash provided by investing activities	(7,065,000)	(2,673,000)	(1,581,000)	(1,875,000)	(3,410,400)	(2,806,000)	(2,742,000)

Net cash provided by (used in) financing activities	-	-	-	-	-	-	-
Net Increase (decrease) in cash and cash equivalent	(3,060,000)	548,000	469,000	757,000	405,000	422,000	66,000

Cash and cash equivalents at beginning of period	$4,308,000	$1,248,000	$1,796,000	$2,265,000	$3,022,000	$3,427,000	$3,849,000

Cash and cash equivalents at end of period	$1,248,000	$1,796,000	$2,265,000	$3,022,000	$3,427,000	$3,849,000	$3,915,000

Preliminary Forecasts

As noted in the Background of the Merger, the Company provided three other management forecasts, the Preliminary Forecasts, which are reproduced below.

Second Revised Management Forecast (January 10, 2020)

Asta Funding, Inc. & Subsidiaries Consolidated Statement Of Operations
	FYE 2020	FYE 2021	FYE 2022	FYE 2023	FYE 2024	FYE 2025	FYE 2026
REVENUE:
FINANCE INCOME, NET	$9,106,000	$7,161,000	$5,624,000	$4,601,000	$3,816,000	$2,671,000	$2,051,000
PERSONAL INJURY CLAIMS INCOME	84,000	151,000	202,000	422,000	498,000	579,000	660,000
DISABILITY FEE INCOME	3,952,000	4,528,000	4,542,000	4,633,000	4,726,000	4,821,000	4,917,000

TOTAL REVENUE	13,142,000	11,840,000	10,368,000	9,656,000	9,040,000	8,071,000	7,628,000

OTHER INCOME	1,281,000	1,067,000	1,061,000	1,077,000	1,093,000	1,045,000	997,000

TOTAL INCOME	$14,423,000	$12,907,000	$11,429,000	$10,733,000	$10,133,000	$9,116,000	$8,625,000

TOTAL GENERAL AND ADMIN EXPENSES	$13,366,000	$12,329,000	$12,330,000	$12,421,000	$12,335,000	$12,362,000	$12,380,000

INCOME (LOSS) BEFORE TAXES	1,057,000	578,000	(901,000)	(1,688,000)	(2,202,000)	(3,246,000)	(3,755,000)

INCOME TAX EXPENSE (BENEFIT)	299,000	162,000	(254,000)	(476,000)	(619,000)	(913,000)	(1,055,000)

NET INCOME (LOSS) ATTRIBUTABLE TO ASTA	$758,000	$416,000	$(647,000)	$(1,212,000)	$(1,583,000)	$(2,333,000)	$(2,700,000)

“FYE” means fiscal year end.

Asta Funding, Inc. Balance Sheets
	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026
ASSETS
CASH AND CASH EQUIVALENTS	$257,000	$2,373,750	$1,436,000	$353,000	$120,000	$814,000	$673,000
INVESTMENTS	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000
AVAILABLE-FOR-SALE SECURITIES	64,789,000	65,829,000	66,885,000	66,957,000	65,045,000	61,085,000	57,577,000
CONSUMER RECEIVABLES	877,000	420,000	186,000	44,000	-	-	-
INVESTMENT IN PERSONAL INJURY CLAIMS	3,512,000	2,691,000	2,003,000	1,834,000	2,382,000	3,150,000	3,999,000
EQUITY METHOD INVESTMENT (SERLEFIN)	280,000	280,000	280,000	280,000	280,000	280,000	280,000
ACCOUNTS RECEIVABLE - GAR	266,000	266,000	266,000	266,000	266,000	266,000	266,000
DUE FROM THIRD PARTY COLLECTION AGENCIES AND ATTORNEYS	464,000	129,000	99,000	81,000	66,000	45,000	35,000
SETTLEMENTS RECEIVABLE	576,000	-	-	-	-	-	-
PREPAID AND INCOME TAXES RECEIVABLE	264,000	-	189,000	354,000	462,000	682,000	789,000
FURNITURE AND EQUIPMENT - NET	110,000	162,000	122,000	82,000	42,000	2,000	-
DEFERRED INCOME TAXES	9,558,000	9,558,000	9,558,000	9,558,000	9,558,000	9,558,000	9,558,000
GOODWILL	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000
OTHER ASSETS	1,135,000	775,000	775,000	775,000	775,000	775,000	775,000

TOTAL ASSETS	$91,634,000	$92,029,750	$91,345,000	$90,130,000	$88,542,000	$86,203,000	$83,498,000

TOTAL LIABILITIES	1,707,000	1,686,750	1,649,000	1,646,000	1,641,000	1,635,000	1,630,000

TOTAL STOCKHOLDERS' EQUITY	89,927,000	90,343,000	89,696,000	88,484,000	86,901,000	84,568,000	81,868,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$91,634,000	$92,029,750	$91,345,000	$90,130,000	$88,542,000	$86,203,000	$83,498,000

Asta Funding, Inc. Consolidated Cash Flow Statement for each of the fiscal years ended 2020-2026
	2020	2021	2022	2023	2024	2025	2026

Net Income (Loss)	$758,000	$416,000	$(647,000)	$(1,212,000)	$(1,583,000)	$(2,333,000)	$(2,700,000)

Net cash provided by (used in) operating activities	1,807,000	1,469,750	(894,750)	(1,658,000)	(2,203,000)	(3,241,000)	(3,685,000)

Net cash provided by (used in) investing activities	(5,858,000)	647,000	(43,000)	575,000	1,970,000	3,935,000	3,544,000

Net cash provided by (used) in financing activities	-	-	-	-	-	-	-

Increase (decrease) in cash and cash equivalents	(4,051,000)	2,116,750	(937,750)	(1,083,000)	(233,000)	694,000	(141,000)

Cash and cash equivalents at beginning of period	4,308,000	257,000	2,373,750	1,436,000	353,000	120,000	814,000

Cash and cash equivalents at end of period	257,000	2,373,750	1,436,000	353,000	120,000	814,000	673,000

First Revised Management Forecast (December 31, 2019)

GAR Income Statement for each of the Fiscal Years 2020-2026

	2020	2021	2022	2023	2024	2025	2026

Disability fee income	$4,000,000	$4,000,000	$4,000,000	$4,000,000	$4,000,000	$4,000,000	$4,000,000
Total Revenue	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000	4,000,000

Expenses	$3,806,000	$3,808,000	$3,810,000	$3,812,000	$3,814,000	$3,816,000	$3,800,000

Income before taxes	194,000	192,000	190,000	188,000	186,000	184,000	200,000

Income tax expense (benefit)	–	–	–	–	–	–	–

Net income	$194,000	$192,000	$190,000	$188,000	$186,000	$184,000	$200,000

Initial Management Forecast (December 13, 2019)

Asta Funding, Inc. & Subsidiaries Consolidated Statement Of Operations
	FYE 2020	FYE 2021	FYE 2022	FYE 2023	FYE 2024	FYE 2025	FYE 2026
REVENUE:
FINANCE INCOME, NET	$9,106,000	$7,161,000	$5,858,000	$4,743,000	$3,860,000	$2,671,000	$2,051,000
PERSONAL INJURY CLAIMS INCOME	84,000	151,000	202,000	422,000	498,000	579,000	660,000
DISABILITY FEE INCOME	5,200,000	5,200,000	5,200,000	5,200,000	5,200,000	5,200,000	5,200,000

TOTAL REVENUE	14,390,000	12,512,000	11,260,000	10,365,000	9,558,000	8,450,000	7,911,000

OTHER INCOME	1,281,000	1,067,000	1,061,000	1,077,000	1,093,000	1,045,000	997,000

TOTAL INCOME	$15,671,000	$13,579,000	$12,321,000	$11,442,000	$10,651,000	$9,495,000	$8,908,000

GENERAL AND ADMINISTRATIVE EXPENSES:
TOTAL GENERAL AND ADMIN EXPENSES	$13,614,000	$12,555,000	$12,541,000	$12,606,000	$12,495,000	$12,496,000	$12,490,000

INCOME (LOSS) BEFORE TAXES	2,057,000	1,024,000	(220,000)	(1,164,000)	(1,844,000)	(3,001,000)	(3,582,000)

INCOME TAX EXPENSE (BENEFIT)	576,000	287,000	(62,000)	(326,000)	(516,000)	(840,000)	(1,003,000)

NET INCOME (LOSS) ATTRIBUTABLE TO ASTA	$1,481,000	$737,000	$(158,000)	$(838,000)	$(1,328,000)	$(2,161,000)	$(2,579,000)

“FYE” means fiscal year end.

Asta Funding, Inc. Balance Sheets
	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026
ASSETS
CASH AND CASH EQUIVALENTS	$685,000	$2,830,750	$2,503,000	$760,000	$246,000	$339,000	$304,000
INVESTMENTS	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000	8,136,000
AVAILABLE-FOR-SALE SECURITIES	65,289,000	66,329,000	67,385,000	68,457,000	67,045,000	63,835,000	60,327,000
CONSUMER RECEIVABLES	877,000	420,000	186,000	44,000	-	-	-
INVESTMENT IN PERSONAL INJURY CLAIMS	3,512,000	2,691,000	2,003,000	1,834,000	2,382,000	3,150,000	3,999,000
EQUITY METHOD INVESTMENT (SERLEFIN)	210,000	210,000	210,000	210,000	210,000	210,000	210,000
ACCOUNTS RECEIVABLE - GAR	266,000	266,000	266,000	266,000	266,000	266,000	266,000
DUE FROM THIRD PARTY COLLECTION AGENCIES AND ATTORNEYS	464,000	129,000	99,000	81,000	66,000	45,000	35,000
SETTLEMENTS RECEIVABLE	576,000	-	-	-	-	-	-
PREPAID AND INCOME TAXES RECEIVABLE	-	-	46,000	244,000	387,000	630,000	752,000
FURNITURE AND EQUIPMENT - NET	110,000	162,000	122,000	82,000	42,000	2,000	-
DEFERRED INCOME TAXES	10,910,000	10,910,000	10,910,000	10,910,000	10,910,000	10,910,000	10,910,000
GOODWILL	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000	1,410,000
OTHER ASSETS	1,468,000	1,108,000	1,108,000	1,108,000	1,108,000	1,108,000	1,108,000

TOTAL ASSETS	$93,913,000	$94,601,750	$94,384,000	$93,542,000	$92,208,000	$90,041,000	$87,457,000

TOTAL LIABILITIES	1,793,000	1,744,750	1,685,000	1,681,000	1,675,000	1,669,000	1,664,000

TOTAL STOCKHOLDERS' EQUITY	92,120,000	92,857,000	92,699,000	91,861,000	90,533,000	88,372,000	85,793,000

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$93,913,000	$94,601,750	$94,384,000	$93,542,000	$92,208,000	$90,041,000	$87,457,000

Asta Funding, Inc. Consolidated Cash Flow Statement

	9/30/2020	9/30/2021	9/30/2022	9/30/2023	9/30/2024	9/30/2025	9/30/2026

Net Income (Loss)	$1,481,000	737,000	(158,000)	(838,000)	(1,328,000)	(2,161,000)	(2,579,000)

Net cash provided by (used in) operating activities	2,736,000	1,498,750	(284,750)	(1,318,000)	(1,984,000)	(3,092,000)	(3,579,000)

Net cash provided by (used in) investing activities	(6,358,000)	647,000	(43,000)	(425,000)	1,470,000	3,185,000	3,544,000

Net cash provided by (used) in financing activities	-	-	-	-	-	-	-

Increase (decrease) in cash and cash equivalents	(3,622,000)	2,145,750	(327,750)	(1,743,000)	(514,000)	93,000	(35,000)

Cash and cash equivalents at beginning of period	4,307,000	685,000	2,830,750	2,503,000	760,000	246,000	339,000

Cash and cash equivalents at end of period	685,000	2,830,750	2,503,000	760,000	246,000	339,000	304,000

Certain Effects of the Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger. If the merger is completed, the Company will become a wholly-owned subsidiary of Parent, and the Company’s Common Stock will cease to be publicly traded.

At the effective time of the merger, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted into the right to receive $13.10 in cash, without interest and less any applicable withholding taxes, which represents a premium of approximately 13.2% to the 30-trading day average stock price of $11.57 as of June 24, 2020, a premium of approximately 25.1% to the average closing share price of our common stock for the 90 days ended on June 24, 2020, a premium of approximately 42.0% to the average price of our common stock during the 52 weeks prior to June 24, 2020 and a premium of approximately 17.6% to the last trading day before the announcement that the Company, Parent and Merger Sub had entered into Amendment No. 1, of $11.14. Further, all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration.

Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company stock options with respect to any of such holder’s Company stock options, each Company stock option, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $13.10, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to (a) the product of (i) the excess, if any, of $13.10 over the exercise price per share of Common Stock subject to such Company stock option multiplied by (ii) the total number of shares of Common Stock subject to such Company stock option, without interest, less (b) such amounts as are required to be withheld or deducted under applicable tax provisions.

Parent does not currently own any equity interest in the Company. Following consummation of the merger, Parent will own 100% of the outstanding Company Common Stock and will have a corresponding interest in our net book value and net earnings. The Stern Group, as an equity holder of Parent following the Closing, will have an indirect interest in our net book value and net earnings in proportion to the Stern Group’s ownership interest in Parent.

The table below sets forth the direct and indirect interests in the Company’s net book value and net earnings of the Stern Group immediately before the merger and immediately after the merger, based on the net book value at September 30, 2019 and June 30, 2020 and net income attributable to stockholders for the fiscal year ended September 30, 2019 and net income for the nine months ended June 30, 2020.

Ownership of the Company Prior to the Merger						Ownership of the Company Immediately After the Merger
(in thousands, except for percentages)
	% Ownership (1)	Net book value at September 30, 2019	Net book value at June 30, 2020	Net income for the fiscal year ended September 30, 2019	Net income for the nine months ended June 30, 2020	% Ownership	Net book value at September 30, 2019	Net book value at June 30, 2020	Net income for the fiscal year ended September 30, 2019	Net income for the nine months ended June 30, 2020
Stern Group (2)	61.8%	$54,943	$55,811	$4,270	$877	100%	$88,904	$90,309	$6,910	$1,419

(1) Percentage interest expresses percentage interest in net book value and net earnings.

(2) Reflects shares of the Company common stock beneficially owned by the members of the Stern Group, collectively, which individual interests is described in the section titled “Special Factors—Background of the Merger- beginning on page 14.

Assuming the merger is consummated, as illustrated in the table above, the Stern Group’s aggregate interest in the Company’s net book value and net losses would increase to 100%, and the Stern Group would be entitled to all other benefits resulting from its 100% ownership of the Company, including all income generated by the Company’s operations and any future increase in the Company’s value. Similarly, the Stern Group would also bear all of the risk of losses generated by the Company’s operations and any decrease in the value of the Company after the completion of the merger.

The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Financing the Merger

In connection with entering into the merger agreement, the Stern Group has entered into a rollover commitment letter in favor of the Parent. Pursuant to this commitment letter, the Stern Group has committed to transfer, contribute and deliver the shares of our common stock that they directly own to the Parent in exchange for common stock of the Parent.

Parent entered into a Commitment Letter with Bank Leumi USA, dated April 3, 2020, as amended on June 25, 2020, as further amended on August 25, 2020. Pursuant to this debt commitment letter, Bank Leumi has committed to provide a loan facility to Parent for purposes of funding the merger consideration. The loan is expected to have a floating interest rate based on 1-month LIBOR plus 150 basis points, but in any event, no less than 2.7% per annum, and will have an expected maturity date one month after the closing date of the loan. The loan is intended to be secured by a valid first-priority perfected security interest in cash collateral and eligible securities of the Parent Parties and us.

Gary Stern has executed and delivered a limited guarantee in our favor as a condition and inducement for us to enter into the merger agreement. Pursuant to this limited guarantee, Gary Stern is guaranteeing certain obligations of the Parent Parties in connection with the merger agreement.

Regulatory Approvals Required for the Merger

In connection with the merger, we are required to file a certificate of merger with the Secretary of State of Delaware in accordance with the DGCL after the approval of the merger agreement by our stockholders.

Delisting and Deregistration of our Common Stock

If the merger is completed, our common stock will be delisted from the NASDAQ Global Select Market and deregistered under the Exchange Act. Thereafter, the provisions of the Exchange Act will no longer apply to us, including the requirements to file periodic reports with the SEC and to furnish a proxy or information statement to our stockholders in connection with meetings of our stockholders.

Indemnification and Directors’ and Officers’ Liability Insurance

Under the merger agreement, the Company’s directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies from the surviving corporation. For more information regarding such indemnification and insurance coverage, see “The Merger Agreement—Indemnification and Insurance” beginning on page 84.

Voting Agreements

Stern Group

In connection with the merger agreement, the Company entered into the voting agreement with the members of the Stern Group, pursuant to which the members of the Stern Group agreed, subject to certain conditions, to vote all of the shares of Common Stock they beneficially own in favor of the approval of the proposal to adopt the merger agreement.

As of July 20, 2020, the last practicable date before the printing of this proxy statement, the members of the Stern Group hold shares of the Company’s Common Stock representing approximately 61.8% of the Company’s total issued and outstanding shares.

Pursuant to the voting agreement, the members of the Stern Group agreed, unless the board of directors has made a change of recommendation, to vote, or cause to be voted, all outstanding shares of the Common Stock owned by them in favor of the proposal to adopt the merger agreement and the approval of the transactions contemplated thereby and against any other action or agreement that would reasonably be expected to (i) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the merger agreement, (ii) result in any of the conditions to the consummation of the merger under the merger agreement not being fulfilled or (iii) impede, frustrate, interfere with, delay, postpone or adversely affect the merger and the other transactions contemplated by the merger agreement.

In addition, pursuant to the voting agreement, in the event that the board of directors have made a change of recommendation, the members of the Stern Group have agreed to vote their shares of Common Stock in the same proportion as the number of shares voted by the Company’s unaffiliated stockholders in favor of the adoption of the merger agreement.

The voting agreement will terminate at the effective time of the merger or, if earlier, the date of the termination of the merger agreement.

RBF

 On June 24, 2020, in connection with the execution of Amendment No. 1, RBF, who beneficially owns, in the aggregate, as of June 24, 2020, approximately 8.9% of the issued and outstanding shares of Common Stock, entered into a settlement and voting agreement with Asta, pursuant to which RBF has, among other things, agreed to vote the shares of Common Stock beneficially owned by it, or that may become beneficially owned by it during the term of the settlement and voting agreement, in favor of adopting of the merger agreement, as amended by Amendment No. 1, and any other matters necessary for consummation of the merger and the other transactions contemplated by the merger agreement, as amended by Amendment No. 1. Under the settlement and voting agreement, RBF has agreed to restrictions on its ability to transfer the shares of Common Stock owned by it, subject to certain exceptions. The obligations and rights under the settlement and voting agreement terminate upon the earliest of (i) the Effective Time (as defined in the merger agreement), (ii) the termination of the merger agreement, or any further material (as determined in RBF’s reasonable discretion) amendment or modification of terms of such agreements (or for the avoidance of doubt the merger), and (iii) October 31, 2020.

Stern Group Commitment Letters

In connection with entering into the merger agreement, the Stern Group has entered into a rollover commitment letter in favor of the Parent. Pursuant to the rollover commitment letter, the Stern Group has committed to transfer, contribute and deliver shares of our common stock to the Parent in exchange for common stock of the Parent.

In connection with the merger agreement, Parent entered into a commitment letter with Bank Leumi USA pursuant to which Bank Leumi has committed to provide a loan facility to Parent for purposes of funding the merger consideration.

Material U.S. Federal Income Tax Consequences of the Merger

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of our common stock who exchange their shares for cash in the merger and who are not holders of the Rollover Shares. This discussion is based on the Internal Revenue Code of 1986, as amended, which we may refer to as the Code, the Treasury Regulations promulgated thereunder, judicial pronouncements, and administrative rulings, all as currently in effect. All of these authorities are subject to change or varying interpretation, possibly with retroactive effect. Any such change could alter the accuracy of the statements and conclusions described below. No ruling has been or will be sought from the Internal Revenue Service, which we may refer to as the IRS, with respect to the matters discussed below, and there can be no assurance that the IRS will not take a contrary position regarding the tax consequences of the merger or that any such contrary position would not be sustained by a court.

This discussion assumes that the holders of our common stock hold their shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be applicable to a particular holder of our common stock in light of such holder’s particular circumstances. In addition, this discussion does not address the U.S. federal income tax consequences of the merger to holders of our common stock who are subject to special treatment under U.S. federal income tax law, including, for example, banks and other financial institutions, insurance companies, mutual funds, tax-exempt investors, S corporations, controlled foreign corporations, passive foreign investment companies, holders that are classified as “partnerships” for U.S. federal income tax purposes and their partners or members, U.S. expatriates, dealers in securities, traders in securities who have elected to be taxed in the same manner as dealers, holders who hold their stock as part of a hedge, straddle, conversion or other integrated transaction, holders whose functional currency is not the U.S. dollar, holders who acquired stock through the exercise of employee stock options or otherwise as compensation, holders of restricted shares, holders who are subject to the alternative minimum tax provisions of the Code and holders who receive cash pursuant to the exercise of appraisal rights. Furthermore, this discussion does not address the Medicare tax on net investment income, the rules regarding “qualified small business stock” within the meaning of Section 1202 of the Code, any consequences to stockholders of the Company that will directly or indirectly hold an ownership interest in Parent or the Company after the merger, any consequences to holders of options or warrants to purchase shares of Company common stock, the tax consequences under any state, local, foreign, estate, gift or other tax laws, or any U.S. federal tax considerations other than U.S. federal income tax considerations.

Holders of our common stock should consult their independent tax advisors as to the particular tax consequences of the merger to them, including the application and effect of any state, local, foreign, estate, gift or other tax laws.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) organized or created in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

The term “non-U.S. holder” means a beneficial owner of our common stock other than a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

If a partnership (or other entity taxed as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership that holds shares of our common stock you should consult your own tax advisor regarding the tax consequences to you of the merger.

U.S. Holders

Generally, the receipt of cash in exchange for our common stock pursuant to the merger will be a taxable transaction to U.S. holders of such common stock for U.S. federal income tax purposes. A U.S. holder of our common stock receiving cash in the merger generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash received (before reduction for any applicable withholding taxes) and the holder’s adjusted tax basis in the shares of our common stock surrendered. The gain or loss recognized generally will be capital gain or loss. Gain or loss will be determined separately for each block of common stock (i.e., stock acquired at the same cost in a single transaction) exchanged in the merger. Any capital gain or loss will be taxed as long-term capital gain or loss if the U.S. holder has held the our common stock for more than one year prior to the effective time of the merger and will be short-term capital gain if the U.S. holder has held the stock for one year or less. Long-term capital gains for certain non-corporate U.S. holders, including individuals, are generally eligible for a reduced rate of federal income taxation. The deductibility of capital losses is subject to certain limitations.

Information returns will be filed with the IRS in connection with payments to a U.S. holder pursuant to the merger, unless the U.S. holder is an exempt recipient. A U.S. holder may be subject to backup withholding with respect to the payment of cash proceeds in exchange for such holder’s shares of our common stock pursuant to the merger. Backup withholding will generally not apply, however, to a U.S. holder who furnishes the paying representative with a correct taxpayer identification number on a properly completed IRS Form W-9 (and who does not subsequently become subject to backup withholding) or who otherwise establishes a basis for exemption from backup withholding (such as a corporation). Each U.S. holder should properly complete and sign an IRS Form W-9 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. U.S. holders who fail to provide their correct taxpayer identification numbers and the appropriate certifications, or to establish an exemption as described above, will be subject to backup withholding on any payments they receive pursuant to the merger (currently at a rate of 24%). Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that required information is furnished to the IRS in a timely manner.

Non-U.S. Holders

Generally, any gain recognized upon the receipt of cash in exchange for our common stock pursuant to the merger by a non-U.S. holder will not be subject to U.S. federal income tax unless:

•

the gain is effectively connected with the conduct by a non-U.S. holder of a trade or business in the United States (and, if required by an applicable income tax treaty, such gain is attributable to a permanent establishment, or in the case of an individual, a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may also be subject to the branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable U.S. income tax treaty);

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized from the sale or exchange of our common stock, which may be offset by U.S. source capital losses of the non-U.S. holder, if any; or

•

we are or have been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of the merger or the period that the non-U.S. holder held the shares, and the non-U.S. holder owns, or is treated as owning, more than 5% of our shares, in which case the non-U.S. holder generally will be taxed on such holder’s net gain realized in the merger at the graduated U.S. federal income tax rates applicable to United States persons (as defined under the Code). We do not believe we will be treated as a United States real property holding corporation.

In general, a non-U.S. holder will not be subject backup withholding with respect to the cash received by such holder pursuant to the merger if such non-U.S. holder provides the paying representative with a properly completed IRS Form W-8BEN (or, if applicable, another version of IRS Form W-8). If a non-U.S. holder fails to provide the properly completed forms or fails to otherwise establish an exemption from backup withholding, such non-U.S. holder will be subject to backup withholding (currently at a rate of 24%) on the cash received pursuant to the merger. Each non-U.S. holder should properly complete and sign the applicable IRS Form W-8 in order to provide the information and certification necessary to avoid the imposition of backup withholding, unless an exemption otherwise applies and is established in a manner satisfactory to the paying representative. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that required information is furnished to the IRS in a timely manner.

The U.S. federal income tax discussion set forth above is included for general information only and is not a complete analysis or discussion of all potential tax consequences relevant to our stockholders. The tax consequences to you may vary depending on your particular circumstances. Due to the individual nature of tax consequences, you are urged to consult your own tax advisor as to the specific tax consequences to you of the merger, including the effects of any applicable U.S. federal, state, local, foreign, estate, gift or other tax laws.

Fees and Expenses

Whether or not the merger is completed, in general, all fees and expenses incurred in connection with the merger will be paid by the party incurring those fees and expenses. Total fees and expenses incurred or to be incurred by the Company in connection with the merger are estimated at this time to be as follows:

Description	Amount
Legal and advisory fees and expenses	$1,462,206
Accounting fees and expenses	6,000
SEC Filing fees	4,522
Proxy solicitation, printing, filing fees and mailing costs	7,060
Miscellaneous	60,000
Total Fees and Expenses	$1,539,788

These expenses will not reduce the merger consideration to be received by our stockholders.

It is also expected that Merger Sub and/or Parent will incur approximately $325,000 of fees, including approximately $300,000 in legal fees and $25,000 in other miscellaneous fees and expenses.

With the exception of the Company, the fees of which are set-forth above, the other 13E-3 filing persons’ costs were borne by Merger Sub and/or Parent.

Litigation Related to the Merger

Currently there is no litigation related to the proposed transaction.

On November 4, 2019, a stockholder of the Company filed a verified stockholder derivative complaint in the Court of Chancery of the State of Delaware against certain current and former officers and directors of the Company, and named the Company as a nominal defendant, alleging that certain actions taken in prior years by management constituted a violation of fiduciary duty to the Company. The Company believes the lawsuit is without merit and intends to vigorously defend the matter. On or about January 8, 2020, a motion to dismiss the complaint was filed on behalf of all individual defendants and the Company as nominal defendant. In light of the merger agreement, the parties entered into a joint stipulation and submitted a proposed order to stay proceedings in the matter until the earlier of: (i) an announcement by the Company of the completion or cancellation of the merger; or (ii) June 30, 2020. On April 14, 2020, the court granted the parties’ stipulation and proposed order. On July 7, 2020, the parties submitted a joint stipulation extending the stay until the earlier of (i) an announcement by the Company of the completion or cancellation of the merger; or (ii) September 30, 2020, and the Court entered an order granting the parties’ joint stipulation on July 8, 2020.

While not a legal proceeding, on May 27, 2020, the Company received a demand letter from a law firm representing a purported stockholder, relating to certain information included in the original proxy statement, including items related to the background of the merger, assumptions underlying management forecasts, the determination of compensation to the Special Committee and the Company’s relationship with the Special Committee’s financial advisor. In addition, on May 28, 2020, the Company received a demand letter from a law firm representing a purported stockholder, relating to certain information included in the original proxy statement. The demand letter alleges that we omitted certain financial projections.

VIRTUAL SPECIAL MEETING OF STOCKHOLDERS OF ASTA FUNDING, INC.

Date, Time and Place of Meeting

The accompanying proxy is solicited by our board of directors for use at the virtual special meeting of stockholders to be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., Eastern time. There will not be a physical meeting location. The virtual special meeting can be accessed by visiting www.voteproxy.com, where you will be able to listen to the meeting live, submit questions and vote online. Please note that you will not be able to attend the virtual special meeting in person at a physical location.

These proxy solicitation materials were mailed on or about August 25, 2020 to all stockholders entitled to vote at the meeting.

Record Date; Shares Entitled to Vote; Outstanding Shares

Our board of directors has fixed the close of business on August 21, 2020 as the record date for determining the holders of our common stock entitled to notice of, and to vote at, the virtual special meeting of stockholders or any adjournment or postponement thereof. Only holders of record of our common stock at the close of business on the record date will be entitled to notice of, and to vote at, the virtual special meeting of stockholders or any adjournments or postponements thereof. Our common stockholders will have one vote for each share of our common stock that they owned on the record date.

At the close of business on the record date, there were 6,567,765 shares of our common stock issued and outstanding and entitled to vote at the virtual special meeting of our stockholders.

Purpose of the Virtual Special Meeting of Stockholders

At the virtual special meeting of stockholders, holders of our common stock will be asked to:

1.

Merger Proposal. Consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of April 8, 2020, as amended by Amendment No. 1, dated June 25, 2020, by and among Asta Funding, Inc., Parent and Merger Sub, pursuant to which each share of our common stock outstanding at the effective time of the merger will be converted into the right to receive $13.10 in cash and we will become a wholly-owned subsidiary of Parent.

2.

Adjournment Proposal. Consider and vote upon a proposal to approve one or more adjournments of the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

Quorum; Abstentions; Broker Non-Votes

There must be a quorum for the virtual special meeting of stockholders to be held. The holders of a majority of our issued and outstanding common stock entitled to vote, present in person via webcast or represented by a properly executed and delivered proxy, will constitute a quorum for the purpose of transacting business at the virtual special meeting of stockholders. At the close of business on the record date, there were 6,567,765 shares of our common stock issued and outstanding and entitled to vote at the virtual special meeting of our stockholders.

Only holders of record of our common stock on the record date will be entitled to vote at the virtual special meeting of stockholders. All shares of our common stock represented at the virtual special meeting of stockholders, but not voting, including abstentions, will be counted as present for determining the presence or absence of a quorum. Consequently, if you abstain from voting, it will have the same effect as a vote against the merger proposal, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement. Failures to vote and abstentions with respect to Proposal No. 2 are not considered votes cast and will have no effect on the outcome of Proposal No. 2.

Broker non-votes result from shares held of record by brokers, banks or nominees that are present in person or represented at the meeting, but are not voted due to the failure of the beneficial owners of those shares to provide voting instructions as to certain non-routine matters, such as a merger proposal or proposals relating to compensation matters, as to which such brokers, banks or nominees may not vote on a discretionary basis. Broker non-votes will have the same effect as a vote against the merger proposal.

Votes Required

Approval of the proposal for adoption of the merger agreement requires the affirmative vote of a majority of the outstanding shares of our common stock. The merger will not be completed unless holders of a majority of the outstanding shares of our common stock approve the proposal to adopt the merger agreement. Our board of directors has unanimously (without the participation of Gary Stern) adopted and approved the merger agreement and unanimously (without the participation of Gary Stern) recommends that our stockholders vote FOR the adoption of the merger agreement. Subject to certain conditions, the members of the Stern Group have agreed to vote, or cause to be voted, all of the outstanding shares of Common Stock they beneficially own in favor of the proposal to adopt the merger agreement pursuant to a voting agreement that they entered into with the Company on April 8, 2020 (the “Stern Group voting agreement”). See “Special Factors—Voting Agreements” on page 62.

In addition, it is a condition precedent in the merger agreement that we obtain the affirmative vote (in person or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary. Subject to certain conditions, RBF and its affiliates have agreed, pursuant to the RBF voting agreement, to vote, or cause to be voted, all of the outstanding shares of Common Stock they beneficially own in favor of the proposal to adopt the merger agreement pursuant to that certain voting agreement that they entered into with the Company on June 25, 2020. See “Special Factors—Voting Agreements” on page 62. RBF and its affiliates beneficially own 8.9% of the outstanding shares of the Company, or approximately 23.3% of the outstanding shares of Common Stock of the Company entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.  Accordingly, RBF’s anticipated vote in favor of the merger represents approximately 46.6% of the vote required by holders of shares of Common Stock of the Company entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary.

The approval of the proposal to adjourn the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement, requires the approval of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon. Our board of directors recommends that our stockholders vote FOR this proposal.

Solicitation of Proxies

This solicitation is made on behalf of our board of directors, and we will pay the costs of soliciting and obtaining the proxies, including the cost of reimbursing banks, brokers and other custodians, nominees and fiduciaries, for forwarding proxy materials to their principals. Our stockholders may be solicited, without extra compensation, by our officers, directors and employees by mail, telephone, fax, personal interviews or other methods of communication.

In addition to solicitation by our officers, directors and employees, we have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist in the solicitation of proxies. We estimate we that will pay Laurel Hill approximately $6,000. We have also agreed to reimburse Laurel Hill for reasonable administrative and out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Laurel Hill against certain losses, costs and expenses in connection with the solicitation of proxies for us.

Voting; Proxies and Revocation

You may vote in person via webcast at www.voteproxy.com or by proxy at the virtual special meeting. If you plan to attend the virtual special meeting and wish to vote in person via www.voteproxy.com, you will be given a ballot at the virtual special meeting. Please note, however, that, if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote in person at the virtual special meeting, you must bring to the special meeting (a) a legal proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote at the special meeting and (b) your statement evidencing your beneficial ownership of our common stock. Whether or not you plan to attend the virtual special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the enclosed prepaid envelope, or submit your proxy through the Internet or by telephone, or return the enclosed voting instruction form, if applicable, in accordance with the instructions contained thereon. Instructions on who can attend and participate via Internet, including how to demonstrate proof of stock ownership, are posted at www.voteproxy.com.

If you do not wish to attend the virtual special meeting and you are a record holder, you may submit your proxy by completing, dating, signing and returning the enclosed proxy card in the enclosed postage-paid envelope or otherwise mail it to us. In addition, you may submit your proxy through the Internet at www.astafunding.com. You must have the enclosed proxy card available, and follow the instructions on the proxy card in order to submit a proxy by the Internet. If you submit a proxy through the Internet or by returning a signed proxy card by mail, your shares will be voted at the virtual special meeting as you indicate on your proxy card or by such other method. If you sign your proxy card without indicating your vote, your shares will be voted FOR the adoption of the merger agreement, and FOR the proposal to adjourn the virtual special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the merger agreement.

If you do not wish to attend the virtual special meeting and your shares are held in “street name,” you should instruct your broker, bank or other nominee how to vote your shares using the voting instruction form furnished by your broker, bank or other nominee. The merger proposal to be presented at the virtual special meeting is considered a non-routine matter. Therefore, if your shares are held in street name by a broker, your broker cannot vote your shares on these proposals unless it receives specific voting instructions from you.

Proxies received at any time before the special meeting and not revoked or superseded before being voted will be voted at the special meeting. Your attendance at the special meeting does not alone automatically revoke your proxy. If you submit your proxy through the Internet or by mail, you may revoke your proxy at any time before the vote is taken at the virtual special meeting in any of the following ways:

●	filing an instrument of revocation or a duly executed proxy bearing a later date by mail to our secretary at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632;

●	casting your vote in person via webcast via www.voteproxy.com at the virtual special meeting.

If your shares are not registered in your own name, you will need additional documentation from your record holder to vote personally at the virtual special meeting.

If other matters do properly come before the virtual special meeting, or at any adjournment or postponement thereof, we intend that shares of our common stock represented by properly submitted proxies will be voted, or not voted, by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incidental to the conduct of the virtual special meeting, such as a motion to adjourn or postpone in the absence of a quorum or a motion to adjourn or postpone for other reasons.

Recommendations of our Board of Directors

After deliberation and consultation with its legal advisors as well as the special committee of independent and disinterested members of our board of directors, which committee was formed for the purpose of evaluating the possible sale of the Company and which retained and was advised by its own financial and legal advisors, our board of directors has determined (without the participation of Gary Stern) that the merger agreement, the merger and the other transactions contemplated by the merger agreement are advisable and are fair to, and in the best interests of, our stockholders (other than Gary Stern and members of the Stern Group). Our board of directors recommends (without the participation of Gary Stern) that our stockholders vote FOR the proposal to adopt the merger agreement and FOR the adjournment proposal. See “Special Factors—Recommendation of Our Board of Directors” beginning on page 29 of this proxy statement for a more detailed discussion of the recommendation of our board of directors.

YOUR VOTE IS IMPORTANT. PLEASE VOTE ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY OR BY COMPLETING, SIGNING, DATING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD, WHETHER OR NOT YOU PLAN TO ATTEND THE VIRTUAL SPECIAL MEETING. PLEASE DO NOT SEND IN ANY CERTIFICATES FOR YOUR SHARES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE A LETTER OF TRANSMITTAL AND RELATED INSTRUCTIONS TO SURRENDER YOUR SHARE CERTIFICATES.

Appraisal Rights

Under the DGCL, our stockholders have the right to demand appraisal of shares of our common stock in connection with the merger and to receive, in lieu of the merger consideration, payment in cash for the fair value of their shares, together with interest, as determined by the Court of Chancery of the State of Delaware, which we may refer to as the Chancery Court. Stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. We will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262, the full text of which appears in Annex D to this proxy statement.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes our notice to stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262. Any stockholder wishing to consider exercising appraisal rights should carefully review the text of Section 262 contained in Annex D. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of appraisal rights under Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

●

You must deliver to us a written demand for appraisal of your shares before the vote to adopt the merger agreement is taken at the virtual special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the merger agreement. Voting against or failing to vote for the adoption of the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262;

●

You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal; and

●	You must continuously hold your shares through the effective time of the merger.

If you fail to comply with any of these conditions and the merger is consummated, you will be entitled to receive the cash payment for your shares as provided for in the merger agreement if you are the holder of record at the effective time of the merger, but you will have no appraisal rights with respect to your shares of common stock. A proxy card which is signed and does not contain voting instructions will, unless revoked, be voted “FOR” the adoption of the merger agreement, will constitute a waiver of your right of appraisal and will nullify any previous written demand for appraisal.

All demands for appraisal should be addressed to our secretary at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632, and must be delivered before the vote to adopt the merger agreement is taken at the virtual special meeting, and should be executed by, or on behalf of, the record holder of the shares in respect of which appraisal is being demanded. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal must be made by, or on behalf of, such record stockholder. The demand should set forth, fully and correctly, the record identity of the stockholder. The demand must state that the stockholder intends thereby to demand appraisal of such holder’s shares in connection with the merger. Beneficial owners who do not also hold the shares of record may not directly make appraisal demands of us. The beneficial holder must, in such cases, have the record holder (often a broker, bank or other nominee) submit the required demand in respect of those shares.

If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise the right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the merger, the surviving corporation must give written notice that the merger has become effective to each stockholder who has properly submitted a written demand for appraisal and who did not vote in favor of the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party has the right to withdraw the demand and to accept the cash payment specified by the merger agreement for such stockholder’s shares of common stock. Within 120 days after the effective time of the merger, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Chancery Court, with a copy served on the surviving corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation and presently has no intention to file such a petition in the event there are stockholders who demand appraisal of their shares, and stockholders seeking to exercise appraisal rights should not assume that the surviving corporation will file such a petition or initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares appraised should initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. Within 120 days after the effective time of the merger, any stockholder who has complied with the applicable provisions of Section 262 will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of shares of common stock not voted in favor of adoption of the merger agreement and with respect to which demands for appraisal were received by the Company and the number of holders of such shares. Such statement must be mailed to the stockholder within 10 days after the written request has been received by the surviving corporation or within 10 days after expiration of the period for delivery of appraisal demands, whichever is later. A person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from us the statement described in this paragraph.

After notice to the stockholders seeking appraisal rights as required by the Chancery Court, the Chancery Court is empowered to conduct a hearing upon the petition, and determine which stockholders have complied with Section 262 and have thereby become entitled to the appraisal rights. The Chancery Court may require the stockholders who hold stock represented by certificates and who have demanded appraisal for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to that stockholder. In addition, the Court of Chancery will dismiss appraisal proceedings as to all holders of shares of a class of stock who assert appraisal rights unless (x) the total number of such shares for which appraisal rights have been pursued and perfected exceeds 1% of the outstanding shares of the class of stock entitled to appraisal, measured in accordance with subsection (g) of Section 262 or (y) the value of the merger consideration in respect of such total number of shares for which appraisal rights have been pursued and perfected exceeds $1 million.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest to be paid upon the amount determined to be the fair value. Unless the Chancery Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing those shares.

In determining fair value and, if applicable, interest, the Chancery Court will take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider “market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation.” Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In determining fair value for appraisal purposes under Section 262, the Chancery Court might, or might not, employ some or all of the valuation analyses utilized by the company’s financial advisors as described in summary fashion under the headings “Special Factors—Opinion of the Financial Advisor to the Special Committee to Our Board of Directors,” beginning on page 36. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and you should be aware that the fair value of your shares as determined under Section 262 could be more, the same, or less than the value that you are entitled to receive under the terms of the merger agreement. Moreover, the surviving corporation does not currently anticipate offering more than the value that you are entitled to receive under the terms of the merger agreement to any stockholder exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the merger consideration.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and/or the stockholders participating in the appraisal proceeding by the Chancery Court as the Chancery Court deems equitable in the circumstances. Upon the application of a stockholder, the Chancery Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who has demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payments becoming due prior to the effective time of the merger; however, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder delivers a written withdrawal of such stockholder’s demand for appraisal and an acceptance of the terms of the merger within 60 days after the effective time of the merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the merger agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the merger may only be made with the written approval of the surviving corporation. Once a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Chancery Court.

Failure to comply with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights.

If you have any questions regarding your right to exercise appraisal rights, you are strongly encouraged to seek the advice of legal counsel.

Adjournments and Postponements

Although it is not currently expected, the virtual special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the proposal to adopt the merger agreement, the Company does not anticipate that it will adjourn or postpone the virtual special meeting unless it is advised by counsel that such adjournment or postponement is necessary under applicable law to allow additional time for any disclosure. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given, unless the adjournment is for more than 30 days. Any adjournment or postponement of the virtual special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the virtual special meeting as adjourned or postponed.

THE MERGER AGREEMENT

This section of the proxy statement describes the material provisions of the merger agreement but does not purport to describe all of the terms of the merger agreement. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is attached as Annex A to this proxy statement, and Amendment No. 1 to the merger agreement, which is attached as Annex B, and each of which are incorporated into this proxy statement by reference. We urge you to read the full text of the merger agreement because it is the legal document that governs the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. Factual disclosures about us contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by us, Parent and Merger Sub were qualified and subject to important limitations agreed to by us, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures are not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may not have been included in this proxy statement.

Additional information about the Company may be found elsewhere in this proxy statement and the Company’s other public filings. See “Where You Can Find More Information” beginning on page 107.

Merger Agreement Amendment

The description that follows is of the original merger agreement as amended by Amendment No. 1, which was entered into on June 25, 2020. Amendment No. 1 increased the merger consideration from $11.47 per share in cash to $13.10 per share in cash. For more information about the background of and reasons for Amendment No. 1, see “Special Factors—Background of the Merger” beginning on page 14 and “Special Factors—Reasons for the Merger and Recommendation of Our Board of Directors” beginning on page 29.

The Amendment also required the Company to enter into the RBF voting agreement as a condition and inducement to the willingness of the Parent Parties to enter into Amendment No. 1.

The Merger

At the effective time of the merger, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger. The certificate of incorporation of the surviving corporation will be amended and restated in its entirety to be in the form of the certificate of incorporation attached as Exhibit A to the merger agreement, until amended in accordance with its terms or by applicable law. The bylaws of the surviving corporation will be amended and restated in their entirety to be in the form of the bylaws attached as Exhibit B to the merger agreement, until amended in accordance with their terms or by applicable law. The directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation and will hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. The officers of the Company immediately prior to the effective time of the merger will be the officers of the surviving corporation and will hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Closing; Effective Time

The merger will become effective at the time (which we refer to as the “effective time” of the merger) when the Company files a certificate of merger with the Secretary of State of the State of Delaware or at such later date or time as Parent and the Company agree in writing and specify in the certificate of merger in accordance with the DGCL.

The closing of the merger will take place on a date which will be the second business day after the satisfaction or waiver (to the extent permitted by applicable law) of the closing conditions stated in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of such conditions) or at such other time and date as the Company and Parent may agree in writing.

Merger Consideration

At the effective time of the merger, each share of Common Stock outstanding immediately prior to the effective time of the merger (other than certain excluded shares and dissenting shares) will be converted into the right to receive $13.10 in cash, without interest and less any applicable withholding taxes, whereupon all such shares will be automatically canceled upon the conversion thereof and will cease to exist, and the holders of such shares will cease to have any rights with respect thereto other than the right to receive the merger consideration. Parent will designate a U.S. bank or trust company as paying agent to make the cash payments contemplated by the merger agreement. At the effective time of the merger, Parent will deposit with the paying agent, for the benefit of the holders of the Common Stock, sufficient cash to pay to the holders of the Common Stock (other than the holders of certain excluded shares and dissenting shares) the merger consideration of $13.10 per share. The paying agent will deliver the merger consideration according to the procedure summarized below.

Treatment of Options

Company Stock Options. Except as otherwise agreed to in writing prior to the effective time of the merger by Parent and a holder of any Company stock options with respect to any of such holder’s Company stock options, each Company stock option, whether vested or unvested and whether with an exercise price per share that is greater or less than, or equal to, $13.10, that is outstanding immediately prior to the effective time of the merger, will, as of the effective time of the merger, become fully vested and be canceled and converted into the right to receive an amount in cash from the surviving corporation equal to (a) the product of (i) the excess, if any, of $13.10 over the exercise price per share of Common Stock subject to such Company stock option multiplied by (ii) the total number of shares of Common Stock subject to such Company stock option, without interest, less (b) such amounts as are required to be withheld or deducted under applicable tax provisions. In accordance with the merger agreement.

Payment for the Shares of Common Stock

Parent has designated American Stock Transfer Company, as the paying agent to make payment of the merger consideration as described above. Upon completion of the merger, Parent will deposit with the paying agent funds sufficient to pay the merger consideration due with respect to our common stock, as described under “—Merger Consideration” above.

At the effective time of the merger, we will close our stock transfer books. After that time, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the merger, the surviving corporation will cause the paying agent to send you, as a record holder, a letter of transmittal and instructions advising you how to surrender your certificates in exchange for the merger consideration. The paying agent will send you your merger consideration after you have surrendered your certificates to the paying agent and provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes. YOU SHOULD NOT FORWARD YOUR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

If any cash deposited with the paying agent is not claimed within one year following the effective time of the merger, such cash will be returned to the surviving corporation upon demand.

Any former stockholder who has not complied with the terms set forth in the merger agreement relating to payment of the merger consideration prior to the end of the applicable escheat period shall thereafter look to Parent and the surviving corporation, but only as a general creditor for payment of the stockholder’s claim for the merger consideration, without any interest. Any unclaimed amounts remaining immediately prior to when such amounts would escheat to or become the property of any government entity will become the property of the surviving corporation free and clear of any prior claims or interest thereto.

If the paying agent is to pay some or all of your merger consideration to a person other than you, as the registered owner of a stock certificate, you must have your certificates properly endorsed or otherwise in proper form for transfer, and you must pay any transfer or other taxes payable by reason of the transfer or establish to the surviving corporation’s reasonable satisfaction that the taxes have been paid or are not required to be paid.

The transmittal instructions will tell you what to do if you have lost your certificate, or if it has been stolen or destroyed. You will have to provide an affidavit verifying that fact and, if required by the surviving corporation, post an indemnity agreement or bond in such customary and reasonable amount as the surviving corporation specifies as indemnity against any claim that may be made against the surviving corporation in respect of the lost, stolen or destroyed certificate.

Representations and Warranties

The merger agreement contains representations and warranties of each of the Company and the Parent Parties as to, among other matters:

●	corporate organization, existence, good standing and power and authority to carry on their respective businesses, including, as to the Company, with respect to its subsidiaries;

●	corporate power and authority to enter into the merger agreement and to consummate the transactions contemplated by the merger agreement;

●	required regulatory filings and authorizations, consents or approvals of governmental entities;

●

the absence of certain violations, defaults or consent requirements under certain contracts, organizational documents and law, in each case arising out of the execution and delivery of, and consummation of the transactions contemplated by, the merger agreement;

●	the absence of certain litigation, orders and judgments and governmental proceedings and investigations related to the Parent Parties or the Company, as applicable;

●	matters relating to information to be included in required filings with the SEC in connection with the merger;

●	the absence of any undisclosed fees owed to investment bankers, financial advisors or brokers in connection with the merger; and

●	the capitalization of the Company or Merger Sub, as applicable.

The merger agreement also contains representations and warranties of the Company as to, among other things:

●

the absence of certain rights to purchase or acquire equity securities of the Company or any of its subsidiaries, the absence of any bonds or other obligations allowing holders the right to vote with stockholders of the Company, the absence of stockholder agreements or voting trusts or agreements as to registration rights to which the Company or any of its subsidiaries is a party and the absence of undisclosed declared, but unpaid dividends, undisclosed indebtedness and certain real property interests over a certain value;

●

the declaration of advisability of the merger agreement and the merger by the Board (upon the unanimous recommendation of the Special Committee), and the approval by the Board of the merger agreement and the merger;

●	the Company’s filings since January 1, 2017 with the SEC and financial statements included therein and the absence of “off balance sheet arrangements”;

●	the design and maintenance of disclosure controls and internal control over financial reporting and the absence of certain claims, complaints or allegations with respect thereto;

●	the absence of certain undisclosed liabilities for the Company and its subsidiaries;

●	the absence of certain changes or events since September 30, 2019;

●	the absence of a “Company material adverse effect” (as defined below) since September 30, 2019;

●	employee matters;

●	tax matters;

●	real and personal property;

●	the receipt by the Special Committee of an opinion from Lincoln International LLC;

●	the vote of stockholders required to adopt the merger agreement;

●	the vote of unaffiliated stockholders required to adopt the merger agreement;

●	state takeover statutes and stockholder rights plan; and

●	the limitation of the Company’s representations and warranties to those set forth in the merger agreement.

The merger agreement also contains representations and warranties of the Parent Parties as to, among other matters:

●	the financing that has been committed in connection with the merger;

●	Parent’s indirect ownership of Merger Sub and the absence of any previous conduct of business by Merger Sub other than in connection with the transactions contemplated by the merger agreement;

●

the absence of undisclosed agreements or arrangements with any beneficial owner of outstanding shares of Common Stock or any member of the Company’s management or the Board relating in any way to the Common Stock, the Company, the merger or the other transactions contemplated by the merger agreement;

●	the absence of any undisclosed direct or indirect ownership by any of the Parent Parties or any of their affiliates of Common Stock or securities convertible into or exchangeable for Common Stock;

●	the solvency of the surviving corporation immediately after giving effect to the transactions contemplated by the merger agreement;

●	the limited guarantees delivered by each of the Parent Parties; and

●	acknowledgment as to the absence of any other representations and warranties, including with respect to any projections, estimates or forward-looking information provided by the Company.

Some of the representations and warranties in the merger agreement are qualified by materiality qualifications or a “Company material adverse effect” clause. For purposes of the merger agreement, a “Company material adverse effect” means:

any fact, circumstance, change, event, occurrence or effect that would, or would reasonably be expected to (1) have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its subsidiaries taken as a whole, but does not include any fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) any of the industries in which the Company and its subsidiaries operate or (B) the economy, credit or financial and capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates (except, for purposes of this clause (i)(B) only, to the extent such fact, circumstance, change, event or occurrence adversely affects the Company and its subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its subsidiaries primarily operate), or (ii) any facts, circumstances, changes events, occurrences    or effects arising out of, resulting from or attributable to (A) changes or prospective changes in law, applicable regulations of any governmental entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (B) the negotiation, execution, announcement, pendency or performance of the merger agreement or the consummation of the merger or the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement or compliance by the Company with the terms of the merger agreement, (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any change or announcement of a potential change in the credit ratings in respect of the Company or any indebtedness of the Company or its subsidiaries, (F) any change to the extent resulting or arising from the identify of, or any facts or circumstances relating to, the Parent Parties or their respective affiliates (but excluding Gary Stern other than in his capacity as a member of the Stern Group), (G) any decline in the market price, or change in trading volume, of any capital stock of the Company, (H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures or (I) any restatement of the Company’s financial statements or the disclosure of any material weakness or significant deficiency in the Company’s internal control over financial reporting, or (2) prevent the ability of the Company to perform its obligations under the merger agreement in any material respect. However, the underlying cause of any decline, change or failure referred   to in the foregoing clauses (1)(ii)(E), (1)(ii)(G) or (1)(ii)(H) (if not otherwise falling within any of clause (1)(i) or clauses (1)(ii) (A) through (I) above) may be taken into account in determining whether there is a Company material adverse effect.

Conduct of Business Prior to Closing

The merger agreement provides that during the period from the signing of the merger agreement to the effective time of the merger, subject to certain exceptions in the merger agreement and disclosure schedules delivered by the Company in connection with the merger agreement, the Company will, and will cause each of its subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with governmental authorities, customers, suppliers, creditors, lessors and other persons having material business relationships with the Company or any of its subsidiaries and will not, and will not permit any of its subsidiaries to take the following actions (subject, in some cases, to certain exceptions):

●	amend its certificate of incorporation or bylaws or other applicable governing instruments;

●	split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

●

issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its subsidiaries;

●	declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests;

●	purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities;

●

make any acquisition (whether by merger, consolidation or acquisition of stock or assets) of any interest in any entity or any division or assets thereof with a value or purchase price (excluding employee retention costs) in the aggregate in excess of $100,000 for all such acquisitions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement or purchases of assets in the ordinary course of business;

●	make any loans, advances or capital contributions to or investments in any person or entity, other than in the ordinary course of business;

●

incur or assume any indebtedness for borrowed money other than additional indebtedness in a principal amount not to exceed $100,000 in the aggregate at any time outstanding (provided that such indebtedness may be repaid in full at the closing of the merger without penalty or premium);

●

settle or compromise any litigation, claim or other proceeding against the Company or any of its subsidiaries pursuant to which the amounts paid or payable by the Company or any of its subsidiaries in settlement or compromise exceed $100,000 in the aggregate, other than with respect to litigations, claims or other proceedings arising out of the merger agreement;

●	transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any of its material assets other than for consideration not in excess of $100,000 in the aggregate;

●

except to the extent required by law or any existing written agreements or Company benefit plan in effect as of the date of the merger agreement, increase compensation or other benefits (including any severance or change in control benefits) payable or provided to the Company’s directors or executive officers, except for base salary increases and the payment of bonuses in respect of fiscal year 2020 in the ordinary course of business; increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the employees of the Company and its subsidiaries that are not directors or executive officers, except in the ordinary course of business; establish, adopt, enter into or amend any material benefit plan or plan, agreement or arrangement that would have been a material Company benefit plan if it had been in effect on the date of the merger agreement; grant any equity or equity-based award or make a loan or extension of credit to any current or former director or executive officer or, except in the ordinary course of business, to any other employee of the Company and its subsidiaries;

●	adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its subsidiaries;

●

make or change any material tax election, adopt or change any material accounting method with respect to taxes, change any annual tax accounting period, file any material amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any proceeding with respect to any material tax claim or assessment, surrender any right to claim a material refund of taxes, seek any tax ruling from any taxing authority or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment;

●	make any material change in financial accounting principles, policies or practices, except as required by a change in generally accepted accounting principles or applicable law;

●	amend, modify or terminate or grant a waiver of any rights under any contract that provides for or relates to indebtedness of the Company or its subsidiaries;

●

materially amend or modify, terminate or grant any material waiver under any contract required to be filed as a material contract as an exhibit to the Company’s Exchange Act reports, or enter into any contract that (i) would be characterized as a material contract if entered into prior to the date of the merger agreement or enter into a new contract that would have been required to be filed as a material contract as an exhibit to the Company’s Exchange Act reports had it been in effect prior to September 30, 2019, or (ii) contains, unless required by applicable law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the merger or would otherwise require a material payment or give rise to any material rights;

●	enter into or amend, in a manner materially adverse to the Company or its subsidiaries, any related party transaction; or

●	fail to enforce the RBF voting agreement nor enter into any amendment thereto or waive any provision thereof without the prior written consent of the Parent Parties; or

●	agree, authorize or commit to do any of the foregoing actions.

The merger agreement also provides that the Parent Parties will not, and will cause the members of the Stern Group not to, enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the closing conditions or consummation of the merger

Access and Information

Subject to certain exceptions and limitations, the Company must afford to the Parent Parties and their lenders and to their respective representatives reasonable access during normal business hours, during the period prior to the effective time of the merger, to the officers, employees, properties, contracts, commitments and books and records of the Company and its subsidiaries.

Conditions to the Merger

Conditions to Each Party’s Obligations

Each party’s obligation to effect the merger and the other transactions contemplated by the merger agreement are subject to the fulfillment (or waiver in writing by Parent and the Company, except that the first condition described below may not be waived) at or prior to the effective time of the merger, of the following conditions:

●

the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon in favor of the proposal to adopt the merger agreement in accordance with applicable law and the certificate of incorporation and bylaws of the Company and the affirmative vote (in person or by proxy) in favor of the proposal to adopt the merger agreement by the holders of a majority of the outstanding shares of Common Stock entitled to vote thereon not owned, directly or indirectly, by the Parent, the Stern Group, any other officers and directors of the Company or any other person having an equity interest in, or any right to acquire an equity interest in, Merger Sub or any entity of which Merger Sub is a direct or indirect subsidiary; and

●

the absence of any injunction or similar order (whether temporary, preliminary or permanent) by a governmental entity having jurisdiction over the business of the Company or its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the merger would potentially result in criminal liability, prohibiting the consummation of the transactions contemplated by the merger agreement and the absence of any law enacted, entered, promulgated, enforced or deemed applicable by any governmental entity having jurisdiction over the business of the Company or its subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such a law prohibiting or making illegal the consummation of the merger would potentially result in criminal liability, prohibiting the consummation of the transactions contemplated by the merger agreement that, in any case, prohibits or makes illegal the consummation of the merger.

Conditions to Parent’s and Merger Sub’s Obligations

The obligation of Parent and Merger Sub to complete the merger is subject to the satisfaction or waiver by Parent of the following additional conditions at or prior to the effective time of the merger:

●

the representations and warranties of the Company with respect to capitalization, dividends, absence of a Company material adverse effect, finders or brokers fees and takeover laws and rights agreements will be true and correct (except, subject to certain exceptions, for such inaccuracies as are de minimis), both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) the representations and warranties of the Company with respect to the Company’s significant subsidiaries, corporate authority and outstanding indebtedness will be true and correct in all material respects, both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (iii) all other representations and warranties of the Company will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions contained as to materiality or Company material adverse effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company material adverse effect;

●

the Company will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by it prior to the effective time of the merger; and

●

the Company will have delivered to Parent a certificate, dated as of the closing date of the merger and signed by an executive officer of the Company, certifying that the above two conditions have been satisfied.

Conditions to Our Obligations

Our obligation to effect the merger and the other transactions contemplated by the merger agreement is further subject to the satisfaction or waiver of the following conditions at or prior to the effective time of the merger:

●

the representations and warranties of the Parent Parties will be true and correct both when made and at and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under the merger agreement;

●

the Parent Parties will have performed in all material respects all obligations and complied in all material respects with all covenants required by the merger agreement to be performed or complied with by them prior to the effective time of the merger; and

●

each of the Parent Parties will have delivered to the Company a certificate, dated as of the closing date of the merger and signed by an executive officer of each of the Parent Parties, certifying to the effect that the above conditions have been satisfied.

None of the Company or the Parent Parties may rely as a basis for not consummating the merger on the failure of any condition set forth above (other than the mutual conditions to both the Company’s and the Parent Parties’ obligations) to be satisfied if such failure was caused by such party’s material breach of any provision of the merger agreement.

Restrictions on Solicitations of Other Offers

The merger agreement provides that, subject to certain exceptions, until the effective time of the merger (or, if earlier, the termination of the merger agreement), we must not, and must cause our subsidiaries and representatives not to:

●

initiate solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

●

execute or enter into any contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any acquisition proposal (other than an acceptable confidentiality agreement);

●

enter into any contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

●

fail to enforce, or grant any waiver under, any standstill or similar agreement with any person; provided, however, if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it may release any Person from its standstill or similar obligations solely for purposes of enabling such person to confidentially submit to the Company board of directors an acquisition proposal;

●

engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates or representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

●	otherwise knowingly facilitate any effort or attempt to make any acquisition proposal.

Notwithstanding the foregoing, from the date of the merger agreement until the date that the Company stockholder approvals have been obtained, following the receipt by the Company of an unsolicited bona fide written acquisition proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such acquisition proposal solely to the extent necessary to clarify the terms of such Acquisition Proposal and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, (A) that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal and (B) that the failure to take the actions set forth in clauses (x) and (y) below with respect to such acquisition proposal would be inconsistent with its fiduciary duties under Delaware Law, then the Company may, in response to such acquisition proposal, (x) furnish access and non-public information with respect to the Company and the Company subsidiaries to the person who has made such acquisition proposal pursuant to an acceptable confidentiality agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such person regarding such acquisition proposal.

Upon execution of the merger agreement, the Company is required to give oral and written notice to Parent of the receipt of any acquisition proposal, any inquiries that would reasonably be expected to result in an acquisition proposal, or any request of information from, or any negotiations sought to be initiated or resumed with, either the Company or its representatives concerning an acquisition proposal, which includes the information prescribed by the merger agreement.

Except as permitted by the terms of the merger agreement described below, neither the board of directors nor any committee thereof (including the Special Committee) will (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to withhold, withdraw, qualify or modify), the board of director’s recommendation that the stockholders approve the proposal to adopt the merger agreement at the virtual special meeting, (B) fail to include the board of director’s (without the participation of Gary Stern) recommendation that the stockholders vote in favor of the proposal to adopt the merger agreement in the proxy statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an acquisition proposal or (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an acquisition proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the stockholders of the Company (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which constitutes a failure to recommend against acceptance of such tender offer or exchange offer) within 10 business days after commencement (any of the foregoing, a “change of recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve an acquisition proposal, or cause or permit the Company or any of its subsidiaries to enter into any acquisition agreement or similar agreement relating to an acquisition proposal.

Prior to the time the Company’s stockholders approve the proposal to adopt the merger agreement, the board of directors (without the participation of Gary Stern) may (x) effect a change of recommendation if a development or change in circumstances that occurs or arises after the date of the merger agreement (other than a superior proposal) that was not known to the Special Committee as of the date of the merger agreement becomes known to the board of directors (an “intervening event”) and the board of directors determine in good faith (after consultation with its outside legal counsel and upon recommendation thereof by the Special Committee) that as a result of the intervening event a failure to do so could reasonably be expected to be inconsistent with its fiduciary duties under applicable law or (y) if the Company receives an acquisition proposal that the Special Committee determines in good faith (after consultation with outside legal counsel and its financial advisors) constitutes a superior proposal, authorize, adopt or approve such superior proposal and cause or permit the Company to enter into an acquisition agreement with respect to such superior proposal. However, prior to taking such action, in the case of clause (y) above, the Company must terminate the merger agreement concurrently with entering into such alternative acquisition agreement and pay the applicable termination fee, and in the case of either clause (x) or (y) above, the Company must comply with the following requirements:

●

the Company has provided prior written notice to the Parent Parties, of its or the board of directors’ intention to take such actions at least four business days in advance of taking such action, which specifies, as applicable, the details of such intervening event or the material terms of the acquisition proposal received by the Company that constitutes a superior proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the acquisition proposal and other material documents (including any financing commitments with respect to such acquisition proposal and any arrangements with the members of the Stern Group or any of their affiliates);

●

after providing such notice and prior to taking such actions, the Company has negotiated, and has caused its representatives to negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) during such four business day period to make such adjustments in the terms and conditions of the merger agreement and the financing as would permit the Company, the Special Committee or the board of directors not to take such actions; and

●

the Special Committee and the board of directors have considered in good faith any changes to the merger agreement and the financing or other arrangements that are offered in writing by Parent by 5:00 p.m. Eastern time on the fourth business day of such four business day period and must have determined in good faith (A) with respect to the actions described in clause (y), after consultation with outside counsel and its financial advisors, that the acquisition proposal received by the Company would continue to constitute a superior proposal and (B) with respect to the actions described in clause (x), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable law not to effect the change of recommendation, in each case, if such changes offered in writing by Parent were given effect.

After compliance with the foregoing requirements with respect to any superior proposal, the Company will have no further obligations under the foregoing requirements, and the board of directors shall not be required to comply with such obligations with respect to any other superior proposal. After compliance with the foregoing requirements with respect to an intervening event that is not an acquisition proposal, the Company shall have no further obligations under the foregoing requirements, and the board of directors shall not be required to comply with such obligations with respect to any other intervening event that is not an acquisition proposal. For the avoidance of doubt, with respect to an intervening event that is an acquisition proposal (and is not a superior proposal), the Company’s obligation to comply with the foregoing requirements will not be limited.

Nothing in the provisions of the merger agreement prohibits the Company, the board of directors, the Special Committee or any other committee of the Board from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an acquisition proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders).

For purposes of the merger agreement, “acquisition proposal” means any bona fide inquiry, proposal or offer made by any person for, in a single transaction or a series of transactions, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra- ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any person or group of 20% or more of the assets of the Company or its subsidiaries, on a consolidated basis or assets of the Company and its subsidiaries representing 20% or more of the consolidated revenues or net income (including, in each case, securities of the Company’s subsidiaries) or (iii) the direct or indirect acquisition by any person or group of 20% or more of the voting power of the outstanding shares of Common Stock of the Company, including any tender offer or exchange offer that if consummated would result in any person beneficially owning shares of Common Stock of the Company with 20% or more of the voting power of the outstanding shares of Common Stock of the Company, in each case other than the transactions contemplated by the merger agreement.

For purposes of the merger agreement, “superior proposal” means any bona fide written acquisition proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an acquisition proposal pursuant to clause (ii) or (iii) of the definition of such term cannot constitute a superior proposal under clause (i) under the definition of such term unless it also constitutes a superior proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisors) is more favorable to the Company’s stockholders than the merger and the other transactions contemplated by the merger agreement, taking into account all of the terms and conditions of such acquisition proposal (including the financing, likelihood and timing of the consummation thereof) and the merger agreement (including any changes to the terms of the merger agreement committed to by Parent to the Company in writing in response to such acquisition proposal), provided that notwithstanding the foregoing, an extra-ordinary dividend or share repurchase (or any merger or consolidation that is the economic equivalent of an extra-ordinary dividend or share repurchase) does not constitute a superior proposal unless it constitutes a superior proposal by virtue of clause (iii) of the definition of acquisition proposal and the first parenthetical above, and the person acquiring such shares is not the Company or any of its subsidiaries.

Stockholders Meeting

The Company is required pursuant to the merger agreement to take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of obtaining the approvals of the Company’s stockholders as promptly as practicable after the mailing of this proxy statement. The Company may adjourn or postpone the meeting (i) with the consent of the Parent Parties, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the stockholders meeting or (iv) to allow additional solicitation of votes in order to obtain the stockholder approvals required by the merger agreement. Subject to the provisions of the merger agreement discussed above under “—Acquisition Proposals,” unless there has been a change of recommendation, the Company will use commercially reasonable efforts to solicit proxies in favor of the approval of the proposal to adopt the merger agreement. The Parent Parties and their representatives may solicit proxies in favor of the approval of the proposal to adopt the merger agreement.

Employee Matters

From and after the effective time of the merger, the Company will honor, and Parent will cause the surviving corporation to honor, all of the Company’s benefit plans in accordance with their terms as in effect immediately before the effective time of the merger.

For a period of one year following the effective time of the merger, Parent will provide, or will cause to be provided, to each employee of the Company and its subsidiaries for so long as such person is an employee of Parent, the surviving corporation or any of its subsidiaries following the effective time of the merger (i) at least the same level of base salary or wages (as applicable) and target cash incentive bonus and commission opportunities and (ii) employee benefits that are substantially comparable in the aggregate to those provided as of the date of the merger agreement by the Company and its subsidiaries to such Company employees (excluding, for purposes of currently provided benefits, any equity or equity- based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). In addition, Parent will provide or will cause the surviving corporation to provide, to each employee of the Company or any of its subsidiaries whose employment terminates during the one-year period following the effective time of the merger, severance benefits at least equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the effective time of the merger.

For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its subsidiaries providing benefits to any employees of the Company and its subsidiaries after the effective time of the merger (such plans are referred to as the “new plans”), each such employee will be credited with his or her years of service with the Company and its subsidiaries and their respective predecessors before the effective time of the merger, to the same extent as such employee was entitled, before the effective time of the merger, to credit for such service under any similar Company benefit plan in which such employee participated or was eligible to participate immediately prior to the effective time of the merger, except that the foregoing will not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, (i) each such employee will be immediately eligible to participate, without any waiting time, in any and all new plans to the extent coverage under such new plan is comparable to a Company benefit plan in which such employee participated immediately before the effective time of the merger and (ii) for purposes of each new plan providing medical, dental, pharmaceutical and/or vision benefits to any such employee, Parent will cause all pre-existing condition exclusions and actively-at-work requirements of such new plan to be waived for such employee and his or her covered dependents, and Parent will cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the old Company benefit plan ending on the date such employee’s participation in the corresponding new plan begins to be taken into account under such new plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such new plan.

Consents and Approvals

Each of the parties to the merger agreement must use its reasonable best efforts to take, or to cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws and regulations or otherwise to consummate and make effective the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including using reasonable best efforts with respect to:

●

the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals and expirations or terminations of waiting periods from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from or to avoid an action or proceeding by, any governmental entity;

●	the obtaining of all other necessary consents, approvals or waivers from third parties;

●

the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the merger and the other transactions contemplated by the merger agreement; and

●

the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by the merger agreement, except that, no party will be required to pay (and the Company and its subsidiaries may not pay or agree to pay without the prior written consent of Parent, not to be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by the merger agreement under any contract.

The Company and Parent will cooperate with each other in determining whether any filings are required to be made with, or governmental consents are required to be obtained from, any governmental entities (including in any foreign jurisdiction in which the Company or its subsidiaries are operating any business) and, to the extent not made prior to the date of the merger agreement, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the law of the jurisdiction of the governmental entity. Each party will supply as promptly as practicable such information, documentation, other material or testimony as may be requested by any governmental entity, including by complying at the earliest reasonably practicable date with any request under or with respect to:

●	any other governmental consent; and

●

any such other applicable laws for additional information, documents or other materials received by Parent or the Company or any of their respective subsidiaries from the Federal Trade Commission or the Department of Justice or any other governmental entity in connection with such applications or filings or the transactions contemplated by the merger agreement.

The Company and the Parent Parties shall take all such further actions as may be necessary to resolve, avoid or eliminate each and every impediment under any regulatory law that may be asserted by any governmental entity with respect to the merger, so as to enable the merger and the other transactions contemplated by the merger agreement to occur as promptly as reasonably practicable.

Notwithstanding the foregoing, the Parent Parties will not be obligated to agree to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to the Parent Parties and neither the Company nor any of its subsidiaries will agree, without Parent’s prior written consent, to take any action, or accept any conditions, restrictions, obligations or requirements, including any of the foregoing actions, with respect to the Company and its subsidiaries if such actions, conditions, restrictions, obligations or requirements would, individually or in the aggregate, constitute a Company material adverse effect.

The Company and Parent have agreed, subject to certain exceptions:

●

to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions necessary for any consents and approvals;

●	to furnish such necessary information and assistance as the other party may reasonably request in connection with its preparation of any notifications or filings;

●

to keep each other apprised of the status of matters relating to the completion of the transactions contemplated by the foregoing, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any governmental entity with respect to such transactions, except any confidential information or business secrets, which information will be provided to counsel on a counsel-to-counsel basis only;

●

to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any third party or any governmental entity with respect to obtaining the necessary approvals for the merger and the other transactions contemplated by the merger agreement; and

●

before participating in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated by the foregoing with any governmental entity in connection with any of such transactions unless, to the extent not prohibited by such governmental entity, giving the other party reasonable notice thereof and the opportunity to attend and observe and participate.

Indemnification and Insurance

For a period of six years from the effective time of the merger, Parent and the surviving corporation, subject to compliance with applicable law, are required by the merger agreement to maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any of its subsidiaries’ certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the effective time of the merger or in any indemnification agreements of the Company or its subsidiaries with any of their respective directors or officers as in effect immediately prior to the effective time of the merger, and, subject to compliance with applicable law, will not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who, at the effective time of the merger, were current or former directors or officers of the Company or any of its subsidiaries. All rights to indemnification and advancement in respect of any action pending or asserted or any claim made within that six-year period will continue until the disposition of such action or resolution of the claim. Further, the surviving corporation will, and Parent will cause the surviving corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless (and advance funds in respect of each of the persons entitled to indemnification) each current and former director or officer of the Company or any of its subsidiaries and each person who served, at the request of the Company or any of its subsidiaries, as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise, against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the effective time of the merger, in connection with such person’s service as a director or officer of the Company or any of its subsidiaries (including acts or omissions in connection with such person’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company).

For a period of six years from the effective time of the merger, Parent has agreed to cause the surviving corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger. The Company, as determined by the Special Committee, shall purchase, prior to the effective time of the merger, one year of run-off coverage for the current directors’ and officers’ insurance. At the Company’s option, the Company may (or, if requested by Parent, the Company will) purchase, prior to the effective time of the merger, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its subsidiaries with respect to matters arising on or before the effective time of the merger, covering without limitation the transactions contemplated by the merger agreement. From and after the effective time of the merger, Parent has agreed to pay all reasonable expenses that may be incurred by any person entitled to indemnification under the terms of the merger agreement in enforcing the indemnity and other obligations if and to the extent such person is determined to be entitled to receive such indemnification.

Financing the Merger

While each Parent Party’s obligation to consummate the merger are not conditioned on obtaining financing, each Parent Party has agreed to use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the financing on the terms and conditions described in the commitment letters, including:

●	maintaining such commitment letters in effect;

●

negotiating definitive agreements with respect to the debt financing consistent with the terms and conditions contained in the debt commitment letter or, if available, on other terms that are acceptable to Parent and would not adversely affect the ability of the Parent Parties to consummate the transactions contemplated by the merger agreement; and

●	satisfying on a timely basis all conditions applicable to Parent and its subsidiaries to obtaining the financing that are within the Parent Parties’ control.

If all conditions contained in the debt commitment letter have been satisfied, each Parent Party is required to use its reasonable best efforts to timely cause the lenders to fund the debt financing, including litigating to enforce its rights under the debt commitment letter with respect to the debt financing.

The Parent Parties have agreed they will not, without the prior written consent of the Company, terminate any commitment letter unless it is replaced as provided below. The Parent Parties will not, without the prior written consent of the Company, amend, modify or waive any material provision or remedy under the commitment letters or replace the commitment letters if such amendment, modification, waiver or replacement:

●

would (i) add any new condition to the financing commitments (or modify any existing condition in a manner adverse to Parent) or otherwise that would be reasonably expected to adversely affect the ability of the Parent Parties to consummate the transactions contemplated by the merger agreement or the likelihood of the Parent Parties doing so or (ii) be reasonably expected to make the timely funding of any of the financing or satisfaction of the conditions to obtaining any of the financing less likely to occur;

●	reduces the aggregate amount of the financing (including by changing the amount of fees to be paid in respect of the debt financing);

●

adversely affects the ability of any Parent Party to enforce its rights against other parties to the commitment letters or the definitive agreements with respect to the debt financing as so amended, replaced, supplemented or otherwise modified; or

●	would reasonably be expected to prevent, impede or materially delay the consummation of the merger and the other transactions contemplated by this merger agreement.

However, the Parent Parties may amend the debt commitment letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who did not execute the original debt commitment letter as of the date of the merger agreement and who are either (i) set forth on the disclosure schedules delivered by the Parent Parties to the Company in connection with the merger agreement or (ii) approved by the Company, such approval not to be unreasonably withheld.

If any portion of the debt financing becomes unavailable, regardless of the reason therefor, Parent has agreed to:

●	promptly notify the Company of such unavailability and, to the knowledge of the Parent Parties, the reason therefor; and

●

use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such, alternative debt financing (in an amount sufficient to replace such unavailable debt financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable debt financing.

The terms “debt commitment letter” and “debt financing commitments” include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance with the merger agreement (and any debt commitment letter and debt financing commitment remaining in effect at the time in question).

Parent has agreed to provide the Company with prompt oral and written notice:

●	of any material breach or default by any party to any commitment letter or the definitive agreements with respect to the debt financing of which any Parent Party has knowledge;

●	of any termination of any of the commitment letters;

●

of any Parent Party’s receipt of any written notice or other written communication from any Lender or member of the Stern Group, or other financing source with respect to any actual or threatened breach, default (or any accusation of breach or default), termination or repudiation by any party to any commitment letters or the definitive agreements with respect to the debt financing or any provision thereof;

●

of any material dispute or disagreement between or among the Parent Parties, on the one hand, and the Lenders on the other hand, or, to the knowledge of Parent, among any lenders to any of the commitment letters or the definitive agreements with respect to the debt financing with respect to the obligation to fund any of the financing or the amount of the financing to be funded at the effective time of the merger; and

●

if at any time for any reason any Parent Party believes in good faith that it will not be able to obtain all or any portion of the financing on the terms and conditions, in the manner or from the sources contemplated by any of the commitment letters or the definitive agreements with respect to the debt financing.

Parent will keep the Company reasonably informed on a current basis of the status of its efforts to consummate the financing.

Before the closing of the merger, the Company will, and will cause each of its subsidiaries to, and will use its reasonable best efforts to cause its representatives to, use reasonable best efforts to cooperate as reasonably requested by Parent in connection with the arrangement of the debt financing, including by:

●

furnishing Parent as promptly as reasonably practicable with (i) information and other pertinent information regarding the Company and its subsidiaries as may be reasonably requested by Parent to consummate the debt financing as is customary to be included in marketing materials for senior secured or unsecured bridge, term or revolving credit facility indebtedness (or any documentation or deliverables in connection therewith) and (ii) any other information and data that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent;

●	participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders;

●	cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the debt financing;

●

assisting reasonably in the preparation of one or more credit agreements, pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral;

●

executing and delivering any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents in connection with such debt financing or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the taking of all corporate actions by the Company and its subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the debt financing;

●

in each case to the extent customary and reasonably, permitting the prospective lenders involved in the debt financing to evaluate, promptly after the date of the merger agreement, the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) and assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its subsidiaries in connection with the foregoing; and

●

at least three business days before the closing date of the merger, providing all documentation and other information about the Company that is reasonably requested by the Lenders and the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by Parent in writing at least eight business days before the closing date of the merger.

Despite the foregoing, (i) none of the Company, any of its subsidiaries or any of their respective directors or officers are obligated to adopt resolutions or execute consents to approve or authorize the execution of the debt financing before the effective time of the merger, (ii) no obligation of the Company or any of its subsidiaries or any of their respective representatives under any certificate, document or instrument executed pursuant to the foregoing will be effective until the closing of the merger and (iii) none of the Company, its subsidiaries or any of their respective representatives will be required to (x) pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by the Company or incur any other liability, in each case in connection with the debt financing before the closing of the merger, (y) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its subsidiaries or (z) take any action that would conflict with or violate the Company’s organizational documents, any laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract    of the Company to which the Company or any of its subsidiaries is a party.

Other Covenants

The merger agreement contains additional agreements between the Company and the Parent Parties relating to, among other matters:

●	the filing of this proxy statement and the Rule 13E-3 transaction statement on Schedule 13E-3 with the SEC (and cooperation in response to any comments from the SEC with respect to either statement);

●	any antitakeover statutes or regulations that become applicable to the transactions contemplated by the merger agreement;

●	the coordination of press releases and other public announcements or filings relating to the merger;

●	the control of the Company’s operations prior to the effective time of the merger;

●	the notification of certain matters and the defense of stockholder litigation in connection with the merger agreement;

●

actions to cause the disposition of equity securities of the Company held by each individual who is a director or officer of the Company pursuant to the transactions contemplated by the merger agreement to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act; and

●	the de-listing of the Common Stock from the NASDAQ Global Select Market.

Termination of the Merger Agreement

The merger agreement may be terminated at any time by mutual written consent prior to the effective time of the merger, whether before or after stockholder approval has been obtained. In addition, either the Company or Parent may terminate the merger agreement if:

●

the merger has not been completed by December 31, 2020 (the “termination date”), as long as the party seeking to terminate the merger agreement has not breached in any material respect its obligations under the merger agreement in any manner that was the primary cause of the failure to consummate the merger on or before such date;

●

any final nonappealable injunction or similar order that permanently enjoins or otherwise prohibits the consummation of the merger has been issued (i) by a governmental entity having jurisdiction over the business of the Company and its subsidiaries (other than a de minimis portion of such business) or (ii) that, if not abided by, would potentially result in criminal liability, and the party seeking to terminate the merger agreement has used the required efforts to prevent, oppose and remove such injunction; or

●

the proposal to adopt the merger agreement has been submitted to the stockholders of the Company for approval and the required vote has not been obtained, provided, that Parent shall not have the right to terminate the merger agreement if the failure to obtain the Stockholder Approval is due to the failure of the Stern Group to vote the shares of Common Stock beneficially owned or controlled by the Stern Group in favor of the approval of the adoption of the merger agreement in accordance with the terms and conditions of the Stern Group Voting Agreement.

 Parent may terminate the merger agreement:

●

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Company which would result in a failure of certain conditions relating to the Company’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, so long as the Parent is not then in material breach of their representations, warranties, agreements or covenants contained in the merger agreement; or

●

if the Board or the Special Committee does not include its recommendation to vote in favor of the proposal to adopt the merger agreement in this proxy statement or changes its recommendation, the Company enters into an alternative acquisition agreement, the Board or the Special Committee approves or recommends any alternative proposal or publicly proposes to take any of the previous actions, or a tender or exchange offer constituting an alternative proposal has been commenced and the Company has not sent to its stockholders within ten business days a statement disclosing that the Board or the Special Committee recommends rejection of such tender or exchange offer; in each case, so long as Parent terminates the merger agreement within thirty calendar days of the occurrence of any of the foregoing.

The Company may terminate the merger agreement:

●

if there is a breach, in any material respect, of any representation, warranty, covenant or agreement on the part of the Parent which would result in a failure of certain conditions relating to the Parent’s representations, warranties, covenants and agreements to be satisfied and which breach is incapable of being cured by the termination date, or is not cured within thirty days following delivery of written notice of such breach, provided that the Company is not then in material breach of its representations, warranties, agreements or covenants contained in the merger agreement;

●

prior to the approval of the proposal to adopt the merger agreement by the Company’s stockholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that substantially concurrently with such termination, the Company must enter into such definitive agreement and pay to Parent the termination fee described under “The Merger Agreement—Termination Fees and Expenses; Reimbursement of Expenses” beginning on page 89; or

●

if (i) all conditions to the Parent Parties’ obligation to consummate the merger have been satisfied, (ii) the Company has irrevocably confirmed in writing that all conditions to its obligation to consummate the merger have been satisfied or the Company is willing to waive any unsatisfied condition and stands ready, willing and able to consummate the closing on such date, (iii) the Parent Parties fail to consummate the merger within three business days following the date the merger was required to close and (iv) the Company stood ready, willing and able to consummate the closing during those three business days.

Termination Fees and Expenses

Company Termination Fee

The Company will pay to Parent (or one or more of its designees) a termination fee in the event that:

●

(a) the merger agreement is validly terminated (1) by the Company because the effective time of the merger has not occurred by the termination date if, at the time of such termination, Parent would have been entitled to terminate the merger agreement because a Parent termination for Company breach has occurred, and (2) by Parent because a Parent termination for Company breach has occurred, (b) the Company or any other person shall have publicly disclosed or announced an acquisition proposal on or after the date of the merger agreement but prior to the date of the virtual special meeting of the Company’s stockholders and (c) within twelve months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated (in each case whether or not the acquisition proposal was the same acquisition proposal referred to in clause (b)) except that for purposes of this clause (c), the references to “20%” in the definition of “acquisition proposal” shall be deemed references to “50%”;

●	the Company has terminated the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that is not an excluded party; or

●	the Parent has terminated the merger agreement because the Board or any committee thereof (including the Special Committee) has made a change of recommendation.

The Company will be required to pay to Parent an amount equal to $400,000 in cash if:

●

the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal with a person or group that made an alternative acquisition proposal prior to December 31, 2020 that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements; or

●

Parent terminates the merger agreement because the Board or any committee thereof (including the Special Committee) has changed its recommendation and the event giving rise to such termination is the submission of an acquisition proposal by a person or group that made an alternative acquisition proposal prior to December 31, 2020 that the Special Committee determined is, or could reasonably be expected to result in, a superior proposal, subject to certain requirements;

●

the merger agreement is terminated under certain circumstances and, within twelve months of such termination, the Company enters into a definitive agreement with respect to an acquisition proposal or an acquisition proposal is consummated;

●	the Company terminates the merger agreement to enter into an acquisition agreement related to a superior proposal in any circumstance other than those referred to above; or

●	Parent terminates the merger agreement because the Board or the Special Committee has changed its recommendation in any circumstances, other than those referred to above.

Parent Termination Fee

Parent will be required to pay to the Company an amount equal to $500,000 in cash if the Company terminates the merger agreement:

●	as a result of a material breach by any of the Parent Parties of the merger agreement that cannot be cured by the termination date or is not cured within thirty days of notice;

●

because (i) the merger is not consummated upon the satisfaction or waiver of all closing conditions, (ii) the Company has irrevocably notified Parent in writing that all conditions to its obligation to complete the merger have been satisfied or that it is willing to waive any unsatisfied conditions, (iii) the Parent Parties fail to complete the closing of the merger within three business days following the date the closing of the merger was required pursuant to the merger agreement and (iv) the Company has irrevocably confirmed in writing that it is ready, willing and able to consummate the merger; or

●

because the effective time of the merger has not occurred on or before the termination date, if, at the time of or prior to such termination, the Company would have been entitled to terminate the merger agreement pursuant to the immediately foregoing bullet point.

Reimbursement of Expenses

The Company will be required to pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent and its respective affiliates in connection with the merger agreement and the financing and the transactions contemplated thereby, up to a maximum amount of $250,000, if the Company or Parent has terminated the merger agreement because the meeting of the Company’s stockholders has concluded and the approval of the proposal to adopt the merger agreement by the required vote of the stockholders has not been obtained. Any such amount may be credited against a Company termination fee, if any, payable to the Parent.

Specific Performance

In the event of a breach or threatened breach of any covenant or obligation in the merger agreement, the non-breaching party will be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of the merger agreement and an injunction or injunctions restraining such breach or threatened breach.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of August 20, 2020 with respect to beneficial ownership of our Common Stock by (i) each director and executive officer (including any person holding the position of CEO or CFO at any time during the fiscal year of 2019) (ii) each person known by us to own beneficially more than 5% of our outstanding Common Stock, and (iii) all directors and executive officers as a group. This table has been prepared based on 6,567,765 shares of Common Stock outstanding on August 20, 2020. Unless otherwise indicated, the address of each beneficial owner is c/o Asta Funding, Inc., 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage (1)
GMS Family Investors LLC (2)	871,500	13.3%
Asta Group, Incorporated (3)	842,000	12.8%
RBF Capital, LLC (4)	583,198	8.9%
3047 Fillmore Street, San Francisco, CA 94123
Emily Stern (5)	145,428	2.2%
Arthur Stern (6)	100,684	1.5%
Officers and Directors:
Ricky Stern (7)	2,530,750	38.2%
Gary Stern (8)	2,103,917	31.0%
Louis A. Piccolo (9)	110,500	1.7%
Seth Berman (10)	100,000	1.5%
David Slackman (11)	57,000	0.9%
Michael Monteleone (12)	-	-
Timothy Bishop	-	-
Bruce R. Foster (13)	-	-
Steven Leidenfrost (13)	-	-
All directors and executive officers as a group (9 persons) (14)	4,902,167	69.3%

(1)

Any shares of Common Stock that any person named above has the right to acquire within 60 days of August 20, 2020, are deemed to be outstanding for purposes of calculating the ownership percentage of such person, but are not deemed to be outstanding for purposes of calculating the beneficial ownership percentage of any other person not named in the table above.

(2)

A limited liability company over which Ricky Stern has sole voting and investment power. Gary Stern has a 77.30% beneficial interest in the LLC, trusts for the benefit of the children of Gary Stern and of which Ricky Stern is the trustee has an 11.84% beneficial interest, and Emily Stern has a 10.78%, and Arthur Stern has a 0.08% beneficial interest in the LLC.

(3)

Asta Group, Incorporated (“Asta Group”) is owned by Arthur Stern, our former Chairman Emeritus and Director, Gary Stern, our Chairman, President and Chief Executive Officer, Ricky Stern, our Senior Vice President, and other members of the Stern family, including Emily Stern.

(4)	Based on information included in the Schedule 13D amendment for RBF Capital, LLC filed with the SEC on August 20, 2020.

(5)	Based on Information received from Emily Stern, daughter of Gary Stern.

(6)	Based on information received from Arthur Stern, our former Chairman Emeritus.

(7)

Includes 50,000 shares of common stock issuable upon exercise of options. Includes 145,428 shares directly owned and 318,590 shares held in the Ricky Stern 2012 GST Trust for which he serves as co-trustee with Gary Stern, and has joint voting and investment power, and which are also reported as beneficially owned by Gary Stern. Includes 871,500 shares owned by GMS Family Investors LLC. Ricky Stern is the Manager of the LLC and as such has sole voting and investment power of such shares. Also includes 187,590 shares held in the Emily Stern Family 2012 Trust for which he is trustee, and has sole voting and investment power over such shares, and 714,364 shares held in the Ricky Stern Family 2012 Trust, for which he is trustee, and has sole voting and investment power over such shares. Also includes 243,278 shares held in the Emily Stern 2012 GST Trust for which he is co-trustee with Gary Stern, and which are also reported as beneficially owned by Gary Stern, and has joint voting and investment power over such shares.

(8)

Includes 210,000 shares of common stock issuable upon exercise of options, 490,049 shares directly owned, and 842,000 shares of common stock owned by Asta Group, which shares are attributable to Gary Stern based on his role as an officer, director, and stockholder of Asta Group. Gary Stern disclaims beneficial ownership of the shares owned by Asta Group. Also includes 243,278 shares held in the Emily Stern 2012 GST Trust for which he is co-trustee with Ricky Stern, and which are also reported as beneficially owned by Ricky Stern, and has joint voting and investment power over such shares. Also includes 318,590 shares held in the Ricky Stern 2012 GST Trust for which he serves as co-trustee with Ricky Stern and has joint voting and investment power, and which are also reported as beneficially owned by Ricky Stern. Excludes 145,428 shares of common stock held by Mr. Stern’s adult child, Emily Stern, who no longer shares his home, and for which he disclaims beneficial ownership,

(9)	Includes 102,500 shares of common stock issuable upon exercise of options within 60 days of August 20, 2020.

(10)	Includes 100,000 shares of common stock issuable upon exercise of options within 60 days of August 20, 2020.

(11)	Includes 42,500 shares of common stock issuable upon exercise of options within 60 days of August 20, 2020.

(12)

Mr. Levenfus resigned from the Board effective January 3, 2019. The Board appointed Mr. Monteleone as a director of the Company effective January 4, 2019, to fill the vacancy created by the resignation of Mr. Levenfus.

(13)	Effective September 22, 2019, Mr. Foster resigned and was replaced by Mr. Leidenfrost as the Company’s Chief Financial Officer on September 23, 2019.

(14)	Includes 505,000 shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of August 20, 2020.

Changes in Control

The Stern Group currently controls the Company and we are not aware of any arrangements or pledges of other stockholders with respect to our common stock that may result in a change in control of the Company.

Transactions in Common Stock

There have not been any purchases or sales of the Company’s common stock during the past 60 days by 5% owners, officers or directors of the Company. In addition, there have not been any sales of securities by the Company during the past two years. There have not been any purchases of Company securities by the Parent Parties nor members of the Stern Group during the past two years.

During the past two years, the Company has purchased certain Company securities. On May 17, 2019, the board of directors approved the repurchase of up to $10.5 million of the Company’s common stock and authorized management of the Company to enter into a shares repurchase plan under Sections 10b-18 and 10(b)5-1 of the Securities and Exchange Act (the “Shares Repurchase Plan”). The Shares Repurchase Plan was effective through August 17, 2019. During the year ended September 30, 2019, the Company purchased 117,650 shares pursuant to the terms of the Shares Repurchase Plan.

The following table contains information about purchases by the Company of our Common Stock during the past two years:

Period	Total Number of Shares Purchased	Average Price Paid per Share	Total Number of Shares Purchased as Part of Publicly Announced Plans	Maximum Number (or Approximate Dollar Value) of Shares that May Yet Be Purchased Under the Plans
April 1- 30, 2019	-	$-	-	$-
May 1- 31, 2019	11,700	$7.05	11,700	$10,417,246
June 1- 30, 2019	67,800	$7.02	67,800	$9,939,750
July 1- 31, 2019	29,600	$7.39	29,600	$9,720,516
August 1- 17, 2019	8,550	$7.48	8,550	$9,656,380
Year ended September 30, 2019	117,650	$7.15	117,650	$-

IMPORTANT INFORMATION REGARDING ASTA

Company Background

Asta Funding, Inc., a Delaware corporation, is engaged in several business segments in the financial services industry including funding of personal injury claims, through our wholly owned subsidiaries Sylvave, LLC, Simia Capital, LLC and Arthur Funding, LLC; social security disability advocacy through our wholly owned subsidiaries GAR Disability Advocates, LLC and Five Star Veterans Disability, LLC, and, through our wholly owned subsidiaries Palisades Collection LLC, Palisades Acquisition XVI, LLC, Palisades XIX, LLC, Palisades Acquisitions XXIII, LLC and VATIV Recovery Solutions, LLC, the business of purchasing, managing for our own account and servicing distressed consumer receivables, including charged off receivables, and semi-performing receivables, as further set forth below. Our principal executive offices are located at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. Our telephone number is (201) 567-5648. Our common stock trades on the NASDAQ Global Select Market under the symbol “ASFI.”

We operate principally in the United States in three reportable business segments: consumer receivables, social security disability advocacy and personal injury claims.

Consumer Receivables

This segment is engaged in the business of purchasing, managing for its own account and servicing distressed charged off receivables including consumer receivables. Recently, our effort has been in the international arenas (mainly South America), as we have curtailed our active purchasing of consumer receivables in the United States. We acquire these consumer receivables at substantial discounts to their face values, based on the characteristics of the underlying accounts of each portfolio.

 Personal Injury Claims

This segment is comprised of purchased interests in personal injury claims from claimants who are a party to a personal injury claim. The Company advances to each claimant funds on a non-recourse basis at an agreed upon fee, in anticipation of a future settlement. The Company capitalizes employee compensation and benefits expenses as direct costs related to the origination of personal injury advances. Claims purchased consist of the right to receive, from such claimant, part of the proceeds or recoveries which such claimant receives by reason of a settlement, judgment or award with respect to such claimant’s claim. The Company historically funded personal injury claims in Simia and Sylvave. The Company formed a new wholly owned subsidiary, Practical Funding, LLC on March 16, 2018 to continue in the personal injury claims funding business. On April 8, 2019, Practical Funding, LLC changed its name to Arthur Funding, LLC. Arthur Funding, LLC began funding advances on personal injury claims in May 2019.

Simia commenced operations in January 2017, and conducts its business solely in the United States. Simia obtained its business from external brokers and internal sales professionals soliciting attorneys and law firms who represent claimants who have personal injury claims. Business was also obtained from its website and through attorneys. The personal injury claims segment includes the consolidated results of operations of Sylvave, Simia and Arthur Funding. Simia and Sylvave are not funding any new advances, but continue to collect on outstanding personal claim advances in the ordinary course.

Social Security Disability Advocacy

This segment consists of advocacy groups representing individuals throughout the United States in their claims for social security disability and supplemental social security income benefits from the Social Security Administration and Department of Veterans Affairs. It relies upon Search Engine Optimization (“SEO”) to bring awareness to its intended market.

If the proposal to adopt the merger agreement is adopted by the affirmative vote of the holders of (i) at least a majority of the outstanding shares of Common Stock entitled to vote thereon and (ii) at least a majority of the outstanding shares of Common Stock entitled to vote thereon held by stockholders other than the Parent Parties, the Stern Group, any other officers and directors of the Company or any other person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any person of which Merger Sub is a direct or indirect subsidiary and the merger is completed as contemplated, Asta will continue as a private company and a wholly-owned subsidiary of Parent.

During the past five years, neither the Company nor any of the Company directors or executive officers listed below has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, except as set forth below, neither the Company nor any of the Company directors or executive officers listed below has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Except as noted below, each of the individuals listed below is a citizen of the United States.

Directors, Executive Officers and Corporate Governance

The members of our Board of Directors as of August 25, 2020, positions and their respective ages on that date were:

Name	Age	Position
Gary Stern	67	Chairman, President and Chief Executive Officer
Timothy Bishop	70	Director, Nominating and Corporate Governance Committee Chair, Audit Committee Member, Compensation Committee Member and Special Committee Member
Michael Monteleone	62	Director, Audit Committee Chair and Special Committee Member
Louis A. Piccolo	68	Director
David Slackman	73	Director, Compensation Committee Chair, Lead Independent Director, Audit Committee Member, Special Committee Chair and Nominating and Corporate Governance Committee Member

The Business Experience and Qualifications of Each Director

We believe that our Board of Directors should be composed of individuals with sophistication and experience in many substantive areas that impact our business. We believe that experience, qualifications, or skills in the following areas are most important: experience in the distressed consumer credit industry; regulatory; accounting and finance; capital markets; strategic planning; human resources and development practices; and board practices of other corporations. We believe that all of the current members of our Board of Directors possess the professional and personal qualifications necessary for board service, and have highlighted particularly noteworthy attributes for each such member in the individual biographies below. The principal occupation and business experience, for at least the past five years, of each current director is as follows:

Gary Stern has been a director and the President and Chief Executive Officer of the Company since our inception in July 1994. Mr. Stern assumed the role of Chairman in January 2009. Mr. Stern had been Vice President, Secretary, Treasurer and a director of Asta Group, a holding company and current affiliate of the Company, since 1980, and has held other positions with Asta Group prior thereto. In such capacities, he has obtained substantial experience in distressed consumer credit analysis and receivables collections. As a result of these and other professional experiences, Mr. Stern possesses particular knowledge and experience in financial management and collections, which strengthens the Board of Directors’ collective qualifications, skills and experience.

Timothy Bishop has been a director of the Company since July 2018. Mr. Bishop served Southampton College for 29 years, leaving the position of Provost in 2002 to make his first-ever run for office, when he was elected to represent New York’s 1st Congressional District in one of the closest elections in the nation. He was re- elected to the House of Representatives five times. Congressman Bishop graduated from Southampton High School and holds a BA in History from Holy Cross College in Worcester, Massachusetts and a Masters Degree in Public Administration from Long Island University. During his time in Congress, Mr. Bishop served on the House Budget Committee for four years, and served as either the Vice-Chair or Co-Chair of the Democratic Budget group for all twelve years he was in Congress. Mr. Bishop previously served as a director of SFX Entertainment, Inc., a publicly traded media and entertainment company, during the period for which he served. Additionally, Mr. Bishop served as the budget officer for Southampton College for approximately 22 years. As a result of these and other professional experiences, Mr. Bishop possesses particular knowledge and experience in budget preparation, control and analysis, which strengthens the Board of Directors’ collective qualifications, skills and experience.

Michael Monteleone has been a director of the Company since January 2019. Mr. Monteleone is a retired audit partner formerly with KPMG LLP, a global network of professional firms providing audit, tax and advisory services, where he served as an SEC Reviewing Partner from January 2010 to December 2018. Mr. Monteleone possesses particular knowledge and experience in audit and accounting matters, which strengthens the Board of Directors’ collective qualifications, skills and experience.

Louis A. Piccolo has been a director of the Company since June 2004. Mr. Piccolo has served as President of A.L. Piccolo & Co., Inc., a business consulting firm specializing in management and financial consulting, since 1988. Mr. Piccolo was an Executive Vice President and Chief Financial Officer of Alfred Dunhill of London, Inc. from 1983 to 1988, and held the same positions at Debenham’s PLC, from 1981 to 1983. From 1977 to 1981, Mr. Piccolo was a senior accountant at KPMG Peat Marwick. As a result of these and other professional experiences, Mr. Piccolo possesses particular knowledge and experience in accounting and management, which strengthens the Board of Directors’ collective qualifications, skills and experience.

David Slackman has been a director of the Company since May 2002. Mr. Slackman has served as Managing Director at HT Capital Advisors LLC from August 2008 to present. Mr. Slackman served as President, Manhattan Market (New York) of Commerce Bank from January 2001 through June 2008. Mr. Slackman was an Executive Vice President of Atlantic Bank of New York from 1994 to 2001 and a Senior Vice President of the Dime Savings Bank from 1986 to 1994. Since 2012, Mr. Slackman has served as Chairman of the New York City Advisory Board of Sterling National Bank. In 2015, Mr. Slackman was appointed President and Chief Executive Officer of the New York League of Independent Bankers until September 2016, a non-profit trade association for commercial banks in the New York metropolitan area. In October 2018, Mr. Slackman resigned his position at Sterling Bank to accept a consulting position with Republic Bank (FRBK), of Philadelphia, in connection with its expansion into New York City. As a result of these and other professional experiences, Mr. Slackman possesses particular knowledge and experience in financial services and management, which strengthens the Board of Directors’ collective qualifications, skills and experience.

No director serves or has served in the prior five years as a director of another company with a class of securities registered pursuant to Section 12 or Section 15(d) of the Exchange Act or a company registered as an investment company under the Investment Company Act of 1940, aside from Mr. Bishop’s service as a director of SFX Entertainment, Inc. indicated above.

Our executive officers as of August 25, 2020, who are not directors of the Company, their positions and their respective ages on that date are:

Name	Age	Position
Steven Leidenfrost	51	Chief Financial Officer
Ricky Stern	35	Senior Vice President and President of GAR
Seth Berman	57	Secretary and General Counsel

Our executive officers serve at the discretion of the Board of Directors, subject to rights, if any, under contracts of employment.

Steven Leidenfrost, age 51, was appointed to serve as our Chief Financial Officer in September 2019. Mr. Leidenfrost has over 25 years of experience in banking and capital markets, management consulting and public accounting. Prior to joining Asta Funding, Inc., Mr. Leidenfrost was an Executive Director at Morgan Stanley, a global financial services firm, where he held a number of key leadership positions including Global Tax Controller, Head of Disclosure Policy and Strategic Projects and Head of SEC Reporting. Mr. Leidenfrost also was an auditor and consultant with KPMG LLP, an international public accounting firm. Mr. Leidenfrost is a Certified Public Accountant and serves on the SEC Committee at the New York State Society of Certified Public Accountants since July of 2009. Mr. Leidenfrost holds a Master of Business Administration in Financial Management and Information Systems from Pace University and a Bachelor of Science degree in Accounting from Manhattan College. Mr. Leidenfrost has no family relationship with any executive officer or member of the Board of the Company.

Ricky Stern, age 35, is considered an integral part of our executive management team as the President of GAR Disability Advocates, LLC, one of our wholly owned subsidiaries. Ricky was appointed Senior Vice President of the Company in March 2014. Prior to this appointment, Ricky served as our Assistant Treasurer from 2011 to 2014. Prior to joining the Company he was an analyst with a brokerage firm from 2008 to 2009. From 2009 to 2011 he earned his Master’s Degree. He is a Certified Financial Planner, Certified Investment Management Analyst, licensed health insurance producer in both New York and New Jersey and has attained the Accredited Disability Representative designation.

Seth Berman, Esq., age 57, has served as our General Counsel since 2005, was named Chief Compliance Officer in April 2013 and became Secretary of the Board of Directors in May 2016. From 1997 through 2004, Mr. Berman was associated with Weil, Gotshal & Manges LLP. Mr. Berman has no family relationship with any executive officer or member of the Board of the Company.

There are no events or legal proceedings material to an evaluation of the ability or integrity of any executive officer or director of the Company. Moreover, no executive officer or director of the Company is a party adverse to the Company or has a material interest adverse to the Company in any legal proceeding.

Family Relationships

Gary Stern is the father of Ricky Stern.

Audit Committee

We have a separately-designated standing audit committee established in accordance with the Exchange Act. Our Audit Committee generally assists our Board of Directors in its oversight of our accounting, financial reporting and internal control functions. The Audit Committee currently consists of Mr. Monteleone, who serves as Chairman, Mr. Bishop and Mr. Slackman. As required by Nasdaq Stock Market Rules (“NASDAQ rules”), the members of the Audit Committee each qualify as “independent” under special standards established for members of audit committees. To qualify as “independent” to serve on the Audit Committee, the NASDAQ rules and the applicable rules of the SEC require that a director does not accept any consulting, advisory, or other compensatory fee from us, other than for service as a director, or be an affiliated person of us. Our board of directors has concluded that the current composition of the Audit Committee meets the requirements for independence under the rules and regulations of NASDAQ and of the SEC. In accordance with SEC rules, the Audit Committee also includes at least one member who is determined by the Board of Directors to meet the qualifications of an “audit committee financial expert.” Mr. Monteleone and Mr. Slackman are the directors who have been determined by the board of directors to be the Audit Committee financial experts.

Director Independence

Nasdaq’s listing standards require that our board of directors consist of a majority of independent directors, subject to certain cure periods, as determined under the applicable NASDAQ listing standards. Our board of directors, consistent with the determination of its Nominating and Corporate Governance Committee, has determined that each of Mr. Monteleone, Mr. Bishop and Mr. Slackman qualify as independent directors. In addition, as further required by NASDAQ rules, the Board of Directors, consistent with the determination of its Nominating and Corporate Governance Committee, has made a subjective determination as to each independent director that no relationships exist which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by our directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Selected Summary Historical Consolidated Financial Data

The following sets forth a summary of historical consolidated financial information of the Company for each of the two fiscal years ended September 30, 2018 and 2019, respectively, and for the nine months ended June 30, 2020. The historical financial information for each of the two fiscal years ended as of September 30, 2018 and 2019 has been derived from our audited consolidated financial statements, prepared in accordance with U.S. GAAP, included in the Company’s annual report on Form 10-K for the year ended September 30, 2019, as corrected, which are incorporated into this proxy statement by reference. The historical financial information as of and for the nine months ended June 30, 2020 has been derived from our unaudited financial statements, prepared in accordance with U.S. GAAP, included in the Company’s interim report on Form 10-Q for the nine months ended June 30, 2020, which are incorporated into this proxy statement by reference. Our historical results do not necessarily indicate results expected for any future periods.

The following summary consolidated financial information for the periods and as of the dates indicated should be read in conjunction with the financial statements and related notes and other financial information contained in the Form 10-K or Form 10-Q, as applicable. See “Where You Can Find More Information” on page 107.

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	June 30,	September 30,
	2020	2019	2018
ASSETS
Cash and cash equivalents	$4,165,000	$4,308,000	$6,284,000
Available-for-sale debt securities (at fair value)	44,001,000	56,123,000	38,054,000
Investments in equity securities (at fair value)	26,580,000	8,136,000	—
Consumer receivables acquired for liquidation (at cost)	997,000	1,668,000	3,749,000
Investment in personal injury claims, net	3,642,000	5,190,000	10,745,000
Due from third party collection agencies and attorneys	377,000	596,000	755,000
Accounts receivable, net	182,000	266,000	—
Prepaid and income taxes receivable, net	68,000	264,000	5,387,000
Furniture and equipment (net of accumulated depreciation of $2.0 million at June 30, 2020, $1.9 million at September 30, 2019 and $1.8 million at September 30, 2018)	48,000	120,000	100,000
Right of use assets	362,000	––	––
Equity method investment	307,000	280,000	236,000
Note receivable	––	—	4,313,000
Settlement receivable	465,000	1,558,000	3,339,000
Deferred income taxes	9,388,000	9,631,000	9,333,000
Goodwill	1,410,000	1,410,000	1,410,000
Other assets	1,438,000	1,135,000	1,003,000

Total assets	$93,430,000	$90,685,000	$84,708,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable and accrued expenses	$1,219,000	$994,000	$2,281,000
Note payable	1,118,000	—	—
Right of use liability	370,000	—	—
Income taxes payable	414,000	787,000	—
	3,121,000	1,781,000	2,281,000
Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value; authorized 5,000,000; issued and outstanding - none	—	—	—
Preferred stock, Series A Junior Participating, $.01 par value; authorized 30,000 shares; issued and outstanding - none	—	—	—
Common stock, $.01 par value, authorized 30,000,000 shares; issued 13,459,708 at June 30, 2020, September 30, 2019 and 2018; and outstanding 6,567,765 at June 30, 2020 and September 30, 2019 and 6,685,415 at September 30, 2018	135,000	135,000	135,000
Additional paid-in capital	68,558,000	68,558,000	68,551,000
Retained earnings	89,326,000	87,907,000	80,834,000
Accumulated other comprehensive income, net of income taxes	262,000	276,000	35,000
Treasury stock (at cost), 6,891,943 shares at March 31, 2020 and September 30, 2019 and 6,774,293 shares at September 30, 2018	(67,972,000)	(67,972,000)	(67,128,000)
Total stockholders’ equity	90,309,000	88,904,000	82,427,000

Total liabilities and stockholders’ equity	$93,430,000	$90,685,000	$84,708,000

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

	Nine Months Ended	Year Ended September 30,
	June 30, 2020	2019	2018
Revenues:
Finance income, net	$8,175,000	$14,050,000	$15,863,000
Personal injury claims income	783,000	2,202,000	1,084,000
Disability fee income	2,640,000	4,861,000	4,598,000

Total revenues	11,598,000	21,113,000	21,545,000
Gain on settlements	30,000	596,000	4,044,000
Interest and dividend income	912,000	1,593,000	475,000
Other income(expense), net	92,000	142,000	4,000

	12,632,000	23,444,000	26,068,000

Expenses:
General and administrative	10,379,000	13,431,000	15,429,000
Loss on acquisition of minority interest	—	—	1,420,000
Interest expense	1,000	—	20,000
Impairments of consumer receivables acquired for liquidation	23,000	225,000	310,000
Loss (earnings) from equity method investment	59,000	87,000	(750,000)

	10,462,000	13,743,000	16,429,000

Income from continuing operations before income tax	2,170,000	9,701,000	9,639,000
Income tax expense	751,000	2,791,000	4,969,000

Income from continuing operations	1,419,000	6,910,000	4,670,000
Net loss from discontinued operations, net of income tax	––	—	(80,000)

Net income	$1,419,000	$6,910,000	$4,590,000

Net income (loss) per basic shares:
Continuing operations	$0.22	$1.04	$0.70
Discontinued operations	––	—	(0.01)
	$0.22	$1.04	$0.69
Net income (loss) per diluted shares:
Continuing operations	$0.21	$1.04	$0.70
Discontinued operations	––	—	(0.01)
	$0.21	$1.04	$0.69
Weighted average number of common shares outstanding:
Basic	6,567,765	6,652,621	6,662,600
Diluted	6,686,081	6,652,955	6,664,841

ASTA FUNDING, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	Nine Months Ended	Year Ended September 30,
	June 30, 2020	2019	2018
Cash flows from operating activities:
Net income from continuing operations	$1,419,000	$6,910,000	$4,670,000
Net (loss) from discontinued operations	––	–	(80,000)
Net income	1,419,000	6,910,000	4,590,000
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	72,000	95,000	62,000
Deferred income taxes	287,000	(348,000)	1,232,000
Impairments of consumer receivables acquired for liquidation	23,000	225,000	310,000
Stock based compensation	––	7,000	106,000
Unrealized gain on equity securities	(67,000)	(57,000)	–
Provision/(recoveries) for bad debts - personal injury claims	(260,000)	(230,000)	499,000
Settlement receivable	––	–	(3,884,000)
Loss (earnings) from equity method investment	59,000	87,000	(750,000)
Changes in:
Receipt of income tax carry-back claim	––	7,894,000	–
Prepaid and income taxes receivable	196,000	(2,771,000)	3,703,000
Due from third party collection agencies and attorneys	200,000	128,000	54,000
Income taxes payable	(373,000)	787,000	–
Accounts receivable	84,000	(93,000)	–
Other assets	(304,000)	(131,000)	40,000
Right of use assets	274,000	––	––
Right of use liabilities	(266,000)	––	––
Accounts payable and accrued expenses	325,000	(1,184,000)	(2,665,000)
Net assets related to discontinued operations	––	––	710,000

Net cash provided by operating activities	1,669,000	11,319,000	4,007,000

Cash flows from investing activities:
Principal collected on consumer receivables acquired for liquidation	599,000	1,707,000	2,117,000
Principal collected on consumer receivable accounts represented by account sales	––	–	3,000
Purchase of available-for-sale debt securities and investments in equity securities	(155,492,000)	(134,337,000)	(32,569,000)
Proceeds from sales of available-for-sale debt securities	149,080,000	108,366,000	–
Purchase of non-controlling interest	––	–	(1,800,000)
Proceeds from sale of CBC	––	–	4,491,000
Proceeds from notes receivable	––	4,313,000	1,437,000
Proceeds from settlements receivable	1,093,000	1,781,000	1,116,000
Acquisition of personal injury claims portfolios	––	–	(14,571,000)
Investments in personal injury claims - advances	(390,000)	(234,000)	(60,000)
Investments in personal injury claims - receipts	2,198,000	6,019,000	7,091,000
Change in equity method investment	(86,000)	(131,000)	52,788,000
Capital expenditures	––	(115,000)	(38,000)
Change in investing activities related to discontinued operations	––	–	(1,538,000)

Net cash (used in) provided by investing activities	(2,998,000)	(12,631,000)	18,467,000

Cash flows from financing activities:
Proceeds from note payable	1,118,000	––	––
Proceeds from exercise of stock options	––	–	399,000
Purchase of treasury stock	––	(844,000)	–
Dividends paid	––	–	(35,352,000)
Change in financing activities related to discontinued operations	––	–	1,387,000

Net cash used in financing activities	1,118,000	(844,000)	(33,566,000)
Foreign currency effect on cash	68,000	180,000	101,000
Net increase (decrease) in cash and cash equivalents including cash and cash equivalents classified within assets related to discontinued operations	(143,000)	(1,976,000)	(10,991,000)
Less: net decrease in cash and cash equivalents classified within assets related to discontinued operations	––	–	(316,000)

Net (decrease) in cash and cash equivalents	(143,000)	(1,976,000)	(11,307,000)
Cash and cash equivalents at beginning of year	4,308,000	6,284,000	17,591,000

Cash and cash equivalents at end of year	$4,165,000	$4,308,000	$6,284,000

Supplemental disclosure of cash flow information:
Continuing operations:
Cash paid for:
Interest	$–	$–	$20,000

Income taxes	$700,000	$5,004,000	$–

Discontinued operations:
Cash paid for:
Interest	$–	$–	$824,000

Supplemental disclosures of non-cash operating, investing and financing activities:
Continuing operations:
Note receivable	$–	$–	$5,750,000
Settlement receivable	$–	$–	$3,884,000
Initial recognition of right of use assets	$636,000	$–	$–
Initial recognition of right of use liabilities	$636,000	$–	$–

We have not provided any pro forma data giving effect to the proposed merger as we do not believe such information is material to our stockholders in evaluating the proposal to adopt the merger agreement, since the proposed merger consideration is all cash and our Common Stock would cease to be publicly traded if the proposed merger is completed.

We have also not provided any separate financial information for Parent, or Merger Sub since each is a newly formed entity formed in connection with the merger and has no independent operations.

Book Value Per Share

Our net book value per share as of June 30, 2020 was approximately $13.75 (calculated based on total stockholders’ equity of $90,309,000 divided by 6,567,765 shares outstanding as of such date).

Market Price of the Common Stock and Dividend Information

The Common Stock is traded on NASDAQ Global Select Market under the symbol “ASFI.”

Dividends

Future dividend payments will be at the discretion of our Board of Directors and will depend upon our financial condition, operating results, capital requirements and any other factors our board of directors deems relevant. In addition, agreements with potential lenders may, from time to time, restrict our ability to pay dividends. Currently there are no restrictions in place and the Company has no debt outstanding as of September 30, 2019. On February 5, 2018, we declared a special cash dividend in the amount of $5.30 per share with respect to our common stock, which was paid on February 28, 2018 to holders of record at the close of business on February 16, 2018. The aggregate payment to stockholders was approximately $35.4 million.

IMPORTANT INFORMATION REGARDING THE PARENT PARTIES AND THE STERN GROUP

The Parent Parties

Parent is a Delaware corporation. Merger Sub is a Delaware corporation and wholly-owned subsidiary Parent. Each of the Parent Parties is an affiliate of the Stern Group and was formed solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement.

During the past five years, none of the Parent Parties and none of their respective directors or executive officers has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). In addition, during the past five years, none of the Parent Parties and none of their respective directors or executive officers has been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Asta Finance Acquisition Inc.

The Parent is a Delaware corporation formed on December 26, 2019 for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Parent has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. Gary Stern serves as the sole officer and director of the Parent. Upon consummation of the merger, the stockholders of the Parent will be the members of the Stern Group, with their respective holdings being proportional to the shares of our Common Stock contributed to the Parent. The Parent is the sole stockholder of Merger Sub and, upon consummation of the merger, will be our sole stockholder. The business address and telephone number of the Parent is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

Asta Finance Acquisition Sub Inc.

The Merger Sub is a Delaware corporation formed on December 26, 2019 for purposes of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. The Merger Sub has not engaged in any business except for activities incident to its formation and in connection with the transactions contemplated by the merger agreement. The Merger Sub is wholly owned by Parent, and will merge with and into Asta Funding, with Asta Funding as the surviving corporation.

The business address and telephone number of Merger Sub is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

The Stern Group

Gary Stern

Gary Stern is a director on the board of directors and the President and Chief Executive Officer of the Company since July 1994. Mr. Stern assumed the role of Chairman in January 2009. Mr. Stern had been Vice President, Secretary, Treasurer and a director of Asta Group, Incorporated, a holding company and current affiliate of the Company, since 1980, and has held other positions with Asta Group prior thereto.

The business address and telephone number of Gary Stern is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

During the past five years, Gary Stern has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Gary Stern is a United States citizen.

Ricky Stern

Ricky Stern, is the President of GAR Disability Advocates, LLC, one of our wholly owned subsidiaries. Ricky was appointed Senior Vice President of the Company in March 2014. Prior to this appointment, Ricky served as our Assistant Treasurer from 2011 to 2014.

The business address and telephone number of Ricky Stern is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

During the past five years, Ricky Stern has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Ricky Stern is a United States citizen.

Emily Stern

Emily Stern is the daughter of Gary Stern and the sister of Ricky Stern. The principal occupation of Emily Stern is student.

The business address and telephone number for Emily Stern is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

During the past five years, Emily Stern has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Emily Stern is a United States citizen.

Arthur Stern

Arthur Stern is the Company’s former Chairman Emeritus and former director of the Company.

The business address and telephone number for Arthur Stern is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

During the past five years, Arthur Stern has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws.

Arthur Stern is a United States citizen.

Stern Family Trusts

The Ricky Stern Family 2012 Trust, a New Jersey trust, the Emily Stern Family 2012 Trust, a New Jersey trust, the Ricky Stern 2012 GST Trust, a New York Trust, and the Emily Stern 2012 GST Trust, a New York trust (collectively, the “Stern Family Trusts”), are trusts for which Gary Stern and Ricky Stern (or both) serve as trustees. Ricky Stern and Gary Stern are the co-trustees of the Ricky Stern 2012 GST Trust and the Emily Stern 2012 GST Trust. Ricky Stern is the sole trustee of the Ricky Stern Family 2012 Trust and Emily Stern Family 2012 Trust.

The business address and telephone number for each of the family trusts are c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

Asta Group, Incorporated

Asta Group, Incorporated is a Delaware corporation formed on December 11, 1995, which is owned, in part, by Gary Stern, Ricky Stern, Arthur Stern, and Emily Stern, and for which Gary Stern serves as a director. Asta Group, Incorporated, has no officers.

The business address and telephone number for Asta Group, Incorporated is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

GMS Family Investors LLC

GMS Family Investors LLC is a Delaware limited liability formed on May 27, 2003, the sole manager of which is Ricky Stern.

The business address and telephone number of GMS Family Investors LLC is c/o Moomjian, Waite & Coleman, LLP, 350 Jericho Turnpike, Jericho, NY 11753; (516) 937-5900.

PROPOSAL NO. 2—ADJOURNMENT OF THE VIRTUAL SPECIAL MEETING

We are also submitting a proposal for consideration at the virtual special meeting to authorize the named proxies to approve one or more adjournments of the special meeting if there are not sufficient votes to adopt the merger agreement at the time of the virtual special meeting. Even though a quorum may be present at the virtual special meeting, it is possible that we may not have received sufficient votes to adopt the merger agreement by the time of the virtual special meeting. In that event, we would need to adjourn the virtual special meeting in order to solicit additional proxies. The adjournment proposal relates only to an adjournment of the virtual special meeting for purposes of soliciting additional proxies to obtain the requisite stockholder approval to adopt the merger agreement in the event that there are insufficient votes to approve that proposal.

To allow the proxies that have been received by us at the time of the virtual special meeting to be voted for an adjournment, if necessary, we are submitting a proposal to approve one or more adjournments, and only under those circumstances, to you for consideration. If the new date, time and place is announced at the virtual special meeting before the adjournment, we are not required to give notice of the time and place of the adjourned meeting, unless our board of directors fixes a new record date for the virtual special meeting.

Our board of directors retains full authority to the extent set forth in the our bylaws and Delaware law to adjourn the virtual special meeting for any other purpose, or to postpone the virtual special meeting before it is convened, without the consent of any of our stockholders.

If approval of the adjournment proposal is submitted to our stockholders, the approval requires the vote of a majority of the votes represented by the shares of our common stock present and entitled to vote thereon, whether or not a quorum is present.

Our board of directors recommends that our stockholders vote FOR the adjournment proposal.

DEADLINE FOR STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

If the merger is completed, we will not hold an annual meeting of stockholders in 2020 and there will be no public participation in any future meetings of our stockholders because, following the merger, our common stock will be delisted from the NASDAQ Global Select Market, our common stock will be deregistered under the Exchange Act, and we will no longer be a publicly-held company. If the merger is not completed, however, our stockholders will continue to be entitled to attend and participate in meetings of our stockholders. If the merger is not completed, we will inform our stockholders, by press release or other means determined reasonable by us, of the date by which stockholder proposals must be received by us for inclusion in the proxy materials relating to our 2020 annual meeting, which proposals must comply with the rules and regulations of the SEC then in effect.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of banks and brokers with account holders who are our stockholders may be householding our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your bank or broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your bank or broker, or contact us by telephone at (201) 567-5648 or by written request to our secretary at 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632. We will deliver promptly upon request a separate copy of the proxy statement. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their bank or broker.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public from commercial document retrieval services and at the website maintained by the SEC at www.sec.gov.

Because the merger is a “going private” transaction, the Company has filed with the SEC a Transaction Statement on Schedule 13E-3 with respect to the merger. The Schedule 13E-3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above, for inspection copying at the principal executive offices of the Company or affiliate during its regular business hours by any interested equity security holder of the Company or representative who has been so designated in writing, and upon written request, a copy of the report will be transmitted by the Company or affiliate to any interested equity security holder of the Company or representative who has been so designated in writing at the expense of the requesting security holder. The Schedule 13E-3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E-3 filed with the SEC.

The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement and, with respect to this proxy statement but not with respect to the Schedule 13E-3, later information that we file with the SEC will update and supersede that information. Information in documents that is deemed, in accordance with SEC rules, to be furnished and not filed shall not be deemed to be incorporated by reference into this proxy statement. We incorporate by reference the documents listed below, a copy of each of which is being mailed to stockholders together with the copy of this proxy statement, and, with respect to this proxy statement but not with respect to the Schedule 13E-3, any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement, and prior to the date of the virtual special meeting:

●	Annual Report on Form 10-K and Form 10-K/A for the fiscal year ended September 30, 2019;
●	Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2019, March 31, 2020 and June 30, 2020; and
●	Current Reports on Form 8-K, filed November 1, 2019, filed April 8, 2020 (effective April 9, 2020), June 1, 2020 and June 25, 2020.

We will amend the Schedule 13E-3 to incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the virtual special meeting to the extent required to fulfill our obligations under the Exchange Act.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 25, 2020. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

OTHER MATTERS

The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of Virtual Special Meeting of Stockholders, to be presented at the special meeting for action by the stockholders. However, if any other matters are properly brought before the special meeting or any adjournments, postponements or continuations thereof, it is intended that votes will be cast with respect to such matters, pursuant to the proxies, in accordance with the best judgment of the person acting under the proxies.

We will provide without charge to each person being solicited by this proxy statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K, for the fiscal year ended September 30, 2019 (as filed with the SEC), including the financial statements thereto. All such requests should be directed to Asta Funding, Inc., Attn: Seth Berman, 210 Sylvan Avenue, Englewood Cliffs, New Jersey 07632.

By Order of the Board of Directors

/s/Steven Leidenfrost

Steven Leidenfrost Chief Financial Officer

August 25, 2020

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 2019 ACCOMPANIES THIS PROXY STATEMENT. THIS REPORT IS NOT TO BE REGARDED AS PROXY SOLICITING MATERIAL OR AS A COMMUNICATION BY MEANS OF WHICH ANY SOLICITATION IS TO BE MADE.

Annex A

AGREEMENT AND PLAN OF MERGER

by and among

ASTA FINANCE ACQUISITION INC.,

ASTA FINANCE ACQUISITION SUB INC.,

and

ASTA FUNDING, INC.

Dated as of April 8, 2020

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of April 8, 2020 (the “Agreement”), by and among Asta Finance Acquisition Inc., a Delaware corporation (“Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Asta Funding, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of the Company (the “Company Board”) established a Special Committee (the “Special Committee”), consisting solely of independent and disinterested directors, to, among other things, consider the offer presented by Gary M. Stern to the Company Board on October 30, 2019;

WHEREAS, the Company Board, acting upon the unanimous recommendation of a committee of the Special Committee, unanimously (other than Gary M. Stern) has (i) determined that the transactions contemplated by this Agreement, including the merger of Merger Sub with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of Parent (the “Merger”), are fair to, and in the best interests of, the Company’s stockholders (other than the Stern Group), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable this Agreement and the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, the members of the Stern Group, are entering into a Voting Agreement (the “Voting Agreement”) with the Company pursuant to which, among other things, such stockholders have agreed to vote their Shares in favor of the transactions contemplated herein;

WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to the willingness of the Company to enter into this Agreement, certain members of the Stern Group (collectively, the “Guarantors”) have each executed and delivered a limited guarantee in favor of the Company (collectively, the “Limited Guarantees”), pursuant to which the Guarantors are guaranteeing certain obligations of the Parent Parties in connection with this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, members of the Stern Group have entered into a rollover commitment letter in favor of Parent (the “Stern Group Commitment Letter”), pursuant to which, subject to the terms and conditions contained therein, the Stern Group has committed to transfer, contribute and deliver Shares (the “Rollover Shares”) to Parent in exchange for common stock of Parent; and

WHEREAS, the Company and the Parent Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company and the Parent Parties agree as follows:

ARTICLE I.
THE MERGER

Section 1.1.     The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware, as amended (the “DGCL”), at the Effective Time, Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 1.2.     Closing. The closing of the Merger (the “Closing”) shall take place at the offices of the Company at 10:00 a.m. Eastern Time, on a date which shall be the second Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or at such other place, time and date as the Company and Parent may agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

Section 1.3.     Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be duly executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger shall become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Merger in accordance with the DGCL (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4.     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL.

Section 1.5.     Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to be in the form attached hereto as Exhibit A (the “Charter”), until thereafter amended, subject to Section 5.10, as provided therein or by applicable Law and (b) the by-laws of the Surviving Corporation shall be amended and restated, subject to Section 5.10, in their entirety to be in the form attached hereto as Exhibit B (the “Bylaws”), until thereafter amended as provided therein or by applicable Law.

Section 1.6.     Directors. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

Section 1.7.     Officers. The officers of the Company immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation and shall hold office until their respective successors are duly elected or appointed and qualified, or their earlier death, incapacitation, retirement, resignation or removal, in accordance with the Charter and Bylaws.

ARTICLE II.
CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1.     Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Parent Parties, the holders of any securities of the Company, or any other Person:

(a)     Conversion of Common Stock. Each Share, other than Excluded Shares and Dissenting Shares, issued and outstanding immediately prior to the Effective Time shall be converted automatically into the right to receive $11.47 in cash, without interest (the “Merger Consideration”), whereupon all such Shares shall be automatically canceled upon the conversion thereof and shall cease to exist, and the holders of such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration (less any applicable withholding Taxes), upon surrender of Certificates or Book-Entry Shares in accordance with Section 2.2.

(b)     Treasury Shares; Parent and Merger Sub-Owned Shares. Each Share that is owned immediately prior to the Effective Time by (i) the Company (whether held in treasury or otherwise) or any direct or indirect wholly-owned Subsidiary of the Company or (ii) any of the Parent Parties, including the Rollover Shares (collectively, the “Excluded Shares”), shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation.

(c)     Conversion of Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d)     Dissenters’ Rights. Any provision of this Agreement to the contrary notwithstanding, Shares that are issued and outstanding immediately prior to the Effective Time and that are held by holders of such Shares who have (i) not voted in favor of the adoption of this Agreement or consented thereto in writing and (ii) properly exercised appraisal rights with respect thereto in accordance with, and otherwise complied with, Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 2.1(a). Holders of Dissenting Shares shall be entitled only to receive payment of the fair value of such Dissenting Shares in accordance with the provisions of such Section 262, unless and until any such holder fails to perfect or effectively withdraws or loses its rights to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses such right, such Dissenting Shares shall thereupon cease to be Dissenting Shares, including for purposes of Section 2.1(a), and shall be deemed to have been converted into, at the Effective Time, the right to receive the Merger Consideration as provided for in Section 2.1(a). At the Effective Time, the Dissenting Shares shall be automatically canceled and shall cease to exist and any holder of Dissenting Shares shall cease to have any rights with respect thereto, except the rights provided in Section 262 of the DGCL and as provided in the previous sentence. The Company shall give Parent (x) prompt notice of any demands received by the Company for appraisals of Shares, withdrawals of such demands and any other related instruments served pursuant to the DGCL and received by the Company and (y) the opportunity to participate in and direct all negotiations and proceedings with respect to such notices and demands, whether occurring before or after the Effective Time. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle any such demands.

Section 2.2.     Exchange of Certificates & Book-Entry Shares.

(a)     Exchange Fund. At the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company that shall be appointed by Parent (and reasonably satisfactory to the Company) to act as a paying agent hereunder (the “Paying Agent”), in trust for the benefit of holders of the Shares, cash in U.S. dollars in an amount equal to the product of (i) the Merger Consideration multiplied by (ii) the number of Shares issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares and the Dissenting Shares) (such cash being hereinafter referred to as the “Exchange Fund”), payable upon due surrender of the certificates that, immediately prior to the Effective Time, represented Shares (“Certificates”) (or affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II. In the event any Dissenting Shares cease to be Dissenting Shares, Parent shall deposit, or cause to be deposited, with the Paying Agent in the Exchange Fund, an amount equal to the product of (x) the Merger Consideration multiplied by (y) the number of such formerly Dissenting Shares. In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1, Parent shall, or shall cause Merger Sub or the Surviving Corporation to, promptly deposit additional funds with the Paying Agent in an amount sufficient to make such payments. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Paying Agent may invest the Exchange Fund only as directed by Parent; provided that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers’ acceptances of commercial banks with capital exceeding $5 billion, or in mutual funds investing solely in such assets and, in any such case, no such instrument shall have a maturity exceeding three (3) months. Any such investment shall be for the benefit, and at the risk, of Parent, and any interest or other income resulting from such investment shall be for the benefit of Parent; provided that no such investment or losses thereon shall affect the Merger Consideration payable hereunder and Parent shall promptly provide, or shall cause the Surviving Corporation to promptly provide, additional funds to the Paying Agent for the benefit of the holders of Common Stock immediately prior to the Effective Time in the amount of any such losses to the extent necessary to satisfy the obligations of Parent and the Surviving Corporation under this Article II.

(b)     Payment Procedures.

(i.)     As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, the Surviving Corporation shall instruct the Paying Agent to mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1 (A) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent and shall be in such customary form and have such other customary provisions as Parent and the Company may mutually agree prior to the Closing, and (B) instructions for use in effecting the surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(ii.)     Upon surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares to the Paying Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Paying Agent, the holder of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive from the Exchange Fund in exchange therefor an amount in cash equal to the product of (x) the number of Shares represented by such holder’s properly surrendered Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares multiplied by (y) the Merger Consideration (less any applicable withholding Taxes). No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment upon due surrender of the Certificate therefor may be paid to such a transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer and other applicable Taxes have been paid or are not applicable. The Merger Consideration, paid in full with respect to any Share in accordance with the terms hereof, shall be deemed to have been paid in full satisfaction of all rights pertaining to such Share.

(iii.)     The Paying Agent, the Company and its Subsidiaries, and the Parent Parties, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable under this Agreement such amounts as are required to be withheld or deducted under the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, or any provision of state, local or foreign Tax Law with respect to the making of such payment. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (i) shall be remitted by the applicable entity to the appropriate Governmental Entity and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

(c)     Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for transfer or any other reason, the holder of any such Certificates or Book-Entry Shares shall be given a copy of the letter of transmittal referred to in Section 2.2(b) and instructed to comply with the instructions in that letter of transmittal in order to receive the cash to which such holder is entitled pursuant to this Article II.

(d)     Termination of Exchange Fund. Any portion of the Exchange Fund (including all interest and the other proceeds of any investments thereof) that remains undistributed to the former holders of Shares for one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon the Surviving Corporation’s demand, and any former holders of Shares who have not surrendered their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, in each case subject to applicable abandoned property, escheat or similar Law.

(e)     No Liability. Anything herein to the contrary notwithstanding, none of the Company, the Parent Parties, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by former holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the fullest extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)     Lost, Stolen or Destroyed Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form and substance reasonably satisfactory to the Paying Agent and the Surviving Corporation and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or the Surviving Corporation, as the case may be, will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares formerly represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration (less any applicable withholding Taxes), without any interest thereon.

Section 2.3.     Treatment of Company Options.

(a)     Except as otherwise agreed in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holders Company Options, each Company Option, whether vested or unvested and whether with an exercise price per Share that is greater or less than, or equal to, the Merger Consideration, that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, become fully vested and be canceled and converted into the right to receive an amount in cash from the Surviving Corporation equal to (A) the product of (i) the excess, if any, of the Merger Consideration over the exercise price per Share of such Company Option multiplied by (ii) the total number of Shares subject to such Company Option, without interest, less (B) such amounts as are required to be withheld or deducted under the Code or any provision of state, local or foreign Tax Law with respect to the payment of the amount described in clause (A) (the “Option Consideration”). Except as otherwise agreed in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holders Company Options, the Surviving Corporation or one of its Subsidiaries, as applicable, shall pay to each holder of Company Options the Option Consideration, if any, described in the immediately preceding sentence (through the Company’s payroll system or through the Company’s equity award administrator) as soon as administratively practicable following the Effective Time. Except as otherwise agreed in writing prior to the Effective Time by Parent and a holder of any Company Options with respect to any of such holders Company Options, from and after the Effective Time, there shall be no outstanding Company Options, and the former holders thereof shall be entitled only to the payment of the Option Consideration, if any.

(b)     Prior to the Effective Time, the Company shall provide optionees with notice of their opportunity to exercise their Company Options if such notice is required by the applicable plan or award agreement, adopt such resolutions and take all other such actions as may reasonably be necessary in its discretion to effectuate the treatment of the Company Options contemplated by this Section 2.3.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub as set forth in this Article III; provided that such representations and warranties by the Company are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 3.1.     Organization and Qualification; Subsidiaries.

(a)     The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Company has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any such failure to be so qualified or in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each of the Company’s Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Each of the Company’s Subsidiaries has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other relevant legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where any failure to be so qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b)     All equity interests (including partnership interests and limited liability company interests) of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right and are free and clear of any Liens, other than Permitted Liens and Liens solely in favor of the Company and/or any of the Company’s wholly-owned Subsidiaries.

Section 3.2.     Capital Stock.

(a)     The authorized share capital of the Company consists of 30,000,000 shares of Common Stock, 5,000,000 shares of Preferred Stock, par value $0.01 and 30,000 shares of Series A Junior Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”). As of March 31, 2020, there were (i) 13,459,708 shares of Common Stock issued and 6,567,765 shares of Common Stock outstanding, (ii) no shares of Preferred Stock issued and outstanding, (iii) 6,891,943 shares of Common Stock issued and held in the treasury of the Company, (iv) 666,867 shares of Common Stock subject to outstanding Company Options with a weighted average exercise price of $8.19 per share (including 666,867 shares of Common Stock subject to Company Options with an exercise price of less than Merger Consideration per share and a weighted average exercise of $8.19 per share), and (v) no more than 1,332,143 shares of Common Stock reserved for issuance under the Company Stock Plans. Since September 30, 2019, the Company has not issued any shares of its capital stock or other rights or securities exercisable, convertible into or exchangeable for shares in its capital, other than or pursuant to any equity awards or interests referred to above that were issued pursuant to the Company Stock Plans and that were outstanding on March 31, 2020, or as expressly permitted by Section 5.1(b). All outstanding Shares are duly authorized, validly issued, fully paid and nonassessable, and are not subject to and were not issued in violation of any preemptive or similar right, purchase option, call or right of first refusal or similar right. No Subsidiary of the Company owns any shares of capital stock of the Company.

(b)     Except as set forth in Section 3.2(a) above or in Section 3.2(b) of the Company Disclosure Letter, as of March 31, 2020, (i) the Company did not have any shares of its capital stock issued or outstanding and (ii) there were no outstanding subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments of any kind to which the Company or any of the Company’s Subsidiaries is a party or by which any of them is bound obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscriptions, options, warrants, calls, rights, profits interests, stock appreciation rights, phantom stock, convertible securities or other similar rights, agreements, arrangements, undertakings or commitments, (C) redeem, repurchase or otherwise acquire any such shares of capital stock or other equity interests, or (D) make any material investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other Person.

(c)     Section 3.2(c) of the Company Disclosure Letter sets forth a correct and complete list, as of March 31, 2020, of each outstanding Company Option, including the number of shares of Common Stock issuable upon exercise of such Company Option, the exercise price with respect thereto, the applicable grant date thereof and the applicable Company Stock Plan governing such Company Option.

(d)     Neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or, except for awards to acquire Shares made pursuant to the Company Stock Plans, other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(e)     Other than the Voting Agreement, there are no voting agreements, voting trusts, stockholders agreements, proxies or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries, or restricting the transfer of such capital stock or other equity interest of any of its Subsidiaries or to designate or nominate for election a director to the Company Board or the board of directors of any of its Subsidiaries.

(f)     There are no agreements or understandings to which the Company or any of its Subsidiaries is a party providing for registration rights with respect to, the capital stock or other equity interest of the Company or any of its Subsidiaries.

(g)     As of the date hereof, the Company does not have any declared, but unpaid, dividends or distributions outstanding in respect of any shares of capital stock or other equity interests of the Company.

(h)     As of the date hereof, except for Indebtedness owed by the Company to any wholly-owned Subsidiary thereof or by any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary thereof, there is no outstanding Indebtedness of the Company or its Subsidiaries other than Indebtedness reflected on the consolidated balance sheet of the Company and its Subsidiaries as of December 31, 2019 (or the notes thereto) or incurred after December 31, 2019 in the ordinary course of business in an amount not to exceed $10,000.

Section 3.3.     Corporate Authority and Approval.

(a)     The Company has the requisite corporate power and authority to enter into and deliver this Agreement and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the Company Stockholder Approvals and the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b)     The Company Board (upon the unanimous recommendation of the Special Committee) at a duly held meeting unanimously (other than Gary M. Stern) has (i) determined that the transactions contemplated by this Agreement, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the members of the Stern Group), (ii) approved and declared advisable the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Merger, and (iii) resolved, subject to Section 5.3, to recommend that the stockholders of the Company adopt this Agreement (the “Recommendation”) and directed that such matter be submitted for consideration of the stockholders of the Company at the Company Meeting.

Section 3.4.     No Conflict; Consents and Approvals.

(a)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the U.S. Securities and Exchange Commission (the “SEC”), (iii) compliance with the applicable requirements of the Securities Act, (iv) compliance with any applicable foreign or state securities or blue sky laws, (v) compliance with the rules and regulations of NASDAQ, (vi) as may be required in connection with the Financing or as a result of the identity of, or facts or circumstances related to, the Parent Parties or any of their Affiliates (other than the Company and its Subsidiaries) and (vii) the other consents, approvals, authorizations, permits, actions, filings and notifications set forth in Section 3.4 of the Company Disclosure Letter (collectively, clauses (i) through (vii), the “Company Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b)     Assuming receipt of the Company Approvals and the receipt of the Company Stockholder Approvals, the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of the Company or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, debenture, mortgage, indenture, lease, agreement or other contract (collectively, “Contracts”) binding upon the Company or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.5.     Reports and Financial Statements.

(a)     The Company has filed or furnished all forms, documents and reports required to be filed or furnished by it with the SEC on a timely basis (or if not timely, the Company provided notice as to when it expected to file or furnish its reports with the SEC) since January 1, 2017 (together with any documents so filed or furnished during such period on a voluntary basis, in each case as may have been amended, the “Company SEC Documents”). Each of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, complied or, if not yet filed, will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. As of the date filed or furnished with the SEC, none of the Company SEC Documents, including all Company SEC Documents filed or furnished after the date hereof, contained or, if not yet filed, will contain any untrue statement of a material fact or omitted, or if not yet filed, will omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Company SEC Documents.

(b)     The consolidated financial statements (including all related notes and schedules) of the Company included in the Company SEC Documents, and including all Company SEC Documents filed after the date hereof, fairly presented, or if not yet filed, will fairly present, in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, their consolidated cash flows and changes in stockholders’ equity for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end or quarterly adjustments and to any other adjustments described therein, including the notes thereto) and were prepared, or if not yet filed, will be prepared, in all material respects in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods referred to therein (except as may be indicated therein or in the notes thereto). The Company has been at all times and is currently in compliance with the applicable provisions of the Sarbanes-Oxley Act and the applicable rules and regulations of NASDAQ, except for any such noncompliance that would not, individually or in the aggregate, constitute a Material Adverse Effect.

(c)     As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).

Section 3.6.     Internal Controls and Procedures. The Company has designed and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act and as necessary to permit preparation of financial statements in conformity with U.S. GAAP. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others in the Company or its Subsidiaries to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, the Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company Board, (i) any material weaknesses in its internal controls over financial reporting and (ii) any allegation of fraud that involves management of the Company or any other employees of the Company and its Subsidiaries who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures.

Section 3.7.     No Undisclosed Liabilities. Except (a) as disclosed, reflected or reserved against in the consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2019 (or the notes thereto), (b) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated herein, (c) for liabilities and obligations incurred under any contract or other agreement or arising under any applicable Law (other than liabilities or obligations due to breaches thereunder or violations thereof), in each case, in the ordinary course of business since September 30, 2019, (d) for liabilities and obligations incurred in the ordinary course of business since September 30, 2019 and (e) for liabilities or obligations that have been discharged or paid in full, neither the Company nor any Subsidiary of the Company has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by U.S. GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries, other than as does not constitute, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8.     Absence of Certain Changes or Events.

(a)     Since September 30, 2019 through the date hereof, the Company has conducted its business in all material respects in the ordinary course, except in connection with this Agreement and the transactions contemplated herein.

(b)     Since September 30, 2019, there has not occurred any facts, circumstances, changes, events, occurrences or effects that, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.9.     Compliance with Law; Permits.

(a)     The Company and its Subsidiaries are, and since January 1, 2017 have been, in compliance with all Laws to which the Company and its Subsidiaries are subject or otherwise affecting the Company’s and its Subsidiaries’ business or assets, except where such non-compliance would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Since January 1, 2017 through the date hereof, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Entity of, been charged by any Governmental Entity with, or, to the Knowledge of the Company, been under investigation by any Governmental Entity with respect to any material violation of any applicable Law, or commenced any internal investigation with respect to any of the foregoing matters. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their respective directors, officers, employees or agents or any other Person authorized to act, and acting, on behalf of the Company or its Subsidiaries has, directly or indirectly, in connection with the business activities of the Company used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity to or for the benefit of any government official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such government official, candidate, party or campaign, (B) inducing such government official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any Person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, in each case in violation of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq. or the Bribery Act 2010.

(b)     The Company and its Subsidiaries are in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, registrations, approvals and orders of any Governmental Entity or pursuant to any Law (the “Company Permits”) necessary for the Company and its Subsidiaries to own, lease and operate their properties and assets and to carry on their businesses as they are now being conducted, except where the failure to have any of the Company Permits would not, individually or in the aggregate, constitute a Company Material Adverse Effect. All Company Permits are in full force and effect, no default (with or without notice, lapse of time, or both) has occurred under any such Company Permit, and none of the Company or its Subsidiaries has received any written notice from any Governmental Entity threatening to suspend, revoke, withdraw or modify any such Company Permit, in each case, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.10.     Employee Benefit Plans.

(a)     Section 3.10 of the Company Disclosure Letter lists all material Company Benefit Plans. “Company Benefit Plans” means all written employee or director compensation and/or benefit plans, programs, policies, agreements or other arrangements, including any employee welfare plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), and any bonus, incentive, equity or equity related, deferred compensation, vacation, stock purchase, stock option, stock incentive, severance, employment, change of control or fringe benefit plan, program or agreement (other than any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”)), in each case that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries and in each case other than statutory plans, statutory programs and other statutory arrangements.

(b)     Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto.

(c)     Except as provided in this Agreement or as required by applicable Law, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any current or former employee, consultant or officer of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting of, or increase the amount of, any benefits or compensation due to any such employee, consultant or officer or result in the forgiveness of any indebtedness of any such individual to the Company or any of its Subsidiaries, (iii) result in any payment or benefit that will be made by the Company or its Subsidiaries that would not be deductible pursuant to Section 280G of the Code or (iv) result in any reimbursement of any excise Taxes incurred under Section 4999 of the Code.

Section 3.11.     Investigations; Litigation. As of the date hereof, (a) there is no investigation or review pending (or, to the Knowledge of the Company, threatened) by any Governmental Entity with respect to the Company or any of the Company’s Subsidiaries, (b) there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of the Company, threatened) against the Company or any of the Company’s Subsidiaries, or any of their respective properties at law or in equity, (c) there are no settlements to which the Company or any of its Subsidiaries is a party or any of their properties are bound and (d) there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdict or decrees of, or before, any Governmental Entity, in each case under clauses (a) through (d) that would, individually or in the aggregate, constitute a Company Material Adverse Effect.

Section 3.12.     Proxy Statement; Other Information. The proxy statement (including the letter to stockholders, notice of meeting and form of proxy and any other document incorporated or referenced therein, as each may be amended or supplemented, the “Proxy Statement”) to be filed by the Company with the SEC in connection with seeking the Company Stockholder Approvals and the Schedule 13E-3 (including any amendments or supplements thereto and any other document incorporated or referenced therein) will not, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Each of the Proxy Statement and the Schedule 13E-3 shall comply in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Statement or the Schedule 13E-3 based on information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates specifically for inclusion or incorporation by reference therein.

Section 3.13.     Tax Matters.

(a)     Except as would not constitute, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, complete and accurate; (ii) the Company and each of its Subsidiaries have paid all Taxes required to be paid (whether or not shown on such Tax Returns) and have made adequate provision, in accordance with U.S. GAAP, for all Taxes not yet due on the latest balance sheet included in the consolidated financial statements of the Company; (iii) there are not pending or threatened in writing any audits, examinations, investigations or other proceedings in respect of Taxes or Tax Returns of the Company or any of its Subsidiaries; (iv) there are no Liens for Taxes upon any property of the Company or any of its Subsidiaries, except for Permitted Liens; (v) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code; (vi) neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2); (vii) neither the Company nor any of its Subsidiaries (1) has received or applied for a Tax ruling from the Internal Revenue Service or entered into a “closing agreement” pursuant to Section 7121 of the Code (or any predecessor provision or any similar provision of state, local or foreign Law), in each case, that will affect the Company or any of its Subsidiaries after the Closing or (2) is a party to any Tax sharing or Tax indemnity agreement, other than any such agreement (x) solely between or among any of the Company and any of its Subsidiaries or (y) not primarily relating to Taxes and entered into in the ordinary course of business; (viii) neither the Company nor any of its Subsidiaries is liable for any Taxes of any other Person (other than the Company and its Subsidiaries) pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise; (ix) neither the Company nor any of its Subsidiaries is a party to any currently effective waiver or other agreement extending the statute of limitation or period of assessment or collection of any Taxes; (x) each of the Company and its Subsidiaries, within the time and in the manner prescribed by Law, has withheld and paid over to the proper Governmental Entity all amounts required to be withheld and paid over under applicable Law (including Sections 1441, 1442, 3102 and 3402 of the Code or any other applicable provision of state, local or foreign Law); (xi) neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (1) change in method of accounting for a taxable period ending on or prior to the Closing Date, (2) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state or local income Tax law), (3) installment sale or open transaction entered into on or prior to the Closing Date, or (4) prepaid amount received on or prior to the Closing Date; and (xii) any Tax holiday claimed by the Company or any of its Subsidiaries in any jurisdiction is currently effective and will not be adversely affected by the transactions contemplated by this Agreement.

(b)     As used in this Agreement, (i) “Taxes” means any and all federal, state, local or foreign taxes of any kind or any other similar charge imposed by a Governmental Entity (together with any and all interest, penalties, additions thereto and additional amounts imposed with respect thereto), including income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation, net worth, excise, withholding, ad valorem and value added taxes, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes.

Section 3.14.     Real and Personal Property. Except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect, the Company and its Subsidiaries have (i) good and valid fee simple title to all of their respective material owned real property, (ii) good and valid title to all the personal properties and assets reflected on the latest audited balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof which are material to the Company and its Subsidiaries taken as a whole (except for properties and assets that have been disposed of since the date thereof) and (iii) valid leasehold interests in all of their respective material leased real property, in each case free and clear of all Liens except for Permitted Liens.

Section 3.15.     Opinions of Financial Advisors. Lincoln International LLC has delivered to the Special Committee, on or prior to the date hereof, an opinion to the effect that, as of the date of such opinion and subject to the various assumptions, qualifications and limitations set forth therein, the Merger Consideration to be received by holders of Shares (other than Excluded Shares and Shares held by Gary M. Stern, the Stern Group or any of their respective Affiliates) in the Merger is fair, from a financial point of view, to such holders.

Section 3.16.     Finders or Brokers; Fees. No broker, investment banker, financial advisor or other Person, other than those listed in Section 3.16 of the Company Disclosure Letter, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Company or any of its Subsidiaries.

Section 3.17.     Required Vote of Company Stockholders. The affirmative vote (in person or by proxy) at the Company Meeting, or any adjournment or postponement thereof, of (i) the holders of a majority of the outstanding Shares entitled to vote thereon in favor of the adoption of this Agreement (the “Stockholder Approval”) and (ii) the holders of a majority of the outstanding Shares entitled to vote thereon not owned, directly or indirectly, by the Parent Parties, the Stern Group, any other officers and directors of the Company or any other Person having any equity interest in, or any right to acquire any equity interest in, Merger Sub or any Person of which Merger Sub is a direct or indirect Subsidiary, in favor of the adoption of this Agreement (the “Unaffiliated Stockholder Approval” and, together with the Stockholder Approval, the “Company Stockholder Approvals”) are the only votes or approvals of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which are necessary to adopt this Agreement and approve the transactions contemplated herein.

Section 3.18.     Takeover Laws; Rights Agreement. The Company Board and the Company have taken all action necessary to exempt the Merger, this Agreement and the other transactions contemplated herein (including the transactions contemplated by the Stern Group Commitment Letter and the agreements listed on Section 4.8 of the Parent Disclosure Letter) from the restrictions on business combinations set forth in Section 203 of the DGCL. The Company does not have in effect any stockholder rights plan, “poison pill” or similar plan or arrangement.

Section 3.19.     No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Affiliates.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Each of the Parent Parties represents and warrants to the Company, jointly and severally, as set forth in this Article IV; provided that such representations and warranties by the Parent Parties are qualified in their entirety by reference to the disclosure set forth in the disclosure schedule delivered by the Parent Parties to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”), it being understood and agreed that each disclosure set forth in the Parent Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article IV to the extent the applicability of the disclosure to such representation and warranty is reasonably apparent from the text of the disclosure made.

Section 4.1.     Organization and Qualification. Each of the Parent Parties is duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of incorporation or organization and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, or to have such power or authority, would not or would not reasonably be expected to, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement. Parent has made available to the Company prior to the date of this Agreement a true, complete and correct copy of the certificate of incorporation, bylaws or other organizational documents of each of the Parent Parties, each as amended through the date hereof.

Section 4.2.     Corporate Authority and Approval. Each of the Parent Parties has the requisite organizational power and authority to enter into and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated herein. The execution and delivery of this Agreement by the Parent Parties and the consummation by the Parent Parties of the transactions contemplated herein have been duly and validly authorized by the boards of directors of each of the Parent Parties, and no other action on the part of the Parent Parties is necessary to authorize this Agreement or to consummate the transactions contemplated herein, subject, in the case of the Merger, to the filing of the Certificate of Merger. This Agreement has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.3.     No Conflict; Consents and Approvals.

(a)     The execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to any Governmental Entity, other than (i) the filing of the Certificate of Merger, (ii) such filings as may be required under any Regulatory Laws (and any actions or nonactions, waivers, consents, clearances or approvals by a Governmental Entity, or expirations or terminations of waiting periods, required in connection with the foregoing), (iii) compliance with the applicable requirements of the Exchange Act, including the filing of the Proxy Statement and the Schedule 13E-3 with the SEC, (iv) compliance with any applicable foreign or state securities or blue sky laws, (v) compliance with the rules and regulations of NASDAQ and (vi) the other consents and/or notices set forth on Section 4.3 of the Parent Disclosure Letter (collectively, clauses (i) through (vi), the “Parent Approvals”), and other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties perform its obligations under this Agreement.

(b)     Assuming receipt of the Parent Approvals, the execution, delivery and performance by the Parent Parties of this Agreement and the consummation by the Parent Parties of the Merger and the other transactions contemplated herein do not and will not (i) conflict with, or breach any provision of, the organizational or governing documents of Parent or any of its Subsidiaries, (ii) violate any Law binding upon or applicable to Parent or any of its Subsidiaries or any of their respective properties or assets, or (iii) result in any violation of, or default (with or without notice, lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of a benefit under any Contract binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, other than, in the case of clauses (ii) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not, individually or in the aggregate, impair, prevent or materially delay the ability of each of the Parent Parties to perform its obligations under this Agreement.

Section 4.4.     Investigations; Litigation. As of the date hereof, to the Knowledge of Parent, there is no investigation or review pending (or, to the Knowledge of Parent, threatened) by any Governmental Entity with respect to Parent or any of its Subsidiaries which would, individually or in the aggregate, impair, prevent or materially delay the ability of any of the Parent Parties to perform its obligations under this Agreement, and there are no litigations, claims, actions, arbitrations, suits, inquiries, investigations, hearings or proceedings (whether civil, criminal or administrative) pending (or, to the Knowledge of Parent, threatened) against or affecting Parent or its Subsidiaries, or any of their respective properties at law or in equity before, and there are no orders, awards, injunctions, judgments, enactments, rulings, subpoenas, verdicts or decrees of, or before, any Governmental Entity, in each case which would, individually or in the aggregate, impair, prevent or materially delay the ability of any Parent Party to perform its obligations under this Agreement.

Section 4.5.     Proxy Statement; Other Information. None of the information supplied in writing by or on behalf of the Parent Parties or any of their Affiliates to be included in the Proxy Statement or the Schedule 13E-3 will, at the time the Proxy Statement and the Schedule 13E-3 are filed with the SEC, or at the time the Proxy Statement is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. No representation is made by any of the Parent Parties with respect to any other statements made in the Proxy Statement or the Schedule 13E-3.

Section 4.6.     Financing.

(a)     The Parent Parties have received and accepted an executed commitment letter dated on or prior to the date hereof (including the exhibits, annexes and schedules thereto, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”) pursuant to which the Lenders have agreed, subject to the terms and conditions thereof, to lend amounts set forth therein (the “Debt Financing Commitments”). The Debt Financing Commitments pursuant to the Debt Commitment Letter are collectively referred to in this Agreement as the “Debt Financing”.

(b)     Parent has received and accepted the Stern Group Commitment Letter (together with the Debt Commitment Letter, the “Commitment Letters”) from members of the Stern Group pursuant to which, subject to the terms and conditions thereof, the Stern Group has committed to transfer, contribute and deliver the Rollover Shares to Parent in exchange for equity interests in Parent (collectively, the “Rollover Investment” and, together with the Debt Financing Commitments, the “Financing Commitments”). The Debt Financing and the Rollover Investment are collectively referred to in this Agreement as the “Financing”. As of the date hereof, there are no agreements, side letters or arrangements, other than the Commitment Letters, to which any of the Parent Parties or their Affiliates is a party relating to any of the Financing Commitments that could adversely affect the availability of the Financing. The Financing Commitments provide, and will continue to provide, that the Company is a third-party beneficiary thereof.

(c)     Except as expressly set forth in the Commitment Letters, there are no conditions precedent to the obligations of the Lenders or the Stern Group to provide the Financing or any contingencies that would permit the Lenders or the Stern Group to reduce the total amount of the Financing. Assuming the satisfaction of the conditions set forth Sections 6.1 and 6.3, as of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing Commitments will not be satisfied or that the Financing will not be available to the Parent Parties on the Closing Date.

(d)     Assuming the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b), the Financing, when funded in accordance with the Commitment Letters will provide Parent with cash proceeds on the Closing Date sufficient for the satisfaction of the Parent Parties’ obligations to (i) pay the aggregate Merger Consideration and (ii) pay any fees and expenses of or payable by the Parent Parties or the Surviving Corporation in connection with the Merger and the Financing.

(e)     As of the date hereof, the Commitment Letters are (i) valid and binding obligations of the relevant Parent Parties and, to the Knowledge of Parent, of each of the other parties thereto (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law) and (ii) in full force and effect. As of the date hereof, to the Knowledge of Parent, no event has occurred that, with or without notice, lapse of time, or both, would reasonably be expected to constitute a default or breach or a failure to satisfy a condition precedent on the part of the relevant Parent Parties under the terms and conditions of the Commitment Letters. The Parent Parties have paid in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement, and will pay in full any such amounts due on or before the Closing Date. None of the Commitment Letters has been modified, amended or altered as of the date hereof, and, as of the date hereof, none of the respective commitments under any of the Commitment Letters have been withdrawn or rescinded in any respect.

(f)     In no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by or to Parent or any of its Affiliates or any other financing transaction be a condition to any Parent Party’s obligations hereunder or of any obligations of the Limited Guarantor’s.

Section 4.7.     Capitalization of Merger Sub. As of the date hereof, the authorized capital stock of Merger Sub consists of 5,000 shares of common stock, par value $0.01 per share, 100 shares of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, directly or indirectly owned by Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any Person other than Parent may directly or indirectly acquire any equity security of Merger Sub. Merger Sub has been formed solely for the purpose of the Merger Agreement and has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the Financing and the Merger and the other transactions contemplated by this Agreement.

Section 4.8.     Certain Arrangements. Other than the Stern Group Commitment Letter, the Voting Agreement and the agreements listed on Section 4.8 of the Parent Disclosure Letter, true and complete copies of which have been provided to the Company (except as otherwise noted on Section 4.8 of the Parent Disclosure Letter) there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between the Parent Parties, the Stern Group, or any of their respective Affiliates, on the one hand, and any beneficial owner of outstanding Shares or any member of the Company’s management or the Company Board, on the other hand, (i) relating in any way to such Shares, the transactions contemplated by this Agreement, or to the ownership or operations of the Company after the Effective Time, or (ii) prohibiting the parties to the Voting Agreement from taking the actions described therein. As of the date of this Agreement, none of Parent, Merger Sub or any of their Affiliates has commenced discussions, negotiations, agreed in principle or executed any agreement pursuant to which (i) any of the consolidated assets of the Company or the Surviving Corporation would be offered, sold, leased, exchanged or otherwise disposed of, (ii) any material number of shares of capital stock of the Company or the Surviving Corporation or their Subsidiaries would be offered or sold, (iii) the Company or the Surviving Corporation or their Subsidiaries would be merged, combined or reorganized with another Person subsequent to the Closing.

Section 4.9.     Ownership of Common Stock. Except as set forth in Section 4.9 of the Parent Disclosure Letter, none of the Parent Parties or any of their respective Subsidiaries or Affiliates beneficially owns, directly or indirectly (including pursuant to a derivatives contract), any shares of Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Common Stock or any securities of any Subsidiary of the Company and none of Parent, its Subsidiaries or Affiliates has any rights to acquire, directly or indirectly, any shares of Common Stock except pursuant to this Agreement, the Stern Group Commitment Letter, agreements to which the Company is a party and as set forth in Section 4.9 of the Parent Disclosure Letter.

Section 4.10.     Solvency. On the Closing Date, immediately after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) and assuming (i) the accuracy in all material respects of the representations and warranties of the Company contained in Article III and (ii) the performance in all material respects by the Company of its obligations hereunder:

(a)     the Fair Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(b)     the Present Fair Salable Value of the assets of the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole exceeds their Liabilities;

(c)     the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole Do not have Unreasonably Small Capital; and

(d)     the Surviving Corporation and its Subsidiaries taken as a whole Will be able to pay their Liabilities as they mature.

For purposes of this Section 4.10, the following terms have the following meanings:

(i.)     “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of the Surviving Corporation and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(ii.)     “Present Fair Salable Value” means the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets of the Surviving Corporation and its Subsidiaries taken as a whole are sold with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

(iii.)     “Liabilities” means the recorded liabilities (including contingent liabilities that would be recorded in accordance with U.S. GAAP) of the Surviving Corporation and its Subsidiaries taken as a whole, as of the Closing Date after giving effect to the consummation of the transactions contemplated by this Agreement (including the Merger and the Financing), determined in accordance with U.S. GAAP consistently applied.

(iv.)     “Will be able to pay their Liabilities as they mature” means that the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole will have sufficient assets and cash flow to pay their Liabilities as those liabilities mature or (in the case of contingent Liabilities) otherwise become payable, in light of business conducted or anticipated to be conducted by the Surviving Corporation and its Subsidiaries as reflected in any projected financial statements delivered to the Lenders and in light of the anticipated credit capacity.

(v.)     “Do not have Unreasonably Small Capital” means the Surviving Corporation and its Subsidiaries on a consolidated basis taken as a whole after consummation of the transactions contemplated by this Agreement (including the Merger and the Financing) is a going concern and has sufficient capital to reasonably ensure that it will continue to be a going concern (it being understood that “unreasonably small capital” depends upon the nature of the particular business or businesses conducted or to be conducted, and is based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by the Surviving Corporation and its Subsidiaries on a consolidated basis as reflected in any projected financial statements delivered to the Lenders and in light of the anticipated credit capacity).

Section 4.11.     Finders or Brokers. None of Parent, the Stern Group, or any of their respective Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who is entitled to any fee or any commission in connection with or upon consummation of the Merger which the Company or any of its Subsidiaries would be responsible to pay in the event the Merger is not consummated.

Section 4.12.     Limited Guarantees. Concurrently with the execution of this Agreement, the Parent Parties have delivered to the Company true and correct copies of the executed Limited Guarantees. As of the date hereof, the Limited Guarantees are in full force and effect and constitute the legal, valid and binding obligation of the respective Guarantors, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity, and have not been amended, withdrawn or rescinded in any respect. No event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of any of the Guarantors under their respective Limited Guarantees.

Section 4.13.     Investigation; No Other Representations and Warranties.

(a)     Each of the Parent Parties has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges that each of the Parent Parties has been provided access for such purposes. In entering into this Agreement, each of the Parent Parties has relied solely upon its independent investigation and analysis of the Company and its Subsidiaries, and each of the Parent Parties acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any of its Subsidiaries, or any of their respective Affiliates, stockholders, controlling persons or Representatives, that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Each of the Parent Parties acknowledges and agrees that, to the fullest extent permitted by applicable Law, the Company and its Subsidiaries, and their respective Affiliates, stockholders, controlling persons or Representatives, shall have no liability or responsibility whatsoever to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives on any basis (including in contract or tort, under federal or state securities Laws or otherwise) based upon any information (including any statement, document or agreement delivered in connection with this Agreement and any financial statements and any projections, estimates or other forward-looking information) provided or made available (including in any data room, management presentation, information or descriptive memorandum or supplemental information), or oral or written statements made (or any omissions therefrom), to the Parent Parties or their respective Affiliates, stockholders, controlling persons or Representatives, except for the representations and warranties of the Company expressly set forth in Article III (subject to the qualifications set forth therein). For the avoidance of doubt, the Parent Parties and the Stern Group have made certain representations and warranties to each other in the agreements listed in Section 4.8 of the Parent Disclosure Letter.

(b)     Each of the Parent Parties acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (subject to the qualifications set forth therein) (i) the Company does not make, and has not made, any representations or warranties relating to itself or its Subsidiaries or their respective businesses or otherwise in connection with the Merger and the Parent Parties are not relying on any representation or warranty except for those expressly set forth in this Agreement, (ii) no Person has been authorized by the Company to make any representation or warranty relating to the Company or its Subsidiaries or their respective businesses or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by the Parent Parties as having been authorized by such party and (iii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Parent Parties or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III of this Agreement.

ARTICLE V.
COVENANTS AND AGREEMENTS

Section 5.1.     Conduct of Business by the Company and the Parent Parties.

(a)     From and after the date hereof and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (iii) as may be required or expressly contemplated by this Agreement, or (iv) as set forth in Section 5.1 of the Company Disclosure Letter, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course of business and use its commercially reasonable efforts to preserve in all material respects its business organization and maintain in all material respects existing relations and goodwill with Governmental Entities, customers, suppliers, creditors, lessors and other Persons having material business relationships with the Company or any of its Subsidiaries.

(b)     Subject to the exceptions contained in clauses (i) through (iv) of Section 5.1(a), between the date hereof and the earlier of the Effective Time and the Termination Date, the Company shall not, and shall not permit any of its Subsidiaries to:

(i.)     amend its certificate of incorporation or by-laws or other applicable governing instruments;

(ii.)      split, combine, subdivide or reclassify any of its shares of capital stock or other equity interests;

(iii.)     issue, sell, pledge, grant, transfer, encumber or otherwise dispose of any shares of capital stock or other equity interests of the Company or any of its Subsidiaries, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock or other equity interests of the Company or any of its Subsidiaries (other than the issuance of Shares upon the settlement of Company Options outstanding as of the date hereof);

(iv.)     declare, set aside or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to its capital stock or other equity interests;

(v.)     purchase, redeem or otherwise acquire any shares of its capital stock or any other of its equity securities or any rights, warrants or options to acquire any such shares or other equity securities, other than, in each case, (A) in connection with the issuance of Shares upon the net exercise of Company Options (including in connection with withholding for Taxes) outstanding as of the date hereof or upon the forfeiture, cancellation, retirement or other deemed acquisition of awards issued under the Company Stock Plans not involving any payment of cash or other consideration therefor, (B) in satisfaction of obligations pursuant to Contracts existing as of the date hereof (true, correct and complete copies of which have been provided to Parent prior to the date hereof), or (C) in transactions solely between the Company and any direct or indirect wholly-owned Subsidiaries of the Company or among direct or indirect wholly-owned Subsidiaries of the Company;

(vi.)     make any acquisition (whether by merger, consolidation, or acquisition of stock or assets) of any interest in any Person or any division or assets thereof with a value or purchase price (excluding employee retention cost) in the aggregate in excess of $100,000 for all such acquisitions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof or (B) purchases of assets in the ordinary course of business;

(vii.)     make any loans, advances or capital contributions to or investments in any Person, other than in the ordinary course of business, in excess of $100,000; provided that none of such investments may constitute a transaction of the type referred to in clause (vi) above, in the aggregate;

(viii.)     incur or assume any Indebtedness, other than additional Indebtedness in a principal amount not to exceed $100,000 in the aggregate at any time outstanding (provided that such Indebtedness incurred may be repaid in full at Closing without penalty or premium);

(ix.)     settle or compromise any litigation, claim or other proceeding against the Company or any of its Subsidiaries, other than settlements or compromises pursuant to which the amounts paid or payable by the Company or any of its Subsidiaries in settlement or compromise do not exceed $100,000 in the aggregate (provided, that (A) in connection therewith, neither the Company nor any of its Subsidiaries shall agree to any material restrictions with respect to any of their respective assets or the conduct of any of their respective businesses and (B) such litigation, claim or other proceeding is not a Transaction Proceeding or Shareholder Litigation);

(x.)     transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any of its material assets, other than (i) sales, leases and licenses in the ordinary course of business, (ii) dispositions of assets not used or useful in the operation of the business, (iii) sales, leases and licenses that are not material to the Company and its Subsidiaries, taken as a whole, (iv) factoring of accounts receivable pursuant to Contracts in effect as of the date of this Agreement, true, correct and complete copies of which have been provided to Parent prior to the date hereof, and (v) other transactions for consideration that does not exceed $100,000 in the aggregate;

(xi.)     except as required by any existing agreements, Company Benefit Plans or applicable Law, (A) increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the Company’s directors or Executive Officers, other than for base salary increases and the payment of bonuses in respect of fiscal year 2020 in the ordinary course of business, (B) except in the ordinary course of business, increase the compensation or other benefits (including any severance or change in control benefits) payable or provided to the employees of the Company and its Subsidiaries that are not directors or Executive Officers, (C) establish, adopt, enter into or amend any material Company Benefit Plan or plan, agreement or arrangement that would have been a material Company Benefit Plan if it had been in effect on the date hereof, (D) grant any equity or equity-based award, or (E) make a loan or extension of credit to any current or former director or Executive Officer or, except in the ordinary course of business, to any other employee of the Company and its Subsidiaries;

(xii.)     adopt or enter into a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(xiii.)     make or change any material Tax election, adopt or change any material accounting method with respect to Taxes, change any annual Tax accounting period, file any material amended Tax Return, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any predecessor provision or similar provision of state, local or foreign Law) with respect to Taxes, settle or compromise any proceeding with respect to any material Tax claim or assessment, surrender any right to claim a material refund of Taxes, seek any Tax ruling from any taxing authority, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment;

(xiv.)     except as may be required by a change in U.S. GAAP or applicable Law, make any material change in its financial accounting principles, policies, or practices;

(xv.)     (A) amend, modify or terminate or grant a waiver of any rights under any Debt Agreement (other than any of the foregoing constituting an expiration in accordance with the terms of such Debt Agreement), materially amend or modify, terminate or grant a waiver of any material rights under any Filed Contract (other than in the ordinary course of business in the case of Contracts) or (B) enter into a new Contract (other than in the ordinary course of business) that (x) would have been required to be filed as a material contract as an exhibit to the Company’s Exchange Act reports had it been in effect prior to September 30, 2019 (together with the Filed Contracts, the “Company Material Contracts”) or (y) contains, unless required by applicable Law, a change in control provision in favor of the other party or parties thereto that would prohibit, or give such party or parties a right to terminate such agreement as a result of, the Merger or would otherwise require a material payment to or give rise to any material rights to such other party or parties in connection with the transactions contemplated hereby;

(xvi.)     enter into, or amend, in a manner materially adverse to the Company or its Subsidiaries, any Interested Party Transaction; or

(xvii.)     agree, authorize or commit to do any of the foregoing.

(c)     Between the date hereof and the Effective Time, the Parent Parties shall not, and shall cause the members of the Stern Group not to enter into agreements with respect to, or consummate, any acquisitions, mergers, consolidations or business combinations which would, individually or in the aggregate, impair, prevent or materially delay the satisfaction of the conditions contained in Article VI or the consummation of the Merger.

Section 5.2.     Access; Confidentiality.

Subject to compliance with applicable Laws, the Company shall afford to the Parent Parties and the Lenders and to their respective directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents and other representatives (collectively, “Parent Representatives”) reasonable access during normal business hours, during the period prior to the earlier of the Effective Time and the Termination Date, to the Company’s and its Subsidiaries’ officers, employees, properties, Contracts, commitments, books and records, other than, subject to the requirements of Section 5.3, any such matters that relate to the negotiation and execution of this Agreement, or to transactions potentially competing with or alternative to the transactions contemplated by this Agreement or proposals from other parties relating to any competing or alternative transactions. The foregoing notwithstanding, the Company shall not be required to afford such access if and to the extent it would (w) unreasonably disrupt the operations of the Company or any of its Subsidiaries, (x) violate any of the Company’s or its Subsidiaries’ obligations with respect to confidentiality, so long as the Company shall have used commercially reasonable efforts to obtain the consent of such third party to such access, (y) cause a risk of a loss of privilege or trade secret protection to the Company or any of its Subsidiaries or (z) constitute a violation of any applicable Law; provided, however, that, in each case, the Company uses commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

Section 5.3.     Acquisition Proposals.

(a)     Except as expressly permitted by this Section 5.3, the Company shall not, nor shall it authorize or permit any of the Company Subsidiaries or any of its or their respective officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants or other advisors or representatives (such officers or directors (in their capacities as such), employees, investment bankers, attorneys, accountants, consultants and other advisors or representatives, collectively, “Representatives”) to (and the Company shall use its reasonable best efforts to cause each such Person not to), directly or indirectly:

(i)    initiate, solicit, knowingly encourage, induce or knowingly facilitate (including by way of furnishing information) or assist any inquiries or the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii)    execute or enter into any Contract, letter of intent or agreement in principle relating to, or that could reasonably be expected to lead to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”);

(iii)    enter into any Contract or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement or breach its obligations hereunder, or propose or agree to do any of the foregoing;

(iv)    fail to enforce, or grant any waiver under, any standstill or similar agreement with any Person; provided, however, if the Special Committee determines by resolution in good faith, after consultation with its outside legal counsel that the failure to do so would be inconsistent with its fiduciary duties under Delaware Law, it may release any Person from its standstill or similar obligations solely for purposes of enabling such Person to confidentially submit to the Company Board an Acquisition Proposal;

(v)    engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books and records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates or Representatives) with the intent to initiate, solicit, encourage, induce or assist with the making, submission, announcement or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(vi)    otherwise knowingly facilitate any effort or attempt to make any Acquisition Proposal.

(b)     Notwithstanding Section 5.3(a), from the date hereof until the date that the Company Stockholder Approvals have been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to the extent necessary to clarify the terms of such Acquisition Proposal and (ii) if the Special Committee determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, (A) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties under Delaware Law, then the Company may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement (as long as all such information provided to such Person has previously been provided to Parent or is provided to Parent prior to or concurrently with the time it is provided to such Person) and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal.

(c)     Upon execution and delivery of this Agreement, the Company shall promptly (and in any event within 48 hours after receipt), notify Parent both orally and in writing of the receipt of any Acquisition Proposal, any inquiries that would reasonably be expected to result in an Acquisition Proposal, or any request for information from, or any negotiations sought to be initiated or resumed with, either the Company or its Representatives concerning an Acquisition Proposal, which notice shall include (i) a copy of any Acquisition Proposal (including any financing commitments) made in writing and other written terms or proposals provided to the Company or any of its Subsidiaries and (ii) a written summary of the material terms of any Acquisition Proposal not made in writing or any such inquiry or request. The Company shall keep Parent reasonably informed on a prompt basis (and in any event within 48 hours) of any material developments, material discussions or material negotiations regarding any Acquisition Proposal, inquiry that would reasonably be expected to result in an Acquisition Proposal, or request for non-public information and, upon the reasonable request of Parent, shall apprise Parent of the status of any discussions or negotiations with respect to any of the foregoing. None of the Company or any of its Subsidiaries shall, after the date of this Agreement, enter into any agreement that would prohibit them from providing such information or the information contemplated by the last sentence of Section 5.3(a) to Parent.

(d)     Except as set forth in this Section 5.3(d), neither the Company Board nor any committee thereof (including the Special Committee) shall (i) (A) change, withhold, withdraw, qualify or modify, in a manner adverse to Parent (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation with respect to the Merger, (B) fail to include the Recommendation in the Proxy Statement, (C) approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company, an Acquisition Proposal or (D) if a tender offer or exchange offer for shares of capital stock of the Company that constitutes an Acquisition Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Company stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, provided that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten (10) Business Days after commencement (any of the foregoing, a “Change of Recommendation”) or (ii) authorize, adopt or approve or propose to authorize, adopt or approve, an Acquisition Proposal, or cause or permit the Company or any of its Subsidiaries to enter into any Alternative Acquisition Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the time the Company Stockholder Approvals are obtained (but not after), the Company Board may (I) effect a Change of Recommendation if the Company Board determines in good faith (after consultation with its outside legal counsel and upon recommendation thereof by the Special Committee) that, as a result of a development or change in circumstances that occurs or arises after the execution and delivery of this Agreement (other than a Superior Proposal) that was not known to the Special Committee prior to the execution and delivery of this Agreement (an “Intervening Event”), failure to take such action could reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (II) if the Company receives an Acquisition Proposal that the Special Committee determines in good faith (after consultation with outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit the Company to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company Board may only take the actions described in (1) clause (II) if the Company terminates this Agreement pursuant to Section 7.1(c)(ii) concurrently with entering into such Alternative Acquisition Agreement and pays the applicable Company Termination Payment in compliance with Section 7.3 and (2) clauses (I) or (II) if:

(i.)     the Company shall have provided prior written notice to the Parent Parties, of its or the Company Board’s intention to take such actions at least four (4) Business Days in advance of taking such action, which notice shall specify, as applicable, the details of such Intervening Event or the material terms of the Acquisition Proposal received by the Company that constitutes a Superior Proposal, including a copy of the relevant proposed transaction agreements with, and the identity of, the party making the Acquisition Proposal and other material documents (including any financing commitments with respect to such Acquisition Proposal and any arrangements with the members of the Stern Group or any of their Affiliates);

(ii.)     after providing such notice and prior to taking such actions, the Company shall have, and shall have caused its Representatives to, negotiate with the Parent Parties in good faith (to the extent the Parent Parties desire to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement and the Financing as would permit the Company, the Special Committee or the Company Board not to take such actions; and

(iii.)     the Special Committee and the Company Board shall have considered in good faith any changes to this Agreement and the Financing or other arrangements that may be offered in writing by Parent by 5:00 PM Central Time on the fourth (4th) Business Day of such four (4) Business Day period and shall have determined in good faith (A) with respect to the actions described in clause (II), after consultation with outside counsel and its financial advisors, that the Acquisition Proposal received by the Company would continue to constitute a Superior Proposal and (B) with respect to the actions described in clause (I), after consultation with outside counsel, that it would continue to be inconsistent with the directors’ fiduciary duties under applicable Law not to effect the Change of Recommendation, in each case, if such changes offered in writing by Parent were given effect.

After compliance with the foregoing clause (2) with respect to any Superior Proposal, the Company shall have no further obligations under the foregoing clause (2), and the Company Board shall not be required to comply with such obligations with respect to any other Superior Proposal. After compliance with the foregoing clause (2) with respect to an Intervening Event that is not an Acquisition Proposal, the Company shall have no further obligations under the foregoing clause (2), and the Company Board shall not be required to comply with such obligations with respect to any other Intervening Event that is not an Acquisition Proposal. For the avoidance of doubt, with respect to an Intervening Event that is an Acquisition Proposal (and is not a Superior Proposal), the Company’s obligation to comply with the foregoing clause (2) will not be limited.

(e)     Subject to the provisions in this Section 5.3(e), nothing contained in this Section 5.3 shall be deemed to prohibit the Company, the Company Board, the Special Committee or any other committee of the Company Board from (i) complying with its disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop-look-and-listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the stockholders of the Company); provided, that neither the Company Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 5.3(d) shall have been satisfied.

(f)     As used in this Agreement, “Acquisition Proposal” shall mean any bona fide inquiry, proposal or offer made by any Person for, in a single transaction or a series of transactions, (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, extra-ordinary dividend or share repurchase, dissolution, liquidation or similar transaction involving the Company, (ii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the assets of the Company and its Subsidiaries, on a consolidated basis or assets of the Company and its Subsidiaries representing twenty percent (20%) or more of the consolidated revenues or net income (including, in each case, securities of the Company’s Subsidiaries) or (iii) the direct or indirect acquisition by any Person or group of twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock, including any tender offer or exchange offer that if consummated would result in any Person beneficially owning Shares with twenty percent (20%) or more of the voting power of the outstanding shares of Common Stock.

(g)     As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal (with the percentages set forth in clauses (ii) and (iii) of the definition of such term changed from 20% to 50% and it being understood that any transaction that would constitute an Acquisition Proposal pursuant to clause (ii) or (iii) of the definition thereof cannot constitute a Superior Proposal under clause (i) under the definition thereof unless it also constitutes a Superior Proposal pursuant to clause (ii) or (iii), as applicable, after giving effect to this parenthetical) that the Company Board has determined in its good faith judgment (after consultation with outside legal counsel and its financial advisor) is more favorable to the Company’s stockholders than the Merger and the other transactions contemplated by this Agreement, taking into account all of the terms and conditions of such Acquisition Proposal (including the financing, likelihood and timing of consummation thereof) and this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such Acquisition Proposal under the provisions of Section 5.3(d) or otherwise), provided that notwithstanding the foregoing, an extraordinary dividend or share repurchase (or any merger or consolidation that is the economic equivalent of an extraordinary dividend or share repurchase) shall not constitute a Superior Proposal unless it constitutes a Superior Proposal by virtue of clause (iii) of the definition of Acquisition Proposal and the first parenthetical above, and the Person acquiring such shares is not the Company or any of its Subsidiaries.

Section 5.4.     Proxy Statement; Schedule 13E-3.

(a)     As promptly as practicable following the date of this Agreement, (i) the Company shall prepare the Proxy Statement, which shall, subject to Section 5.3, include the Recommendation, and the Company and Parent shall jointly prepare a Rule 13E-3 transaction statement on Schedule 13E-3 (the “Schedule 13E-3”) and (ii) the Parent Parties shall furnish all information concerning themselves and their Affiliates that is required to be included in the Proxy Statement and shall promptly provide such other assistance in the preparation of the Proxy Statement as may be reasonably requested by the Company from time to time. As promptly as practicable (and in any event within ten Business Days) after the date of this Agreement (or such earlier date as the Company determines in its sole discretion), subject to the receipt from the Parent Parties of the information described in clause (ii) of the preceding sentence of this paragraph (a), the Company shall file the Proxy Statement with the SEC, and the Company and the Parent Parties shall jointly file the Schedule 13E-3 with the SEC.

(b)     The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide the other(s) with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement, the Schedule 13E-3 or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, the Parent Parties as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement, and each of the Company and the Parent Parties shall thereafter use their respective reasonable best efforts to respond (with the assistance of, and after consultation with, each other as provided by this Section 5.4(b)) as promptly as practicable to any comments of the SEC with respect to the Schedule 13E-3. If, at any time prior to the Company Meeting, any information relating to the Company, the Parent Parties or any of their respective Affiliates, officers or directors is discovered by the Company or the Parent Parties which should be set forth in an amendment or supplement to the Proxy Statement or the Schedule 13E-3, so that the Proxy Statement, Schedule 13E-3 or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall (x) with respect to those Parent-Related Sections of the Proxy Statement, include, and (y) with respect to all other portions of the Proxy Statement, consider in good faith including, comments reasonably proposed by the Parent in such documents or responses, and (ii) prior to filing or mailing the Schedule 13E-3 (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company, on the one hand, and the Parent Parties, on the other hand, shall provide other(s) with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by such other party. The Company shall cause the Proxy Statement to be mailed to holders of Common Stock as of the record date established for the Company Meeting as promptly as practicable after the date on which the SEC confirms that it has no further comments on the Proxy Statement.

Section 5.5.     Stockholders Meeting. Subject to Section 5.4, the Company shall take all action necessary in accordance with the DGCL and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, subject to compliance with the DGCL and the Exchange Act, for the purpose of obtaining the Company Stockholder Approvals (the “Company Meeting”); provided that the Company may postpone or adjourn the Company Meeting (i) with the consent of the Parent Parties, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for any supplemental or amended disclosure which the Company has determined in good faith (after consultation with outside counsel) is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Meeting or (iv) to allow additional solicitation of votes in order to obtain the Company Stockholder Approvals. The Company shall, through the Company Board and the Special Committee, but subject to the right of the Company Board or the Special Committee to make a Change of Recommendation pursuant to Section 5.3, provide the Recommendation and shall include the Recommendation in the Proxy Statement, and, unless there has been a Change of Recommendation pursuant to Section 5.3, the Company shall use commercially reasonable efforts to solicit proxies in favor of the Company Stockholder Approvals. The Parent Parties and their Representatives shall have the right to solicit proxies in favor of the Company Stockholder Approvals.

Section 5.6.     Employee Matters.

(a)     From and after the Effective Time, the Company shall, and Parent shall cause the Surviving Corporation to, honor all Company Benefit Plans in accordance with their terms as in effect immediately before the Effective Time; provided that nothing herein shall be construed as prohibiting the amendment or termination of any of the foregoing in accordance with its terms. For a period of one (1) year following the Effective Time, Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries for so long as such person is an employee of Parent, the Surviving Corporation or any of its Subsidiaries following the Effective Time (collectively, the “Company Employees”) (i) at least the same level of base salary or wages (as applicable) and target cash incentive bonus and commission opportunities and (ii) employee benefits that are substantially comparable in the aggregate to those provided as of the date hereof by the Company and its Subsidiaries to such Company Employee pursuant to the Company Benefit Plans (excluding, for purposes of currently provided benefits, any equity or equity-based compensation, defined benefit pension benefits, retiree medical benefits or transaction or retention bonuses). Notwithstanding any other provision of this Agreement to the contrary, Parent shall, or shall cause the Surviving Corporation to, provide to each Company Employee whose employment terminates during the one-year period following the Effective Time severance benefits at least equal to the severance benefits provided for under the Company’s severance arrangements in effect immediately prior to the Effective Time.

(b)     For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply with respect to benefit accruals under any defined benefit pension plan or to the extent that its application would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, (i) each Company Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plans ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c)     Parent hereby acknowledges that a “change of control” (or equivalent phrase) within the meaning of the Company Benefit Plans, as applicable, will occur at or prior to the Effective Time, as applicable.

(d)     This Section 5.6 is included for the sole benefit of the parties hereto and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Company Employee, or any other participant in any Company Benefit Plan or other employee benefit plan or arrangement that may be established or maintained by Parent, the Company, the Surviving Corporation or any of their respective Affiliates following the Effective Time, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment, or shall be construed as an amendment to any Company Benefit Plan, or other employee benefit plan or arrangement.

Section 5.7.     Consents and Approvals.

(a)     Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws and regulations or otherwise to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as practicable, including using reasonable best efforts with respect to (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance or waiver from, or to avoid an action or proceeding by, any Governmental Entity, including in connection with any Regulatory Law (all of the foregoing, collectively, the “Governmental Consents”), (ii) the obtaining of all other necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger and the other transactions contemplated by this Agreement, and (iv) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by this Agreement; provided that no party shall be required to pay (and the Company and its Subsidiaries shall not pay or agree to pay without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed) any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contract.

(b)     Subject to the terms and conditions herein provided and without limiting the foregoing, the Company and Parent shall cooperate with each other in (x) determining whether any filings are required to be made with, or Governmental Consents are required to be obtained from, any Governmental Entities (including in any foreign jurisdiction in which the Company or its Subsidiaries are operating any business) and (y) to the extent not made prior to the date hereof, timely making or causing to be made all applications and filings as reasonably determined by Parent and the Company, as promptly as practicable or as required by the Law of the jurisdiction of the Governmental Entity. Each party shall supply as promptly as practicable such information, documentation, other material or testimony that may be requested by any Governmental Entity, including by complying at the earliest reasonably practicable date with any request under or with respect to (i) any Governmental Consent and (ii) any such applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission or the Department of Justice, or any other Governmental Entity in connection with such applications or filings or the transactions contemplated herein.

(c)     Without limiting any of its other obligations hereunder, the Company and the Parent Parties shall take all such further action as may be necessary to resolve, avoid or eliminate each and every impediment under any Regulatory Law that may be asserted by any Governmental Entity with respect to the Merger, in each case so as to enable the Merger and the other transactions contemplated by this Agreement to occur as promptly as reasonably practicable.

(d)     Without limiting the foregoing and subject to applicable legal limitations and the instructions of any Governmental Entity, each of the Company and Parent agrees (i) to cooperate and consult with each other in connection with the making of all registrations, filings, notifications, communications, submissions and any other material actions pursuant to this Section 5.7, (ii) to furnish to the other such necessary information and assistance as the other may reasonably request in connection with its preparation of any notifications or filings, (iii) to keep each other apprised of the status of matters relating to the completion of the transactions contemplated therein, including promptly furnishing the other with copies of notices or other communications received by such party from, or given by such party to, any third party and/or any Governmental Entity with respect to such transactions, except any confidential information or business secrets, which information shall be provided to counsel on a counsel-to-counsel basis only, (iv) to permit the other party to review and to incorporate the other party’s reasonable comments in any communication to be given by it to any third party or any Governmental Entity with respect to obtaining the necessary approvals for the Merger and the other transactions contemplated by this Agreement, and (v) before participating in any meeting or discussion in person or by telephone expected to address matters related to the transactions contemplated herein with any Governmental Entity in connection with any of such transactions unless, to the extent not prohibited by such Governmental Entity, giving the other party reasonable notice thereof and the opportunity to attend and observe and participate.

(e)     In furtherance and not in limitation of the covenants of the parties contained in this Section 5.7, if any administrative or judicial action or proceeding, including any proceeding by a Governmental Entity or any other Person is instituted (or threatened to be instituted) challenging any of the transactions contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall use reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement.

Section 5.8.      Takeover Statutes. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder,” “business combination” or other form of antitakeover statute or regulation shall or may become applicable to the transactions contemplated herein, each of the Company and the Parent Parties and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated herein may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or, if not possible to eliminate, minimize the effects of such statute or regulation on the transactions contemplated herein.

Section 5.9.     Public Announcements. Neither the Company nor Parent, nor any of their respective Affiliates, shall issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or the other transactions contemplated hereby without the prior consent of the other party, unless such party determines in good faith, after consultation with legal counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to this Agreement, the Merger or other the transactions contemplated hereby, in which event such party shall use its reasonable best efforts to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement prior to making any such press release or other announcement; provided that (i) the Company shall not be required to provide any such review or comment to Parent in connection with the receipt and existence of an Acquisition Proposal and matters related thereto or a Change of Recommendation and (ii) each party hereto and their respective Affiliates may make statements that are substantially similar to previous press releases, public disclosures or public statements made by Parent and the Company in compliance with this Section 5.9.

Section 5.10.     Indemnification and Insurance.

(a)     The Surviving Corporation and the Parent Parties agree that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors, officers or employees, as the case may be, of the Company or its Subsidiaries as provided in their respective certificates of incorporation or bylaws or other organizational documents or in any agreement with the Company or any of its Subsidiaries shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective Time, Parent and the Surviving Corporation, subject to compliance with applicable Law, shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificates of incorporation and bylaws or similar organizational documents as in effect immediately prior to the Effective Time or in any indemnification agreements of the Company or its Subsidiaries with any of their respective directors or officers as in effect immediately prior to the Effective Time, and, subject to compliance with applicable Law, shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries; provided that all rights to indemnification and advancement in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim.

(b)     From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the Indemnified Parties) each current and former director or officer of the Company or any of its Subsidiaries and each Person who served, at the request of the Company or any of its Subsidiaries, as a director, officer, member trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (each, together with such Person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing reasonable attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by Law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement (collectively, “Losses”) in connection with any actual or threatened claim, action, suit, litigation, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred whether before or after the Effective Time in connection with such Indemnified Party’s service as a director or officer of the Company or any of its Subsidiaries (including acts or omissions in connection with such Indemnified Party’s service as officer, director, member, trustee or other fiduciary in any other entity if such services were at the request or for the benefit of the Company); provided that any Person to whom any funds are advanced pursuant to the foregoing must, if required by Law, provide an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification. In the event of any such Action, Parent, the Surviving Corporation and the Indemnified Party shall cooperate with each other in the defense of any such Action.

(c)     For a period of six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time. The Company shall as determined by the Special Committee of its Board of Directors, prior to the Effective Time, purchase an additional one year of run-off coverage for the current directors’ and officers’ liability insurance. At the Company’s option as determined by the Special Committee of its Board of Directors, the Company may (or, if requested by Parent, the Company shall) purchase, prior to the Effective Time, a six-year prepaid “tail” policy on terms and conditions providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated herein. If such “tail” prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation, and no other party shall have any further obligation to purchase or pay for insurance hereunder. Notwithstanding anything to the contrary in this Section 5.10(c), the Special Committee, in its sole discretion, may agree with Parent on other or different coverage on or prior to the Effective Time.

(d)     To the fullest extent permitted under applicable Law, from and after the Effective Time, Parent shall, or shall cause to be paid all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.10 if and to the extent that such Indemnified Party is determined to be entitled to receive such indemnification.

(e)     The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificates of incorporation or bylaws or other organizational documents of the Company or any of its Subsidiaries or the Surviving Corporation, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.10 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f)     Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ or officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries or any of their officers or directors, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.

(g)     In the event Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 5.10.

Section 5.11.     Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with and subject to the terms and conditions of this Agreement, complete control and supervision over its operations. For the avoidance of doubt, this Section 5.11 shall not apply to limit Gary M. Stern in his capacity as a director of the Company, Chairman of the Company Board or Chief Executive Officer of the Company.

Section 5.12.     Financing.

(a)     Each Parent Party shall use its reasonable best efforts to obtain, or cause to be obtained, the proceeds of the Financing on the terms and conditions described in the Commitment Letters, including using its reasonable best efforts with respect to (i) maintaining in effect the Commitment Letters, (ii) negotiating definitive agreements with respect to the Debt Financing (the “Definitive Agreements”) consistent with the terms and conditions contained therein or, if available, on other terms that are acceptable to Parent and would not adversely affect (including with respect to timing) the ability of the Parent Parties to consummate the transactions contemplated herein, and (iii) satisfying on a timely basis all conditions applicable to Parent and its Subsidiaries to obtaining the Financing that are within the Parent Parties’ control. In the event that all conditions contained in the Debt Commitment Letter (other than, with respect to the Debt Financing the availability of the Rollover Investment) have been satisfied (or upon funding will be satisfied), each Parent Party shall use its reasonable best efforts to timely cause the Lenders to fund the Debt Financing (including by seeking through litigation to enforce its rights under the Debt Financing Commitment Letter and Definitive Agreements).

(b)     The Parent Parties shall not, without the prior written consent of the Company, (i) terminate any Commitment Letter, unless such Commitment Letter is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any material provision or remedy under, or replace, the Commitment Letters if such amendment, modification, waiver, or replacement (w) would (1) add any new condition to the Financing Commitments (or modify any existing condition in a manner adverse to Parent) or otherwise that would be reasonably expected to adversely affect the ability of the Parent Parties to consummate the transactions contemplated by this Agreement or the likelihood of the Parent Parties doing so, or (2) would be reasonably expected to make the timely funding of any of the Financing or satisfaction of the conditions to obtaining any of the Financing less likely to occur, (x) reduces the aggregate amount of the Financing (including by changing the amount of fees to be paid in respect of the Debt Financing), (y) adversely affects the ability of any Parent Party to enforce its rights against other parties to the Commitment Letters or the Definitive Agreements as so amended, replaced, supplemented or otherwise modified, or (z) would reasonably be expected to prevent, impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement; provided, that the Parent Parties may amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date hereof and who are approved by the Company, such approval not to be unreasonably withheld. Upon any such amendment, supplement, modification or replacement of the Debt Financing Commitments or the Rollover Investment in accordance with this Section 5.12(b) the term “Debt Financing Commitments” or “Rollover Investment” shall mean the Debt Financing Commitments or Rollover Investment, as the case may be, as so amended, supplemented, modified or replaced.

(c)     In the event that any portion of the Debt Financing becomes unavailable, regardless of the reason therefor, Parent shall (i) promptly notify the Company of such unavailability and, to the Knowledge of the Parent Parties, the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event, alternative debt financing (in an amount sufficient to replace such unavailable Debt Financing) from the same or other sources and on terms and conditions no less favorable to the Parent Parties than such unavailable Debt Financing. For the purposes of this Agreement, the terms “Debt Commitment Letter” and “Debt Financing Commitments” shall be deemed to include any commitment letter (or similar agreement) or commitment with respect to any alternative financing arranged in compliance with this Section 5.12(c) (and any Debt Commitment Letter and Debt Financing Commitment remaining in effect at the time in question).

(d)     Parent shall provide the Company with prompt oral and written notice (i) of (x) any material breach or default by any party to any Commitment Letters or the Definitive Agreements of which any Parent Party has Knowledge or any termination of any of the Commitment Letters, (y) the receipt of any written notice or other written communication to any Parent Party from any Lender or member of the Stern Group, or other financing source with respect to any actual or threatened breach, default, (or any accusation of breach or default), termination or repudiation by any party to any Commitment Letters or the Definitive Agreements or any provision thereof or (z) any material dispute or disagreement between or among the Parent Parties, on the one hand, and the Lenders on the other hand, or, to the Knowledge of Parent, among any Lenders to any of the Commitment Letters or the Definitive Agreements with respect to the obligation to fund any of the Financing or the amount of the Financing to be funded at Closing, and (ii) if at any time for any reason any Parent Party believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms and conditions, in the manner or from the sources contemplated by any of the Commitment Letters or the Definitive Agreements; provided, however, that in no event will any Parent Party be under any obligation to disclose any information pursuant to clauses (x) or (z) that is subject to attorney-client or similar privilege if the Parent Parties shall have used their reasonable best efforts to disclose such information in a way that would not waive such privilege. In the event that the Parent Parties do not provide access or information in reliance on the preceding sentence, the Parent Parties shall provide notice to the Company that such access or information is being withheld and the Parent Parties shall use their commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not violate the applicable obligation or risk waiver of such privilege. Parent shall keep the Company reasonably informed on a current basis of the status of its efforts to consummate the Financing. Notwithstanding the foregoing, compliance by the Parent Parties with this Section 5.12 shall not relieve any Parent Party of its obligation to consummate the transactions contemplated by this Agreement, nor relieve any Guarantor of its obligations under the Limited Guarantees, whether or not the Financing is available.

(e)     Prior to the Closing, the Company shall, and shall cause each of its Subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by Parent in connection with the arrangement of the Debt Financing, which reasonable best efforts shall include:

(i.)     furnishing Parent as promptly as reasonably practicable with (a) financial information and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent to consummate the Debt Financing as is customary to be included in marketing materials for senior secured or unsecured bridge, term or revolving credit facility indebtedness (or any documentation or deliverables in connection therewith) and (b) any other information that may be reasonably and timely requested by the Company concerning the assumptions underlying the post-Closing or pro forma adjustments to be made in such pro forma and summary financial data, which assumptions shall be the responsibility of Parent;

(ii.)     participating in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions, meetings with prospective lenders;

(iii.)     cooperating reasonably with the Lenders’ due diligence, to the extent customary and reasonable, in connection with the Debt Financing, including (A) promptly after the date hereof, providing one or more third-party diligence service providers reasonable access to the Company and its Subsidiaries and (B) furnishing Parent and the Lenders reasonably current and readily available data on the credit and other characteristics of such term/commercial receivables, such revolving/consumer receivables and other receivables and inventory;

(iv.)     assisting reasonably in the preparation of one or more credit or other agreements, as well as any pledge and security documents, and other definitive financing documents, collateral filings or other certificates or documents as may be reasonably requested by Parent and otherwise reasonably facilitating the pledging of collateral;

(v.)     executing and delivering any necessary and customary pledge and security documents, guarantees, mortgages, collateral filings, other definitive financing documents (including one or more credit agreements, note purchase agreements, indentures and/or other instruments) in connection with such Debt Financing or other certificates or documents as may reasonably be requested by Parent and reasonably facilitating the taking of all corporation actions by the Company and its Subsidiaries with respect to entering such definitive financing documents and otherwise necessary to permit consummation of the Debt Financing;

(vi.)     (A) promptly after the date hereof, permitting the prospective lenders involved in the Debt Financing to evaluate the Company’s current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting field exams, the commercial finance examinations and inventory, equipment and real property appraisals) and (B) assisting Parent with the establishment of bank and other accounts and blocked account and control agreements of the Company and one or more of its Subsidiaries in connection with the foregoing, in each case to the extent customary and reasonable;

(vii.)     at least three (3) Business Days prior to Closing, providing all documentation and other information about the Company that is reasonably requested by the Lenders and the Lenders reasonably determine is required by applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act, to the extent requested by the Parent in writing at least eight (8) Business Days prior to Closing; provided in each case that none of the Company or its Subsidiaries shall be required to enter into any agreement or deliver any guaranty, mortgage, collateral filing, blocked account control agreement, certificate, document or other instrument, in each case the effectiveness of which is not contingent upon the Closing.

The foregoing notwithstanding, (A) none of the Company, any of its Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing prior to the Effective Time, (B) no obligation of the Company or any of its Subsidiaries or any of their respective Representatives under any certificate, document or instrument executed pursuant to the foregoing shall be effective until the Closing, and (C) none of the Company, its Subsidiaries or any of their respective Representatives shall be required to (x) pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by Parent promptly after written request by the Company or incur any other liability, in each case in connection with the Debt Financing prior to the Closing, (y) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Subsidiaries, or (z) take any action that would conflict with or violate the Company’s organizational documents, any Laws, or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any Company Material Contract to which the Company or any of its Subsidiaries is a party. Nothing contained in this Section 5.12(e) or otherwise shall require the Company or any of its Subsidiaries, prior to the Closing, to be an issuer or other obligor with respect to the Debt Financing. Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries or their respective Representatives in connection with such cooperation and shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives for and against any and all Losses actually suffered or incurred by them in connection with the arrangement of the Debt Financing, any action taken by them at the request of Parent pursuant to this Section 5.12(e) and any information utilized in connection therewith (other than information provided in writing by the Company or its Subsidiaries specifically for use in connection therewith).

(f)     Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Section 5.12 shall require, and in no event shall the reasonable best efforts of any of the Parent Parties be deemed or construed to require, any of the Parent Parties to consummate the Closing at any time prior to the date determined in accordance with Section 1.2.

Section 5.13.     Notification of Certain Matters; Shareholder Litigation. The Company shall give prompt notice to the Parent Parties, and the Parent Parties shall give prompt notice to the Company, of (i) any notice or other communication received by such party from any Governmental Entity in connection with this Agreement or the Merger, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated by this Agreement, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or the Parent Parties, and (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party which relate to the Merger, this Agreement or the transactions contemplated herein (each, a “Transaction Proceeding”). Without limiting the foregoing, the Company shall (a) promptly advise Parent of any actions, suits, claims, investigations or proceedings commenced after the date hereof against the Company or any of its officers or directors (in their capacities as such) by any shareholder of the Company (on their own behalf or on behalf of the Company) relating to this Agreement, the Merger or the other transactions contemplated hereby (each, a “Shareholder Litigation”), (b) keep Parent reasonably informed regarding any such Shareholder Litigation, (c) give Parent the opportunity to participate in, subject to a customary joint defense agreement, such Shareholder Litigation, consult with counsel to the Special Committee and the Company regarding the defense or settlement of any such Shareholder Litigation and consider Parent’s views with respect to such Shareholder Litigation and (d) not settle any such Shareholder Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).

Section 5.14.     Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.15.     De-Listing. The Company will use its commercially reasonable efforts to cooperate with Parent to cause the shares of Common Stock to be de-listed from the NASDAQ and deregistered under the Exchange Act as soon as practicable following the Effective Time.

ARTICLE VI.
CONDITIONS TO THE MERGER

Section 6.1.     Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated herein shall be subject to the fulfillment (or waiver in writing by Parent and the Company, except with respect to Section 6.1(a), which shall not be waivable) at or prior to the Effective Time of the following conditions:

(a)     Company Stockholder Approvals.

(i.)     The Stockholder Approval shall have been obtained in accordance with applicable Law and the certificate of incorporation and bylaws of the Company.

(ii.)     The Unaffiliated Stockholder Approval shall have been obtained.

(b)     Orders. No injunction or similar order (whether temporary, preliminary or permanent) by a Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by such an injunction or similar order prohibiting the consummation of the Merger would potentially result in criminal liability, prohibits the consummation of the transactions contemplated hereby shall have been entered and shall continue to be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity in a jurisdiction in which the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof) is conducted, or with respect to which the failure to abide by a Law prohibiting or making illegal the consummation of the Merger would potentially result in criminal liability, that prohibits or makes illegal the consummation of the Merger.

(c)     Regulatory Consents. Any applicable waiting period (and any extensions thereof) shall have expired or been earlier terminated and any required approvals, consents or clearances shall have been obtained relating to the Merger under all applicable Regulatory Laws.

Section 6.2.     Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger and the other transactions contemplated herein is further subject to the fulfillment (or waiver in writing by the Company) at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. The representations and warranties of the Parent Parties set forth in Article IV shall be true and correct in all material respects both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), except where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality contained in such representations and warranties), would not, individually or in the aggregate, impair, prevent or delay in any material respect the ability of any of the Parent Parties to perform its obligations under this Agreement.

(b)     Performance of Obligations. The Parent Parties shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them prior to the Effective Time.

(c)     Officer’s Certificate. Each of the Parent Parties shall have delivered to the Company a certificate, dated as of the Closing Date and signed by an executive officer of each of the Parent Parties, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3.     Conditions to Obligations of the Parent Parties to Effect the Merger. The obligations of the Parent Parties to effect the Merger and the other transactions contemplated herein are further subject to the fulfillment (or waiver in writing by Parent) at or prior to the Effective Time of the following conditions:

(a)     Representations and Warranties. (i) The representations and warranties of the Company set forth in Sections 3.2(a), 3.2(b), 3.2(g), 3.8(b), 3.16 and 3.18 shall be true and correct (except for such inaccuracies as are de minimis in the case of (x) Sections 3.2(a) and 3.2(b) taken as a whole, (y) Section 3.2(g) and (z) Section 3.16), both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (ii) the representations and warranties of the Company set forth in Sections 3.1(b), 3.3(a) and 3.2(h) shall be true and correct in all material respects, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), and (iii) all other representations and warranties of the Company set forth in Article III shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except with respect to this clause (iii) where the failure of such representations and warranties to be so true and correct (without regard to any qualifications or exceptions as to materiality or Company Material Adverse Effect contained in such representations and warranties), individually or in the aggregate, does not constitute a Company Material Adverse Effect.

(b)     Performance of Obligations. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c)     Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed by an executive officer of the Company, certifying to the effect that the conditions set forth in Section 6.3(a) and Section 6.3(b) have been satisfied.

Section 6.4.     Frustration of Closing Conditions. None of the Company or the Parent Parties may rely as a basis for not consummating the Merger on the failure of any condition set forth in Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s material breach of any provision of this Agreement.

ARTICLE VII.
TERMINATION

Section 7.1.     Termination. Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time except with respect to Section 7.1(c)(ii) below, whether before or after the adoption of this Agreement by stockholders of the Company and the sole stockholder of Merger Sub:

(a)     by the mutual written consent of the Company and Parent;

(b)     by either the Company or Parent if:

(i.)     the Effective Time shall not have occurred on or before December 31, 2020 (the “Outside Date”); provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have been the primary cause of the failure to consummate the Merger on or before such date;

(ii.)     any Governmental Entity having jurisdiction over the business of the Company or any of its Subsidiaries (other than a de minimis portion thereof), or with respect to which the failure to abide by any injunction or similar order of a Governmental Entity regarding the consummation of the transactions contemplated hereby would potentially result in criminal liability, shall have issued or entered an injunction or similar order permanently enjoining or otherwise prohibiting the consummation of the Merger and such injunction or order shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used such efforts as may be required by Section 5.7 to prevent, oppose and remove such injunction; or

(iii.)     the Company Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approvals shall not have been obtained; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain the Stockholder Approval is due to the failure of the holders of the Rollover Investment to vote the shares of Common Stock beneficially owned or controlled by the holders of the Rollover Investment in favor of the approval of the adoption of this Agreement in accordance with the terms and conditions of the Voting Agreement;

(c)     by the Company, if:

(i.)     the Parent Parties shall have breached or failed to perform in any material respect any of their representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured within thirty (30) days following the Company’s delivery of written notice to Parent of such breach (which notice shall specify in reasonable detail the nature of such breach or failure); provided that the Company is not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement;

(ii.)     at any time prior to the time the Company Stockholder Approvals are obtained, the Company Board shall have authorized the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that substantially concurrently with such termination, the Company enters into such Alternative Acquisition Agreement and pays to Parent (or one or more of its designees) the applicable Company Termination Payment in accordance with Section 7.3; or

(iii.)     (A) all of the conditions set forth in Sections 6.1 and 6.3 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied as if such time were the Closing), (B) the Company has irrevocably notified Parent in writing (x) that all of the conditions set forth in Section 6.2 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing, but each of which was at the time of termination capable of being satisfied or waived at the Closing) or that it is willing to waive any unsatisfied conditions in Section 6.2 for the purpose of consummating the Closing and (y) it is ready, willing and able to consummate the Closing; (C) the Parent Parties fail to complete the Closing within three (3) Business Days following the date the Closing was required by Section 1.2; and (D) the Company stood ready, willing and able to consummate the Closing during such three (3) Business Day period.

(d)     by Parent, if:

(i.)     the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in a failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) cannot be cured by the Outside Date or, if curable, is not cured with thirty (30) days following Parent’s delivery of written notice to the Company of such breach (which notice shall specify in reasonable detail the nature of such breach or failure; provided that the Parent Parties are not then in material breach of any representation, warranty, agreement or covenant contained in this Agreement; or

(ii.)     the Company Board or any committee thereof (including the Special Committee) shall have made a Change of Recommendation, provided that Parent’s right to terminate this Agreement pursuant to this Section 7.1(d)(ii) shall expire at 5:00 p.m. (New York City time) on the 30th calendar day following the date on which such Change of Recommendation occurs.

Section 7.2.     Manner and Effect of Termination. Any party terminating this Agreement pursuant to Section 7.1 shall give written notice of such termination to the other party in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected. In the event of termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become null and void and there shall be no liability or obligation on the part of the Company, the Parent Parties or their respective Subsidiaries or Affiliates, except that (i) the Limited Guarantees, Section 5.2(b), this Section 7.2, Section 7.3, Article VIII and the last sentence of Section 5.12(f) shall survive the termination hereof and (ii) except as otherwise provided in this Section 7.2 and Section 7.3, no party hereto shall be relieved of any liability for any material breach of this Agreement occurring prior to such termination.

Section 7.3.     Termination Payments. Any provision in this Agreement to the contrary notwithstanding,

(a)     In the event that:

(i.)     (x) this Agreement is terminated (A) by the Company pursuant to Section 7.1(b)(i) if, at the time of such termination, Parent would have been entitled to terminate this Agreement pursuant to Section 7.1(d)(i) (without taking into account any cure period therein), (B) by the Company or Parent pursuant to Section 7.1(b)(iii) or (C) by Parent pursuant to Section 7.1(d)(i), (y) the Company or any other Person shall have publicly disclosed or announced an Acquisition Proposal on or after the date of this Agreement but prior to the Company Meeting, and (z) within twelve months of such termination the Company shall have entered into a definitive agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated (in each case whether or not the Acquisition Proposal was the same Acquisition Proposal referred to in clause (y)); provided that for purposes of this clause (z) the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”;

(ii.)     this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii); or

(iii.)     this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii),

then, the Company shall, (A) in the case of clause (i) above, no later than the earlier of (x) the date the Company enters into a definitive agreement with respect to an Acquisition Proposal or (y) the date on which the Company consummates such Acquisition Proposal, (B) in the case of clause (ii) above, prior to or substantially concurrently with such termination (and any purported termination pursuant to Section 7.1(c)(ii) shall be void and of no force and effect unless and until the Company shall have made such payment), and (C) in the case of clause (iii) above, no later than three (3) Business Days after the date of such termination, pay Parent (or one or more of its designees) the applicable Company Termination Payment, by wire transfer of same day funds to one or more accounts designated by Parent (or one or more of its designees); it being understood that in no event shall the Company be required to pay the Company Termination Payment on more than one occasion. Following receipt by Parent (or one or more of its designees) of the Company Termination Payment in accordance with this Section 7.3, the Company shall have no further liability with respect to this Agreement or the transactions contemplated herein to the Parent Parties, except in the event of a willful and material breach by the Company of Section 5.3.

(b)     In the event that this Agreement is terminated (i) by the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(iii) or (ii) by the Company or Parent pursuant to Section 7.1(b)(i) if, at the time of or prior to such termination, the Company would have been entitled to terminate this Agreement pursuant to Section 7.1(c)(iii), then Parent shall pay, or cause to be paid, to the Company an amount equal to $500,000 (such amount, the “Parent Termination Fee”) to be made by wire transfer of immediately available funds within three (3) Business Days following such termination.

(c)     Notwithstanding anything to the contrary in this Agreement, except as provided in the last sentence of this Section 7.3(c), if the Parent Parties fail to effect the Closing when required by Section 1.2 for any or no reason or otherwise breach this Agreement (whether willfully, intentionally, unintentionally or otherwise) or fail to perform hereunder (whether willfully, intentionally, unintentionally or otherwise), then (i) (x) a decree or order of specific performance or an injunction or injunctions or other equitable relief if and to the extent permitted by Section 8.5, (y) the termination of this Agreement pursuant to Section 7.1(b)(i), Section 7.1(c)(i) or Section 7.1(c)(iii) and receipt of payment of the Parent Termination Fee pursuant to Section 7.3(b) and the Limited Guarantees shall be the sole and exclusive remedies (whether at law, in equity, in contract, in tort or otherwise) of the Company and its Affiliates against any of the Parent Parties, the Guarantors, the Lenders, the Lender Related Parties, and any of their respective former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives, or any of their respective successors or assigns or any of the former, current or future direct or indirect equityholders, controlling persons, stockholders, directors, officers, employees, agents, Affiliates, members, managers, general or limited partners, attorneys or other representatives or successors or assignees of any of the foregoing (each a “Specified Person” and together, the “Specified Persons”) for any breach, cost, expense, loss or damage suffered as a result thereof, and (ii) except as provided in the immediately foregoing clause (i), none of the Specified Persons will have any liability or obligation to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantees (except, for the avoidance of doubt, for the Guarantor’s obligations under their respective Limited Guarantees, subject to the limitations contained therein), the Rollover Investment, the Debt Financing Commitments or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise. Without limiting the obligations of the Guarantors under the Limited Guarantees or the right of the parties hereto to seek specific performance of, or of the Parent Parties’ rights under the Commitment Letters if and to the extent permitted thereunder, the Company acknowledges and agrees that none of the Lenders, the Lender Related Parties, or members of the Stern Group shall have any liability or obligation to the Company or any of its Affiliates if they breach or fail to perform (whether willfully, intentionally, unintentionally or otherwise) any of their obligations under their respective Financing Commitments. Without limiting clause (ii) above and the immediately preceding sentence, upon payment of either the Parent Termination Fee, none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Commitment Letters or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or equity, in contract, in tort or otherwise, and none of the Specified Persons shall have any further liability to the Company or any of its Affiliates relating to or arising out of this Agreement, the Limited Guarantees or the transactions contemplated hereby. The parties acknowledge and agree that in no event will Parent be required to pay the Parent Termination Fee on more than one occasion. Notwithstanding anything to the contrary in the foregoing, unless the Parent Termination Fee has been paid, the Parent Parties shall remain liable hereunder and each of the Guarantors shall remain liable under their respective Limited Guarantees for such Guarantor’s portion of any Other Guaranteed Amounts until such time as such Guarantor’s Limited Guarantee terminates in accordance with its terms.

(d)     Without limiting or otherwise affecting any way the remedies available to Parent, in the event of termination of this Agreement pursuant to Section 7.1(b)(iii), then the Company shall promptly, but in no event later than three (3) Business Days after such termination, pay Parent (or one or more of its designees) the documented out-of-pocket expenses incurred by the Parent Parties and their respective Affiliates in connection with this Agreement and the Financings and the transactions contemplated hereby and thereby up to a maximum amount of $250,000, by wire transfer of same day funds, which amount shall be credited against any Company Termination Payment payable to any Parent Party.

(e)     Notwithstanding anything in this Agreement to the contrary, but without limiting the Parent Parties’ rights under Section 8.5, in no event shall the Company have any liability, whether at law or equity, in contract, in tort or otherwise, related to or arising out of this Agreement to any of the Parent Parties or any other Person in excess of $400,000, in the aggregate.

(f)     The parties acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.

ARTICLE VIII.
MISCELLANEOUS

Section 8.1.     No Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

Section 8.2.     Expenses. Except as set forth in Section 7.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated herein shall be paid by the party incurring or required to incur such expenses, except that (x) all expenses incurred in connection with the printing, filing and mailing of the Proxy Statement and the Schedule 13E-3 (including applicable SEC filing fees) shall be borne by the Company and (y) all filing fees paid in respect of any regulatory filing required under any Regulatory Law shall be borne by Parent.

Section 8.3.     Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile, or “.pdf” transmission), each of which shall be deemed to be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (electronically or otherwise) to the other parties.

Section 8.4.     Governing Law; Jurisdiction.

(a)     This Agreement and all claims or causes of action (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery, or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware, or, if both the Delaware Court of Chancery and the federal courts within the State of Delaware decline to accept jurisdiction over a particular matter, any other state court within the State of Delaware, and, in each case, any appellate court therefrom. Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.4, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (x) the suit, action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such suit, action or proceeding is improper or (z) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereto agrees that service of process upon such party in any such action or proceeding shall be effective if such process is given as a notice in accordance with Section 8.7.

Section 8.5.     Remedies; Specific Enforcement.

(a)     The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages may not be an adequate remedy therefor. It is accordingly agreed that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in law or equity, including monetary damages) to (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and/or to enforce specifically the terms and provisions of this Agreement and (ii) an injunction or injunctions restraining such breach or threatened breach.

(b)     Each party further agrees that (i) it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that any other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity and (ii) no other party or any other Person shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.5, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 8.6.     WAIVER OF JURY TRIAL. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY DIRECT OR INDIRECT ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREIN OR THE DEBT FINANCING. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) MAKES THIS WAIVER VOLUNTARILY, (C) ACKNOWLEDGES THAT EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.6 AND (D) AGREES THAT SUCH WAIVERS AND CERTIFICATIONS SHALL EXTEND TO THE LENDERS AND THE LENDER RELATED PARTIES.

Section 8.7.     Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by reliable overnight delivery service (with proof of service), hand delivery or by facsimile addressed as follows:

To the Parent Parties:

Asta Finance Acquisition Inc.

290 Dunkerhook Road

Paramus, NJ 07652

With a copy to each of (which shall not constitute notice):

Bayard, P.A.
600 N. King Street, Suite 400

P.O. Box 25130

Wilmington, Delaware 19899

Attn: Peter Ladig

Moomjian, Waite & Coleman, LLP

100 Jericho Quadrangle, Suite 208

Jericho, New York 11753

Attn: Kevin Waite

To the Company:

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

Attn: General Counsel

With a copy to (which shall not constitute notice):

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, PA 19312

With a copy to the Special Committee and its counsel

c/o Tannenbaum Helpern Syracuse & Hirschtritt LLP

900 Third Avenue

New York, NY 10022

Attn: James Rieger and Ralph Siciliano

or to such other address as the party to receive such notice as provided above shall specify by written notice so given, and such notice shall be deemed to have been delivered to the receiving party as of the date so delivered upon actual receipt, if delivered personally; upon confirmation of successful transmission if sent by facsimile; or on the next Business Day after deposit with an overnight courier, if sent by an overnight courier. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8.     Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties; provided that the Parent Parties may assign all of their rights, interests or obligations under this Agreement or any related documents to (i) any Lender as collateral security or (ii) any direct or indirect wholly-owned Subsidiary of any Person all of the equity interests of which are owned, directly or indirectly, by members of the Stern Group or Affiliates thereof, in each case without the consent of the other parties hereto; provided that no such assignment shall relieve the assigning party of its obligations hereunder. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Any purported assignment not permitted under this Section 8.8 shall be null and void.

Section 8.9.     Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided that the parties intend that the remedies and limitations thereon contained in Article VII and Section 8.5 to be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases a party’s liability or obligations hereunder or under the Financing or Limited Guarantees.

Section 8.10.     Entire Agreement; No Third-Party Beneficiaries. This Agreement and the exhibits, annexes and schedules hereto, the Voting Agreement, the Equity Commitment Letters and the Rollover Contribution Agreements constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for (a) after the Effective Time, the rights of the holders of the Common Stock to receive the Merger Consideration in accordance with the terms and conditions of Article II and, after the Effective Time, the right of the holders of Company Options to receive the amounts set forth in Article II, (b) Sections 8.4 and 8.6 (which shall be for the benefit of, among others, the Lenders and the Lender Related Parties, and the Lenders, among others will have the rights provided for therein), (c) Section 5.10 and 7.3 (which shall be for the benefit of the Persons (including with respect to Section 7.3, the Lenders, the Lender Related Parties and the Specified Persons) set forth therein, and any such Person will have the rights provided for therein) and (d) this Article VIII in respect of the Sections set forth under the foregoing clauses (a), (b) and (c), is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11.     Amendments; Waivers. At any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company or the sole stockholder of the Merger Sub, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that after receipt of the Company Stockholder Approvals or the adoption of this Agreement by the sole stockholder of Merger Sub, if any such amendment or waiver shall by applicable Law require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable; provided, further that the failure of any party to assert any rights or remedies shall not constitute a waiver of such rights or remedies. No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company under or with respect to this Agreement without first obtaining the approval of the Special Committee. In addition to any approval of the Company Board, and without limiting the other requirements set forth herein, the prior approval of the Special Committee shall be required for the Company to take any action at the request or direction of Gary M. Stern or any member of the Stern Group that would breach in any material respect the Company’s obligations under this Agreement and/or prevent or materially delay the consummation of the transactions contemplated hereby and, in the event any such action is taken without the prior approval of the Special Committee, such action shall in no event be deemed to be a breach or violation of this Agreement for any purpose hereof.

Section 8.12.     Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13.     Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14.     Obligations of Merger Sub. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Merger Sub to take such action.

Section 8.15.     Definitions. For purposes of this Agreement, the following terms (as capitalized below) will have the following meanings when used herein:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person containing terms that are commercially reasonable as determined by the Parent in good faith or, to the extent applicable, any confidentiality agreement entered into with such Person prior to the date of this Agreement.

“Acquisition Proposal” has the meaning set forth in Section 5.3(f).

“Action” has the meaning set forth in Section 5.10(b).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person; provided that neither the Company nor any of its Subsidiaries shall be considered an Affiliate of any of the Parent Parties or any members of the Stern Group (and vice versa). As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 5.3(b).

“Book-Entry Shares” has the meaning set forth in Section 2.2(a).

“Business Day” means any day other than a Saturday, Sunday or a day on which the banks in New York, New York are authorized or required by Law to be closed.

“Bylaws” has the meaning set forth in Section 1.5.

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 2.2(a).

“Change of Recommendation” has the meaning set forth in Section 5.3(d).

“Charter” has the meaning set forth in Section 1.5.

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Code” has the meaning set forth in Section 2.2(b)(iii).

“Commitment Letters” has the meaning set forth in Section 4.6(b).

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” has the meaning set forth in the Preamble.

“Company Approvals” has the meaning set forth in Section 3.4(a).

“Company Benefit Plans” has the meaning set forth in Section 3.10(a).

“Company Board” has the meaning set forth in the Recitals.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 5.6(a).

“Company Material Adverse Effect” means any fact, circumstance, change, event, occurrence or effect that would, or would reasonably be expected to, (1) have a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations of the Company and its Subsidiaries taken as a whole; provided that for purposes of this clause (1), none of the following, and no fact, circumstance, change, event, occurrence or effect to the extent arising out of or relating to the following, shall constitute or be taken into account in determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (i) any facts, circumstances, changes, events, occurrences or effects generally affecting (A) any of the industries in which the Company and its Subsidiaries operate or (B) the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates (except, for purposes of this clause (i)(B) only, to the extent that such fact, circumstance, change, event or occurrence adversely affects the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other companies operating in any of the industries in which the Company and its Subsidiaries primarily operate), or (ii) any facts, circumstances, changes, events, occurrences or effects arising out of, resulting from or attributable to (A) changes or prospective changes in Law, applicable regulations of any Governmental Entity, generally accepted accounting principles or accounting standards, or any changes or prospective changes in, or issuance of any administrative or judicial notice, decision or other guidance with respect to, the interpretation or enforcement of any of the foregoing, (B) the negotiation, execution, announcement, pendency or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement (other than compliance with Section 5.1(a)), including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees or regulators, or any litigation relating to this Agreement, the Merger or the other transactions contemplated by this Agreement or compliance by the Company with the terms of this Agreement, except that this clause (ii)(B) shall not apply in the determination of a breach or violation of the representations and warranties contained in Sections 3.4 and 3.10(c) (C) acts of war (whether or not declared), sabotage or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), sabotage or terrorism, (D) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (E) any change or announcement of a potential change in the credit ratings in respect of the Company or any indebtedness of the Company or its Subsidiaries, (F) any change to the extent resulting or arising from the identity of, or any facts or circumstances relating to, the Parent Parties or their respective Affiliates (but excluding Gary M. Stern other than in his capacity as a member of the Stern Group), (G) any decline in the market price, or change in trading volume, of any capital stock of the Company, (H) any failure to meet any internal or public projections, forecasts or estimates of revenue, earnings, cash flow, cash position or other financial measures or (I) any restatement of the Company’s financial statements or the disclosure of any material weakness or significant deficiency in the Company’s internal control over financial reporting; provided that the underlying cause of any decline, change or failure referred to in clause (ii)(E), (ii)(G) or (ii)(H) (if not otherwise falling within any of clause (i) or clauses (ii)(A) through (I) above) may be taken into account in determining whether there is a “Company Material Adverse Effect”; or (2) prevent the ability of the Company to perform its obligations under this Agreement in any material respect.

“Company Material Contracts” has the meaning set forth in Section 5.1(b)(xv).

“Company Meeting” has the meaning set forth in Section 5.5.

“Company Option” means an award pursuant to a Company Stock Plan of an option to purchase Shares.

“Company Permits” has the meaning set forth in Section 3.9(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Plan” means each of the 2012 Stock Option and Performance Award Plan, Equity Compensation Plan and 2002 Stock Option Plan of the Company.

“Company Stockholder Approvals” has the meaning set forth in Section 3.17.

“Company Termination Payment” means an amount equal to $400,000.

“Contract” or “Contracts” has the meaning set forth in Section 3.4(b).

“Debt Agreement” means each Contract that provides for or relates to Indebtedness of the Company or its Subsidiaries having an outstanding amount in excess of $100,000 under such Contract (other than any Indebtedness between or among any of the Company and any of its Subsidiaries.

“Debt Commitment Letter” has the meaning set forth in Section 4.6(a).

“Debt Financing” has the meaning set forth in Section 4.6(a).

“Debt Financing Commitments” has the meaning set forth in Section 4.6(a).

“Definitive Agreements” has the meaning set forth in Section 5.12(a).

“DGCL” has the meaning set forth in Section 1.1.

“Dissenting Shares” has the meaning set forth in Section 2.1(d).

“Do not have Unreasonably Small Capital” has the meaning set forth in Section 4.10.

“Effective Time” has the meaning set forth in Section 1.3.

“ERISA” has the meaning set forth in Section 3.10(a).

“Executive Officer” means a person treated as an “officer” of the Company for purposes of Section 16 of the Exchange Act.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Fund” has the meaning set forth in Section 2.2(a).

“Excluded Shares” has the meaning set forth in Section 2.1(b).

“Fair Value” has the meaning set forth in Section 4.10.

“Filed Contracts” means each Contract filed by the Company with the SEC, or incorporated by reference, (a) as a “material contract” pursuant to Item 601(b)(10) of Regulation 8-K in the Company’s Annual Report on Form 10-K for its fiscal year ended September 30, 2019 and in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “definitive material contract” as defined for purposes of, and filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after December 31, 2019 and prior to the date hereof.

“Financing” has the meaning set forth in Section 4.6(b).

“Financing Commitments” has the meaning set forth in Section 4.6(b).

“GAAP” means United States generally accepted accounting principles.

“Governmental Consents” has the meaning set forth in Section 5.7(a).

“Governmental Entity” means any federal, state, local, municipal, foreign or supranational government, any court, tribunal, administrative agency or commission or other governmental or quasi-governmental or other regulatory authority or agency, including any department, commission, board, instrumentality, political subdivision, bureau or official, whether federal, state, local, municipal, foreign or supranational, any arbitral body or the NASDAQ, or any self-regulatory organization.

“Guarantors” has the meaning in the recitals.

“Indebtedness” means (i) indebtedness for borrowed money, whether secured or unsecured, (ii) obligations under conditional or installment sale or other title retention Contracts relating to purchased property, (iii) capitalized lease obligations and (iv) guarantees of any of the foregoing of another Person.

“Indemnified Party” has the meaning set forth in Section 5.10(b).

“Interested Party Transaction” means any event occurring or relationship existing that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.

“Intervening Event” has the meaning set forth in Section 5.3(d).

“Knowledge” means (a) with respect to Parent, the actual knowledge of Gary Stern and (b) with respect to the Company, the actual knowledge of the General Counsel or Chief Financial Officer of the Company.

“Law” or “Laws” means all applicable laws (including common law), statutes, constitutions, rules, regulations, codes, judgments, rulings, orders and decrees of any Governmental Entity.

“Lender Related Party” means the Lenders and any former, current and future Affiliates, officers, directors, managers, employees, stockholders, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of the Lenders or any of their Affiliates.

“Lenders” has the meaning set forth in Section 4.6(a).

“Liabilities” has the meaning set forth in Section 4.10.

“Lien” means any mortgage, pledge, title defect, claim, charge, security interest, hypothecation, easement, right-of-way, encumbrance or lien of any kind or nature.

“Limited Guarantees” has the meaning set forth in the recitals.

“Losses” has the meaning set forth in Section 5.10(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in Section 2.1(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 3.10(a).

“NASDAQ” means the NASDAQ Global Select Market.

“New Plans” has the meaning set forth in Section 5.6(b).

 “Old Plans” has the meaning set forth in Section 5.6(b).

“Option Consideration” has the meaning set forth in Section 2.3(a).

“Other Guaranteed Amounts” means the reimbursement and indemnification obligations of the Parent Parties pursuant to Sections 5.12 and 8.2 of this Agreement.

“Outside Date” has the meaning set forth in Section 7.1(b)(i).

“Parent” has the meaning set forth in the Preamble.

“Parent Approvals” has the meaning set forth in Section 4.3(a).

 “Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent-Related Sections of the Proxy Statement” shall mean those sections of the Proxy Statement that describe (i) the identity or background of the Parent Parties, (ii) the purposes and reasons of the Parent Parties for the Merger and plans and proposals of the Parent Parties with respect to the Company following the Merger, (iii) the position of the Parent Parties regarding the fairness of the Merger, and (iv) the Financing in connection with the Merger.

“Parent Representatives” has the meaning set forth in Section 5.2(a).

“Parent Parties” has the meaning set forth in the Preamble.

“Parent Termination Fee” has the meaning set forth in Section 7.3(b).

“Paying Agent” has the meaning set forth in Section 2.2(a).

“Permitted Lien” means (A) Lien for Taxes or governmental assessments, charges or claims of payment not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with U.S. GAAP, (B) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens arising in the ordinary course of business not yet due and delinquent, the amount or validity of which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with U.S. GAAP, (C) zoning, entitlements, building codes or other land use or environmental regulations, ordinances or legal requirements imposed by any Governmental Entity, (D) exceptions disclosed by any title insurance commitment or title insurance policy for any real property owned or leased by the Company and its Subsidiaries issued by a title company and delivered or otherwise made available to Parent, (E) statutory Liens in favor of lessors arising in connection with any property leased to the Company and its Subsidiaries, (F) any Liens, encroachments, covenants, restrictions, state of facts which an accurate survey or inspection of the real property owned or leased by the Company and its Subsidiaries would disclose and other title imperfections, which, in each case, would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and its Subsidiaries, taken as a whole and (G) Liens that are disclosed on the most recent consolidated balance sheet of the Company or notes thereto (or securing liabilities reflected on such balance sheet).

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, body, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such Person.

“Preferred Stock” has the meaning set forth in Section 3.2(a).

“Present Fair Salable Value” has the meaning set forth in Section 4.10.

“Proxy Statement” has the meaning set forth in Section 3.12.

“Recommendation” has the meaning set forth in Section 3.3(b).

“Regulatory Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EUMR, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition and including any Laws that relate to foreign investments.

“Representatives” has the meaning set forth in Section 5.3(a).

“Rollover Contribution” means, collectively, the contribution by members of the Stern Group of the Rollover Shares in exchange for common stock of Parent to occur immediately prior to the Closing.

“Rollover Investment” has the meaning set forth in Section 4.6(b).

“Rollover Shares” has the meaning set forth in the Recitals.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“Schedule 13E-3” has the meaning set forth in Section 5.4(a).

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share” means each share of Common Stock.

“Shareholder Litigation” has the meaning set forth in Section 5.13.

 “Special Committee” has the meaning set forth in the Recitals.

“Specified Person” has the meaning set forth in Section 7.3(c).

“Stern Group” means Gary Stern, Ricky Stern, Emily Stern, Arthur Stern, GMS Family Investors, LLC, Ricky Stern 2012 Family Trust, Ricky Stern 2012 GST Trust, Emily Stern 2012 Trust, Emily Stern 2012 GST Trust and Asta Group Incorporated.

“Stern Group Commitment Letter” has the meaning set forth in the Recitals.

“Stockholder Approval” has the meaning set forth in Section 3.17.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, joint venture, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such Person (either alone or through or together with any other Subsidiary), or (ii) such Person or any Subsidiary of such Person is a general partner (excluding partnerships in which such Person or any Subsidiary of such Person does not have a majority of the voting interests in such partnership). For purposes of this definition, “voting securities” with respect to any Subsidiary means common stock or other securities having the power to vote for the election of directors, managers or other voting members of the governing body of such Subsidiary.

“Superior Proposal” has the meaning set forth in Section 5.3(g).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Tax Return” has the meaning set forth in Section 3.13(b).

“Taxes” has the meaning set forth in Section 3.13(b).

“Termination Date” has the meaning set forth in Section 5.1(a).

“Transaction Proceeding” has the meaning set forth in Section 5.13.

“Unaffiliated Stockholder Approval” has the meaning set forth in Section 3.17.

“Voting Agreement” has the meaning set forth in the Recitals.

“Will be able to pay their Liabilities as they mature” has the meaning set forth in Section 4.10.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ASTA FUNDING, INC.

By:	/s/ David Slackman
Name: David Slackman
Title: Chairman of the Special Committee of its Board of Directors

ASTA FINANCE ACQUISITION INC.

By:	/s/ Gary Stern
Name: Gary M. Stern
Title: President

ASTA FINANCE ACQUISITION Sub INC.

By:	/s/ Gary Stern
Name: Gary M. Stern
Title: President

Annex B

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER, dated as of June 25, 2020 (this “Amendment”), is entered into by and among Asta Finance Acquisition Inc., a Delaware corporation (“Parent”), Asta Finance Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub” and together with Parent, the “Parent Parties”), and Asta Funding, Inc., a Delaware corporation (the “Company”).  Capitalized terms used but not defined elsewhere in this Agreement shall have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of April 8, 2020, by and among the Parent Parties and the Company (the “Merger Agreement”).

RECITALS

WHEREAS, the parties desire to amend the Merger Agreement so as to, among other things, increase the Merger Consideration from $11.47 to $13.10;

WHEREAS, concurrently with the execution and delivery of this Amendment, as a condition and inducement to the willingness of the Parent Parties to enter into this Amendment, the Company is entering into a Voting Agreement (the “RBF Voting Agreement”) with RBF Capital, LLC (“RBF”) pursuant to which, among other things, RBF has agreed to vote all Shares owned by it in favor of the transactions contemplated by the Merger Agreement, as amended hereby;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, are fair to, and in the best interests of, the Company’s stockholders (other than the Stern Group), (ii) approved and declared advisable the execution, delivery and performance of this Amendment and the consummation of the transactions contemplated by the Merger Agreement as amended by this Amendment, including the Merger, and (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement as amended by this Amendment;

WHEREAS, the boards of directors of each of the Parent Parties have, on the terms and subject to the conditions set forth herein, approved and declared advisable the Merger Agreement as amended by this Amendment and the transactions contemplated herein; and

WHEREAS, the parties have agreed to amend the Merger Agreement as provided in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Parent Parties agree as follows:

1.          Amendment to Section 2.1(a).  The reference to “$11.47” in Section 2.1(a) of the Merger Agreement is hereby amended to be “$13.10.”

2.          Company Covenants.  The Company covenants and agrees to enforce the RBF Voting Agreement and not enter into any amendment thereto or waive any provision thereof without the prior written consent of the Parent Parties.  The Company acknowledges that the Shares owned by RBF shall be counted toward the Unaffiliated Stockholder Approval.

3.          Company Authority Relative to Amendment. The Company hereby represents and warrants to the Parent Parties as follows: The Company has the requisite corporate power and authority to enter into and deliver this Amendment and, subject to receipt of the Company Stockholder Approvals, to perform its obligations hereunder. The execution and delivery of this Amendment by the Company has been duly and validly authorized by the Company Board and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by each of the Parent Parties, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

4.          Parent and Merger Sub Authority Relative to Amendment. Each of the Parent Parties hereby represents and warrants to the Company as follows: Each of the Parent Parties has the requisite corporate power and authority to enter into and deliver this Amendment and to perform its obligations hereunder. The execution and delivery of this Amendment by the Parent Parties has been duly and validly authorized by the Boards of Directors of each of the Parent Parties, and no other corporate action on the part of the Parent Parties is necessary to authorize this Amendment. This Amendment has been duly and validly executed and delivered by the Parent Parties and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of the Parent Parties, enforceable against each of the Parent Parties in accordance with its terms, except that the enforcement hereof may be limited by (x) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (y) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

5.          References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment and all references to the Company Disclosure Letter to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment.

6.          Construction. Except as expressly provided in this Amendment, all references in the Merger Agreement and the Company Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to April 8, 2020.

7.            Other Miscellaneous Terms. The provisions of Article VIII (Miscellaneous) of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms as modified hereby.

8.            No Further Amendment. Except as amended hereby, the Merger Agreement shall remain in full force and effect.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

ASTA FUNDING, INC.

By:/s/David Slackman

Name: David Slackman

Title:  Chairman of the Special Committee of its Board of Directors

ASTA FINANCE ACQUISITION INC.

By: /s/ Gary M. Stern

Name: Gary M. Stern

Title:   President

ASTA FINANCE ACQUISITION SUB INC.

By:/s/ Gary M. Stern

Name: Gary M. Stern

Title:   President

Annex C

OPINION OF LINCOLN

June 19, 2020

Special Committee of the Board of Directors

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

Members of the Special Committee:

You have requested that Lincoln International LLC (“Lincoln”, “we” or “us”) render an opinion (the “Opinion”) as to the fairness, from a financial point of view, to the shareholders of Asta Funding, Inc. (the “Company”) of the consideration to be received by the holders of shares of common stock, par value $0.01 per share, of the Company (the “Shares”) other than Gary M. Stern, members of the Stern Group (as defined in the Merger Agreement referred to below) and any of their respective affiliates (together, the “Public Shareholders”) in the proposed transaction described below.

We understand that, in connection with the proposed transaction, the Company, Asta Funding Acquisition Inc. (“Parent”) and Asta Funding Acquisition Sub Inc. (“Merger Sub”) will enter into Amendment No. 1 (the “Amendment”) to the Agreement and Plan of Merger dated April 8, 2020 (as amended, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent (the “Merger”), and each of the Shares (other than Dissenting Shares and Rollover Shares (each as defined in the Merger Agreement), and Shares owned by Parent, Merger Sub, or the Company as treasury stock or by any subsidiary of the Company) will be converted into the right to receive $13.10 in cash (the “Merger Consideration” and, such transaction, the “Proposed Transaction”). The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

We are acting as financial advisor to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the Company in connection with the Proposed Transaction and will receive a customary fee from the Company for our services, a portion of which was paid at the time we were retained by the Special Committee, portions of which were paid at the times our engagement letter with the Special Committee was amended, a portion of which was paid upon the delivery to the Special Committee of our opinion dated April 8, 2020, and a portion of which will be payable at the time we inform the Special Committee that we are prepared to render an Opinion. No portion of our fee is contingent upon either the conclusion reached herein or the consummation of the Proposed Transaction. In addition, the Company has agreed to indemnify us and certain related parties against certain liabilities, and to reimburse us for certain expenses, arising in connection with or as a result of our engagement. We and our affiliates provide a range of investment banking and financial services and, in that regard, we and our affiliates may in the future provide, investment banking and other financial services to the Company and each of its affiliates, for which we and our affiliates would expect to receive compensation.

In arriving at our Opinion, we have, among other things:

(i)      discussed the terms and circumstances surrounding the Proposed Transaction with the Special Committee and its legal counsel, and certain members of management of the Company;

(ii)     met with the Special Committee, and met with certain members of management of the Company at the Company’s offices in Englewood Cliffs, New Jersey, in each case to discuss the business, financial outlook and prospects of the Company;

(iii)    reviewed the Merger Agreement and a draft, dated June 18, 2020, of the Amendment;

(iv)    reviewed a letter addressed to us by management of the Company which contains, among other things, representations regarding the accuracy of the information, data and other materials (financial or otherwise) provided to, or discussed with, us by or on behalf of the Company, dated June 19, 2020;

(v)      reviewed the Company’s annual reports and audited financial statements on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal years ended September 30, 2015 through September 30, 2019 and the Company’s unaudited interim financial statements on Form 10-Q filed with the SEC for the three and six months ended March 31, 2020;

(vi)    reviewed the Company’s unaudited business segment financial statements and pro forma financial information for the fiscal years ended September 30, 2018 through September 30, 2019 and the three and six months ended March 31, 2020, which the Company’s management identified as being the most current financial statements available;

(vii)    reviewed financial projections for the Company and each of its business segments prepared by management of the Company for the fiscal years ending September 30, 2020 through September 30, 2026, provided to us by management of the Company and approved for our use by the Company and the Special Committee (the “Management Projections”);

(viii)   reviewed and discussed with the Special Committee the Management Projections and certain extensions thereof through the fiscal year ending September 30, 2029 with respect to the Company’s consumer receivables segment, and through the fiscal year ending September 30, 2028 with respect to the Company’s corporate overhead (the “Extended Management Projections”);

(ix)     reviewed the financial terms of the Proposed Transaction and compared those terms with the financial terms of certain business combinations and other transactions as of the date hereof, that we deemed relevant;

(x)     reviewed certain financial and other information for the Company, and compared that data and information with certain stock trading, financial and corresponding data and information for companies with publicly traded securities as of the date hereof, none of which is directly comparable to the Company, that we deemed relevant;

(xi)     performed certain valuation and comparative analyses including a discounted cash flow analysis and an analysis of selected public companies that we deemed relevant; and

(xii)    considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that we deemed relevant.

In preparing this Opinion, we have relied upon and assumed the accuracy and completeness of all of the financial, accounting, legal, tax and other information we reviewed, and we have not assumed any responsibility for the independent verification of any of such information. With respect to the Management Projections and other financial information provided to us by management of the Company, we have assumed that they were reasonably prepared in good faith on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial results of the Company and the other matters covered thereby. With respect to the Extended Management Projections, we have reviewed and discussed such projections and other financial information with the Special Committee, and we have been advised by the Special Committee and have assumed, that the Extended Management Projections are a reasonable basis upon which to evaluate the Proposed Transaction. At the direction of the Special Committee, we have used the Management Projections and the Extended Management Projections in performing our analyses and in arriving at this Opinion. We assume no responsibility for the assumptions, estimates and judgments on which the Management Projections, the Extended Management Projections, the interim financial statements and other financial information are based, and we express no opinion with respect to the Management Projections, the Extended Management Projections, or the interim financial statements and other financial information. In addition, we were not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of the Company or Parent, or any of their respective subsidiaries, nor were we furnished with any such evaluations or appraisals. We have undertaken no independent analysis of any potential or actual litigation, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject. With regard to the information provided to us by the Company, we have relied upon the assurances of management of the Company that they are unaware of any facts or circumstances that would make such information materially incomplete or misleading. We have also assumed that there has been no material change in the assets, liabilities, business, condition (financial or otherwise), results of operations or prospects of the Company since the date of the most recent financial statements made available to us. With your consent, we have also assumed that in the course of obtaining any necessary regulatory and third party consents, approvals and agreements for the Proposed Transaction, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Proposed Transaction, and that the Proposed Transaction will be consummated in accordance with the terms of the Merger Agreement and other documents made available to us, without waiver, modification or amendment of any term, condition or agreement therein that is material to our analysis.

We were not requested to, nor did we, seek alternative candidates for a transaction with the Company. We have relied upon the fact that the Proposed Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations. Representatives of the Company have advised us, and we further have assumed, that the final terms of the draft Amendment and the Proposed Transaction will not vary materially from those set forth in the copies or drafts, as applicable, reviewed by us. This Opinion is necessarily based on financial, economic, market and other conditions as they exist on and the information made available to us as of the date hereof. Although subsequent developments may affect this Opinion, we do not have any obligation to update, revise or reaffirm this Opinion. As you are aware, the credit, financial and stock markets, and the industry in which the Company operates, have experienced and may continue to experience volatility and we express no view or opinion as to any potential effects of such volatility on the Company or the Transaction.

It is understood that this letter is for the use and benefit of the Special Committee in connection with the Proposed Transaction. Neither this letter nor any other advice or information provided by Lincoln, whether oral or written, may be disclosed, reproduced, disseminated, summarized, quoted from or referred to, in whole or in part, without our prior written consent, except that the Company may reproduce a copy of this Opinion in full in any document that is required to be filed with the SEC and required to be mailed by the Company to holders of Shares relating to the Proposed Transaction. This Opinion only addresses the fairness from a financial point of view of the Merger Consideration to be received by the Public Shareholders in the Proposed Transaction and does not address any other terms, aspects or implications of the Proposed Transaction, or any agreements, arrangements or understandings entered into in connection with the Proposed Transaction or otherwise. In addition, this Opinion does not address the relative merits of the Proposed Transaction as compared to other transaction structures, transactions or business strategies that may be available to the Company, the Special Committee or the Board, nor does it address or constitute a recommendation regarding the decision of the Special Committee to recommend the Proposed Transaction, or the decision of the Board to authorize the execution of the Amendment or to engage in the Proposed Transaction. This Opinion has been authorized for issuance by the Fairness Opinion Committee of Lincoln. This Opinion does not constitute advice or a recommendation to the Special Committee, the Company or any security holder as to how it should act or vote on any matter relating to the Proposed Transaction or otherwise. We express no opinion as to what the market price or value of the Shares will be after the announcement of the Proposed Transaction. We also express no opinion about the amount or nature of the compensation to the Company’s officers, directors or employees, or class of such persons in connection with the Proposed Transaction relative to the Merger Consideration in the Proposed Transaction or otherwise.

Based on and subject to the foregoing, and in reliance thereon, we are of the opinion that, as of the date hereof the Merger Consideration to be received by the Public Shareholders in the Proposed Transaction is fair, from a financial point of view, to the Public Shareholders.

Very truly yours,

/s/ Lincoln International LLC

LINCOLN INTERNATIONAL LLC

Annex D

DELAWARE GENERAL CORPORATION LAW SECTION 262

§ 262. Appraisal rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) [Repealed]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

VIRTUAL SPECIAL MEETING OF STOCKHOLDERS OF

ASTA FUNDING, INC.

September 25, 2020

THIS PROXY IS SOLICITED ON BEHALF OF ASTA FUNDING, INC.'S BOARD OF DIRECTORS

Important Notice Regarding the Availability of Proxy Materials for the Virtual Special Meeting:
The Notice of virtual special meeting of stockholders and the Proxy Statement for the virtual special meeting are available at http://www.astproxyportal.com/ast/07745

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

00030003000000000000 8 092520

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the persons you name as proxies are authorized to vote upon such other matters of which Asta Funding, Inc. does not have advance notice that may properly come before the virtual special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the virtual special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE ADJOURNMENT OF THE VIRTUAL SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF VIRTUAL SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

VIRTUAL SPECIAL MEETING OF STOCKHOLDERS OF

ASTA FUNDING, INC.

September 25, 2020

PROXY VOTING INSTRUCTIONS

__INTERNET__ - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

__TELEPHONE__ - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

__MAIL__ - Sign, date and mail your proxy card in the envelope provided as soon as possible.

__VIRTUALLY AT THE MEETING__ - The company will be hosting the meeting live via the Internet. To attend the meeting via the Internet please visit https://web.lumiagm.com/298425117 (password: astafund2020) and be sure to have available the control number.

__GO GREEN__ - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy materials, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

__Important Notice Regarding the Availability of Proxy Materials for the Virtual Special Meeting:__
The Notice of virtual special meeting of stockholders and the Proxy Statement for the virtual special meeting are available at http://www.astproxyportal.com/ast/07745

↓ Please detach along perforated line and mail in the envelope provided __IF__ you are not voting via telephone or the Internet. ↓

00030003000000000000 8 092520

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE FOR PROPOSALS 1 AND 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

In their discretion, the persons you name as proxies are authorized to vote upon such other matters of which Asta Funding, Inc. does not have advance notice that may properly come before the virtual special meeting and any and all postponements, recesses or adjournments thereof, and upon matters incidental to the conduct of the virtual special meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. UNLESS OTHERWISE SPECIFIED, THE SHARES WILL BE VOTED "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND "FOR" THE ADJOURNMENT OF THE VIRTUAL SPECIAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES TO APPROVE THE PROPOSAL TO ADOPT THE MERGER AGREEMENT. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY MUST BE EXECUTED FOR YOUR VOTE TO BE COUNTED.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF VIRTUAL SPECIAL MEETING AND PROXY STATEMENT AND HEREBY REVOKES ALL PRIOR PROXIES WITH RESPECT TO THE MATTERS SET FORTH HEREIN.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ________ Signature of Stockholder ____________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY

ASTA FUNDING, INC.

THIS PROXY IS SOLICITED ON BEHALF OF ASTA FUNDING, INC.'S BOARD OF DIRECTORS FOR THE VIRTUAL SPECIAL MEETING OF STOCKHOLDERS SEPTEMBER 25, 2020

The undersigned hereby appoints Seth Berman and Steven Leidenfrost proxies for the undersigned, each with power to appoint his or her substitute, and authorizes each of them acting alone, or together if more than one is present, to represent and to vote, as specified below, all of the shares of the undersigned held of record by the undersigned on August 21, 2020, at the Virtual Special Meeting of Stockholders of the Company to be held exclusively online via live webcast on September 25, 2020 at 10:00 a.m., Eastern time, which meeting can be accessed by visiting https://web.lumiagm.com/298425117 (password: astafund2020), or at any adjournments or postponements thereof, with all the power the undersigned would possess if personally present at the Virtual Special Meeting of Stockholders, with respect to the matters set forth on the reverse side, as more fully described in the proxy statement received by the undersigned stockholder.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

(Continued and to be signed on the reverse side)

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